As filed with the Securities and Exchange Commission on June 7, 2004
Registration Statement No. 333-114219

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Braskem S.A.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name in English)

Federative Republic of Brazil	2860	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Avenida das Nações Unidas, 4777

São Paulo, SP — CEP 05477-000, Brazil
55-11-3443-9999
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald E. Baker, Esq. White & Case LLP Alameda Santos, 1940 — 3° andar 01418-200 São Paulo — SP, Brazil 55-11-3147-5600	Glenn M. Reiter, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 212-455-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2004

Class A Preferred Shares

BRASKEM S.A.

(incorporated in the Federative Republic of Brazil)

In the form of American Depositary Shares

         We are selling                     class A preferred shares in the form of American Depositary Shares, or ADSs. Each ADS represents 1,000 class A preferred shares.

      We are selling                     ADSs in the United States and other countries outside Brazil through international underwriters named in this prospectus. In addition, we are concurrently offering                     class A preferred shares in Brazil under a Portuguese language prospectus.

      The ADSs are listed on The New York Stock Exchange under the symbol “BAK.” The last reported sale price of the ADSs on The New York Stock Exchange on June 2, 2004 was US$16.01 per ADS. Our class A preferred shares are listed on the São Paulo Stock Exchange in lots of 1,000 shares under the symbol “BRKM5.” The closing price of our class A preferred shares on the São Paulo Stock Exchange on June 2, 2004 was R$50.10 per 1,000 class A preferred shares, which is equivalent to approximately US$16.01 per 1,000 class A preferred shares, based upon an exchange rate of R$3.130 to US$1.00.

      The international underwriters have an option to purchase a maximum of                      additional ADSs to cover over-allotments of ADSs. The Brazilian underwriters also have an option to purchase a maximum of                      additional class A preferred shares to cover over-allotments of class A preferred shares in the concurrent Brazilian offering.

      Investing in the ADSs involves risks. See “Risk Factors” beginning on page 14.

Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Braskem S.A.

Per ADS	US$	US$	US$
Total	US$	US$	US$

      The ADSs are expected to be delivered on or about                     , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinator and Sole Bookrunner

Credit Suisse First Boston

Joint Lead Managers

Credit Suisse First Boston	Unibanco

UBS Investment Bank

The date of this prospectus is                     , 2004.

[PHOTOGRAPHS OF FACILITIES TO COME]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell our class A preferred shares or the ADSs. The information in this prospectus may only be accurate on the date of this document.

      This prospectus is being used in connection with the offering of class A preferred shares in the form of ADSs in the United States and other countries outside Brazil.

Dealer Prospectus Delivery Obligation

      Until                     , 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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[This Page Intentionally Left Blank]

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PROSPECTUS SUMMARY

      This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in the ADSs. You should carefully read this entire prospectus before investing, including “Risk Factors” and our financial statements. See “Presentation of Financial and Other Information” for information regarding our financial statements, exchange rates, definitions of technical terms and other introductory matters.

Braskem

      We are the leading petrochemical company in Latin America, based on average annual production capacity, and we believe that we are one of the 10 largest private sector industrial companies in Brazil, based on net sales revenue. We recorded net income of R$215.1 million in 2003 on net sales revenue of R$10,135.8 million, in each case under Brazilian GAAP. We produce a diversified portfolio of petrochemical products and have a strategic focus on polyethylene, polypropylene and polyvinylchloride, or PVC. We are the only Brazilian company with integrated first and second generation petrochemical production facilities, and we have 13 plants in Brazil.

      We have grown over the past three years primarily as the result of the integration of the operations of six Brazilian petrochemical companies: our company, which was formerly named Copene Petroquímica do Nordeste S.A.; OPP Química S.A., or OPP Química; Polialden Petroquímica S.A., or Polialden; Trikem S.A., or Trikem; Proppet S.A., or Proppet; and Nitrocarbono S.A., or Nitrocarbono. We have merged with these companies, other than Polialden. Our business operations are organized into four business units, which correspond to our principal production processes and products:

•	Basic Petrochemicals, which accounted for R$4,765.3 million, or 47.8%, of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 10.5% in 2003;

•	Polyolefins, which accounted for R$3,386.8 million, or 33.9%, of the net sales revenue of all segments and had an operating margin of 15.6% in 2003;

•	Vinyls, which accounted for R$1,371.8 million, or 13.7%, of the net sales revenue of all segments and had an operating margin of 22.9% in 2003; and

•	Business Development, which accounted for R$455.3 million, or 4.6%, of the net sales revenue of all segments and had an operating margin of 6.3% in 2003.

      We believe the integration of the operations of the companies that formed our company has produced, and will continue to provide, significant synergies and cost savings from reduced taxes, procurement and logistics expenses, general and administrative expenses and other operating expenses.

Basic Petrochemicals Unit

      At December 31, 2003, our Basic Petrochemicals facilities had the largest average annual production capacity of all first generation producers in South America. Our Basic Petrochemicals Unit produces a broad range of basic petrochemicals, including:

•	olefins, such as ethylene, polymer and chemical grade propylene, butadiene, isoprene and butenel; and

•	aromatics, such as benzene, toluene, para-xylene and ortho-xylene.

      The products of our Basic Petrochemicals Unit are used primarily in the manufacture of intermediate petrochemical products, including those manufactured by our other business units. The operations of our Basic Petrochemicals Unit are conducted at facilities located in the petrochemical complex located in Camaçari in the State of Bahia, which we refer to as the Northeastern Complex.

Polyolefins Unit

      At December 31, 2003, our polyolefins production facilities had the largest average annual production capacity of all second generation producers of polyolefins products in Brazil and elsewhere in Latin America. Our Polyolefins Unit produces:

•	polyethylene, including low density polyethylene, or LDPE; linear low density polyethylene, or LLDPE; high density polyethylene, or HDPE; and ultra high molecular weight polyethylene; and

•	polypropylene.

      Approximately two-thirds of our Polyolefins Unit’s sales volumes in 2003 was derived from the sale of polyethylene products, and the remainder was derived from the sale of polypropylene products.

      In 2003, we had an approximate 29% share of the Brazilian polyethylene market and an approximate 40% share of the Brazilian polypropylene market, based on sales volumes.

      We manufacture a broad range of polyolefins products for use in consumer and industrial applications, including plastic films for food and industrial packaging; bottles, shopping bags and other consumer goods containers; automotive parts; and household appliances.

      Our polyolefins products are manufactured in facilities located in the Northeastern Complex and in the petrochemical complex located in Triunfo in the State of Rio Grande do Sul, which we refer to as the Southern Complex.

Vinyls Unit

      We are the leading producer of PVC in Brazil, based on sales volumes in 2003. At December 31, 2003, our PVC production facilities had the largest average annual production capacity of all second generation producers of PVC in Latin America.

      Our Vinyls Unit is the only vertically integrated producer of PVC in Brazil. Our PVC production is integrated through our production of chlorine and other raw materials. Our Vinyls Unit also manufactures caustic soda, which is used by producers of aluminum and paper; ethylene dichloride, or EDC; and chlorine, which is used internally to manufacture EDC. Approximately two-thirds of our Vinyls Unit’s net sales revenue in 2003 was derived from the sale of PVC products.

      In 2003, we had an approximate 57% share of the Brazilian PVC market based on sales volumes. PVC is a versatile polymer. We manufacture a broad range of PVC resins used in the manufacture of industrial products used in the construction industry, including pipes, sheeting, flooring, fittings and wire and cable coverings; and household and other products, including plastic films and laminated sheets, packaging materials, synthetic leather, window frames and bottles.

      Our vinyls products are manufactured in facilities located in the States of Bahia, Alagoas and São Paulo.

Business Development Unit

      The principal products of our Business Development Unit are polyethylene teraphthalate, or PET, and caprolactam. PET is used in manufacturing packaging for soft drinks, medications, cleaning products, mineral water and food products, while caprolactam is used in manufacturing Nylon-6 textile thread. Our Business Development Unit also manages certain of our equity investments.

      In 2003, 56.1% of our Business Development Unit’s net sales revenue was derived from the sale of PET, and 30.3% was derived from the sale of caprolactam. Our Business Development Unit conducts its manufacturing operations in two plants located in the Northeastern Complex.

Jointly Controlled Companies

      We own 29.5% of the voting and total share capital of Copesul — Companhia Petroquímica do Sul, or Copesul, the first generation producer based in the Southern Complex. Copesul is the second largest first generation producer in Brazil, with an annual ethylene production capacity of 1,135,000 tons and an annual propylene production capacity of 581,000 tons. In 2003, Copesul’s net income on a consolidated basis was R$149.9 million on net sales revenue of R$4,177.9 million, in each case as adjusted to conform to our accounting policies. We are required, under Brazilian GAAP, to account for our interests in Copesul in our financial statements using the proportional consolidation method.

      We also own 33.9% of the total share capital of Politeno Indústria e Comércio S.A., or Politeno, including 35.0% of its voting share capital. Politeno is a second generation petrochemical producer operating in the Northeastern Complex. Politeno has an annual production capacity of 145,000 tons of LDPE, and an annual production capacity of 195,000 tons of LLDPE and HDPE. In 2003, Politeno’s net income was R$67.2 million on net sales revenue of R$943.9 million. We are required, under Brazilian GAAP, to account for our interests in Politeno in our financial statements using the proportional consolidation method.

Strategy

      Our vision is to strengthen our position as a world-class petrochemical company. We seek to reinforce our leading position in the Latin American petrochemical market, with a strategic focus on polyethylene, polypropylene and PVC and integration with our production of ethylene and propylene. Our business model focuses on enhancing shareholder value, with strategic drivers consisting of market leadership, cost competitiveness and technological autonomy.

      We are the first Brazilian company to integrate first and second generation petrochemical production facilities. Our competitive advantages are derived from our leadership position in the Lain American market and our favorable cost structure, resulting from our production scale and synergies realized from the integration process that formed our company.

      The key elements of our strategy include:

•	Focus on Customer Relationships — we seek to establish close, long-term relationships with our customers, which foster customer loyalty during periods of lower demand.

•	Pursuit of Selected Business Opportunities — we are pursuing business opportunities by developing new and specialized products.

•	Expansion of Our Production Capacity — we plan to expand our production capacity, primarily through efficiency enhancements and by modernizing our production technology.

•	Continued Reductions in Operating Costs and Increases in Operating Efficiencies — we have an ongoing program to increase operating efficiencies and to reduce operating costs.

•	Commitment to Our Employees and Our Communities — we are focused on our human resources, which are vital to our competitiveness and growth, and we are also committed to improving the quality of life in the communities in which our facilities are located.

Principal Shareholders

      Our controlling shareholder is the Odebrecht Group, which we believe is one of the 10 largest Brazilian private sector conglomerates based upon net sales revenue. The Odebrecht Group also controls Construtora Norberto Odebrecht S.A., one of the largest heavy construction and engineering companies in Latin America. The Odebrecht Group, through Odebrecht S.A., or Odebrecht, and its wholly-owned subsidiary, ODBPAR Investimentos S.A., or ODBPAR Investments, directly owns 38.5% of our total share capital, including 42.9% of our voting share capital. In addition, the Odebrecht Group owns 50.1% of the voting share capital of Nordeste Química S.A. — Norquisa, or Norquisa, which owns 10.7% of our total share capital, including 29.4% of our voting share capital.

      Petrobras Química S.A., or Petroquisa, a subsidiary of Petróleo Brasileiro S.A. — Petrobras, or Petrobras, which is Brazil’s national oil company has an option exercisable through April 2005 to acquire from us, and in certain circumstances from the Odebrecht Group, a number of our common and preferred shares that would provide it with the same equity participation in our voting and total shares as the participation owned collectively by (1) the Odebrecht Group, (2) Petroquímica da Bahia S.A., or Petroquímica da Bahia, which together with its affiliates form a group of companies controlled by the Mariani family, or the Mariani Group, and (3) Norquisa. Accordingly, Petroquisa may become one of the principal shareholders in our company through exercise of this option. We cannot predict whether or not Petroquisa will exercise this option.

      The Odebrecht Group has entered into memoranda of understanding with (1) Petroquisa, (2) the pension fund of Banco do Brasil (Caixa de Previdência dos Funcionários do Banco do Brasil), or Previ, and the pension fund of Petrobras (Fundação Petrobras de Seguridade Social Petros), or Petros, and (3) Petroquímica da Bahia, a member of the Mariani Group and the controlling shareholder of Pronor Petroquímica S.A., or Pronor, with respect to, among other things, the voting and transfer of our shares.

      The following chart presents our current ownership structure. The percentages in bold italics represent the percentage of the voting share capital owned directly by each shareholder, and the percentages not in bold italics represent the percentage of the total share capital owned by each shareholder.

(1)	Includes, in addition to direct shareholdings, 997,813 ADSs outstanding, representing 997,813,000 class A preferred shares, or 1.3% of our total share capital.

(2)	Pronor is controlled by Petroquímica da Bahia.

(3)	Our subsidiary Copene Participações S.A. owns 0.3% of our total share capital, including 0.6% of our voting share capital.

      Our registered office is at Rua Eteno, 1561, CEP 42810-000, Camaçari, Bahia, Brazil, and our telephone number at this address is 55-71-632-5102. Our principal executive office is at Avenida das Nações Unidas, 4777, São Paulo, SP, CEP 05477-000, Brazil, and our telephone number at this address is 55-11-3443-9999.

The Offering

Issuer	Braskem S.A.

Global offering	The global offering consists of the international offering and the Brazilian offering.

International offering	ADSs, representing class A preferred shares, are being offered through the international underwriters in the United States and other countries outside Brazil.

Brazilian offering	Concurrently with the international offering, class A preferred shares are being offered by the Brazilian underwriters in Brazil.

ADSs	Each ADS represents 1,000 class A preferred shares. ADSs will be evidenced by American depositary receipts, or ADRs.

Offering price	The initial public offering price for the international offering is set forth on the cover page of this prospectus. The offering price for the Brazilian offering is R$ per 1,000 class A preferred shares, which is the approximate real equivalent of the offering price per ADS in the international offering, based upon an exchange rate of R$ to US$1.00.

Over-allotment options	We have granted the international underwriters an option to purchase an additional ADSs, representing class A preferred shares, within 30 days from the date of this prospectus, solely to cover over-allotments, if any. We have also granted the Brazilian underwriters an option to purchase a maximum of class A preferred shares to cover over-allotments of class A preferred shares, if any.

Use of proceeds	We estimate that our net proceeds from the global offering will be approximately US$ . We intend to use the net proceeds from the global offering for general corporate purposes, including, among others, working capital and repayment of short-term indebtedness.

Share capital before and after global offering	Our share capital is divided into common shares and preferred shares. Our preferred shares are, in turn, divided into class A preferred shares and class B preferred shares. Each share of our share capital represents the same economic interest, except that the preferred shares are entitled to the preferences described under “Description of Share Capital — Liquidation” and “Dividends and Dividend Policy — Amounts Available for Distribution.”

Our outstanding share capital immediately before the global offering will consist of 76,568,187,272 shares, comprised of the following:

• 25,730,061,841 common shares;

• 50,608,970,631 class A preferred shares (excluding 621,887,272 shares held in treasury); and

• 229,154,800 class B preferred shares.

Immediately after the global offering (and giving effect to a conversion of class A preferred shares into common shares as required by Brazilian law), we will have class A preferred shares outstanding and total shares outstanding, assuming no exercise of the underwriters’ over-allotment options.

Voting rights	Holders of our class A preferred shares and, consequently, holders of the ADSs do not have voting rights, except in very limited circumstances.

Dividends	Under the Brazilian Corporation Law and our by-laws, we are required to distribute as dividends not less than 25% of our annual net income, subject to adjustments and exceptions. We may also pay dividends in the form of interest attributable to shareholders’ equity in lieu of dividends. Under the terms of a shareholders agreement, we are required, subject to certain limitations, to distribute at least 50% of our adjusted net income in each fiscal year. Under the terms of certain of our debt obligations, we cannot distribute more than 50% of our adjusted net income in any fiscal year.

We have not paid dividends since May 20, 2002 because of our accumulated deficit arising from net losses in 2002. We expect to resume paying dividends, which may be in the form of interest attributable to shareholders’ equity, when we have retained earnings.

The holders of ADSs will be entitled to receive dividends to the same extent as the owners of our class A preferred shares, subject to deduction of any fees and charges of the depositary for the ADSs.

Taxation	Dividend distributions with respect to our class A preferred shares or ADSs are not currently subject to withholding of Brazilian income tax. However, payment of interest attributable to shareholders’ equity (in lieu of dividends) currently is subject to withholding of Brazilian income tax. Gains from the sale or other disposition of ADSs or class A preferred shares outside of Brazil by shareholders not domiciled in Brazil could be subject to Brazilian income tax. For certain Brazilian and U.S. tax consequences with respect to U.S. holders of our class A preferred shares or ADSs, see “Taxation.”

Lock-up agreements	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, grant an option to sell or otherwise dispose of, directly or indirectly, or file a registration statement with the U.S. Securities and Exchange Commission, or SEC, or the Brazilian Securities Commission (Comissão de Valores Mobiliários) relating to, any shares of our share capital or ADSs or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs or warrants or other rights to purchase any shares of our share capital or ADSs, or publicly disclose the intention to make any such offer, sale, disposition or filing, during the 120-day period following the date of this prospectus without the prior written consent of Credit Suisse First Boston LLC, on behalf of the international underwriters. The Odebrecht Group and our directors and executive officers have agreed to substantially similar lock-up provisions, subject to some exceptions.

Listings	The ADSs are listed on The New York Stock Exchange under the symbol “BAK.” Our class A preferred shares are listed on the São Paulo Stock Exchange under the symbol “BRKM5” and on the LATIBEX section of the Madrid Stock Exchange under the symbol “XBRK.”

ADR depositary	The Bank of New York.

Risk factors	See “Risk Factors” and the other information in this prospectus before investing in the ADSs or class A preferred shares.

      Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	, 2004
Announcement of offer price	, 2004
Allocation of ADSs and class A preferred shares	, 2004
Settlement and delivery of ADSs and class A preferred shares	, 2004

      Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the international and Brazilian underwriters’ options to purchase a maximum of                      additional ADSs and                      additional class A preferred shares, respectively, to cover over-allotments, if any.

Summary Financial and Other Information

      The following summary financial data has been derived from our financial statements.

      The summary financial data at December 31, 2003 and 2002 and for the three years ended December 31, 2003 have been derived from our consolidated and combined financial statements included in this prospectus. The summary financial data at December 31, 2001 has been derived from our audited combined financial statements that are not included in this prospectus. The summary financial data at December 31, 2000 and 1999 and for the two years ended December 31, 2000 have been derived from audited financial statements of our company that are not included in this prospectus.

      The summary financial data at March 31, 2004 and for the three months ended March 31, 2004 and 2003 have been derived from our unaudited condensed consolidated quarterly information included in this prospectus, which include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2004.

      Our financial statements are prepared in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. For a discussion of the significant differences relating to these financial statements and a reconciliation of net income (loss) and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see note 29 to our audited consolidated and combined financial statements and note 21 to our unaudited condensed consolidated quarterly financial information included in this prospectus.

      This financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in this prospectus. All per thousand share data presented below for periods before October 21, 2003 have been adjusted to give effect to the 20-for-one share split that was effective on that date.

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

		2004(1)	2004		2003			2003(1)	2003		2002		2001(2)		2000		1999

		(in millions of						(in millions of
		US$, except	(in millions of reais,					US$, except	(in millions of reais, except per thousand shares and
		per thousand	except per thousand					per thousand	per ADS amounts)
		shares and per	shares and per ADS					shares and per
		ADS amounts)	amounts)					ADS amounts)
Statement of Operations Data
Brazilian GAAP:
Net sales revenue	US$	818.6	R$	2,381.1	R$	2,459.3	US$	3,484.8	R$	10,135.8	R$	7,576.6	R$	4,459.5	R$	2,897.5	R$	1,874.8
Cost of sales and services rendered		(605.8)		(1,762.2)		(1,947.4)		(2,781.2)		(8,089.3)		(6,175.5)		(3,637.6)		(2,357.1)		(1,344.1)

Gross profit		212.8		618.9		511.9		703.6		2,046.5		1,401.1		821.9		540.4		530.7
Selling and general and administrative expenses		(44.7)		(130.0)		(89.5)		(162.2)		(471.9)		(577.7)		(210.3)		(116.2)		(101.7)
Investment in associated companies, net(3)		(7.6)		(22.1)		7.7		(54.4)		(158.2)		(251.7)		(214.3)		(3.6)		4.2
Depreciation and amortization		(25.1)		(73.1)		(41.9)		(66.5)		(193.5)		(222.4)		(111.3)		(36.5)		(36.1)
Financial expenses		(161.4)		(469.3)		(90.9)		(245.0)		(712.6)		(3,481.5)		(801.2)		(250.0)		(346.6)
Financial income		34.7		100.9		(9.5)		3.1		9.0		619.6		294.7		178.6		173.2
Zero-rated IPI credit		—		—		—		—		—		1,030.1		—		—		—
Other operating income (expenses)		7.0		20.5		(9.5)		17.1		49.7		102.6		103.3		(12.5)		5.5

Operating income (loss)		15.7		45.8		278.3		195.7		569.0		(1,379.9)		(117.2)		300.2		229.2
Non-operating expenses, net		0.7		2.0		(1.8)		(1.7)		(4.8)		(98.0)		(120.8)		(0.6)		(9.1)

(Footnotes on pages after tables)

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

	2004(1)		2004		2003		2003(1)		2003		2002		2001(2)		2000		1999

	(in millions of						(in millions of
	US$, except		(in millions of reais,				US$, except		(in millions of reais, except per thousand shares and
	per thousand		except per thousand				per thousand		per ADS amounts)
	shares and per		shares and per ADS				shares and per
	ADS amounts)		amounts)				ADS amounts)
Income (loss) before income tax and social contribution (current and deferred) and minority interest		16.4		47.8		276.5		194.0		564.2		(1,477.9)		(238.0)		299.6		220.1
Income tax and social contribution (current and deferred)		(11.3)		(32.9)		(59.2)		(42.2)		(122.9)		(89.8)		(77.6)		(73.3)		(54.4)

Income (loss) before minority interest		5.1		14.9		217.3		151.8		441.3		(1,567.7)		(315.6)		226.3		165.7
Minority interest		(1.8)		(5.3)		(86.7)		(77.8)		(226.2)		189.0		(108.9)		1.3		0.2

Net income (loss) for the year	US$	3.3	R$	9.6	R$	130.6	US$	74.0	R$	215.1	R$	(1,378.7)	R$	(424.5)	R$	227.6	R$	165.9

Number of shares outstanding at year end, excluding treasury shares (in thousands):
Common shares				25,730,062		24,521,820		—		25,608,114		24,521,820		12,933,860		12,933,860		12,933,860
Class A preferred shares				50,608,971		42,156,480		—		42,594,754		42,122,880		21,592,900		21,592,900		21,574,900
Class B preferred shares				229,155		229,160		—		229,154		229,160		229,160		229,160		229,160
Net income (loss) per thousand shares at year end	US$	0.04	R$	0.13	R$	1.95	US$	1.08	R$	3.15	R$	(20.62)	R$	(12.21)	R$	6.55	R$	4.78
Net income (loss) per ADS(4) at year end		0.04		0.13		1.95		1.08		3.15		(20.62)		(12.21)		6.55		4.78
Dividends declared per thousand shares:
Common shares								—		—		—		1.73		3.44		2.42
Class A preferred shares								—		—		0.52		2.08		3.44		2.42
Class B preferred shares								—		—		0.52		2.08		2.08		2.08
Dividends declared per ADS(4)								—		—		0.52		2.08		3.44		2.42
U.S. GAAP:
Net income (loss) for the year							US$	130.0	R$	378.1	R$	(1,144.0)	R$	(471.0)
Basic earnings (loss) per thousand shares (weighted average):
Common shares								1.94		5.63		(47.71)		(26.71)
Class A preferred shares								1.88		5.48		—		—
Class B preferred shares								0.60		1.74		—		—
Basic earnings (loss) per ADS (weighted average)(4)								1.88		5.48		—		—
Diluted earnings (loss) per thousand shares (weighted average):
Common shares							US$	1.92	R$	5.58	R$	(47.71)	R$	(26.71)
Class A preferred shares								1.88		5.46		—		—
Class B preferred shares								0.60		1.74		—		—
Diluted earnings (loss) per ADS (weighted average)(4)								1.88		5.46		—		—

(Footnotes on pages after tables)

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

	2004(1)		2004		2003		2003(1)		2003		2002		2001(2)		2000		1999

	(in millions of						(in millions of
	US$, except		(in millions of reais,				US$, except		(in millions of reais, except per thousand shares and
	per thousand		except per thousand				per thousand		per ADS amounts)
	shares and per		shares and per ADS				shares and per
	ADS amounts)		amounts)				ADS amounts)
Balance Sheet Data
Brazilian GAAP:
Cash, cash equivalents and other investments	US$	641.4	R$	1,865.7	R$		US$	407.2	R$	1,184.3	R$	821.0	R$	513.2	R$	708.9	R$	561.4
Trade accounts receivable		422.3		1,228.2				418.1		1,216.2		959.0		484.1		231.6		188.6
Inventories		409.0		1,189.5				368.4		1,071.6		889.1		667.8		163.4		119.9
Property, plant and equipment, net		1,815.7		5,281.2				1,730.0		5,032.0		5,296.7		4,429.7		1,969.0		1,977.2
Total assets		5,209.5		15,152.4				4,773.1		13,883.0		13,898.2		9,555.3		3,748.7		3,544.3
Short-term loans and financing (including current portion of long-term debt)		834.7		2,427.8				937.4		2,726.5		2,746.1		1,966.4		331.5		257.4
Short-term debentures		159.1		462.9				120.0		349.0		32.1		26.2		—		—
Short-term related company debt		—		—				0.1		0.2		8.2		88.7		—		—
Long-term loans and financing		1,416.7		4,120.5				1,243.0		3,615.3		3,891.6		3,101.7		861.8		915.6
Long-term debentures		646.5		1,880.4				393.0		1,143.0		1,190.2		473.6		—		—
Long-term related company debt		62.8		182.8				61.1		177.6		189.3		626.7		0.9		1.1
Minority interest		81.5		237.0				190.6		554.4		433.1		738.0		27.4		30.1
Share capital		753.6		2,192.0				648.9		1,887.4		1,845.4		1,201.6		1,203.9		1,203.9
Shareholders’ equity		834.9		2,428.5				726.3		2,112.6		1,821.8		1,729.0		2,267.8		2,085.3
U.S. GAAP:
Total assets							US$	3,801.9	R$	11,058.2	R$	10,531.7	R$	7,803.0
Shareholders’ equity								2.7		7.8		(415.2)		291.4
Other Financial Information
Brazilian GAAP:
Net cash provided by (used in):
Operating activities	US$	214.3	R$	623.2	R$	448.4	US$	199.6	R$	580.5	R$	790.0	R$	1,453.9	R$	550.3	R$	613.6
Investing activities		(100.2)		(291.3)		(57.2)		(158.3)		(460.4)		(646.7)		(862.2)		(115.6)		(34.6)
Financing activities		280.3		815.4		(327.3)		126.5		367.8		(237.2)		(404.9)		(287.2)		(210.7)
Capital expenditures:
Property, plant and equipment		15.7		45.6		38.9		73.8		214.7		419.9		318.0		18.4		48.0
Interest in other companies		5.1		14.8		1.8		24.7		71.7		13.1		1,172.3		82.6		26.6
Adjusted EBITDA(5)		182.0		529.3		451.0		621.7		1,808.4		1,861.0		722.6		548.0		565.9

	At and for the
	Three Months
	Ended March 31,		At and for the Year Ended December 31,

	2004	2003	2003	2002	2001(2)	2000	1999

Operating Data(6):
Ethylene:
Domestic sales volume (in thousands of tons)	108.3	127.8	1,047.3	994.8	1,064.8	1,103.8	1,121.1
Average domestic price per ton (in R$)	1,725	1,926	1,634	1,292	1,135	1,046	633
Propylene:
Domestic sales volume (in thousands of tons)	97.9	84.7	403.4	415.2	421.1	487.7	494.3
Average domestic price per ton (in R$)	1,373	1,540	1,495	1,106	825	875	444

(Footnotes on pages after tables)

	At and for the
	Three Months
	Ended March 31,		At and for the Year Ended December 31,

	2004	2003	2003	2002	2001(2)	2000	1999

Polyethylene(7):
Domestic sales volume (in thousands of tons)	118.5	110.7	445.4	491.8	199.0
Average domestic price per ton (in R$)	2,671	2,773	2,567	2,007	2,108
Polypropylene(7):
Domestic sales volume (in thousands of tons)	96.5	104.5	374.9	395.1	140.4
Average domestic price per ton (in R$)	2,723	2,751	2,689	1,931	1,969
PVC(8):
Domestic sales volume (in thousands of tons)	102.1	99.0	342.4	350.1	125.9
Average domestic price per ton (in R$)	2,636	2,487	2,358	1,969	1,612
Number of employees (at period end)	2,911	2,824	2,868	2,817	1,424	1,161	1,104

(1)	Translated for convenience only using the commercial selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank, at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(2)	The financial and other information for 2001 is not comparable with the financial and other information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if it had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

(3)	Investment in associated companies, net comprises equity in the results, amortization of goodwill, net, foreign exchange variation and tax incentives and other.

(4)	Net income (loss) per 1,000 shares or ADS under Brazilian GAAP is based on shares outstanding at the end of each year. Earnings (loss) per 1,000 shares or ADS under U.S. GAAP is based on the weighted average number of class A preferred shares outstanding during each period.

(5)	Adjusted EBITDA is the sum of the following income statement lines, without giving effect to the proportional consolidation of our jointly controlled companies: net income (loss) for the year; minority interest; income tax and social contribution (current and deferred); non-operating expenses, net; financial expenses, net; investment in associated companies; and depreciation and amortization, including depreciation and amortization within cost of sales. Adjusted EBITDA is not a measure under Brazilian GAAP and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with Brazilian GAAP. The Brazilian Securities Commission has issued regulations providing guidance in calculating EBITDA, and except for the exclusion of proportional consolidation, minority interest and investment in associated companies, net, our calculation of Adjusted EBITDA is in accordance with these regulations. In calculating Adjusted EBITDA, we exclude proportional consolidation because we do not have exclusive control over the operations and policies of the companies whose results we are required to proportionally consolidate. In addition, we exclude investment in associated companies, net, because this item reflects the operating results of companies that we do not control, and we exclude minority interest because this item reflects the participations of minority shareholders in the operating results generated by our consolidated subsidiaries. Accordingly, we believe that excluding proportional consolidation and these items results in a more meaningful measure of our operating performance and cash flow. Adjusted EBITDA is not intended to represent funds available for dividends or other discretionary uses by us because those funds are required for debt service, capital expenditures, working capital and other commitments and contingencies. However, Adjusted EBITDA is used by some investors and financial analysts when evaluating our company’s operating performance or liquidity and making comparisons with our competitors. All companies do not calculate EBIDTA or Adjusted EBITDA in the same manner, so that Adjusted EBITDA may not be

(Footnotes continued on next page)

comparable to similarly titled measures of other companies. Adjusted EBITDA is also an integral part of our internal management and reporting process. We make calculations of Adjusted EBITDA available to our management (including the executive officers who lead each of our business units) and members of our board of directors following the end of each calendar month in order to assist them in evaluating our operating performance, liquidity and leverage. We also provide calculations of our Adjusted EBITDA to Petroquisa, Previ and Petros on a quarterly basis as required in compliance with the terms of shareholders agreements entered into with these entities.

      The following table reconciles Adjusted EBITDA to our statement of operations:

	For the Three Months Ended
	March 31,						For the Year Ended December 31,

	2004(a)		2004		2003		2003(a)		2003		2002		2001(b)		2000		1999

	(in millions						(in millions
	of US$)		(in millions of reais)				of US$)		(in millions of reais)
Net income (loss) for the year	US$	3.3	R$	9.6	R$	130.6	US$	74.0	R$	215.1	R$	(1,378.7)	R$	(424.5)	R$	227.6	R$	165.9
Add:
Minority interest		1.8		5.3		87.0		77.1		224.4		(199.1)		112.2		1.3		0.2
Income tax and social contribution (current and deferred)		4.3		12.5		52.7		31.5		91.8		57.7		59.7		73.8		56.3
Non-operating expenses, net		(0.7)		(2.1)		1.1		1.6		4.6		74.2		117.2		0.7		9.0
Financial expenses, net		126.5		367.8		86.9		225.4		655.5		2,788.5		468.8		71.4		173.5
Investment in associated companies, net		(4.7)		(13.7)		(19.9)		41.0		119.4		131.0		241.2		3.6		(4.2)
Depreciation and amortization, including depreciation and amortization within cost of sales		51.5		149.9		112.6		171.1		497.6		387.4		148.0		169.6		165.2

Adjusted EBITDA	US$	182.0	R$	529.3	R$	451.0	US$	621.7	R$	1,808.4	R$	1,861.0	R$	722.6	R$	548.0	R$	565.9

(a)	Translated for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(b)	The financial information for 2001 is not comparable with the financial information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if that merger had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

      Because Adjusted EBITDA is also a measure of liquidity, the following table reconciles Adjusted EBITDA to our statement of cash flows:

	For the Three Months Ended
	March 31,						For the Year Ended December 31,

	2004(a)		2004		2003		2003(a)		2003		2002		2001(b)		2000		1999

	(in millions		(in millions				(in millions
	of US$)		of reais)				of US$)		(in millions of reais)
Net cash provided by operating activities	US$	214.3	R$	623.2	R$	448.4	US$	199.6	R$	580.5	R$	790.0	R$	1,453.9	R$	550.3	R$	613.6
Adjustments to reconcile cash provided by operating activities with proportional consolidation to Adjusted EBITDA:
Interest and monetary and exchange variations		(109.9)		(319.7)		(70.1)		172.6		502.1		(1,838.8)		(967.9)		(181.7)		(268.8)

(Footnotes continued on next page)

	For the Three Months Ended
	March 31,						For the Year Ended December 31,

	2004(a)		2004		2003		2003(a)		2003		2002		2001(b)		2000		1999

	(in millions		(in millions				(in millions
	of US$)		of reais)				of US$)		(in millions of reais)
Adjustments to realization value of investments		—		—		—		(1.3)		(3.8)		(41.5)		(0.9)		—		—
Gain (loss) on permanent assets disposed of		—		(0.1)		(1.3)		(18.0)		(52.4)		(55.6)		9.6		0.3		(10.9)
Recognition of tax credit, net of amounts realized		—		—		—		—		—		813.4		—		—		—
Other		1.9		5.5		3.6		(22.9)		(66.6)		(69.8)		22.8		4.0		(3.9)
Increase (decrease) in assets:
Other investments		(5.3)		(15.4)		(97.9)		(42.8)		(124.6)		425.3		(213.0)		—		—
Trade accounts receivable		57.5		167.3		490.4		82.1		238.9		809.6		(191.3)		29.8		71.2
Fair market value of derivative financial instruments		1.4		4.1		(5.2)		(11.6)		(33.8)		22.2		13.0		—		—
Inventories		39.3		114.4		365.4		67.8		197.3		174.5		28.5		43.3		45.6
Dividends received		(0.3)		(0.7)		2.0		—		—		—		—		—		—
Taxes recoverable		(10.8)		(31.5)		(2.4)		(110.4)		(321.2)		(52.1)		(5.8)		—		—
Prepaid expenses		(9.8)		(28.6)		(23.3)		(8.9)		(26.0)		14.0		64.9		—		—
Other receivables		22.5		65.4		135.3		(69.2)		(201.2)		(33.9)		42.5		19.4		6.8
Decrease (increase) in liabilities:
Suppliers		(234.5)		(682.1)		(362.3)		209.6		609.7		(1,482.5)		29.7		24.0		(54.8)
Taxes, charges and contributions		(16.5)		(48.1)		(128.3)		19.7		57.4		(185.4)		(24.5)		(14.5)		(12.9)
Tax incentives		(4.5)		(13.2)		(15.6)		22.5		65.6		(47.2)		(72.9)		—		—
Advances from customers		45.4		132.1		(191.9)		(52.6)		(153.0)		(70.2)		2.1		—		—
Other payables		82.1		239.0		(200.2)		(40.5)		(117.8)		(77.0)		(89.5)		(2.1)		(4.9)
Other adjustments:
Income tax and social contribution (current)		9.5		27.7		59.3		49.3		143.3		128.0		74.0		—		—
Non-operating expenses, net		(0.7)		(2.0)		1.8		1.7		4.8		98.0		120.8		0.7		9.0
Financial expenses, net		126.6		368.4		100.4		241.9		703.6		2,861.9		506.5		71.4		173.8

Adjusted EBITDA with proportional consolidation		208.2		605.7		508.1		688.6		2,002.8		2,182.9		802.5		544.9		563.8
Proportional consolidation adjustments		(26.2)		(76.4)		(57.1)		(66.9)		(194.4)		(321.9)		(79.9)		3.1		2.1

Adjusted EBITDA without proportional consolidation	US$	182.0	R$	529.3	R$	451.0	US$	621.7	R$	1,808.4	R$	1,861.0	R$	722.6	R$	548.0	R$	565.9

(a)	Translated for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(b)	The financial information for 2001 is not comparable with the financial information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if that merger had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

(6)	Excluding intra-company sales within Braskem.

(7)	Represents the sum of the sales volumes of Polialden and OPP Química for 2001.

(8)	Represents the sales volume of Trikem for 2001.

RISK FACTORS

      Prospective purchasers of ADSs should carefully consider the risks described below, as well as the other information in this prospectus, before deciding to purchase any ADSs. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of our class A preferred shares or the ADSs could decline and you could lose all or part of your investment.

Risks Relating to Brazil

Brazilian political and economic conditions, and the Brazilian government’s economic and other policies, may negatively affect demand for our products as well as our net sales revenue and overall financial performance.

      The Brazilian economy has been characterized by frequent and occasionally extensive intervention by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. The Brazilian government’s actions to control inflation and implement other policies have at times involved wage and price controls, blocking access to bank accounts, imposing capital controls and limiting imports into Brazil.

      Our results of operations and financial condition may be adversely affected by factors such as:

•	fluctuations in exchange rates;

•	exchange control policies;

•	interest rates;

•	inflation;

•	tax policies;

•	expansion or contraction of the Brazilian economy, as measured by rates of growth in gross domestic product, or GDP;

•	social instability;

•	liquidity of domestic capital and lending markets; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

      Luiz Inácio Lula da Silva of the Workers’ Party took office as President of Brazil on January 1, 2003. In the period leading up to and following the October 2002 presidential election, there was substantial uncertainty regarding the policies that the new government would pursue. This uncertainty resulted in a loss of confidence in the Brazilian capital markets and a 34.3% devaluation of the real against the U.S. dollar between January 1, 2002 and December 31, 2002. While the Brazilian government has adopted economic measures that are more conservative than initially expected by some observers, the Brazilian government may change these policies in a manner that slows the growth of the Brazilian economy, reduces demand for our products and, consequently, impairs our net sales revenue and overall financial performance. Any negative effect on our overall financial performance would also likely lead to a decrease in the market price of our class A preferred shares and the ADSs.

The Brazilian government’s actions to combat inflation may contribute significantly to economic uncertainty in Brazil and reduce demand for our products.

      Historically, Brazil has experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, had significant negative effects on the Brazilian economy, particularly prior to 1995. The inflation rate, as measured by the General Price Index — Internal Availability (Índice Geral de Preços — Disponibilidade Interna), reached 2,708% in 1993. Although inflation rates have been substantially lower since 1994 than in previous periods, inflationary pressures persist. Inflation rates were 20.0% in 1999, 9.8% in 2000, 10.4% in 2001, 26.4% in 2002, 7.7% in 2003 and 2.8% during the three months ended March 31, 2004, as measured by the General Price Index — Internal Availability. The Brazilian government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting availability of credit and reducing economic growth. Inflation, actions to combat inflation and public speculation about possible additional actions also contributed materially to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets.

      Brazil may experience high levels of inflation in future periods. Increasing prices for petroleum, the depreciation of the real and future governmental measures seeking to maintain the value of the real in relation to the U.S. dollar, may trigger increases in inflation in Brazil. Periods of higher inflation may slow the rate of growth of the Brazilian economy, which would lead to reduced demand for our products in Brazil and decreased net sales revenue. Inflation also is likely to increase some of our costs and expenses, which we may not be able to pass on to our customers and, as a result, may reduce our profit margins and net income. Any decline in our net sales revenue or net income and any deterioration in our financial condition would also likely lead to a decline in the market price of our class A preferred shares and the ADSs.

Fluctuations in the real/ U.S. dollar exchange rate could increase inflation in Brazil, raise the cost of servicing our foreign currency-denominated debt and negatively affect our overall financial performance.

      The exchange rate between the real and the U.S. dollar and the relative rates of depreciation and appreciation of the real have affected our results of operations and may continue to do so.

      The Brazilian currency has devalued often during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. For example, the real depreciated in value against the U.S. dollar by 15.7% in 2001 and 34.3% in 2002 as compared with appreciation of 22.3% in 2003. The real depreciated against the U.S. dollar by 0.7% during the three months ended March 31, 2004 as compared to appreciation of 5.1% during the same period in 2003.

      Devaluation of the real relative to the U.S. dollar also could result in additional inflationary pressures in Brazil by generally increasing the price of imported products and services and requiring recessionary government policies to curb demand. In addition, a devaluation of the real could weaken investor confidence in Brazil and reduce the market price of the ADSs. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments and may dampen export-driven growth.

      We had total foreign currency-denominated debt obligations in an aggregate amount of R$5,765.1 million (US$1,982.1 million) at March 31, 2004, representing 64.8% of our indebtedness, excluding related party debt, on a consolidated basis. We had total foreign-currency denominated obligations in an aggregate amount of R$5,220.0 million (US$1,806.7 million) at December 31, 2003, representing 66.0% of our indebtedness, excluding related party debt, on a consolidated basis. Although we manage a portion of our exchange rate risk through foreign currency derivative instruments, our foreign currency debt obligations are not completely hedged. A significant devaluation of the real in relation to the U.S. dollar or other currencies could reduce our ability to meet debt service requirements of our foreign currency-denominated obligations, particularly as our net sales revenue is primarily denominated in reais.

      In addition, any significant devaluation of the real will increase our financial expenses as a result of foreign exchange losses that we must record. For example, the 34.3% devaluation of the real in 2002 substantially increased our financial expenses and was a significant factor in our net loss for that year.

      The prices of naphtha, our most important raw material, and of some of our other raw materials are denominated in or linked to the U.S. dollar. In 2003, 65.2% of our direct and indirect cost of sales and services represented the cost of naphtha. When the real depreciates against the U.S. dollar, the cost in reais of our U.S. dollar-linked raw materials increases, and our operating income in reais decreases.

Brazilian government exchange control policies could increase the cost of servicing our foreign currency-denominated debt and impair our liquidity.

      The purchase and sale of foreign currency in Brazil is subject to governmental control. In the past, the Central Bank has centralized certain payments of principal on external obligations. Many factors could cause the Brazilian government to institute more restrictive exchange control policies, including the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund and political constraints to which Brazil may be subject. A more restrictive policy could increase the cost of servicing (and thereby reduce our ability to pay) our foreign currency-denominated debt obligations and other liabilities. At December 31, 2003, 66.0% of our indebtedness on a consolidated basis was denominated in foreign currencies. If we fail to make payments under any of these obligations, we will be in default under those obligations, which could reduce our liquidity as well as on the market price of our class A preferred shares and the ADSs.

Energy shortages in Brazil could cause us to curtail our production, which would negatively affect our net sales revenue and our overall financial performance.

      The Northeast and certain other regions of Brazil faced an energy shortage during the second half of 2001. In response, the Brazilian government instituted an electric power rationing program from June 2001 to February 2002 that aimed to reduce electricity consumption by 20%. As a result of this program, we experienced a temporary reduction in our PVC production in our plants located in the state of Alagoas, and many of our customers curtailed their demand for our products. We utilize electricity supplied by Companhia Hidro Elétrica do São Francisco — Chesf, or CHESF, for approximately 30% of our power needs at the Northeastern Complex, and most of our power needs in Alagoas. A severe drought in Brazil’s northeastern region in 2003 reduced hydroelectric generation in the region. In addition, there are inadequate transmission lines to connect the power grids in northeastern and southeastern Brazil, so that any excess power in the Southeast, as was available in 2003, may not be transmitted to meet energy needs in the Northeast. As a result, electric power to the Northeastern Complex supplied by CHESF was interrupted in November 2003, and we had to shutdown our operations there for three days. Continued energy shortages in the Northeast and a lack of adequate transmission infrastructure may result in further unexpected shutdowns of our operations at the Northeastern Complex in the future, which could cause us to decrease our production and consequently reduce our net sales revenue and negatively affect our overall financial performance.

Changes in tax laws may result in increases in certain direct and indirect taxes, which could reduce our gross margin and negatively affect our overall financial performance.

      The Brazilian government regularly implements changes to tax regimes that may increase our and our customers’ tax burdens. These changes include modifications in the rate of assessments and, on occasion, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. In April 2003, the Brazilian government presented a tax reform proposal, which was mainly designed to simplify tax assessments, to avoid internal disputes within and between the Brazilian states and municipalities, and to redistribute tax revenues. The tax reform proposal provided for changes in the rules governing the federal Social Integration Program (Programa de Integração Social), or PIS, the federal Contribution for Social Security Financing (Contribuição para Financiamento da Seguridade Social — COFINS), or COFINS, the Tax on the Circulation of Merchandise and Services (Imposto Sobre a Circulação de Mercadorias e Serviços), or ICMS, the Tax on Bank Account Transactions (Contribuição

Provisória sobre Movimentação ou Transmissão de Valores e de Créditos e Direitos de Natureza Financeira), or CPMF, and some other taxes.

      In December 2003, the Brazilian Federal Senate approved part of this tax reform proposal following its approval by the Brazilian Federal House of Representatives. Other parts of the tax reform proposal were amended by the Senate and returned to the House of Representatives for further examination. If approved, these tax reform measures will be gradually adopted in 2005 and 2007.

      The effects of these proposed tax reform measures and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified. However, some of these measures, if enacted, may result in increases in our overall tax burden, which could reduce our gross margin and negatively affect our overall financial performance.

Risks Relating to Our Company and the Petrochemical Industry

The cyclical nature of the petrochemical industry may reduce our net sales revenue and gross margin.

      The Brazilian petrochemical industry, including the markets in which we compete, is cyclical and sensitive to changes in supply and demand that are, in turn, affected by political and economic conditions in Brazil and elsewhere. This cyclicality may reduce our net sales revenue and gross margin. In particular:

•	downturns in general business and economic activity may cause demand for our products to decline;

•	when demand falls, we may be under competitive pressure to lower our prices; and

•	if we decide to expand our plants or construct new plants, we may do so based on an estimate of future demand that never materializes or materializes at levels lower than we predicted.

      The global petrochemical industry is also cyclical. Historically, the international petrochemical markets have experienced alternating periods of limited supply, which have caused prices and profit margins to increase, followed by expansion of production capacity, which has resulted in oversupply and reduced prices and profit margins. The Brazilian petrochemical industry has become increasingly integrated with the global petrochemical industry for a number of reasons, including increased demand for, and consumption of, petrochemical products in Brazil and the ongoing integration of regional and world markets for commodity products. Prices for our products sold in Brazil are established with reference to international market prices. Our net sales revenue and gross margin are increasingly linked to global industry conditions that we cannot control.

We face competition from producers of polyolefins, vinyls and other petrochemical products.

      We face competition in Brazil from Brazilian and international producers of polyethylene, polypropylene, vinyls and other petrochemical products. In addition, our prices for our second generation products are generally set with reference to the prices charged for these products by foreign producers in international markets. We anticipate that we may experience increasingly intense competition from international producers of polyolefins and vinyls products, both in Brazil and in selected foreign markets in which we sell these products. Many of our foreign competitors are substantially larger and have substantially greater financial, manufacturing, technological and marketing resources than our company.

      We face significant competition in the polyethylene market. In 2001, The Dow Chemical Company, or Dow Chemical, commenced operation of a polyethylene facility in Argentina with an annual capacity of 700,000 tons. In addition, Rio Polímeros S.A., or Rio Polímeros, a Brazilian petrochemical company, is currently constructing a large petrochemical plant in Brazil that has announced plans to commence operations in December 2004. The announced annual capacity of this plant is 520,000 tons of ethylene, 75,000 tons of propylene and 540,000 tons of polyethylene (representing an increase of approximately 35% of the current total Brazilian production capacity of polyethylene). Actions by our competitors, including any future increases in their capacity, may make it increasingly difficult for us to maintain our domestic market share in polyethylene.

Higher naphtha costs would increase our cost of sales and services rendered and may reduce our gross margin and negatively affect our overall financial performance.

      Naphtha is the principal raw material of our Basic Petrochemicals Unit. In 2003, naphtha accounted, directly and indirectly, for approximately two-thirds of our consolidated cost of sales and services rendered. The price of naphtha supplied by Petrobras is linked to the Amsterdam-Rotterdam-Antwerp market price of naphtha and to the U.S. dollar/real exchange rate. The price of naphtha that we purchase from other suppliers is also linked to the Amsterdam-Rotterdam-Antwerp market price.

      During 2003, the price of naphtha in U.S. dollars increased by 5.6%, from US$287.00 per ton in December 2002 to US$313.00 per ton in December 2003. The U.S. dollar price of naphtha was volatile during 2003, increasing substantially between January and February prior to the commencement of the war in Iraq, declining sharply through May before rebounding in June and increasing steadily through the end of the year. During the three months ended March 31, 2004, the price of naphtha in U.S. dollars increased by 7.8%, from US$313.00 per ton at December 31, 2003 to US$337.50 per ton at March 31, 2004. Since the end of the first quarter of 2004, the price of naphtha in U.S. dollars has increased further, reaching US$350.00 per ton at April 30, 2004 and US$375.00 per ton at June 2, 2004. The price of naphtha may increase significantly or the real may devalue significantly in the future. An increase in naphtha costs would reduce our gross margin and negatively affect our overall financial performance to the extent that we are unable to pass on these increased costs to our customers and could result in reduced sales volumes of our products.

We do not hedge against changes in naphtha prices, so that we are exposed to fluctuations in the price of our primary raw material.

      We currently do not hedge our exposure to fluctuations in naphtha prices, which are linked to the U.S. dollar/real exchange rate. Although we attempt to pass on increases in naphtha prices through the prices of our products, in periods of high volatility in the U.S. dollar/real exchange rate, there is usually a lag between the time that the U.S. dollar appreciates and the time that we may effectively pass on those increased costs in reais to our customers in Brazil. As a result, if the real depreciates precipitously against the U.S. dollar in the future, we may not immediately be able to pass on all of the corresponding increases in our naphtha costs to our customers in Brazil, which would likely reduce our gross margin and net income.

We depend on Petrobras to supply us with the substantial portion of our naphtha requirements.

      Petrobras currently is the only Brazilian supplier of naphtha and supplied 68.8% of the naphtha consumed by our company in 2003. Petrobras produces some of the naphtha it sells to us and imports the balance. Our production volume and net sales revenue would likely decrease and our overall financial performance would likely be negatively affected in the event of:

•	significant damage to Petrobras’ refineries or to the port facilities through which Petrobras imports naphtha, or to any of the pipelines connecting us to Petrobras facilities, whether as a consequence of an accident, natural disaster, fire or otherwise; or

•	any termination by Petrobras of the naphtha supply contract with our company, which provides that Petrobras may terminate the contract as a result of a national emergency affecting the supply of petroleum derivatives in Brazil.

      In addition, although regulatory changes have ended Petrobras’ monopoly in the Brazilian naphtha market and have allowed us to import naphtha, any reversal in the continuing deregulation of the oil and gas industry in Brazil could increase our production costs.

Our indebtedness will require that a significant portion of our cash flow be used to meet debt-service obligations on that indebtedness.

      We had R$8,891.6 million of total indebtedness on a consolidated basis at March 31, 2004, including R$461.5 million of indebtedness of our jointly controlled companies, including Copesul, Politeno and Cetrel S.A. — Empresa de Proteção Ambiental, or Cetrel, which we consolidate on a proportional basis as required by Brazilian GAAP, and excluding R$182.8 million of related party debt. We had R$7,833.8 million of total indebtedness on a consolidated basis at December 31, 2003, including R$490.7 million of indebtedness of our jointly controlled companies and excluding R$177.6 million of related party debt and R$113.4 million of advances for purchase of credit rights, a form of long-term obligation.

      The level of our indebtedness could have important consequences, including the following:

•	our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt-service requirements or other purposes could be limited;

•	a substantial portion of our cash flow from operations must be dedicated to pay principal and interest on our indebtedness and may not be available for other purposes, such as the payment of dividends;

•	our level of indebtedness could limit our flexibility in planning for, or reacting to changes in, our business; and

•	our level of indebtedness could make us more vulnerable in the event of a downturn in our business.

Any downgrade in the ratings of our company or our debt securities would likely result in increased interest and other financial expenses related to our borrowings and debt securities and could reduce our liquidity.

      Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Fitch, Inc. maintain ratings of our company and our debt securities. Currently, Standard and Poor’s maintains a local rating for our company of “Br A,” a local currency rating for our company of “BB-” stable, and a foreign currency rating for our company of “B+” positive, and Fitch maintains a local currency rating for our company of “Br A” with outlook stable. Any decision by these or other rating agencies to downgrade the ratings of our company or of our debt securities in the future would likely result in increased interest and other financial expenses relating to our borrowings and debt securities and could significantly reduce our ability to obtain such financing on satisfactory terms or in amounts required by us and our liquidity.

Some of our shareholders may have the ability to determine the outcome of corporate actions or decisions, which could affect the holders of the ADSs.

      The Odebrecht Group directly holds 42.9% of our voting common shares, and its designees currently constitute a majority of the members of our board of directors. In addition, the Odebrecht Group owns 50.1% of the voting share capital of Norquisa, which owns 29.4% of our voting share capital and 10.7% of our total share capital. Some of our other shareholders, consisting of Petroquisa, a subsidiary of Petrobras, and two Brazilian pension funds, have veto and other rights under shareholders agreements as described under “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements.” As discussed below, Petroquisa also has an option to purchase a significant number of common and preferred shares in our company that would give Petroquisa substantial voting and other rights in respect of our company. As a result, the Odebrecht Group, Petroquisa and these other shareholders may have the ability to determine the outcome of major corporate actions or decisions requiring the approval of our shareholders or our board of directors, which could affect the holders of the ADSs.

We may be required to issue over the next twelve months a substantial number of new common and preferred shares to Petroquisa, a subsidiary of Petrobras, which would result in a change in the composition of our board of directors and could influence changes in our strategy and the outcome of major corporate actions and decisions, and also could have a dilutive effect on our net income per 1,000 shares.

      Under a memorandum of understanding between Petroquisa, on the one hand, and Odebrecht and other key shareholders, on the other, Petroquisa has an option exercisable through April 30, 2005 to acquire from us, and in certain circumstances from the Odebrecht Group, a number of our common and preferred shares that would provide it with the same equity participation in our voting and total share capital as the participation owned collectively by the Odebrecht Group, Petroquímica da Bahia, and Norquisa (which participation at April 30, 2004 represented an aggregate of 75.6% of our voting share capital and 51.3% of our total share capital). Under this memorandum of understanding, the consideration for the shares issued by our company upon Petroquisa’s exercise of the option will consist of shares of Copesul, and the exchange ratio of such consideration for our common and preferred shares will be based upon independent valuations of our company and Copesul. See “Principal Shareholders and Related Party Transactions — Petroquisa Memorandum of Understanding” for a description of how these valuations will be conducted.”

      If Petroquisa exercises the option, Petroquisa will also be entitled to representation on our board of directors equal to that of the Odebrecht Group, the Mariani Group and Norquisa, jointly. In addition, Petroquisa and the other shareholders party to the memorandum of understanding will be obligated to coordinate their votes and to vote as a block at meetings of our board of directors and shareholders.

      We are unable to predict whether Petroquisa will exercise the option or, because the independent enterprise valuations have not been conducted, the number of new common and preferred shares to be issued by our company if Petroquisa exercises the option. We cannot determine whether the option, if exercised, will have a dilutive effect on our net income per 1,000 shares, which could, in turn, affect the market prices of our class A preferred shares and the ADSs. If it exercises the option, Petroquisa and its controlling shareholder, Petrobras, are required under the terms of the Petroquisa memorandum of understanding to negotiate and enter into a new shareholders agreement with Odebrecht and other shareholders, which may include new or different terms than the Petroquisa memorandum of understanding and as a result, could influence changes in our strategy and otherwise influence the outcome of major corporate actions and decisions.

We may face conflicts of interest in transactions with related parties.

      We maintain trade accounts receivable and current and long-term payables with some of our affiliates and other related parties, including Petrobras (which is our sole domestic supplier of naphtha), Copesul in the Southern Complex (which supplies us with ethylene and propylene), and Politeno (which purchases ethylene from our company). Through Petroquisa, Petrobras is the indirect holder of 7.8% of our common shares and 11.1% of our total share capital. These accounts receivable and accounts payable balances result mainly from purchases and sales of goods, which are at prices and on terms equivalent to the average terms and prices of transactions that we enter into with third parties. We also engage in financial and other transactions with some of our shareholders, such as the grant of the Petroquisa option discussed above. These and other commercial and financial transactions between us and our affiliates could result in conflicting interests.

Future adjustments in tariffs on imports that compete with our products could cause us to lower our prices.

      We take into account, when setting the domestic prices for our products, tariff rates imposed by the Brazilian government on imports of similar products and the products of our customers. We currently benefit from tariffs that allow us to charge lower prices for our polyolefins and vinyls products than imports of those products. Our margins from sales in the Brazilian market are therefore significantly higher than our margins from exports. However, the Brazilian government has in the past used import and export tariffs to effect economic policies, with the consequence that tariffs can vary considerably, especially tariffs on petrochemical products. Future adjustments of tariffs could cause us to lower our domestic prices, which would likely result in lower net sales revenue and could negatively affect our overall financial performance.

Our business is subject to stringent environmental regulations, and imposition of new regulations could require significant capital expenditures and increase our operating costs.

      Our company, like other Brazilian petrochemical producers, is subject to stringent Brazilian federal, state and local environmental laws and regulations concerning human health, the handling and disposal of solid and hazardous wastes and discharges of pollutants into the air and water. Petrochemical producers are sometimes subject to unfavorable market perceptions as a result of the environmental impact of their business, which can have an adverse effect on their results of operations. As environmental laws become more stringent in Brazil and worldwide, the amount and timing of future expenditures required to remain compliant could increase substantially and could decrease the availability of funds for other capital expenditures and other purposes.

We manufacture products that are subject to the risk of fire, explosions and other hazards.

      Our operations are subject to hazards, such as fires, explosions and other accidents, associated with the manufacture of petrochemicals and the storage and transportation of feedstocks and petrochemical products. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. A sufficiently large accident at one of our plants or storage facilities could force us to suspend our operations temporarily and result in significant remediation costs and lost net sales revenue. Although we maintain insurance coverage for losses due to fire damage and for losses of income resulting from shutdowns due to fire, explosion or electrical damage, those insurance proceeds may not be available on a timely basis and may be insufficient to cover all losses.

The Brazilian antitrust authorities could impose costly or restrictive conditions on the approval of the formation of our company.

      As part of our corporate reorganization process that began in 2001, we merged with each of OPP Química, Trikem, Proppet and Nitrocarbono and we acquired Polialden. We closed these transactions, as permitted by Brazilian law, subject to the final approval of the Brazilian antitrust authorities. We have submitted the terms and conditions of these transactions to the Brazilian antitrust authorities. These antitrust authorities will determine whether these transactions negatively impact competitive conditions in the markets in which we compete or whether they would negatively affect consumers in these markets. Although two of the three Brazilian antitrust authorities have issued non-binding opinions recommending the unconditional approval of these corporate reorganization transactions, the third and governing antitrust authority continues to review this matter and may disagree with these opinions and not approve these transactions. Any action by the Brazilian antitrust authorities to impose conditions or performance commitments on our company as part of the approval of these transactions could materially adversely affect our business and negatively affect our overall financial performance.

Unfavorable outcomes in pending litigation may reduce our liquidity and negatively affect our financial performance and financial condition.

      We are involved in numerous tax, civil and labor disputes involving significant monetary claims. If unfavorable decisions are rendered in one or more of these lawsuits, we could be required to pay substantial amounts, which could materially adversely affect our financial condition and results of operations. For some of these lawsuits, we have not established any provision on our balance sheet or have established provisions only for part of the amounts in question, based on our judgments about the likelihood of winning these lawsuits in view of the advice of our external legal advisors.

      The lawsuits for which we have not established provisions or have established only partial provisions include the following:

•	Social Contribution on Net Income. We and some of our subsidiaries have challenged the constitutionality of the Brazilian federal Social Contribution on Net Income (Contribuição Social sobre o Lucro Líquido). A Brazilian Federal Supreme Court (Supremo Tribunal Federal) decision in our favor was overruled in a subsequent rescission action filed by the Brazilian tax authorities, and our appeal of that suit is pending. Our total estimated exposure, including interest, was R$476.0 million at March 31, 2004. This amount does not include approximately R$154.4 million in penalties at March 31, 2004 that we believe are not payable because we relied upon a judicial decision in not paying Social Contribution on Net Income. We believe that it is reasonably possible that we will lose this rescission action, and we believe that there is a remote possibility that we will be required to pay fines and related interest as a result of this tax litigation. We have not established a provision for these lawsuits. However, as there are adverse precedents under Brazilian law that allow rescission actions to relate back to, and to take effect from, the date of the initial decision, we believe that it is reasonably possible that we will be required to pay these taxes from the date of the original decision.

•	Cost of Living Adjustments on Workers’ Wages. The unions that represent employers and workers in the Northeastern Complex are involved in a lawsuit over the indices we and other companies have used for cost of living adjustments on workers’ wages since early 1990. For a description of the legal bases of these suits, see “Business — Legal Proceedings — Labor Proceedings.” The Brazilian Federal Supreme Court has held in favor of the employers’ union, but the workers’ union has requested reconsideration of the decision, and the decision of the Brazilian Federal Supreme Court is not yet final and does not address damages. Based on the advice of our legal counsel, it is reasonably possible that the employers’ union will lose these suits, which could adversely affect us, as any judgment would most likely impact wages that we paid from April 1990 to the present. For this reason, we have not recorded a provision in respect of these suits. Based on the advice of our legal counsel, if the employers’ union loses these suits, it will be necessary for additional claims to be brought aiming to quantify the amounts that may be involved. For this reason, we are unable to reasonably estimate at this time the amount of damages that may be sought by employees in connection with this litigation.

      In addition, we and some of our subsidiaries believe that our chances of success are remote in a series of lawsuits in which we challenged the constitutionality of an increase in the COFINS tax rate. For a description of the legal bases of these suits, see “Business — Legal Proceedings — Tax Disputes.” We had established total provisions of R$289.9 million at March 31, 2004 for all our lawsuits relating to PIS and COFINS, including separate lawsuits challenging the basis of calculation of PIS and COFINS. Because we have deposited only R$94.0 million of this amount with the courts, we would be required, in the event we and our subsidiaries receive final, unfavorable decisions, to pay the remaining amounts for which we have not established deposits.

      We are also parties to a number of lawsuits seeking tax credits that we believe the Brazilian tax authorities have disallowed or limited in violation of the Brazilian Constitution and/or applicable law. In some cases where we have received favorable lower court decisions, we have used these credits to offset other tax obligations and have established provisions in an equivalent amount until a final decision is rendered (adjusting these provisions based on the SELIC (Sistema Especial de Liquidação e de Custódia — SELIC), or SELIC interest rate). These provisions totaled R$777.1 million at March 31, 2004. If we ultimately lose any of these lawsuits, we would be required to pay the tax obligations we had previously offset with those credits, which could materially reduce our liquidity. We believe that losses related to some of these lawsuits are reasonably possible.

      We and our subsidiaries are involved in a substantial number of other lawsuits, including shareholder litigation against our company and Polialden and labor, occupational health and safety, and social security proceedings. For more information about our legal proceedings, see “Business — Legal Proceedings.”

Risks Relating to Our Class A Preferred Shares and the ADSs

Our class A preferred shares and the ADSs have limited voting rights.

      Under the Brazilian Corporation Law and our by-laws, holders of our class A preferred shares and, consequently, the ADSs are not entitled to vote at meetings of our shareholders, except in very limited circumstances. These limited circumstances directly relate to key rights of the holders of class A preferred shares, such as modifying basic terms of our class A preferred shares or creating a new class of preferred shares with superior rights. Holders of preferred shares without voting rights are entitled to elect one member and his or her respective alternate to our board of directors and our fiscal council. However, until our general shareholders meeting in 2006, any member elected to our board of directors by these preferred shareholders must be selected from a list of three nominees chosen by our controlling shareholder. Holders of our class A preferred shares and the ADSs are not entitled to vote to approve corporate transactions, including mergers or consolidations of our company with other companies.

Holders of ADSs may find it difficult to exercise even their limited voting rights at our shareholders’ meetings.

      Holders may exercise the limited voting rights with respect to our class A preferred shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in certain newspapers in Brazil. To the extent that holders of our class A preferred shares are entitled to vote at a shareholders’ meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the ADR depositary following our notice to the ADR depository requesting the ADR depository to do so. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. This noticed voting process will take longer for ADS holders than for holders of class A preferred shares. If it fails to receive timely voting instructions for your ADSs, the depositary will assume that you are instructing it to give a discretionary proxy to a person designated by us to vote your ADSs, except in limited circumstances.

      In the limited circumstances in which holders of ADSs have voting rights, they may not receive the voting materials in time to instruct the depositary to vote our class A preferred shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they will have no recourse if the class A preferred shares underlying their ADSs are not voted as requested.

Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs and the underlying class A preferred shares.

      Brazilian law provides that whenever there is a significant imbalance in Brazil’s balance of payments or a significant possibility that such imbalance will exist, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil (as it did for approximately six months in 1989 and early 1990) and on the conversion of Brazilian currency into foreign currencies. These restrictions could hinder or prevent the Brazilian custodian of the class A preferred shares underlying the ADSs or holders who have exchanged the ADS for the underlying class A preferred shares from converting dividends, distributions or the proceeds from any sale of such shares into U.S. dollars and remitting such U.S. dollars abroad. In such an event, the Brazilian custodian for our class A preferred shares will hold the reais that it cannot convert for the account of holders of ADSs who have not been paid. Neither the custodian nor the depositary will be required to invest the reais or be liable for any interest.

Holders of ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

      Investors in the ADSs will not be direct shareholders of our company and will be unable to enforce the rights of shareholders under our by-laws and the Brazilian Corporation Law.

      Our corporate affairs are governed by our by-laws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our class A preferred shares underlying the ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

      Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our class A preferred shares and the ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Holders of ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

      We are a corporation (sociedade anônima) organized under the laws of Brazil, and all of our directors and executive officers and our independent public accountants reside or are based in Brazil. Most of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting your interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Actual or anticipated sales of a substantial number of class A preferred shares could decrease the market prices of our class A preferred shares and the ADSs.

      Sales of a substantial number of our class A preferred shares after the completion of the global offering, or the anticipation of such sales, could negatively affect the market prices of our class A preferred shares and the ADSs. After the global offering (and giving effect to a conversion of class A preferred shares into common shares as required by Brazilian law), we will have a total of                      shares outstanding, including                      class A preferred shares, or                      class A preferred shares if the underwriters’ over-allotment options are exercised in full. The Odebrecht Group will hold directly 29,902,332,960 shares, consisting of                      common shares and                      class A preferred shares. In addition, the Odebrecht Group controls Norquisa, which will hold directly 8,264,861,540 shares, consisting of                      common shares and                      class A preferred shares. Moreover, Petroquisa is entitled to exercise an option over the next 12 months to acquire a substantial number of new common and preferred shares from our company. Subject to some exceptions, we and the Odebrecht Group have agreed that we will not sell, offer or contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, or, in our case, file a registration statement with the SEC or the Brazilian Securities Commission relating to, any shares of our share capital or the ADSs or securities convertible into or exchangeable or exercisable for any shares of our share capital or the ADSs or warrants or other rights to purchase any shares of our share capital or ADSs for a period of 120 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston LLC, on behalf of the international underwriters. If, in the future, substantial sales of shares are made by the Odebrecht Group, Petroquisa or other existing or future holders of class A preferred shares, the market price of our class A preferred shares and, by extension, the ADSs may decrease significantly. As a result, holders of ADSs may not be able to sell the ADSs at or above the price they paid for them.

Holders of ADSs may be unable to exercise preemptive rights with respect to our class A preferred shares underlying the ADSs.

      Holders of ADSs will be unable to exercise the preemptive rights relating to our class A preferred shares underlying ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of ADSs, and we may not file any such registration statement. If we do not file a registration statement or if we and the depositary decide not to make preemptive rights available to holders of ADSs, those holders may receive only the net proceeds from the sale of their preemptive rights by the depositary, or if they are not sold, their preemptive rights will be allowed to lapse.

Holders of ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

      Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a new Brazilian law provides that, commencing on February 1, 2004, “the acquiror, individual or legal entity resident or domiciled in Brazil, or the acquiror’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains ... earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.” The Brazilian tax authorities have recently issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing class A preferred shares, which are issued by the ADR depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of ADSs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

The relative volatility and liquidity of the Brazilian securities markets may decrease the liquidity and market price of our class A preferred shares and the ADSs.

      The Brazilian securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The São Paulo Stock Exchange, which is the principal Brazilian stock exchange, had a market capitalization of US$234.2 billion (or R$676.7 billion) at December 31, 2003 and an average daily trading volume of US$271.9 million for 2003. In comparison, The New York Stock Exchange had a market capitalization of US$17.3 trillion at December 31, 2003 and an average daily trading volume of US$38.5 billion for 2003. There is also significantly greater concentration in the Brazilian securities markets. The 10 largest companies in terms of market capitalization represented approximately 48% of the aggregate market capitalization of the São Paulo Stock Exchange at December 31, 2003. The 10 most widely traded stocks in terms of trading volume accounted for approximately 54% of all shares traded on The São Paulo Stock Exchange in 2003. These market characteristics may substantially limit the ability of holders of the ADSs to sell class A preferred shares underlying ADSs at a price and at a time when they wish to do so and, as a result, could negatively impact the market price of the ADSs themselves.

Developments in other emerging markets may decrease the market price of our class A preferred shares and the ADSs.

      The market price of the ADSs may decrease due to declines in the international financial markets and world economic conditions. Although economic conditions are different in each country, investors’ reaction to developments in one country can affect the securities markets and the securities of issuers in other countries, including Brazil. Brazilian securities markets are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America. Any return to economic turmoil in Argentina or adverse economic developments in other emerging markets may adversely affect investor confidence in securities issued by Brazilian companies, causing their market price and liquidity to suffer. Any such developments could immediately affect our ability to raise capital when needed and the market price of our class A preferred shares and the ADSs.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act of 1933, or the Securities Act, the Securities Exchange Act of 1934, or the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

      Our forward-looking statements may be influenced by factors, including the following:

•	general economic, political and business conditions in our company’s markets, both in Brazil and abroad, including demand and prices for petrochemical products;

•	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar;

•	the cyclical nature of the Brazilian and global petrochemical industries;

•	the level of our indebtedness and related debt service requirements;

•	our ability to obtain financing on satisfactory terms;

•	competition;

•	actions taken by our major shareholders and other shareholders with options or convertible securities entitling them to acquire significant numbers of our shares;

•	prices of naphtha and other raw materials;

•	decisions rendered in pending major tax, labor and other legal proceedings;

•	final decisions by Brazilian antitrust authorities of the transactions providing for the formation of our company as it exists today; and

•	other factors identified or discussed under “Risk Factors.”

      Our forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, you should not rely on these forward-looking statements.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

      All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “US$” are to U.S. dollars.

      On June 2, 2004, the exchange rate for reais into U.S. dollars was R$3.130 to US$1.00, based on the commercial selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank. The commercial selling rate was R$2.908 at March 31, 2004, R$2.889 to US$1.00 at December 31, 2003, R$3.353 at March 31, 2003 and R$3.533 to US$1.00 at December 31, 2002. The real/dollar exchange rate fluctuates widely, and the commercial selling rate at June 2, 2004 may not be indicative of future exchange rates. See “Exchange Rates” for information regarding exchange rates for the Brazilian currency since January 1, 1999.

      Solely for the convenience of the reader, we have translated some amounts included in “Prospectus Summary — Summary Financial and Other Information,” “Capitalization,” “Selected Financial and Other Information” and elsewhere in this prospectus from reais into U.S. dollars for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 of R$2.908 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. Such translations should not be construed as representations that the real amounts represent or have been or could be converted into U.S. dollars as of that or any other date.

Financial Statements

      We maintain our books and records in reais.

      Our consolidated and combined financial statements at December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002 and 2001 have been audited, as stated in the report appearing herein, and are included in this prospectus.

      Our unaudited condensed consolidated quarterly information at March 31, 2004 and for the three months ended March 31, 2004 and 2003 are included in this prospectus.

      We prepare our consolidated financial statements in accordance with accounting practices adopted in Brazil, or Brazilian GAAP, which are based on:

•	Brazilian Law No. 6,404/76, as amended by Brazilian Law No. 9,457/97 and Brazilian Law No. 10,303/01, which we refer to collectively as the Brazilian Corporation Law;

•	the rules and regulations of the Brazilian Securities Commission; and

•	the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil).

      Brazilian GAAP differs in significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. For more information about the differences between Brazilian GAAP and U.S. GAAP and a reconciliation of our net income (loss) and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see note 29 to our consolidated and combined financial statements and note 21 to our unaudited condensed consolidated quarterly information.

      Consistent with Brazilian GAAP, our consolidated and combined financial statements at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and our unaudited condensed consolidated quarterly information at March 31, 2004 and for the three months ended March 31, 2004 and 2003 proportionally consolidate the results of operations and financial condition of jointly controlled companies which are not our subsidiaries, but which we jointly control with one or more other shareholders. The U.S. GAAP reconciliation eliminates the effects of proportional consolidation for those companies that are not jointly controlled by all voting shareholders.

Share Split

      On October 20, 2003, we authorized the split of all of our issued common shares, class A preferred shares and class B preferred shares into 20 shares for each issued share. This share split was effective on

October 21, 2003. As a result of this share split, (1) the trading value of our class A preferred shares traded in the São Paulo Stock Exchange was adjusted; (2) the number of our class A preferred shares in one round lot traded on LATIBEX increased from 50 to 1,000; and (3) the ratio of our class A preferred shares to ADSs changed from 50 class A preferred shares per ADS to 1,000 class A preferred shares per ADS. All references to numbers of shares and dividend amounts in this prospectus have been adjusted to give effect to this 20-for-one share split.

Market Share and Other Information

      We make statements in this prospectus about our market share in the petrochemical industry in Brazil and our production capacity relative to that of other petrochemical producers in Brazil and Latin America. We have made these statements on the basis of information obtained from third party sources that we believe are reliable. We have calculated our Brazilian market shares with respect to specific products by dividing our domestic net sales volumes of these products by the total Brazilian domestic consumption of these products estimated by the Brazilian Association of Chemical Industry and Derivative Products (Associação Brasileira de Indústrias Químicas e de Produtos Derivados). We derive information regarding the production capacity of other companies in the Brazilian petrochemical industry and the estimated total Brazilian domestic consumption of petrochemical products principally from reports published by the Brazilian Association of Chemical Industry and Derivative Products. Although we have no reason to believe that any of this information is inaccurate in any material respect, neither we nor the underwriters have independently verified the production capacity, market share, market size or similar data provided by third parties or derived from industry or general publications.

Technical and Other Terms

      As used in this prospectus, the following terms have these meanings:

“EDC”	ethylene dichloride, a product of our Vinyls Unit.

“first generation producer”	a petrochemical cracker that transforms or “cracks” naphtha and other inputs into basic petrochemicals, such as ethylene and propylene.

“HDPE”	high density polyethylene, a product of our Polyolefins Unit.

“LDPE”	low density polyethylene, a product of our Polyolefins Unit.

“LLDPE”	linear low density polyethylene, a product of our Polyolefins Unit.

“PET”	polyethylene terephthalate, a product of our Business Development Unit.

“production capacity”	the annual projected capacity for a particular facility, calculated based upon operations 24 hours for each day of a year and deducting scheduled downtime for regular maintenance.

“PVC”	polyvinylchloride, a product of our Vinyls Unit.

“second generation producer”	a producer of resins and other intermediate petrochemical products.

“third generation producer”	a producer that transforms resins and other intermediate petrochemical products into end-products, such as film, piping and containers.

“ton”	a metric ton, which is equal to 1,000 kilograms or 2,204.62 pounds.

Rounding

      We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

USE OF PROCEEDS

      We estimate the net proceeds from the sale of class A preferred shares in the global offering, including the ADSs offered by this prospectus, will be approximately US$           million or approximately US$           million if the underwriters’ over-allotment options are exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

      We intend to use the net proceeds of the global offering for general corporate purposes, including, among others, working capital and repayment of short-term indebtedness.

MARKET INFORMATION

      The principal trading market for our common shares, class A preferred shares and class B preferred shares is the São Paulo Stock Exchange. Our common shares and class A preferred shares began trading on the São Paulo Stock Exchange on November 11, 1980, and our class B preferred shares began trading on the São Paulo Stock Exchange on August 19, 1983.

      On December 21, 1998, ADSs representing our class A preferred shares began trading on The New York Stock Exchange. On December 31, 2003, there were 969,303 ADSs outstanding, representing 969,303,000 class A preferred shares, or 2.2% of our outstanding class A preferred shares.

      On October 8, 2003, we listed our class A preferred shares on the LATIBEX, a stock market for Latin American issuers that is quoted in euros on the Madrid Stock Exchange, under the symbol “XBRK.” Our class A preferred shares are traded on the LATIBEX in lots of 1,000 shares.

      At June 2, 2004, we had approximately 9,500 shareholders, including three U.S. resident holders of our common shares, approximately 46 U.S. resident holders of our class A preferred shares (including The Bank of New York, as depositary) and no U.S. resident holders of our class B preferred shares. At June 2, 2004, there were 217,667,900 common shares, 2,791,886,172 class A preferred shares (including class A preferred shares represented by ADSs), and no class B preferred shares held by U.S. resident holders.

Price History of Our Class A Preferred Shares and the ADSs

      The tables below set forth the high and low closing sales prices for our class A preferred shares on the São Paulo Stock Exchange and the high and low closing sales prices for the ADSs on The New York Stock Exchange for the periods indicated.

					New York Stock
	São Paulo Stock Exchange				Exchange

	Reais per 1,000				U.S. dollars
	Class A Preferred Shares				per ADS

	High		Low		High		Low

1999	R$	23.72	R$	3.85	US$	16.19	US$	3.68
2000		34.67		20.34		22.88		14.19
2001		31.00		15.43		17.88		6.14
2002		29.24		9.60		12.75		2.57
2003		66.85		7.90		23.39		2.20

	São Paulo Stock Exchange				New York Stock Exchange

	Reais per 1,000				U.S. dollars
	Class A Preferred Shares				per ADS

	High		Low		High		Low

2002
First Quarter	R$	29.24	R$	23.02	US$	12.75	US$	10.05
Second Quarter		27.11		18.75		11.77		6.09
Third Quarter		20.35		11.50		7.11		3.18
Fourth Quarter		12.25		9.60		3.50		2.57
2003
First Quarter		13.25		7.90		4.10		2.20
Second Quarter		20.75		11.40		7.20		3.35
Third Quarter		36.30		19.20		12.49		6.60
Fourth Quarter		66.85		35.80		23.39		12.40
2004
First Quarter		80.51		63.00		29.25		21.50

	São Paulo Stock Exchange				New York Stock Exchange

	Reais per 1,000				U.S. dollars
	Class A Preferred Shares				per ADS

	High		Low		High		Low

December 2003	R$	66.85	R$	48.30	US$	23.39	US$	16.61
January 2004		80.51		67.10		29.25		23.25
February 2004		77.00		63.00		26.00		21.50
March 2004		77.41		72.88		26.79		23.22
April 2004		72.49		58.00		35.53		20.12
May 2004		57.62		40.02		19.51		12.63

Source: Economática Ltda.

      On June 2, 2004, the closing sales price of:

•	our class A preferred shares on the São Paulo Stock Exchange was R$50.10 per 1,000 shares;

•	our class A preferred shares on the LATIBEX was €13.10 per 1,000 shares; and

•	the ADSs on The New York Stock Exchange was US$16.01 per ADS.

      The following table sets forth the average daily trading volume for our class A preferred shares on the São Paulo Stock Exchange and for the ADSs on The New York Stock Exchange for the periods indicated.

	Average Daily Trading Volume

	São Paulo Stock Exchange	New York Stock Exchange

	Lots of 1,000 Class A
	Preferred Shares	ADSs

2002
First Quarter	37,027	4,435
Second Quarter	26,946	5,091
Third Quarter	30,059	5,613
Fourth Quarter	42,813	8,988
2003
First Quarter	74,239	6,672
Second Quarter	81,541	11,435
Third Quarter	106,240	18,414
Fourth Quarter	105,632	14,661
2004
First Quarter	142,360	29,868

Trading on the São Paulo Stock Exchange

      Settlement of transactions conducted on the São Paulo Stock Exchange is effected three business days after the trade date without any adjustment for inflation. Delivery of and payment for shares is made through the facilities of the São Paulo Stock Exchange’s clearinghouse (Companhia Brasileira de Liquidação e Custódia). The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

      The São Paulo Stock Exchange is significantly less liquid than The New York Stock Exchange and many other of the world’s major stock exchanges. While all of the outstanding shares of a listed company may trade on the São Paulo Stock Exchange, in most cases fewer than half of the listed shares are actually available for trading by the public. The remaining shares are often held by a single or small group of controlling persons or by governmental entities.

      Trading on the São Paulo Stock Exchange by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, or a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment regulations. With limited exceptions, non-Brazilians holders may trade on the São Paulo Stock Exchange only in accordance with the requirements of Resolution No. 2,689 of January 26, 2000 of the National Monetary Council. Resolution No. 2,689 requires securities held by non-Brazilian holders to be maintained in the custody of, or in deposit accounts with, financial institutions that are authorized by the Central Bank and the Brazilian Securities Commission. In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on the São Paulo Stock Exchange or organized over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through private transactions.

Regulation of Brazilian Securities Markets

      The Brazilian securities markets are regulated by the Brazilian Securities Commission, which has authority over stock exchanges and the securities markets generally, by the National Monetary Council and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and which regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Brazilian Law No. 6,385/76, as amended, and by the Brazilian Corporation Law and other Brazilian Securities Commission rulings and regulations.

      Under the Brazilian Corporation Law, a company may be either public (companhia aberta), as we are, or closely held (companhia fechada). All public companies are registered with the Brazilian Securities Commission and are subject to periodic reporting requirements. A company registered with the Brazilian Securities Commission may have its securities traded on the Brazilian stock exchanges or in the Brazilian over-the-counter market. The shares of a listed company, like those of our company, also may be traded privately subject to certain limitations.

      The Brazilian over-the-counter market consists of direct trades between persons in which a financial institution registered with the Brazilian Securities Commission serves as intermediary. No special application, other than registration with the Brazilian Securities Commission, is necessary for securities of a public company to be traded in this market. The Brazilian Securities Commission must receive notice of all trades carried out in the Brazilian over-the counter market by the respective intermediaries.

      Trading of a company’s securities on the São Paulo Stock Exchange may be suspended in anticipation of a material announcement. A company must also suspend trading of its securities on international stock exchanges on which its securities are traded. Trading may also be suspended by a Brazilian stock exchange or the Brazilian Securities Commission, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to an inquiry by the Brazilian Securities Commission or the relevant stock exchange.

      Brazilian Law No. 6,385/76, as amended, the Brazilian Corporation Law and regulations issued by the Brazilian Securities Commission provide for, among other things, disclosure obligations, restrictions on insider trading and price manipulation and protections for minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as securities markets in the United States and some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States, which may put holders of our class A preferred shares and the ADSs at a disadvantage. Corporate disclosures also may be less complete than for public companies in the United States and certain other jurisdictions.

São Paulo Stock Exchange Corporate Governance Standards

      On December 11, 2000, the São Paulo Stock Exchange launched three new listing segments:

•	Corporate Governance Level 1;

•	Corporate Governance Level 2; and

•	The New Market (Novo Mercado) of the São Paulo Stock Exchange.

These new listing segments have been designed for the trading of shares issued by companies that voluntarily undertake to abide by corporate governance practices and disclosure requirements in addition to those already required under the Brazilian Corporation Law. The inclusion of a company in any of the new segments requires adherence to a series of corporate governance rules. These rules are designed to increase shareholders’ rights and enhance the quality of information provided by Brazilian corporations.

      On February 13, 2003, we agreed to comply with Level 1. At that time, we announced our intention to adhere to Level 2 by December 31, 2004.

      In becoming a Level 1 company, we agreed to:

•	ensure that shares representing 25% of our total share capital are available for trading;

•	adopt offering procedures that favor widespread ownership of shares whenever making a public offering;

•	comply with minimum quarterly disclosure standards;

•	follow stricter disclosure policies with respect to transactions involving our securities made by our controlling shareholder and our directors and executive officers;

•	disclose any existing shareholders agreements and stock option plans; and

•	make a schedule of corporate events available to our shareholders.

      To become a Level 2 company, a company must agree to the following additional provisions:

•	confer upon preferred shares the right to vote on at least the following issues: (1) transformation, merger, consolidation or spin-off of the company; (2) approval of transactions between the company and its controlling shareholder and/or related parties, whenever such matter is subject to authorization at a general meeting of shareholders pursuant to law or under the company’s by-laws; (3) appraisal of assets contributed to pay the company’s capital increases; (4) selection of a specialized company in charge of determining the company’s economic value for delisting purposes; and (5) amendment to or revocation of any provisions contained in the company’s by-laws, whenever such acts alter or modify any requirements set forth in the São Paulo Stock Exchange regulations;

•	offer tag-along rights to minority shareholders (meaning that upon the acquisition of a controlling interest, the purchaser must also agree to purchase the shares of the company’s minority shareholders in an amount equivalent to 100% of the price paid for each share in the controlling stake, in the case of holders of common shares, and at least 70% of the price paid for each share in the controlling stake, in the case of holders of preferred shares);

•	conduct a tender offer at fair market value in the event of a delisting of shares;

•	present an annual balance sheet prepared in accordance with, or reconciled to, U.S. GAAP or international financial reporting standards;

•	establish a one-year term for all members of the board of directors; and

•	resolve corporate conflicts with or among the company’s shareholders through arbitration.

      To be a company listed on the New Market, a company must have its share capital composed exclusively of common shares in addition to meeting the Level 1 and the Level 2 requirements. We have no current plans to propose to amend our share capital structure to provide solely for the issuance of common shares.

CAPITALIZATION

      The following table sets forth our consolidated debt and capitalization at March 31, 2004, derived from our unaudited condensed consolidated quarterly information prepared in accordance with Brazilian GAAP:

•	on an actual historical basis; and

•	as adjusted for the sale of class A preferred shares in the global offering, including the ADSs offered hereby, at the initial public offering price, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom.

      You should read this table in conjunction with our financial statements included in this prospectus.

	At March 31, 2004

	Historical				As Adjusted

	(in millions		(in millions		(in millions		(in millions
	of reais)		of US$)(1)		of reais)		of US$)(1)

Short-term debt (including accrued interest and current portion of long-term debt)
Real-denominated debt (including debentures):
Secured(2)	R$	489.4	US$	168.2	R$		US$
Unsecured		409.4		140.8
Foreign currency-denominated debt:
Secured(2)(3)		59.7		20.5
Unsecured		1,741.3		598.7
Short-term debt of proportionally consolidated companies		190.9		65.6

Total short-term debt	R$	2,890.7	US$	993.8	R$		US$

Long-term debt
Real-denominated debt (including debentures):
Secured(2)	R$	1,107.1	US$	380.6	R$	1,107.1	US$	380.6
Unsecured		1,106.8		380.5		1,106.8		380.5
Foreign currency-denominated debt:
Secured(2)(3)		174.1		59.9		174.1		59.9
Unsecured		3,342.3		1,149.1		3,342.3		1,149.1
Long-term debt of proportionally consolidated companies		270.6		93.0		270.6		93.0

Total long-term debt	R$	6,000.9	US$	2,063.1	R$	6,000.9	US$	2,063.1

Related party debt (long-term)
Real-denominated debt:
Unsecured	R$	19.0	US$	6.5	R$	19.0	US$	6.5
Foreign currency-denominated debt:
Unsecured		163.8		56.3		163.8		56.3

Total related party debt	R$	182.8	US$	62.8	R$	182.8	US$	62.8

Shareholders’ equity	R$	2,428.5	US$	834.9	R$		US$

Total capitalization (long-term debt, related party debt (long-term) plus shareholders’ equity)	R$	8,612.2	US$	2,960.8	R$		US$

(1)	Translated for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(2)	Our secured debt is secured by accounts receivable, property, plant and equipment and shares of our jointly controlled companies.

(3)	At March 31, 2004, R$44.0 million of our foreign currency-denominated debt (R$11.3 million in short-term debt and R$32.7 million in long-term debt) was guaranteed by the Odebrecht Group. The Odebrecht Group granted this guaranty in connection with the financing of the construction of a PET plant by Proppet in January 1998. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Bank Credit Facilities.”

DILUTION

Dilution Relating to Global Offering

      Purchasers of the ADSs will experience immediate and substantial dilution to the extent of any difference between the initial public offering price per share and the net book value per share upon the completion of the global offering.

      Net book value represents the amount of our total assets, less our total liabilities. Net book value per share is determined by dividing our net book value by the number of our outstanding shares.

      At March 31, 2004, our net book value was approximately US$10.90 per thousand shares, translated at the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908 = US$1.00. Based upon an the initial public offering price of US$           per ADS, the immediate dilution to purchasers of the ADSs in the global offering will be US$           per share or      %. The following table illustrates this per ADS dilution:

Per ADS

Initial public offering price	US$
Net book value at March 31, 2004

Dilution to new investors	US$

Future Dilution

      Holders of ADSs may, in the future, experience further substantial dilution upon the exercise of the Petroquisa option to acquire new common shares and preferred shares from our company or upon conversion by ODBPAR Investments of R$642.6 million principal amount of convertible subordinated debentures. See “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness and Financing Strategy.”

EXCHANGE RATES

      There are two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

      Each of these markets is separately regulated. Most trade and financial foreign-exchange transactions are carried out on the commercial rate exchange market. These transactions include the purchase and sale of ordinary and preferred shares and the payment of dividends or other distributions with respect to them.

      Foreign currencies may be purchased only through a Brazilian bank authorized to operate in these markets. The Brazilian government unified the operating limits imposed on Brazilian banks with respect to both markets, which reduced the difference between their rates. In both markets, rates are still freely negotiated but may be strongly influenced by Central Bank intervention.

      From March 1995 through January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar. In January 1999, the Central Bank allowed the real/ U.S. dollar exchange rate to float freely. Since then, the real/ U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. From December 31, 1998 through December 31, 2003, the real devalued by 58.2% against the U.S. dollar, and at June 2, 2004, the commercial selling rate for U.S. dollars was R$3.130 per US$1.00. The Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. However, the exchange market may continue to be volatile, and the real may depreciate or appreciate substantially in value in relation to the U.S. dollar in the future.

      The following table shows the commercial selling rate for U.S. dollars for the periods and dates indicated. The information in the “Average” column represents the average of the exchange rates on the last day of each month during the years presented.

	Reais per U.S. Dollar

Year	High		Low		Average		Period End

1999	R$	2.165	R$	1.210	R$	1.851	R$	1.789
2000		1.985		1.723		1.835		1.956
2001		2.801		1.936		2.353		2.320
2002		3.955		2.271		2.998		3.533
2003		3.662		2.822		3.071		2.889
2004 (through June 2, 2004)		3.205		2.802		2.943		3.130

	Reais per U.S. Dollar

Month	High	Low

December 2003	2.943	2.888
January 2004	2.941	2.802
February 2004	2.988	2.904
March 2004	2.941	2.872
April 2004	2.952	2.874
May 2004	3.205	2.957

Source:	Central Bank

SELECTED FINANCIAL AND OTHER INFORMATION

      The following selected financial data has been derived from our financial statements.

      The selected financial data at December 31, 2003 and 2002 and for the three years ended December 31, 2003 have been derived from our consolidated and combined financial statements included in this prospectus. The selected financial data at December 31, 2001 has been derived from our audited combined financial statements that are not included in this prospectus. The selected financial data at December 31, 2000 and 1999 and for the two years ended December 31, 2000 have been derived from audited financial statements of our company that are not included in this prospectus.

      The selected financial data at March 31, 2004 and for the three months ended March 31, 2004 and 2003 have been derived from our unaudited condensed consolidated quarterly information included in this prospectus, which include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2004.

      Our financial statements are prepared in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. For a discussion of the significant differences relating to these financial statements and a reconciliation of net income (loss) and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see note 29 to our audited consolidated and combined financial statements and note 21 to our unaudited condensed consolidated quarterly financial information included in this prospectus.

      This financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in this prospectus. All per thousand share data presented below for periods before October 21, 2003 have been adjusted to give effect to the 20-for-one share split that was effective on that date.

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

		2004(1)	2004		2003			2003(1)	2003		2002		2001(2)		2000		1999

		(in millions of						(in millions of
		US$, except	(in millions of reais,					US$, except	(in millions of reais, except per thousand shares and
		per thousand	except per thousand					per thousand	per ADS amounts)
		shares and per	shares and per ADS					shares and per
		ADS amounts)	amounts)					ADS amounts)
Statement of Operations Data
Brazilian GAAP:
Net sales revenue	US$	818.6	R$	2,381.1	R$	2,459.3	US$	3,484.8	R$	10,135.8	R$	7,576.6	R$	4,459.5	R$	2,897.5	R$	1,874.8
Cost of sales and services rendered		(605.8)		(1,762.2)		(1,947.4)		(2,781.2)		(8,089.3)		(6,175.5)		(3,637.6)		(2,357.1)		(1,344.1)

Gross profit		212.8		618.9		511.9		703.6		2,046.5		1,401.1		821.9		540.4		530.7
Selling and general and administrative expenses		(44.7)		(130.0)		(89.5)		(162.2)		(471.9)		(577.7)		(210.3)		(116.2)		(101.7)
Investment in associated companies, net(3)		(7.6)		(22.1)		7.7		(54.4)		(158.2)		(251.7)		(214.3)		(3.6)		4.2
Depreciation and amortization		(25.1)		(73.1)		(41.9)		(66.5)		(193.5)		(222.4)		(111.3)		(36.5)		(36.1)
Financial expenses		(161.4)		(469.3)		(90.9)		(245.0)		(712.6)		(3,481.5)		(801.2)		(250.0)		(346.6)
Financial income		34.7		100.9		(9.5)		3.1		9.0		619.6		294.7		178.6		173.2
Zero-rated IPI credit		—		—		—		—		—		1,030.1		—		—		—
Other operating income (expenses)		7.0		20.5		(9.5)		17.1		49.7		102.6		103.3		(12.5)		5.5

Operating income (loss)		15.7		45.8		278.3		195.7		569.0		(1,379.9)		(117.2)		300.2		229.2
Non-operating expenses, net		0.7		2.0		(1.8)		(1.7)		(4.8)		(98.0)		(120.8)		(0.6)		(9.1)

(Footnotes on pages after tables)

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

	2004(1)		2004		2003		2003(1)		2003		2002		2001(2)		2000		1999

	(in millions of						(in millions of
	US$, except		(in millions of reais,				US$, except		(in millions of reais, except per thousand shares and
	per thousand		except per thousand				per thousand		per ADS amounts)
	shares and per		shares and per ADS				shares and per
	ADS amounts)		amounts)				ADS amounts)
Income (loss) before income tax and social contribution (current and deferred) and minority interest		16.4		47.8		276.5		194.0		564.2		(1,477.9)		(238.0)		299.6		220.1
Income tax and social contribution (current and deferred)		(11.3)		(32.9)		(59.2)		(42.2)		(122.9)		(89.8)		(77.6)		(73.3)		(54.4)

Income (loss) before minority interest		5.1		14.9		217.3		151.8		441.3		(1,567.7)		(315.6)		226.3		165.7
Minority interest		(1.8)		(5.3)		(86.7)		(77.8)		(226.2)		189.0		(108.9)		1.3		0.2

Net income (loss) for the year	US$	3.3	R$	9.6	R$	130.6	US$	74.0	R$	215.1	R$	(1,378.7)	R$	(424.5)	R$	227.6	R$	165.9

Number of shares outstanding at year end, excluding treasury shares (in thousands):
Common shares				25,730,062		24,521,820		—		25,608,114		24,521,820		12,933,860		12,933,860		12,933,860
Class A preferred shares				50,608,971		42,156,480		—		42,594,754		42,122,880		21,592,900		21,592,900		21,574,900
Class B preferred shares				229,155		229,160		—		229,154		229,160		229,160		229,160		229,160
Net income (loss) per thousand shares at year end	US$	0.04	R$	0.13	R$	1.95	US$	1.08	R$	3.15	R$	(20.62)	R$	(12.21)	R$	6.55	R$	4.78
Net income (loss) per ADS(4) at year end		0.04		0.13		1.95		1.08		3.15		(20.62)		(12.21)		6.55		4.78
Dividends declared per thousand shares:
Common shares								—		—		—		1.73		3.44		2.42
Class A preferred shares								—		—		0.52		2.08		3.44		2.42
Class B preferred shares								—		—		0.52		2.08		2.08		2.08
Dividends declared per ADS(4)								—		—		0.52		2.08		3.44		2.42
U.S. GAAP:
Net income (loss) for the year							US$	130.0	R$	378.1	R$	(1,144.0)	R$	(471.0)
Basic earnings (loss) per thousand shares (weighted average):
Common shares								1.94		5.63		(47.71)		(26.71)
Class A preferred shares								1.88		5.48		—		—
Class B preferred shares								0.60		1.74		—		—
Basic earnings (loss) per ADS (weighted average)(4)								1.88		5.48		—		—
Diluted earnings (loss) per thousand shares (weighted average):
Common shares							US$	1.92	R$	5.58	R$	(47.71)	R$	(26.71)
Class A preferred shares								1.88		5.46		—		—
Class B preferred shares								0.60		1.74		—		—
Diluted earnings (loss) per ADS (weighted average)(4)								1.88		5.46		—		—

(Footnotes on pages after tables)

	At and for the Three Months Ended
	March 31,						At and for the Year Ended December 31,

	2004(1)		2004		2003		2003(1)		2003		2002		2001(2)		2000		1999

	(in millions of						(in millions of
	US$, except		(in millions of reais,				US$, except		(in millions of reais, except per thousand shares and
	per thousand		except per thousand				per thousand		per ADS amounts)
	shares and per		shares and per ADS				shares and per
	ADS amounts)		amounts)				ADS amounts)
Balance Sheet Data
Brazilian GAAP:
Cash, cash equivalents and other investments	US$	641.4	R$	1,865.7	R$		US$	407.2	R$	1,184.3	R$	821.0	R$	513.2	R$	708.9	R$	561.4
Trade accounts receivable		422.3		1,228.2				418.1		1,216.2		959.0		484.1		231.6		188.6
Inventories		409.0		1,189.5				368.4		1,071.6		889.1		667.8		163.4		119.9
Property, plant and equipment, net		1,815.7		5,281.2				1,730.0		5,032.0		5,296.7		4,429.7		1,969.0		1,977.2
Total assets		5,209.5		15,152.4				4,773.1		13,883.0		13,898.2		9,555.3		3,748.7		3,544.3
Short-term loans and financing (including current portion of long-term debt)		834.7		2,427.8				937.4		2,726.5		2,746.1		1,966.4		331.5		257.4
Short-term debentures		159.1		462.9				120.0		349.0		32.1		26.2		—		—
Short-term related company debt		—		—				0.1		0.2		8.2		88.7		—		—
Long-term loans and financing		1,416.7		4,120.5				1,243.0		3,615.3		3,891.6		3,101.7		861.8		915.6
Long-term debentures		646.5		1,880.4				393.0		1,143.0		1,190.2		473.6		—		—
Long-term related company debt		62.8		182.8				61.1		177.6		189.3		626.7		0.9		1.1
Minority interest		81.5		237.0				190.6		554.4		433.1		738.0		27.4		30.1
Share capital		753.6		2,192.0				648.9		1,887.4		1,845.4		1,201.6		1,203.9		1,203.9
Shareholders’ equity		834.9		2,428.5				726.3		2,112.6		1,821.8		1,729.0		2,267.8		2,085.3
U.S. GAAP:
Total assets							US$	3,801.9	R$	11,058.2	R$	10,531.7	R$	7,803.0
Shareholders’ equity								2.7		7.8		(415.2)		291.4
Other Financial Information
Brazilian GAAP:
Net cash provided by (used in):
Operating activities	US$	214.3	R$	623.2	R$	448.4	US$	199.6	R$	580.5	R$	790.0	R$	1,453.9	R$	550.3	R$	613.6
Investing activities		(100.2)		(291.3)		(57.2)		(158.3)		(460.4)		(646.7)		(862.2)		(115.6)		(34.6)
Financing activities		280.3		815.4		(327.3)		126.5		367.8		(237.2)		(404.9)		(287.2)		(210.7)
Capital expenditures:
Property, plant and equipment		15.7		45.6		38.9		73.8		214.7		419.9		318.0		18.4		48.0
Interest in other companies		5.1		14.8		1.8		24.7		71.7		13.1		1,172.3		82.6		26.6
Adjusted EBITDA(5)		182.0		529.3		451.0		621.7		1,808.4		1,861.0		722.6		548.0		565.9

(Footnotes on pages after tables)

	At and for the
	Three Months
	Ended March 31,		At and for the Year Ended December 31,

	2004	2003	2003	2002	2001(2)	2000	1999

Operating Data(6):
Ethylene:
Domestic sales volume (in thousands of tons)	108.3	127.8	1,047.3	994.8	1,064.8	1,103.8	1,121.1
Average domestic price per ton (in R$)	1,725	1,926	1,634	1,292	1,135	1,046	633
Propylene:
Domestic sales volume (in thousands of tons)	97.9	84.7	403.4	415.2	421.1	487.7	494.3
Average domestic price per ton (in R$)	1,373	1,540	1,495	1,106	825	875	444
Polyethylene(7):
Domestic sales volume (in thousands of tons)	118.5	110.7	445.4	491.8	199.0
Average domestic price per ton (in R$)	2,671	2,773	2,567	2,007	2,108
Polypropylene(7):
Domestic sales volume (in thousands of tons)	96.5	104.5	374.9	395.1	140.4
Average domestic price per ton (in R$)	2,723	2,751	2,689	1,931	1,969
PVC(8):
Domestic sales volume (in thousands of tons)	102.1	99.0	342.4	350.1	125.9
Average domestic price per ton (in R$)	2,636	2,487	2,358	1,969	1,612
Number of employees (at period end)	2,911	2,824	2,868	2,817	1,424	1,161	1,104

(1)	Translated for convenience only using the commercial selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank, at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(2)	The financial and other information for 2001 is not comparable with the financial and other information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if it had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

(3)	Investment in associated companies, net comprises equity in the results, amortization of goodwill, net, foreign exchange variation and tax incentives and other.

(4)	Net income (loss) per 1,000 shares or ADS under Brazilian GAAP is based on shares outstanding at the end of each year. Earnings (loss) per 1,000 shares or ADS under U.S. GAAP is based on the weighted average number of class A preferred shares outstanding during each period.

(5)	Adjusted EBITDA is the sum of the following income statement lines, without giving effect to the proportional consolidation of our jointly controlled companies: net income (loss) for the year; minority interest; income tax and social contribution (current and deferred); non-operating expenses, net; financial expenses, net; investment in associated companies; and depreciation and amortization, including depreciation and amortization within cost of sales. Adjusted EBITDA is not a measure under Brazilian GAAP and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with Brazilian GAAP. The Brazilian Securities Commission has issued regulations providing guidance in calculating EBITDA, and except for the exclusion of proportional consolidation, minority interest and investment in associated companies, net, our calculation of Adjusted EBITDA is in accordance with these regulations. In calculating Adjusted EBITDA, we exclude proportional consolidation because we do not have exclusive control over the operations and policies of the companies whose results we are required to proportionally consolidate. In addition, we exclude investment in associated companies, net, because this item reflects the operating results of companies that we do not control, and we exclude minority interest because this item reflects the participations of minority shareholders in the operating results generated by our consolidated subsidiaries. Accordingly, we believe that

(Footnotes continued on next page)

excluding proportional consolidation and these items results in a more meaningful measure of our operating performance and cash flow. Adjusted EBITDA is not intended to represent funds available for dividends or other discretionary uses by us because those funds are required for debt service, capital expenditures, working capital and other commitments and contingencies. However, Adjusted EBITDA is used by some investors and financial analysts when evaluating our company’s operating performance or liquidity and making comparisons with our competitors. All companies do not calculate EBIDTA or Adjusted EBITDA in the same manner, so that Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is also an integral part of our internal management and reporting process. We make calculations of Adjusted EBITDA available to our management (including the executive officers who lead each of our business units) and members of our board of directors following the end of each calendar month in order to assist them in evaluating our operating performance, liquidity and leverage. We also provide calculations of our Adjusted EBITDA to Petroquisa, Previ and Petros on a quarterly basis as required in compliance with the terms of shareholders agreements entered into with these entities.

      The following table reconciles Adjusted EBITDA to our statement of operations:

	For the Three Months Ended
	March 31,						For the Year Ended December 31,

	2004(a)		2004		2003		2003(a)		2003		2002		2001(b)		2000		1999

	(in millions						(in millions
	of US$)		(in millions of reais)				of US$)		(in millions of reais)
Net income (loss) for the year	US$	3.3	R$	9.6	R$	130.6	US$	74.0	R$	215.1	R$	(1,378.7)	R$	(424.5)	R$	227.6	R$	165.9
Add:
Minority interest		1.8		5.3		87.0		77.1		224.4		(199.1)		112.2		1.3		0.2
Income tax and social contribution (current and deferred)		4.3		12.5		52.7		31.5		91.8		57.7		59.7		73.8		56.3
Non-operating expenses, net		(0.7)		(2.1)		1.1		1.6		4.6		74.2		117.2		0.7		9.0
Financial expenses, net		126.5		367.8		86.9		225.4		655.5		2,788.5		468.8		71.4		173.5
Investment in associated companies, net		(4.7)		(13.7)		(19.9)		41.0		119.4		131.0		241.2		3.6		(4.2)
Depreciation and amortization, including depreciation and amortization within cost of sales		51.5		149.9		112.6		171.1		497.6		387.4		148.0		169.6		165.2

Adjusted EBITDA	US$	182.0	R$	529.3	R$	451.0	US$	621.7	R$	1,808.4	R$	1,861.0	R$	722.6	R$	548.0	R$	565.9

(a)	Translated for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(b)	The financial information for 2001 is not comparable with the financial information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if that merger had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

(Footnotes continued on next page)

      Because Adjusted EBITDA is also a measure of liquidity, the following table reconciles Adjusted EBITDA to our statement of cash flows:

	For the Three Months Ended
	March 31,						For the Year Ended December 31,

	2004(a)		2004		2003		2003(a)		2003		2002		2001(b)		2000		1999

	(in millions		(in millions				(in millions
	of US$)		of reais)				of US$)		(in millions of reais)
Net cash provided by operating activities	US$	214.3	R$	623.2	R$	448.4	US$	199.6	R$	580.5	R$	790.0	R$	1,453.9	R$	550.3	R$	613.6
Adjustments to reconcile cash provided by operating activities with proportional consolidation to Adjusted EBITDA:
Interest and monetary and exchange variations		(109.9)		(319.7)		(70.1)		172.6		502.1		(1,838.8)		(967.9)		(181.7)		(268.8)
Adjustments to realization value of investments		—		—		—		(1.3)		(3.8)		(41.5)		(0.9)		—		—
Gain (loss) on permanent assets disposed of		—		(0.1)		(1.3)		(18.0)		(52.4)		(55.6)		9.6		0.3		(10.9)
Recognition of tax credit, net of amounts realized		—		—		—		—		—		813.4		—		—		—
Other		1.9		5.5		3.6		(22.9)		(66.6)		(69.8)		22.8		4.0		(3.9)
Increase (decrease) in assets:
Other investments		(5.3)		(15.4)		(97.9)		(42.8)		(124.6)		425.3		(213.0)		—		—
Trade accounts receivable		57.5		167.3		490.4		82.1		238.9		809.6		(191.3)		29.8		71.2
Fair market value of derivative financial instruments		1.4		4.1		(5.2)		(11.6)		(33.8)		22.2		13.0		—		—
Inventories		39.3		114.4		365.4		67.8		197.3		174.5		28.5		43.3		45.6
Dividends received		(0.3)		(0.7)		2.0		—		—		—		—		—		—
Taxes recoverable		(10.8)		(31.5)		(2.4)		(110.4)		(321.2)		(52.1)		(5.8)		—		—
Prepaid expenses		(9.8)		(28.6)		(23.3)		(8.9)		(26.0)		14.0		64.9		—		—
Other receivables		22.5		65.4		135.3		(69.2)		(201.2)		(33.9)		42.5		19.4		6.8
Decrease (increase) in liabilities:
Suppliers		(234.5)		(682.1)		(362.3)		209.6		609.7		(1,482.5)		29.7		24.0		(54.8)
Taxes, charges and contributions		(16.5)		(48.1)		(128.3)		19.7		57.4		(185.4)		(24.5)		(14.5)		(12.9)
Tax incentives		(4.5)		(13.2)		(15.6)		22.5		65.6		(47.2)		(72.9)		—		—
Advances from customers		45.4		132.1		(191.9)		(52.6)		(153.0)		(70.2)		2.1		—		—
Other payables		82.1		239.0		(200.2)		(40.5)		(117.8)		(77.0)		(89.5)		(2.1)		(4.9)
Other adjustments:
Income tax and social contribution (current)		9.5		27.7		59.3		49.3		143.3		128.0		74.0		—		—
Non-operating expenses, net		(0.7)		(2.0)		1.8		1.7		4.8		98.0		120.8		0.7		9.0
Financial expenses, net		126.6		368.4		100.4		241.9		703.6		2,861.9		506.5		71.4		173.8

Adjusted EBITDA with proportional consolidation		208.2		605.7		508.1		688.6		2,002.8		2,182.9		802.5		544.9		563.8
Proportional consolidation adjustments		(26.2)		(76.4)		(57.1)		(66.9)		(194.4)		(321.9)		(79.9)		3.1		2.1

Adjusted EBITDA without proportional consolidation	US$	182.0	R$	529.3	R$	451.0	US$	621.7	R$	1,808.4	R$	1,861.0	R$	722.6	R$	548.0	R$	565.9

(a)	Translated for convenience only using the commercial selling rate as reported by the Central Bank at March 31, 2004 for reais into U.S. dollars of R$2.908=US$1.00.

(Footnotes continued on next page)

(b)	The financial information for 2001 is not comparable with the financial information for 2000 and 1999 as a result of our merger with OPP Produtos Petroquímicos S.A., which we accounted for as if that merger had occurred on July 25, 2001 as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos Petroquímicos S.A.

(6)	Excluding intra-company sales within Braskem.

(7)	Represents the sum of the sales volumes of Polialden and OPP Química for 2001.

(8)	Represents the sales volume of Trikem for 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated and combined financial statements at December 31, 2003 and 2002 and for the three years ended December 31, 2003 and our unaudited condensed consolidated quarterly information at March 31, 2004 and for the three months ended March 31, 2004 and 2003 included in this prospectus, as well as with the information presented under “Presentation of Financial and Other Information” and “Selected Financial and Other Information.”

      The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Forward-Looking Statements” and “Risk Factors.”

      The discussion and analysis of our financial condition and results of operations has been organized to present the following:

•	a brief overview of our company and the principal factors that influence our results of operations, financial condition and liquidity;

•	a review of our financial presentation and accounting policies, including our critical accounting policies;

•	a discussion of the principal factors that influence our results of operations;

•	a discussion of our results of operations for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001;

•	a discussion of our liquidity and capital resources, including our working capital at March 31, 2004 and December 31, 2003, our cash flows for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, and our material short-term and long-term indebtedness at March 31, 2004;

•	a discussion of our off-balance sheet arrangements;

•	a discussion of our capital expenditures and our contractual commitments;

•	a qualitative and quantitative discussion of market risks that we face; and

•	a brief overview of the differences between Brazilian GAAP and U.S. GAAP as they relate to our financial statements.

Overview

      We are the leading petrochemical company in Latin America and one of the five largest private sector industrial companies in Brazil, based on net sales revenue for 2003. We recorded net income of R$215.1 million in 2003 on net sales revenue of R$10,135.8 million. We produce a diversified portfolio of petrochemical products and have a strategic focus on polyethylene, polypropylene and PVC. We are the only Brazilian company with integrated first and second generation petrochemical production facilities, with 13 plants in Brazil.

      Our results of operations have been influenced and will continue to be influenced by a variety of factors, including:

•	our substantial increase in production capacity and product offerings through our acquisition of Nova Camaçari Participações S.A., or Nova Camaçari, our mergers with OPP Produtos Petroquímicos S.A., or OPP Produtos, and 52114 Participações S.A., or 52114 Participações, and internal growth, and our ability to realize additional cost savings through the integration into our company of the companies that we have acquired during the past few years;

•	the growth rate of Brazilian GDP, which affects the demand for our products and, consequently, our domestic sales volume;

•	the international market price of naphtha, our principal raw material, which significantly affects the cost of producing our products;

•	the expansion of global production capacity for the products that we sell and the growth rate of the global economy;

•	the exchange rate of the Brazilian real against the U.S. dollar;

•	the level of our outstanding indebtedness and the interest rates we pay on this indebtedness, which affects our net financial expenses;

•	the results of operations of those companies in which we have minority equity interests, such as Copesul and Politeno, a portion of which are consolidated into our results of operations as required by Brazilian GAAP; and

•	the tax policies adopted by, and resulting tax obligations to, the Brazilian government and the governments of the Brazilian states in which we operate.

      Our financial condition and liquidity is influenced by a variety of factors, including:

•	our ability to generate cash flows from our operations;

•	prevailing domestic and international interest rates and movements in exchange rates, which affect our debt service requirements;

•	our ability to continue to be able to borrow funds from Brazilian and international financial institutions and to sell our debt securities in the Brazilian and international securities markets, which is influenced by a number of factors discussed below;

•	our ability to extend the average maturity of our loans and debt securities as we refinance our existing indebtedness; and

•	our capital expenditure requirements, which consist primarily of maintenance of our operating facilities, expansion of our production capacity and research and development activities.

Financial Presentation and Accounting Policies

Presentation of Financial Statements

      We have prepared our unaudited condensed consolidated quarterly information at March 31, 2004 and for the three months ended March 31, 2004 and 2003 and our consolidated and combined financial statements at December 31, 2003 and 2002 and for the three years ended December 31, 2003 in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. See note 29 to our consolidated and combined financial statements and note 21 to our unaudited condensed consolidated quarterly information for an explanation of these differences. The financial information contained in this prospectus is in accordance with Brazilian GAAP, except as otherwise noted.

      Since July 25, 2001, our company has grown substantially through acquisitions and mergers, principally the acquisition of Nova Camaçari and our mergers with OPP Produtos and 52114 Participações. See “History and Corporate Reorganization.” Prior to our mergers with OPP Produtos and 52114 Participações, Odebrecht, a member of the Odebrecht Group, owned all of the voting share capital of OPP Produtos, and Pronor, a member of the Mariani Group, owned all of the voting share capital of 52114 Participações.

      We accounted for the acquisition of Nova Camaçari and our merger with 52114 Participações at the respective date of the acquisition or merger. However, as a result of the common control exercised by the Odebrecht Group over our company and OPP Produtos prior to the merger of OPP Produtos, we accounted for the merger of OPP Produtos as if this acquisition had occurred on July 25, 2001, the date we acquired Nova Camaçari and the date on which such common control had commenced. As a result:

•	our consolidated balance sheet at December 31, 2001 reflects the inclusion of the assets acquired and liabilities assumed in the acquisition of Nova Camaçari and our merger with OPP Produtos;

•	our consolidated balance sheet at December 31, 2002 reflects the inclusion of the assets acquired and liabilities assumed in our acquisition of Nova Camaçari and our mergers with OPP Produtos and 52114 Participações;

•	our consolidated statement of operations and cash flow accounts for the year ended December 31, 2001 reflect the operations and cash flows of Nova Camaçari and OPP Produtos and their subsidiaries for the period beginning on July 25, 2001; and

•	our consolidated statement of operations and cash flow accounts for the year ended December 31, 2002 reflect the operations and cash flows of Nova Camaçari and OPP Produtos and their subsidiaries for that year and the operations and cash flows of 52114 Participações and its subsidiaries for the period beginning on August 16, 2002.

      Our financial statements have been prepared in accordance with Brazilian Securities Commission Instruction No. 247/96, as amended by Brazilian Securities Commission Instruction Nos. 269/97, 285/98 and 319/99, which we refer to collectively as Instruction 247. Instruction 247 requires our company to proportionally consolidate jointly controlled companies, principally Copesul and Politeno.

      Our results of operations for 2001 and 2002 are not fully comparable because our results of operations for 2001 include the results of OPP Química, Trikem, Polialden and Proppet and proportional consolidation of the results of Copesul and Politeno only for the period after July 25, 2001. Our results of operations for 2002 include the results of these companies for the full year.

      Our results of operations for 2002 and 2003 are not fully comparable because our results of operations for 2002 include the results of Nitrocarbono only for the period after August 16, 2002, and our results of operations for 2003 include the results of Nitrocarbono for the full year. However, because of the size of our Business Development Unit relative to our company, we do not believe that this lack of full comparability is material.

      Our results of operations for the three months ended March 31, 2004 and 2003 are fully comparable.

Business Segments and Presentation of Segment Financial Data

      In 2002, we implemented an organizational structure that we believe reflects our business activities and corresponds to our principal products and production processes. We report our results by four market segments to reflect this organizational structure:

•	Basic Petrochemicals — This segment includes our production and sale of basic petrochemicals and our supply of utilities to second generation producers, including some producers owned or controlled by our company. These activities consist of operations historically conducted by our company;

•	Polyolefins — This segment includes our production and sale of polyethylene and polypropylene and consists of the operations historically conducted by OPP Química and Polialden;

•	Vinyls — This segment includes our production and sale of PVC, caustic soda and chlorine and consists of the operations historically conducted by Trikem; and

•	Business Development — This segment includes our production and sale of other second generation petrochemical products, and consists of the operations historically conducted by Nitrocarbono and Proppet and our management of some minority equity investments, principally our investments in Petroflex Indústria e Comércio S.A., or Petroflex, and Cetrel.

      In 2003, sales by our Basic Petrochemicals Unit, our Polyolefins Unit, our Vinyls Unit and our Business Development Unit represented 47.8%, 33.9%, 13.7% and 4.6%, respectively, of our net sales revenue of all segments before reflecting the proportional consolidation of our jointly controlled companies.

      We report business segment data in note 29 to our combined and consolidated financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires that segment data be presented on the basis of the internal information that is used by management to assess performance and make operating decisions, including decisions regarding the allocation of resources among segments. Because we evaluate and manage segment performance based on information generated from our statutory accounting records, which are maintained in accordance with Brazilian GAAP, the segment data included in our financial statements is presented under Brazilian GAAP.

Critical Accounting Policies

      The presentation of our financial condition and results of operation in conformity with Brazilian GAAP requires us to make certain judgments and estimates regarding the effects of matters that are inherently uncertain and that impact the carrying value of our assets and liabilities. Actual results could differ from those estimates. In order to provide an understanding about how we form our judgments and estimates about certain future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have included comments related to the following critical accounting policies under Brazilian GAAP:

•	Revenue Recognition and Provision for Doubtful Accounts. We recognize net sales revenue for our product sales when risk and title to the product are transferred to our customer. Transfer generally occurs at the time when the product is delivered to our customers or their freight carriers. For the years ended December 31, 2002 and 2001, the Company recognized revenue for product sales when the products were shipped. We record a provision for doubtful accounts in selling expenses for an amount that we consider sufficient to cover any probable losses on realization of our accounts receivable. In order to determine the overall adequacy of the allowance for doubtful accounts, we evaluate the amount and characteristics of our accounts receivables on a quarterly basis. When significant payment delays occur and the likelihood of receiving payment in full of our accounts receivable decreases, we record a provision. We do not record a provision when the accounts receivable are guaranteed by a creditworthy entity or where there are other reasonable grounds to believe that they will be paid.

•	Impairment and Depreciation and Amortization of Permanent Assets. We perform annual cash flow studies to determine if the accounting value of our assets, primarily our property, plant and equipment, goodwill and other intangible assets, is compatible with the profitability resulting from the respective business units. If the expected cash flows are lower than the accounting value, we record a provision for impairment of the asset’s value. In order to estimate future cash flows, we must make various assumptions about matters that are highly uncertain, including future production and sales, product prices (which we estimate based on current and historical prices, price trends and related factors), future taxes payable and operating costs. We regularly recognize expenses related to the depreciation of our property, plant and equipment and to the amortization of our deferred charges, goodwill and other intangible assets. The rates of depreciation or amortization are based on our or third-party estimates of the useful lives of the fixed assets or otherwise over the periods during which these assets can be expected to provide benefits to us.

•	Valuation of Long-Term Investments. We record long-term investments at cost or under the equity accounting method, depending on our participation in voting capital and the degree of influence that we exercise over the operations of the companies involved. We evaluate the fair value of investments for impairment whenever the performance of the underlying entity indicates that impairment may exist. In such cases, the fair value of the investments is estimated principally based on discounted estimated cash flows using assumptions. Arriving at assumptions and estimates concerning these cash flows is a complex and often subjective process involving estimation of future revenues, costs and taxes.

•	Valuation of Derivative Instruments. We use swaps, forwards, options and other derivative instruments to manage risks from changes in foreign exchange and interest rates. We record these instruments at their estimated fair market value based on market quotations for similar instruments and assumptions as to future foreign exchange and interest rates. During the periods presented, we did not designate any derivative financial instruments as hedges and the fair value adjustments to our derivatives were thus recorded in current net income.

•	Pension Plans. For defined benefit plans sponsored by us, we calculate our funding obligations based on calculations performed by independent actuaries using assumptions that we provide about interest rates, investment returns, levels of inflation, mortality rates and future employment levels. These assumptions directly impact our liability for accrued pension costs and the amounts we record as pension costs.

•	Deferred Taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using prevailing rates. We regularly review any deferred tax assets for recoverability and reduce their carrying value, as required, based on our historical taxable income, projected future taxable income and the expected timing of any reversals of existing temporary differences. If one of our subsidiaries operates at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, we evaluate the need to reduce partially or completely the carrying value of our deferred tax assets.

•	Contingencies. We are currently involved in numerous judicial and administrative proceedings, as described under “Business — Legal Proceedings” and in notes 11, 17, 18 and 21 to our consolidated and combined financial statements. We record accrued liabilities for contingencies that we deem probable of creating an adverse effect on the result of operations or financial condition. We believe that these contingencies are properly recognized in our financial statements. We are also involved in judicial and administrative proceedings that are aimed at obtaining or defending our legal rights with respect to taxes that we believe to be unconstitutional or otherwise not required to be paid by our company. We believe that these proceedings will ultimately result in tax credits or benefits, which we do not recognize in our financial statements until the contingency has been resolved. When, based on favorable but appealable court decisions, we use tax credits or benefits in dispute to offset current tax obligations, we establish a provision equal to the amount used and maintain the provision until a final decision on those credits or benefits. Our provisions include interest on the tax obligations we have offset with disputed credits or benefits at the interest rate defined in the relevant tax law.

Principal Factors Affecting Our Results of Operations

Nova Camaçari Acquisition and Mergers with OPP Produtos and 52114 Participações

      Before July 25, 2001, the date of our acquisition of Nova Camaçari, our operations consisted principally of the operations of our Basic Petrochemicals Unit.

      As a result of our acquisition of Nova Camaçari on July 25, 2001:

•	we acquired Proppet, whose operations are accounted for in our Business Development segment;

•	we acquired control of Polialden, whose operations are accounted for in our Polyolefins segment; and

•	we acquired a substantial minority interest in Politeno.

      On August 16, 2002, we merged with OPP Produtos and 52114 Participações. As a result of these mergers:

•	we acquired OPP Química, whose operations are accounted for in our Polyolefins segment;

•	we acquired control of Trikem, whose operations are accounted for in our Vinyls segment;

•	we acquired control of Nitrocarbono, whose operations are accounted for in our Business Development segment; and

•	we acquired a substantial minority interest in Copesul.

      As a result of these acquisitions and mergers, our net sales revenue, gross profit and operating income have increased significantly. Because we and OPP Produtos have been under common control since July 25, 2001 (the date of our acquisition of Nova Camaçari), the results of OPP Química and Trikem have been included in our results of operations and the results of Copesul and Politeno have been proportionally consolidated in our results since that date.

      In 2001, we identified an estimated total of R$330 million in recurring and annualized cost reductions that could be realized as a result of the integration into our company of the companies that we have acquired since July 25, 2001. At March 31, 2004, we estimated that the implementation of our integration program will result in our achieving approximately R$310 million in annual recurring cost reductions as compared to costs that would have been incurred by our company and the companies that we have acquired, as estimated by our management. These cost reductions have been achieved primarily in the areas of tax, logistics, operations and information technology, and personnel. We believe that we will be able to achieve additional annual recurring cost reductions over the next three years through other actions that are expected to complete our integration program. We cannot assure you that we will realize the full benefit of the existing or future identified annual cost savings in future years. To the extent that we fail to do so, for any reason, in any year, our results of operations for that year will be adversely affected.

     Growth of Brazil’s Gross Domestic Product and Domestic Demand for Our Products

      Sales in Brazil represented 74.2% of our net sales revenue in 2003 and 81.1% of our net sales revenue during the three months ended March 31, 2004. As a Brazilian company with substantially all of our operations in Brazil, we are significantly affected by economic conditions in Brazil. Our results of operations and financial condition have been, and will continue to be, affected by the growth rate of GDP in Brazil because our products are used in the manufacture of a wide range of consumer and industrial products.

      Because of our significant market share in many of the Brazilian markets in which our petrochemical products are sold, fluctuations in Brazilian demand for polyethylene, polypropylene and PVC affect our production levels and net sales revenue. GDP in Brazil grew at a compound average annual rate of 2.4% from 1994 through 2003, although Brazilian GDP declined by 0.2% in 2003. From 1994 through 2003, the consumption volumes in Brazil of polyethylene, polypropylene and PVC increased at compound average annual rates of 5.9%, 10.1% and 4.9%, respectively.

      In 2001, GDP in Brazil increased by 1.4%. In 2001, Brazilian consumption volumes of polyethylene decreased by 2.5%, polypropylene increased by 5.1% and PVC decreased by 15.1% compared to consumption volumes in 2000. The decreased consumption volumes of polyethylene and PVC were primarily due to reductions in the operations of many of our customers as a result of the Brazilian government’s electric power rationing program that was initiated in June 2001.

      In 2002, GDP in Brazil increased by 1.5%. In 2002, Brazilian consumption volumes of polyethylene, polypropylene and PVC increased by 0.2%, 11.3% and 11.0%, respectively, compared to depressed 2001 levels, principally as a result of increased production of third generation products following the termination of the Brazilian government’s electric power rationing program in February 2002.

      In 2003, GDP in Brazil declined by 0.2%. In 2003, Brazilian consumption volumes of polyethylene decreased by 2.1%, polypropylene increased by 2.9% and PVC decreased by 12.4%, respectively, compared to 2002. The decreased consumption volumes of polyethylene and PVC were primarily a result of reduced economic activity.

      Brazilian GDP growth has fluctuated significantly, and we anticipate that it will likely continue to do so. Our management believes that economic growth in Brazil would positively affect our future net sales revenue and results of operations. However, continued low growth or a recession in Brazil would likely reduce our future net sales revenue and have negative impacts on our results of operations.

      Our management believes that there has been a trend in Brazil during the last several years toward the substitution of plastics for more traditional packaging materials, such as glass and paper. Our management anticipates that this trend will continue to stimulate the domestic demand for petrochemical products suitable for use as packaging materials. However, trends in the substitution of packaging materials depend on many factors beyond our control, and the current beliefs of our management may prove to be incorrect.

     Effects of Fluctuations in Naphtha Prices

      Fluctuations in the international market price of naphtha have significant effects on our costs of goods sold and the prices that we are able to charge our customers for our first and second generation products.

     Effects on Cost of Sales

      Naphtha is the principal raw material used by our Basic Petrochemicals Unit. Purchases of naphtha represented 81.8% of the total cost of sales and services rendered of our Basic Petrochemicals Unit in 2003 and 89.0% during the three months ended March 31, 2004. Directly and indirectly through the cost of basic petrochemicals that we bought from Copesul, naphtha represented 65.2% of our consolidated cost of sales and services rendered both in 2003 and during the three months ended March 31, 2004.

      The cost of naphtha varies in accordance with international market prices, which fluctuate depending upon the supply and demand for oil and other refined petroleum products. We purchase naphtha under a long-term supply contract with Petrobras and we import naphtha through our terminal at Aratú. The prices that we pay for naphtha under all of these arrangements are based on the Amsterdam-Rotterdam-Antwerp market price. As a result, fluctuations in the Amsterdam-Rotterdam-Antwerp market price for naphtha have a direct impact on the cost of our first generation products.

      Because the primary raw materials of our Polyolefins and Vinyls Units, principally ethylene and propylene, are first generation products produced by our Basic Petrochemicals Unit and Copesul, fluctuations in the Amsterdam-Rotterdam-Antwerp market price for naphtha result in similar fluctuations in the cost of the primary raw materials of these Units.

      The international price of naphtha has fluctuated significantly in the past, and we expect that it will continue to do so in the future. Significant increases in the price of naphtha and, consequently, the cost of producing our products, would likely reduce our gross margins and our results of operations to the extent that we are unable to pass all of these increased costs on to our customers and could result in reduced sales volumes of our products. Conversely, significant decreases in the price of naphtha and, consequently, the cost of producing our products, would likely increase our gross margins and our results of operations and could result in increased sales volumes if this lower cost leads us to lower our prices.

      We do not currently hedge our exposure to changes in the prices of naphtha because a portion of our sales are exports payable in foreign currencies and linked to the international market prices of naphtha and also because the prices of our polyethylene, polypropylene and PVC products sold in Brazil generally reflect changes in the international market prices of these products.

     Effects on Prices of Our Products

      The prices that we charge for ethylene reflect both the international market prices for naphtha and the international and domestic prices for second generation products. The price of ethylene is calculated based on a margin sharing system described in “Business — Basic Petrochemicals Unit — Sales and Marketing of Our Basic Petrochemicals Unit.”

      The prices that we charge for propylene are based on our ethylene prices and the ratio of the European contract price for propylene to the European contract price for ethylene. Over the past several years, this ratio has increased. The prices that we charge for butadiene are based on the European contract price for butadiene. Because European producers of these products primarily use naphtha as a raw material, changes in the European contract prices are strongly influenced by fluctuations in international market prices for naphtha. As our cost structures are similar to theirs, the prices that we charge for propylene and butadiene are also significantly influenced by international market prices for naphtha.

      We negotiate the real prices for certain of our products, principally polyethylene, polypropylene and PVC, on a monthly basis with our domestic customers. We attempt to revise our prices to reflect changes in the international market prices of these products and the appreciation or depreciation of the real against the U.S. dollar. However, during periods of high volatility in international market prices or exchange rates, we are sometimes unable to reflect these changes fully in our prices quickly.

      The international market prices of our petrochemical products have fluctuated significantly, and we believe that they will continue to do so. Significant increases in the international market prices of our petrochemical products and, consequently, the prices that we are able to charge, would likely increase our net sales revenue and our results of operations to the extent that we are able to maintain our operating margins and increased prices do not reduce sales volumes of our products. Conversely, significant decreases in the international prices of our petrochemical products, and, consequently, the prices that we are able to charge, would likely reduce our net sales revenue and our results of operations if we are unable to increase our operating margins or these reduced prices do not result in increased sales volumes of our products.

     Cyclicality Affecting the Petrochemical Industry and Capacity Utilization

     Capacity Expansions

      Global consumption of petrochemical products has increased significantly over the past 30 years. Due to this growth in consumption, producers have experienced periods of insufficient capacity for these products. Periods of insufficient capacity, including some due to raw material shortages, have usually resulted in increased capacity utilization rates and international market prices for our products, leading to increased operating margins. These periods have often been followed by periods of capacity additions, which have resulted in declining capacity utilization rates and international selling prices, leading to declining operating margins.

      We expect that these cyclical trends in international selling prices and operating margins relating to global capacity shortfalls and additions will likely persist in the future, principally due to the continuing impact of four general factors:

•	cyclical trends in general business and economic activity produce swings in demand for petrochemicals;

•	during periods of reduced demand, the high fixed cost structure of the capital intensive petrochemicals industry generally leads producers to compete aggressively on price in order to maximize capacity utilization;

•	significant capacity additions, whether through plant expansion or construction, can take two to three years to implement and are therefore necessarily based upon estimates of future demand; and

•	as competition in petrochemical products is generally focused on price, being a low-cost producer is critical to improved profitability. This favors producers with larger plants that maximize economies of scale, but construction of plants with high capacity may result in significant increases in capacity that can outstrip demand growth.

      Rio Polímeros, a Brazilian petrochemical company, is currently constructing a petrochemical plant in Brazil that has announced plans to commence operations in December 2004. The announced annual capacity of this plant is 520,000 tons of ethylene, 75,000 tons of propylene and 540,000 tons of polyethylene, representing an increase of approximately 35% of the current total Brazilian production capacity of polyethylene. In 2003, Polibrasil Resinas S.A., or Polibrasil, commenced operation of polypropylene facility in Mauá, São Paulo with an annual capacity of 300,000 tons in 2003. In 2001, Dow Chemical commenced operation of a polyethylene facility in Argentina with an annual capacity of 700,000 tons. We plan to increase our annual production capacity of polypropylene by 100,000 tons by the end of 2004 and to increase our annual production capacity of PVC by 50,000 tons by the end of 2005.

      Based on historical growth of domestic demand for polyethylene, polypropylene and PVC, we believe that this additional capacity will be absorbed by the domestic market over the next several years. Although there may be a short period of overcapacity in the domestic market for several of our petrochemical products following Rio Polímeros’ commencement of operations, we believe that export opportunities will be available for the sale of these products not sold domestically. We cannot assure you, however, that the additional capacity will be so absorbed by the domestic market or that satisfactory export opportunities will be available for products not sold domestically. In the latter event, the additional capacity may result in pressure on prices for the affected products, which could adversely affect our net sales revenues, gross margins and overall results of operations.

     Capacity Utilization

      Our operations are capital intensive. Accordingly, to obtain lower unit production costs and maintain adequate operating margins, we seek to maintain a high capacity utilization rate at all of our production facilities.

      The table below sets forth capacity utilization rates with respect to the production facilities for some of our principal products for the years ended December 31, 2003, 2002 and 2001.

	Year Ended December 31,

	2003	2002(1)	2001(2)

Ethylene(3)	84%	83%	89%
Polyethylene	83	80	73
Polypropylene	95	90	84
PVC	85	86	76

(1)	Gives effect to our mergers with OPP Produtos and 52114 Participações as if they had occurred on January 1, 2002.

(2)	Gives effect to our acquisition of Nova Camaçari and our mergers with OPP Produtos and 52114 Participações as if they had occurred on January 1, 2001.

(3)	Based on production capacity of 1,280,000 tons in 2003 and 1,200,000 tons in 2002 and 2001.

      The utilization rate of our ethylene production capacity was adversely affected during 2003 as a result of an unscheduled shutdown of one of our olefins units for 11 days due to a maintenance problem. The utilization rate of our ethylene production capacity was adversely affected during the three months ended March 31, 2004 as a result of the shutdown of the Olefins 2 and Aromatics 2 units of our Basic Petrochemicals Unit for 35 days for scheduled maintenance and inspection.

     Effect of Export Levels on our Financial Performance

      We generally obtain higher prices in Brazil for our products than the prevailing international prices. The difference in prices between the Brazilian and export markets results from:

•	high costs of transporting products to and within Brazil;

•	warehousing, and other logistics costs; and

•	tariffs and duties.

In addition, we are generally able to charge higher prices for our products than the real price of imports because we are able to provide better product customization services to our customers than sellers of imported products.

      During periods in which the domestic demand for our products is reduced, we actively pursue export opportunities for our products. In 2003, 25.8% of our net sales revenue were derived from export sales of our products. Exports to other countries in the Americas accounted for 54.0% of our export sales, with the remainder of our exports sold in Europe (20.0%), Far East (22.0%) and other regions (4.0%).

      Our ability to export to other South American countries is a function of the level of economic growth in these countries and other economic conditions, including prevailing inflation rates. We believe that significant growth in the global economy would likely lead to increased global demand and international market prices for our products, and consequently increased domestic prices for our products. In addition, increased global demand for our products would enhance our ability to export our products in the event that the Brazilian economy does not similarly expand. Conversely, slow or negative growth of the global economy would have the opposite effects on our company.

Effects of Fluctuations in Exchange Rates between Real and U.S. Dollar

      Our results of operations and financial condition have been, and will continue to be, affected by the rate of depreciation or appreciation of the real against the U.S. dollar because:

•	a substantial portion of our net sales revenue is linked to U.S. dollars;

•	our costs for some of our raw materials, principally naphtha and certain catalysts required in our production processes, are incurred in U.S. dollars or are U.S. dollar-linked;

•	we have operating expenses, and make other expenditures, that are denominated in or linked to U.S. dollars; and

•	we have significant amounts of U.S. dollar-denominated liabilities that require us to make principal and interest payments in U.S. dollars.

      Virtually all of our sales are of petrochemical products, which generally trade freely in the international markets at prices expressed in U.S. dollars. We generally attempt to set prices that take into account the international market prices for our petrochemical products and variations in the U.S. dollar/real exchange rate. As a result, although a significant portion of our net sales revenue is in reais, substantially all of our products are sold at prices that are based on international market prices that are quoted in the U.S. dollars.

      The price of naphtha, our principal raw material, is linked to the U.S. dollar. Our naphtha purchase contract with Petrobras provides that the prices that we pay to Petrobras for naphtha in any month are established based on the average Amsterdam-Rotterdam-Antwerp market price for naphtha in U.S. dollars during the previous month, converted into reais at the U.S. dollar/real exchange rate in effect on the last day of the previous month. Fluctuations in the real affect the cost of naphtha and other U.S. dollar-linked or imported raw materials.

      When the real depreciates against the U.S. dollar, assuming naphtha costs and international market prices of our products remain constant in U.S. dollars, the production cost for our products increases and we generally attempt to increase the prices for our products in reais (to the extent possible in light of then-prevailing market conditions in Brazil), which may result in reduced sales volumes of our products. To the extent that our price increases are not sufficient to cover the increased costs for raw materials, our operating income decreases. Conversely, when the real appreciates against the U.S. dollar, assuming naphtha costs and international market prices of our products remain constant in U.S. dollars, the production cost for our products decreases and we generally decrease the prices for our products in reais, which may result in increased sales volumes of our products. In periods of high volatility in the U.S. dollar/real exchange rate, there is usually a lag between the time that the U.S. dollar appreciates or depreciates and the time that we are able to pass on increased or reduced costs in reais to our customers in Brazil. These pricing mismatches decrease when fluctuations in the U.S. dollar/real exchange rate are less volatile.

      Our consolidated U.S. dollar-denominated indebtedness represented 66.0% of our outstanding indebtedness at December 31, 2003 and 64.8% of our outstanding indebtedness at March 31, 2004, excluding related party debt. As a result, when the real depreciates against the U.S. dollar:

•	the interest costs on our U.S. dollar-denominated indebtedness increases in reais, which negatively affects our results of operations in reais;

•	the amount of our U.S. dollar-denominated indebtedness increases in reais, and our total liabilities and debt service obligations in reais increase; and

•	our financial expenses increase as a result of foreign exchange losses that we must record.

For example, the 34.3% devaluation of the real in 2002 substantially increased our financial expenses and was a significant factor in our net loss for that year.

      Conversely, when the real appreciates against the U.S. dollar:

•	the interest costs on our U.S. dollar-denominated indebtedness decreases in reais, which positively affects our results of operations in reais;

•	the amount of our U.S. dollar-denominated indebtedness decreases in reais, and our total liabilities and debt service obligations in reais decrease; and

•	our financial expenses tend to decrease as a result of foreign exchange gains that we must record.

      Any major devaluation of the real against the U.S. dollar would significantly increase our financial expenses and our short-term and long-term indebtedness, as expressed in reais. Conversely, any major appreciation of the real against the U.S. dollar would significantly decrease our financial expenses and our short-term and long-term indebtedness, as expressed in reais.

      Export sales, which enable us to generate receivables payable in foreign currencies, tend to provide a hedge against a portion of our U.S. dollar-denominated debt service obligations, but they do not fully match them. Accordingly, we often enter into hedges to mitigate exchange rate fluctuations. To further mitigate our exposure to exchange rate risk, we try, where possible, to enter into trade finance loans for our working capital needs, which funding is generally available at a lower cost because it is linked to U.S. dollar exports. However, future U.S. dollars generated by us from exports may not be in an amount sufficient to cover our U.S. dollar trade finance liabilities.

      Inflation affects our financial performance by increasing some of our operating expenses denominated in reais (and not linked to the U.S. dollar). A significant portion of our costs of sales and services rendered, however, are linked to the U.S. dollar and are not substantially affected by the Brazilian inflation rate. In addition, some of our real-denominated debt is indexed to take into account the effects of inflation. Under this debt, the principal amount generally is adjusted with reference to the General Price Index — Market (Índice Geral de Preços — Mercado), or IGP — M, an inflation index, so that inflation results in increases in our financial expenses and debt service obligations. In addition, a significant portion of our real-denominated debt bears interest at the Long-Term Interest Rate, or the CDI (Certificado Depositário Interbancário) rate, an interbank rate, which is partially adjusted for inflation.

     Effect of Level of Indebtedness and Interest Rates

      At March 31, 2004, our total outstanding indebtedness on a consolidated basis, excluding related party debt, was R$8,891.6 million. At December 31, 2003, our total outstanding consolidated indebtedness on a consolidated basis, excluding related party debt, was R$7,833.8 million. The level of our indebtedness is responsible for significant financial expenses that are reflected in our statement of operations. Financial expenses consist of interest expense, exchange variations of U.S. dollar- and other foreign-currency denominated debt, foreign exchange losses or gains, and other items as set forth in note 23 to our consolidated and combined financial statements. During the three months ended March 31, 2004, we recorded total financial expenses, net of R$469.3 million, of which R$177.3 million consisted of foreign exchange losses. By contrast, during the three months ended March 31, 2003, we recorded total financial expenses, net of R$90.9 million, of which R$128.5 million consisted of interest expense and R$276.7 million consisted of foreign exchange gains. In 2003, we recorded total financial expenses, net of R$712.6 million, of which R$543.6 million consisted of interest expense and R$969.4 million consisted of foreign exchange gains. By contrast, in 2002, we recorded total financial expenses, net of R$3,481.5 million, of which R$735.4 million consisted of interest expense and R$2,076.1 million consisted of foreign exchange losses. The interest rates that we pay depend on a variety of factors, including prevailing Brazilian and international interest rates and risk assessments of our company, our industry and the Brazilian economy made by potential lenders to our company, potential purchasers of our debt securities and the rating agencies that assess our company and its debt securities.

      Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Fitch, Inc. maintain ratings of our company and our debt securities. As of the date of this prospectus, Standard and Poor’s maintains a local rating for our company of “Br A,” a local currency rating for our company of “BB-” stable, and a foreign currency rating for our company of “B+” positive, and Fitch maintains a local currency rating for our company of “Br A” with outlook stable. We have not been informed of any proposed actions by either of these ratings agencies to modify their ratings on our company or its indebtedness. Any rating downgradings in the future would likely result in increased interest and other financial expenses relating to borrowings and debt securities and could adversely affect our ability to obtain such financing on satisfactory terms or in amounts required by us.

      Our debt obligations with variable interest rates expose our company to market risks from changes in the Long-Term Interest Rate, the CDI rate, IGP-M and LIBOR. The Long-Term Interest Rate is a Brazilian long-term interest rate that includes an inflation factor and is determined quarterly by the Central Bank. To mitigate our exposure to interest rate risk, we often have sought to enter into hedges to mitigate fluctuations in LIBOR.

     Results of Operations of Jointly Controlled Companies

      We own 29.5% of the voting and total share capital of Copesul. We also own 33.9% of Politeno’s total share capital, including 35.0% of its voting share capital. The operations of Copesul are similar to the operations of our Basic Petrochemicals Unit and the operations of Politeno are similar to the operations of our Polyolefins Unit. Accordingly, the results of operations of these companies are influenced by factors similar to the factors that influence our results of operations. However, these companies have management that is independent from ours and capital structures, including levels of indebtedness and corresponding levels of financing costs, that are different from ours. As a result of the application of Instruction 247 to our financial statements, we are required to proportionally consolidate the results of jointly controlled companies that are not our subsidiaries, such as Copesul and Politeno. Consequently, our results of operations are subject to fluctuations that depend on the results of these jointly controlled companies.

      However, in evaluating our results of operations, cash flows and liquidity, our management relies on financial information that does not include the effects of proportional consolidation, principally because we have limited, if any, control over the operations and policies of the companies whose results we are required to proportionally consolidate with our own. In our discussion of our results of operations and our discussion of our liquidity and capital resources, we have provided supplemental information drawn from our accounting records with respect to our results of operations, working capital, cash flows and indebtedness without giving effect to this proportional consolidation to provide you with information that our management believes more accurately reflects the results of operations and financial position of our company.

     Effect of Taxes on Our Income

      We are subject to a variety of generally applicable Brazilian federal and state taxes on our operations and results.

     Tax Exemptions

      We are generally subject to Brazilian federal income tax at an effective rate of 25%, which is the standard corporate tax rate in Brazil. We have available certain federal tax exemptions based upon federal law that offers tax incentives to companies that locate their manufacturing operations in the northeastern region of Brazil. These exemptions entitle us to pay only 25% of the statutory income tax rate on the profit arising from the sale of basic petrochemical products and utilities until December 31, 2011. We are also exempt from corporate income tax until December 31, 2004 on the results of our industrial operations at our PVC plant in the Northeastern Complex and until December 31, 2008 on the results of our industrial operations at our PVC plant in Alagoas. We are entitled to pay only 25.0% of the statutory income tax rate on the results of our industrial operations at our polyethylene plant in the Northeastern Complex (until December 31, 2011) and at Polialden’s plant in the Northeastern Complex (until December 31, 2012). We are also entitled to pay only 25.0% of the statutory income tax rate until December 31, 2011 on the results of our industrial operations at our caprolactam plant in the Northeastern Complex.

      Our production of caustic soda and EDC in the States of Bahia and Alagoas, and our production of dimethyl teraphthalate, or DMT, are not covered by these exemptions, but in accordance with Law No. 9,532/97, we are entitled to reductions in the statutory income tax rate with respect to the profits arising from sales by these plants and must pay only:

•	62.5% of the statutory income tax rate from January 1, 1998 to December 31, 2003;

•	75.0% of the statutory income tax rate from January 1, 2004 to December 31, 2008; and

•	87.5% of the statutory income tax rate from January 1, 2009 to December 31, 2013.

      At the end of each year, if we or any of our affected subsidiaries has taxable profit resulting from the operations described above, the amount of the income tax exemption or reduction is credited to a capital reserve, which can only be used to increase capital or absorb losses.

      Due to operating losses sustained by us in the past, we had R$322.8 million of deferred tax assets made up of tax loss carryforwards available at December 31, 2003 and R$260.7 million available at March 31, 2004. Income tax loss carryforwards available for offset in Brazil do not expire. However, the annual offset is limited to 30% of our adjusted net income. This limit also affects the Social Contribution on Net Income.

      Our export sales are currently exempt from PIS (a value-added tax on industrial products), COFINS (a value-added tax on industrial products), IPI (a value-added tax on industrial products) and ICMS (a tax on sales and services) under generally available exemptions, subject to our compliance with the requirements of these exemptions.

      The eventual expiration of the income tax exemptions will not affect our net income because we record the full amount of the income tax in our income statement and credit the amount of the income tax exemptions to a reserve account in shareholders’ equity to increase our capital or absorb our losses.

     Tax Disputes

      We pay IPI tax on industrial products that we manufacture. The regulations governing the IPI tax assess this tax on a non-cumulative basis, which means that companies may offset their IPI tax obligations with the amount of IPI taxes paid by suppliers earlier in the production chain. The Brazilian federal tax authorities have asserted that purchases of raw materials that are tax-exempt, non-taxable or taxed at a zero percent rate do not generate IPI tax credits, because they maintain that there is no legal provision that expressly authorizes these credits. We believe that this interpretation is contrary to Article 153, paragraph 3 of the Brazilian Constitution, which sets forth the principle of non-cumulative taxation in a broad manner and does not exclude purchases of raw materials that are tax-exempt, non-taxable or taxed at a zero percent rate. OPP Química brought a suit against the Brazilian government claiming that it had the right to IPI tax credits on its purchases of raw materials that are in a zero percent tax bracket. In December 2002, the Brazilian Federal Supreme Court ruled in favor of OPP Química in this suit. The Brazilian government has appealed this decision, requesting clarification of the calculation of these tax credits but not challenging their validity. Accordingly, we recognized a tax credit of R$1,030.1 million in our consolidated and combined financial statements for the year ended December 31, 2002. Of this total tax credit, we used R$265.6 million during the year ended December 31, 2002 and R$364.9 million during the year ended December 31, 2003 to offset IPI tax obligations, and we will use the remainder of this tax credit to offset other IPI tax obligations in the future based on our earnings and future results. Although the ruling of the Brazilian Federal Supreme Court only applies to our operations in the State of Rio Grande do Sul, we have also brought litigation against the Brazilian government in respect of our purchases of raw materials in the States of São Paulo, Bahia and Alagoas seeking to obtain a similar tax credit. We have not recognized any assets or gains in relation to our claims in these states.

      We are currently involved in numerous tax proceedings. We have established reserves based on our obligations under current legislation, utilization of the contingent IPI tax credits, and our estimated costs of resolving other claims in which we believe we have a probable tax loss. The tax contingencies relate primarily to the Social Contribution on Net Income (a tax similar to the corporate income tax), PIS, COFINS and IPI. We do not believe these tax proceedings will have a material adverse effect on our financial position. It is possible, however, that future results of operations could be materially affected by changes in our assumptions and the effectiveness of our strategies with respect to these tax proceedings. For more information on our tax proceedings, see “Business — Legal Proceedings — Tax Proceedings.”

     Tax Reform

      In April 2003, the Brazilian Government presented a tax reform proposal, mainly designed to simplify tax assessments, to avoid internal disputes within and between the Brazilian states and municipalities, and to redistribute tax revenues. The tax reform proposal provided for changes in the rules governing PIS, COFINS, ICMS, CPMF and other taxes. The implementation of such changes depended on the approval of an amendment to the Brazilian Constitution.

      In December 2003, the Brazilian Federal Senate approved part of this tax reform proposal following its approval by the Brazilian Federal House of Representatives. These tax reforms were consolidated in Constitutional Amendment No. 42, which became effective on December 31, 2003.

      Constitutional Amendment No. 42 provides for the assessment of PIS and COFINS on import transactions. Provisional Measure No. 164/04, which implemented this provision, requires PIS and COFINS to be assessed on the import of goods, as well as on the remuneration paid to nonresidents for the rendering of services. These changes became effective on May 1, 2004. Constitutional Amendment No. 42 also provides for an extension of the CPMF assessment until December 31, 2007. Prior to the adoption of Amendment No. 42, CPMF was scheduled to expire on December 31, 2004.

      Other parts of the tax reform proposal were amended by the Senate and returned to the House of Representatives for further examination. These parts of the tax reform proposal relate to:

•	harmonization of ICMS tax rules, which would be governed by a single federal legislation applicable to all Brazilian states;

•	equalization of ICMS rates, that would be applied uniformly by all states in Brazil; and

•	limitations on the grant of regional tax incentives.

      If approved, these tax reform measures will be gradually adopted in 2005 and 2007.

      We are unable to predict the effect of these proposed tax reform measures, if approved, on our results of operations. Although some of these measures may result in increases in our tax payments, others are likely to reduce our tax obligations. We currently believe that the effects of the changes to COFINS will be neutral to our results of operation. In addition, as discussed above, we have significant income tax loss carryforwards, tax exemptions and tax credits that should, to a degree, mitigate the effects of the tax reform measures on us. We currently do not anticipate that the tax reform measures will have a material adverse effect on our results of operations in future periods, although we cannot provide you with any assurances in this regard.

Results of Operations

      The following discussion of our results of operations is based on our financial statements prepared in accordance with Brazilian GAAP.

      The discussion of the results of our business segments is based upon financial information reported for each of the four segments of our business, as detailed in note 29 to our consolidated and combined financial statements. There are certain differences between the concepts used by our company in preparing information about segments and the requirements of Brazilian GAAP as applied in the statutory financial statements. The principal differences are:

•	investments in certain jointly controlled companies which are required to be proportionally consolidated under Brazilian GAAP are not considered as part of any segment for segment reporting purposes; and

•	the concept of operating income for segment reporting purposes does not consider the results of investments in associated companies and financial income and expenses whereas such results and income and expenses are classified as operating items for statutory reporting purposes.

      As discussed above, the acquisitions of Nova Camaçari and OPP Produtos significantly affected our results due to the significant size of their operations in relation to the operations historically conducted by our company. As a result:

•	The results of operations of our Basic Petrochemicals segment are comparable for 2003, 2002 and 2001.

•	The results of operations of our Polyolefins segment, which consists of the operations historically conducted by OPP Química and Polialden, only include the results of these operations for the period after July 25, 2001. Therefore, the results of operations of our Polyolefins segment for 2002 and 2001 are not comparable.

•	The results of operations of our Vinyls segment, which consists of the operations historically conducted by Trikem, only include the results of these operations for the period after July 25, 2001. Therefore, the results of operations of our Vinyls segment for 2002 and 2001 are not comparable.

•	The results of operations of our Business Development segment, which consists of the operations historically conducted by Proppet and Nitrocarbono, only include the results of the operations of Proppet for the period after July 25, 2001, the date on which we acquired Proppet, and the results of the operations of Nitrocarbono for the period after August 16, 2002, the date of our merger with

52114 Participações. Therefore, the results of operations of our Business Development segment for 2003, 2002 and 2001 are not comparable.

      Our results of operations for the three months ended March 31, 2004 and 2003 are fully comparable.

      In evaluating the results of operations of our business segments, our management relies on financial information that includes the aggregate results of operations of the companies that have historically conducted the operations of our Polyolefins, Vinyls and Business Development segments, principally to be able to make comparisons of the results of these segments with the historical results of the companies that were acquired to conduct the operations of these segments. In order to enhance comparability and make an analysis of the results of operations of our Polyolefins segment and our Vinyls segment during 2002 and 2001 more meaningful, our management has provided supplemental information drawn from the audited financial statements of OPP Química, Polialden and Trikem for the year ended December 31, 2001 prepared in accordance with Brazilian GAAP as the basis of comparisons between:

•	the results of operations of our Polyolefins segment during 2002 and the aggregate results of operations of the OPP Química and Polialden during 2001; and

•	the results of operations of our Vinyls segment during 2002 and the results of operations of Trikem for 2001.

      The supplemental financial information for 2001 is not necessarily indicative of the results of operations of our Polyolefins and Vinyls segments that would have occurred had we acquired Nova Camaçari and merged with OPP Produtos on January 1, 2001. In addition, the supplemental financial information is not necessarily indicative of our future results of operations. We have not provided supplemental information with respect to our Business Development Unit because of its small size relative to our company.

      In the following discussion, references to increases or decreases in any year or period are made by comparison with the corresponding prior year or period, except as the context otherwise indicates.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Consolidated Results

      The following table sets forth consolidated financial information for the three months ended March 31, 2004 and 2003.

	Three Months Ended March 31,

	2004						2003

					Excluding						Excluding
			Effects of		Effects of				Effects of		Effects of
			Instruction		Instruction				Instruction		Instruction
	Consolidated		247		247		Consolidated		247		247

	(In millions of reais)
Net sales revenue	R$	2,381.1	R$	(239.9)	R$	2,141.2	R$	2,459.3	R$	(167.0)	R$	2,292.3
Cost of sales and services rendered		(1,762.2)		178.8		(1,583.4)		(1,947.4)		125.0		(1,822.4)

Gross profit		618.9		(61.1)		557.8		511.9		(42.0)		469.9
Selling, general and administrative expenses		(130.0)		14.7		(115.3)		(89.5)		13.1		(76.4)
Investment in associated companies, net(1)		(22.1)		35.8		13.7		7.7		12.2		19.9
Depreciation and amortization		(73.1)		1.3		(71.8)		(41.9)		(2.0)		(43.9)
Financial expenses, net		(368.4)		0.6		(367.8)		(100.4)		13.5		(86.9)
Other operating income (expenses)		20.5		(11.8)		8.7		(9.5)		(1.7)		(11.2)

Operating income		45.8		(20.5)		25.3		278.3		(6.9)		271.4
Non-operating income (expenses), net		2.0		0.1		2.1		(1.8)		0.7		(1.1)

Income before income tax and social contribution and minority interest		47.8		(20.4)		27.4		276.5		(6.2)		270.3
Income tax and social contribution		(32.9)		20.4		(12.5)		(59.2)		6.5		(52.7)

Income before minority interest		14.9		—		14.9		217.3		0.3		217.6
Minority interest		(5.3)		—		(5.3)		(86.7)		(0.3)		(87.0)

Net income for the period	R$	9.6	R$	—	R$	9.6	R$	130.6	R$	—	R$	130.6

(1)	Investment in associated companies, net, comprises equity in the results, amortization of goodwill, net, foreign exchange variation and tax incentives and other.

Net Sales Revenue

      Net sales revenue decreased by 3.2% in the three months ended March 31, 2004, compared to the same period in 2003 primarily as a result of the 4.3% decline in net sales revenue of our Basic Petrochemicals segment and the 5.2% decline in net sales revenue of our Polyolefins segment (as discussed below). The declines in net sales revenue experienced by these segments were partially offset by the 43.7% increase in net sales revenue of our jointly controlled companies. Without giving effect to the proportional consolidation of our jointly controlled companies, our net sales revenue decreased by 6.6% in the three months ended March 31, 2004.

Cost of Sales and Services Rendered and Gross Profit

      Cost of sales and services rendered decreased by 9.5% in the three months ended March 31, 2004 compared to the same period in 2003, primarily as a result of the 19.6% decline in the cost of sales and services of our Basic Petrochemicals segment and the 6.2% decline in the cost of sales of our Polyolefins segment. These declines were partially offset by the 43.0% increase in the cost of sales of our jointly controlled companies. Without giving effect to the proportional consolidation of our jointly controlled companies, our cost of sales and services rendered decreased by 13.1% in the three months ended March 31, 2004.

      As a result, gross profit increased by 20.9% in the three months ended March 31, 2004 compared to the same period in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, gross profit increased by 18.7% in the three months ended March 31, 2004.

      Gross profit as a percentage of net sales revenue, or gross margin was 26.0%, in the three months ended March 31, 2004 compared to 20.8% in the same period in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, gross margin increased to 26.1% in the three months ended March 31, 2004 compared to 20.5% in the same period in 2003.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased by 45.3% in the three months ended March 31, 2004, primarily as a result of:

•	a R$19 million increase in expenses related to our provision for doubtful accounts as a result of a provision of R$6.4 million recorded during the three months ended March 31, 2004 and a reversal of doubtful accounts in the amount of R$13 million in respect of the settlement of certain overdue accounts by some of our clients in Argentina, which we recorded in the three months ended March 31, 2003;

•	increased costs under service contracts with third parties as a result of inflation effects;

•	higher payroll expenses associated with wage increases implemented in September 2003; and

•	increased personnel expenses associated with the scheduled maintenance and inspection shutdowns of the Aromatics 2 and Olefins 2 units of our Basic Petrochemicals Unit, the Northeastern Complex plants of our Polyolefins Unit, Vinyls Unit and Business Development Unit, and our PVC plant in Alagoas.

      Selling, general and administrative expenses represented 5.5% of net sales revenue for the three months ended March 31, 2004 compared to 3.6% of net sales revenue for the same period in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, selling, general and administrative expenses increased by 50.9% in the three months ended March 31, 2004 compared to the same period in 2003, and selling, general and administrative expenses represented 5.4% of net sales revenue in the three months ended March 31, 2004 compared to 3.3% of net sales revenue in the same period in 2003.

Investment in Associated Companies, Net

      Investment in associated companies, net, was an expense of R$22.1 million in the three months ended March 31, 2004 compared to revenue of R$7.7 million in the same period in 2003. The expense in the three months ended March 31, 2004 was primarily a result of foreign exchange losses of certain of our overseas affiliates due to the 0.7% devaluation of the real against the U.S. dollar during this period. The revenue in the three months ended March 31, 2003 was primarily a result of tax benefits and the reversal of provision for losses on affiliated companies. Without giving effect to the proportional consolidation of our jointly controlled companies, investment in associated companies, net, decreased by 31.2% in the three months ended March 31, 2004 compared to the same period in 2003.

Depreciation and Amortization

      Depreciation and amortization increased by 74.5% in the three months ended March 31, 2004 compared to the same period in 2003, primarily as a result of the amortization of the premium related to the merger of Trikem into our company in January 2004. Without giving effect to the proportional consolidation of our jointly controlled companies, depreciation and amortization increased by 63.6% in the three months ended March 31, 2004 compared to the same period in 2003.

Financial Expenses, Net

      Financial expenses, net, increased by 266.9% in the three months ended March 31, 2004 compared to the same period in 2003, primarily as a result of the effects of the real/U.S. dollar exchange rate on our U.S. dollar-denominated and U.S. dollar-indexed assets and liabilities. A 0.7% devaluation of the real against the U.S. dollar during the three months ended March 31, 2004 resulted in financial expense of R$77.0 million related to the exchange rate effect on our U.S. dollar-denominated and U.S. dollar-indexed liabilities and financial income of R$2.0 million related to the exchange rate effect on our U.S. dollar-denominated assets. By contrast, as a result of the 5.1% appreciation of the real against the U.S. dollar during the three months ended March 31, 2003, we recorded financial income of R$276.7 million related to the exchange rate effect on our monetary liabilities and financial expense of R$83.6 million related to the exchange rate effect on our monetary assets. Without giving effect to the proportional consolidation of our jointly controlled companies, financial expenses, net increased by 323.3% in the three months ended March 31, 2004 compared to the same period in 2003.

Other Operating Income (Expense), Net

      Other operating income, net was R$20.5 million in the three months ended March 31, 2004, compared to other operating expense, net of R$9.5 million in the same period in 2003. This other operating income was primarily a result of the fact that we are no longer obligated to pay taxes on sales to OPP Química and Nitrocarbono as we did between January 1 and March 31, 2003, as the companies have since merged into our company. Without giving effect to the proportional consolidation of our jointly controlled companies, other operating income, net was R$8.7 million in the three months ended March 31, 2004 compared to other operating expense of R$11.2 million in the same period in 2003.

Operating Income (Loss)

      Operating income decreased by 83.5% in the three months ended March 31, 2004 compared to the same period in 2003. Operating income represented 1.9% of net sales revenue in the three months ended March 31, 2004 compared to 11.3% of net sales revenue in the same period in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, operating income decreased by 90.7% in the three months ended March 31, 2004, and operating income was 1.2% of net sales revenue in the three months ended March 31, 2004 compared to 11.8% during the same period in 2003.

Non-Operating Income (Expenses), Net

      Non-operating income, net was R$2.0 million in the three months ended March 31, 2004 compared to non-operating expenses, net of R$1.8 million in the same period in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, non-operating income, net was R$2.1 million in the three months ended March 31, 2004 compared to non-operating expense, net of R$1.1 million in the same period in 2003.

Income Tax and Social Contribution

      Income tax and social contribution decreased by 44.4% in the three months ended March 31, 2004 compared to the same period in 2003. This decrease was primarily a result of our lower income in the three months ended in March 31, 2004 and a R$12.0 million decrease in non-deductible amortization of goodwill.

      Without giving effect to the proportional consolidation of our jointly controlled companies, income tax and social contribution decreased by 76.3% in the three months ended March 31, 2004.

Minority Interest

      Minority interest expense decreased by 93.9% in the three months ended March 31, 2004 compared to the same period in 2003, primarily as a result of the our merger with Trikem on January 15, 2004. Without giving effect to the proportional consolidation of our jointly controlled companies, minority interest decreased by 93.9% in the three months ended March 31, 2004 compared to the same period in 2003.

Net Income

      We recorded net income of R$9.6 million, or 0.4% of net sales revenue, in the three months ended March 31, 2004 compared to net income of R$130.6 million, or 5.3% of net sales revenue, in the same period in 2003.

Business Segment Results

      The following table sets forth consolidated financial information for our business segments for the three months ended March 31, 2004 and 2003.

	Three Months Ended
	March 31,

	2004		2003

	Consolidated
	(in millions of reais, except
	percentages)
Basic Petrochemicals
Net sales revenue	R$	1,130.3	R$	1,180.7
Cost of sales		(904.0)		(1,124.2)
Gross profit		226.3		56.5
Operating income(1)		188.9		24.5
Gross margin (%)		20.0%		4.8%
Operating margin (%)		16.7%		2.1%
Polyolefins
Net sales revenue	R$	711.2	R$	750.3
Cost of sales		(501.4)		(534.4)
Gross profit		209.9		215.9
Operating income(1)		174.0		180.9
Gross margin (%)		29.5%		28.8%
Operating margin (%)		24.5%		24.1%
Vinyls
Net sales revenue	R$	399.4	R$	401.1
Cost of sales		(278.3)		(268.7)
Gross profit		121.1		132.4
Operating income(1)		108.0		123.6
Gross margin (%)		30.3%		33.0%
Operating margin (%)		27.0%		30.8%
Business Development
Net sales revenue	R$	126.4	R$	125.0
Cost of sales		(108.1)		(111.6)
Gross profit		18.3		13.4
Operating income(1)		12.2		8.5
Gross margin (%)		14.5%		10.7%
Operating margin (%)		9.7%		6.8%

(1)	Operating income does not include financial income and expenses.

Basic Petrochemicals

      Net Sales Revenue. Net sales revenue of the Basic Petrochemicals segment decreased by 4.3% in the three months ended March 31, 2004. Significant factors contributing to this decrease were:

•	a R$59.3 million, or 24.1%, decrease in net sales revenue from domestic sales of ethylene to third parties;

•	a R$22.5 million, or 13.5%, decrease in net sales revenue from export sales of propylene to third parties;

•	a R$16.8 million, or 13.6%, decrease in net sales revenue from domestic sales of benzene to third parties;

•	a R$16.3 million, or 39.4%, decrease in net sales revenue from export sales of MBTE to third parties;

•	a R$15.8 million, or 25.7%, decrease in net sales revenue from domestic sales of butadiene to third parties; and

•	a R$11.6 million, or 15.9%, decrease in net sales revenue from sales of utilities to third parties.

      These decreases were partially offset by:

•	a R$25.3 million, or 63.4%, increase in net sales revenue from export sales of benzene to third parties; and

•	a R$21.2 million, or 44.3%, increase in net sales revenue from total sales of automotive gasoline.

      Sales of basic petrochemicals by our Basic Petrochemicals segment to our other segments increased by 15.1% in the three months ended March 31, 2004 to R$294.9 million from R$256.3 million in the same period in 2003 and sales of utilities by our Basic Petrochemicals segment to our other segments increased by 28.9% in the three months ended March 31, 2004 to R$29.3 million from R$22.7 million in the same period in 2003. Sales of utilities to third parties decreased by 15.9% in the three months ended March 31, 2004 to R$61.5 million from R$73.1 million in the same period in 2003. Net export sales of the Basic Petrochemicals segment increased by 0.2% in the three months ended March 31, 2004 to R$ 147.7 million from R$147.4 million in the same period in 2003.

      Domestic sales volume of ethylene to third parties decreased by 15.3% to 108.3 thousand tons in the three months ended March 31, 2004 from 127.8 thousand tons in the same period in 2003, principally due to the scheduled maintenance and inspection shutdown of the Olefins 2 and Aromatics 2 units of our Basic Petrochemicals Unit for 35 days in the three months ended March 31, 2004. Average domestic prices for ethylene decreased by 10.4% to R$1,725 per ton in the three months ended March 31, 2004 from R$1,926 per ton in the same period in 2003.

      Export sales volume of propylene decreased by 64.3% to 8.5 thousand tons in the three months ended March 31, 2004 from 23.7 thousand tons in the same period in 2003, principally due to increased domestic demand in part resulting from lower average domestic prices for propylene, which declined by 10.8% to R$1,373 per ton in the three months ended March 31, 2004 from R$1,540 per ton in the same period in 2003. Average export prices for propoylene decreased by 26.2% to R$1,127 per ton in the three months ended March 31, 2004 from R$1,527 per ton in the same period in 2003.

      Domestic sales volume of benzene to third parties decreased by 31.1% to 28.9 thousand tons in the three months ended March 31, 2004 from 42.0 thousand tons in the same period in 2003, principally due to a scheduled maintenance stoppage at one of our principal benzene customers in the three months ended March 31, 2004. Average domestic prices for benzene decreased by 28.0% to R$1,430 per ton in the three months ended March 31, 2004 from R$1,986 per ton in the same period in 2003.

      Export sales volume of MBTE decreased by 8.5% to 26.8 thousand tons in the three months ended March 31, 2004 from 29.3 thousand tons in the same period in 2003. Average export prices for MBTE decreased by 33.8% to R$933 per ton in the three months ended March 31, 2004 from R$1,408 per ton in the same period in 2003.

      Domestic sales volume of butadiene to third parties decreased by 13.0% to 30.0 thousand tons in the three months ended March 31, 2004 from 34.5 thousand tons in the same period in 2003, principally due to the scheduled maintenance and inspection shutdown of the Olefins 2 and Aromatics 2 units of our Basic Petrochemicals Unit for 35 days in the three months ended March 31, 2004. Average domestic prices for butadiene decreased by 14.5% to R$1,522 per ton in the three months ended March 31, 2004 from R$1,780 per ton in the same period in 2003.

      Export sales volume of benzene increased by 118.1% to 47.0 thousand tons in the three months ended March 31, 2004 from 21.5 thousand tons in the same period in 2003, principally due to a scheduled maintenance stoppage at one of our principal benzene customers in the three months ended March 31,

2004. Average export prices for benzene decreased by 25.1% to R$1,390 per ton in the three months ended March 31, 2004 from R$1,855 per ton in the same period in 2003.

      Sales volume of automotive gasoline increased by 37.6% to 93.8 thousand cubic meters in the three months ended March 31, 2004 from 68.2 thousand cubic meters in the same period in 2003, principally due to delays in making this product available in the three months ended March 31, 2003, whereas we were able to make the product available more quickly in the same period in 2004 in part through exports financed by export pre-payment contracts. Average domestic prices for automotive gasoline increased by 15.8% to R$796 per cubic meters in the three months ended March 31, 2004 from R$687 per cubic meters in the same period in 2003, while average export prices for automotive gasoline decreased by 5.3% to R$683 per cubic meters in the three months ended March 31, 2004 from R$721 per cubic meters in the same period in 2003.

      Cost of Sales and Services and Gross Profit. Cost of sales and services of the Basic Petrochemicals segment decreased by 19.6% in the three months ended March 31, 2004 compared to the same period in 2003. This decrease was primarily attributable to the decrease in the average cost of naphtha to R$948 per ton for the three months ended March 31, 2004 from R$1,150 per ton for the same period in 2003 and the decrease in sales volume in the three months ended March 31, 2004 as a result of the scheduled maintenance and inspection shutdown of the Olefins 2 and Aromatics 2 units of our Basic Petrochemicals Unit. Naphtha accounted for 89.0% of the Basic Petrochemicals segment’s cost of sales in the three months ended March 31, 2004 and 87.0% during the same period in 2003.

      Gross profit of the Basic Petrochemicals segment increased by 300.5% in the three months ended March 31, 2004 compared to the same period in 2003, and gross margin increased to 20.0% in the three months ended March 31, 2004 compared to 4.8% in the same period in 2003.

      Operating Income. Operating income of the Basic Petrochemicals segment (which excludes financial income and expense and results from investment in associated companies) increased by 671.0% in the three months ended March 31, 2004 compared to the same period in 2003, principally as a result of a R$169.8 million increase in gross profit. Operating margin of the Basic Petrochemicals segment in the three months ended March 31, 2004 was 16.7% compared with 2.1% in the same period in 2003.

Polyolefins

      Net Sales Revenue. Net sales revenue of the Polyolefins segment decreased by 5.2% in the three months ended March 31, 2004 compared to the same period in 2003. This decrease was primarily attributable to an 8.6% decline in domestic polypropylene sales and a 11.8% decline in export sales of polyethylene from period to period. The effects of these declines were partially offset by a 3.1% increase in domestic sales of polyethylene and a 47.1% increase in export sales of polypropylene. Net export sales of the Polyolefins segment decreased by 15.2% to R$132.0 million in the three months ended March 31, 2004 from R$155.6 million in the same period in 2003.

      Domestic sales volume of polyethylene increased by 7.0% to 118.1 thousand tons in the three months ended March 31, 2004 from 110.4 thousand tons in the same period in 2003, principally due to increased demand in part resulting from lower average domestic prices for polyethylene, which decreased by 3.8% to R$2,666 per ton in the three months ended March 31, 2004 from R$2,771 per ton in the same period in 2003.

      Domestic sales volume of polypropylene decreased by 7.7% to 96.5 thousand tons in the three months ended March 31, 2004 from 104.5 thousand tons in the same period in 2003, principally due to the effects of increased competition in the domestic polypropylene market as a result of the commencement of operations of Polibrasil’s polypropylene plant in Mauá, in the State of São Paulo, in the second half of 2003. Average domestic prices for polypropylene decreased by 1.0% to R$2,723 per ton in the three months ended March 31, 2004 from R$2,751 per ton in the same period in 2003.

      Export sales volume of polyethylene decreased by 15.1% to 43.9 thousand tons in the three months ended March 31, 2004 from 51.7 thousand tons in the same period in 2003, principally due to our decision to sell a greater volume of polyethylene products domestically in light of increased demand in the domestic market. Average export prices for polyethylene increased by 4.6% to R$2,227 per ton in the three months ended March 31, 2004 from R$2,129 per ton in the same period in 2003.

      Export sales volume of polypropylene increased by 50.0% to 10.8 thousand tons in the three months ended March 31, 2004 from 7.2 thousand tons in the same period in 2003, reflecting our decision to increase exports of polypropylene due to an oversupply of polypropylene in the domestic market, which caused polypropylene prices in the domestic market to decrease. Average export prices for polypropylene decreased by 1.9% to R$2,220 per ton in the three months ended March 31, 2004 from R$2,263 per ton in the same period in 2003.

      Cost of Sales and Gross Profit. Cost of sales of the Polyolefins segment decreased by 6.2% in the three months ended March 31, 2004 compared to the same period in 2003. This decrease was primarily attributable to the decline in the cost of polyethylene and polypropylene as a result of the decline in the average cost of naphtha in reais and the 1.6% decline in total sales volume of this segment.

      Gross profit of the Polyolefins segment decreased by 2.8% in the three months ended March 31, 2004; however, gross margin increased to 29.5% in the three months ended March 31, 2004 compared to 28.8% during the same period in 2003.

      Operating Income. Operating income of the Polyolefins segment (which excludes financial income and expenses and results from investment in associated companies) decreased by 3.8% in the three months ended March 31, 2004 compared to the same period in 2003, primarily as a result of a R$6.0 million decrease in gross profit and a R$1.0 million increase in depreciation and amortization expenses. Operating margin of the Polyolefins segment increased slightly to 24.5% in the three months ended March 31, 2004 compared to 24.1% in the same period in 2003.

Vinyls

      Net Sales Revenue. Net sales revenue of the Vinyls segment decreased by 0.4% in the three months ended March 31, 2004. This decrease was primarily attributable to a 13.5% decline in domestic sales of caustic soda, a 38.5% decline in export sales of PVC, and a 7.8% decline in export sales of EDC. The effects of these declines were partially offset by a 9.2% increase in domestic sales of PVC. Net export sales of this segment decreased by 19.2% to R$52.2 million in the three months ended March 31, 2004 from R$64.6 million in the same period in 2003.

      Domestic sales volume of caustic soda increased by 3.8% to 105.8 thousand tons in the three months ended March 31, 2004 from 101.9 thousand tons in the same period in 2003, principally due to our strategic decision to reduce our caustic soda prices in order to recover our market share. Average domestic prices for caustic soda declined by 16.8% to R$615 per ton in the three months ended March 31, 2004 from R$739 per ton in the same period in 2003.

      Export sales volume of PVC decreased by 42.3% to 6.7 thousand tons in the three months ended March 31, 2004 from 11.6 thousand tons in the same period in 2003, principally due to our decision to increase our domestic PVC sales on which we earned higher margins.

      Export sales volume of EDC decreased by 0.9% to 43.4 thousand tons in the three months ended March 31, 2004 from 43.8 thousand tons in the same period in 2003. Average export prices for EDC declined by 6.9% to R$864 per ton in the three months ended March 31, 2004 from R$928 per ton in the same period in 2003.

      Domestic sales volume of PVC increased by 3.1% to 102.1 thousand tons in the three months ended March 31, 2004 from 99.0 thousand tons in the same period in 2003. Average domestic prices for PVC increased by 6.0% to R$2,636 per ton in the three months ended March 31, 2004 from R$2,487 per ton in the same period in 2003.

      Cost of Sales and Gross Profit. Cost of sales of the Vinyls segment increased by 3.6% in the three months ended March 31, 2004 compared to the same period in 2003. This increase was primarily attributable to the increase of 2.4% in the total sales volume of this segment.

      Gross profit of the Vinyls segment decreased by 8.5% in the three months ended March 31, 2004, while gross margin declined to 30.3% in the three months ended March 31, 2004 from 33.0% in the same period in 2003.

      Operating Income. Operating income of the Vinyls segment (which excludes financial income and expenses and results from investment in associated companies) decreased by 12.6% in the three months ended March 31, 2004, primarily as a result of an R$11.3 million decrease in gross profit and a R$6.6 million increase in selling, general and administrative expenses, primarily due to increased personnel expenses, associated with the scheduled maintenance and inspection shutdown of the Northeastern Complex plants of our Vinyls Unit and our PVC plant in Alagoas during the three months ended March 31, 2004. Operating margin of the Vinyls segment declined to 27.0% in the three months ended March 31, 2004 from 30.8% in the same period in 2003.

Business Development

      Our Business Development Unit is responsible for managing certain of our minority investments, principally our investments in Petroflex and Cetrel. However, as the results of our investments managed by our Business Development Unit are reported as investments in associated companies, the results of these companies are not included in the following segment discussion.

      Net Sales Revenue. Net sales revenue of our Business Development segment increased by 1.1% in the three months ended March 31, 2004 compared to the same period in 2003. This increase was primarily attributable to our exports of PET during the three months ended March 31, 2004. The effects of this increase were partially offset by a 9.9% decrease in domestic sales of caprolactam and a 84.3% decrease in domestic sales of DMT. Net export sales of this segment increased to R$17.6 million in the three months ended March 31, 2004 from R$7.7 million in the same period in 2003.

      Export sales volume of PET was 3.3 thousand tons in the three months ended March 31, 2004. We did not export PET in the three months ended March 31, 2003. Average export sales prices of PET were R$3,220 per ton in the three months ended March 31, 2004.

      Domestic sales volume of PET increased by 7.8% to 15.2 thousand tons in the three months ended March 31, 2004 from 14.1 thousand tons, primarily as a result of the increase in our PET plant’s annual production capacity from 60,000 tons to 70,000 tons in 2003. Average domestic sales prices of PET declined by 7.7% to R$3,143 per ton in the three months ended March 31, 2004 from R$3,406 per ton in the same period in 2003.

      Domestic sales volume of caprolactam remained stable at 10.9 thousand tons in the three months ended March 31, 2004 and 2003. Average domestic sales prices of caprolactam declined by 10.5% to R$4,183 per ton in the three months ended March 31, 2004 from R$4,676 per ton in the same period in 2003.

      Domestic sales volume of DMT decreased by 84.0% to 0.4 thousand tons in the three months ended March 31, 2004 from 2.5 thousand tons during the same period in 2003, principally due to the reduced availability of paraxylene, a raw material used in the production of DMT. Average domestic sales prices of DMT declined by 4.5% to R$1,995 per ton in the three months ended March 31, 2004 from R$2,089 per ton in the same period in 2003.

      Cost of Sales and Gross Profit. Cost of sales of the Business Development segment decreased by 3.1% in the three months ended March 31, 2004 compared to the same period in 2003, primarily reflecting the effects of a 2.5% decrease in sales volume of this segment. Gross profit of the Business Development segment increased by 36.6% in the three months ended March 31, 2004 compared to the same period in

2003, resulting in a gross margin for this period of 14.5% compared to 10.7% during the same period in 2003.

      Operating Income. Operating income of the Business Development segment (which excludes financial income and expenses and results from investment in associated companies) increased by 43.5% in the three months ended March 31, 2004, principally as a result of a R$4.9 million increase in gross profit. The effect of this increase was partially offset by a R$1.1 million increase in selling, general and administrative expenses, primarily as a result of increased personnel expenses associated with the scheduled maintenance and inspection shutdowns of the plants of our Business Development Unit during the three months ended March 31, 2004. Operating margin of the Business Development segment increased to 9.7% in the three months ended March 31, 2004 from 6.8% in the same period in 2003.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

Consolidated and Combined Results

      The following table sets forth consolidated and combined financial information for each of the two years ended December 31, 2003 and 2002.

	Year Ended December 31,

	2003						2002

					Excluding						Excluding
			Effects of		Effects of				Effects of		Effects of
			Instruction		Instruction				Instruction		Instruction
	Consolidated		247		247		Combined		247		247

	(in millions of reais)
Net sales revenue	R$	10,135.8	R$	(944.9)	R$	9,190.9	R$	7,576.6	R$	(709.0)	R$	6,867.6
Cost of sales and services rendered		(8,089.3)		747.7		(7,341.6)		(6,175.5)		546.6		(5,628.9)

Gross profit		2,046.5		(197.2)		1,849.3		1,401.1		(162.4)		1,238.7
Selling, general and administrative expenses		(471.9)		70.4		(401.5)		(577.7)		54.0		(523.7)
Investment in associated companies, net(1)		(158.2)		38.8		(119.4)		(251.7)		(62.0)		(313.7)
Depreciation and amortization		(193.5)		5.3		(188.2)		(222.4)		49.9		(172.5)
Financial expenses, net		(703.6)		48.1		(655.5)		(2,861.9)		73.4		(2,788.5)
Other operating income		49.7		1.5		51.2		1,132.7		(18.9)		1,113.8

Operating income (loss)		569.0		(33.1)		535.9		(1,379.9)		(66.0)		(1,445.9)
Non-operating expenses, net		(4.8)		0.2		(4.6)		(98.0)		23.8		(74.2)

Income (loss) before income tax and social contribution and minority interest		564.2		(32.9)		531.3		(1,477.9)		(42.2)		(1,520.1)
Income tax and social contribution		(122.9)		31.1		(91.8)		(89.8)		32.1		(57.7)

Income (loss) before minority interest		441.3		(1.8)		439.5		(1,567.7)		(10.1)		(1,577.8)
Minority interest		(226.2)		1.8		(224.4)		189.0		10.1		199.1

Net income (loss) for the year	R$	215.1	R$	—	R$	215.1	R$	(1,378.7)	R$	—	R$	(1,378.7)

(1)	Investment in associated companies, net, comprises equity in the results, amortization of goodwill, net, foreign exchange variation and tax incentives and other.

Net Sales Revenue

      Net sales revenue increased by 33.8% in 2003, primarily as a result of the growth in net sales revenue in each of our segments (as discussed below), particularly the 36.2% growth in net sales revenue of our Basic Petrochemicals segment and the 36.4% growth in net sales revenue of our Polyolefins segment.

Without giving effect to the proportional consolidation of our jointly controlled companies, our net sales revenue increased by 33.8% in 2003.

Cost of Sales and Services Rendered and Gross Profit

      Cost of sales and services rendered increased by 31.0% in 2003, primarily as a result of the growth in cost of sales in each of our segments, particularly the 31.2% growth in cost of sales and services rendered of our Basic Petrochemicals segment and the 31.9% growth in cost of sales of our Polyolefins segment, both related to the greater direct and indirect cost of naphtha. Without giving effect to the proportional consolidation of our jointly controlled companies, our cost of sales and services rendered increased by 30.4% in 2003.

      As a result, gross profit increased by 46.1% in 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, gross profit increased by 49.3% in 2003.

      Gross profit as a percentage of net sales revenue, or gross margin, for 2003 was 20.2% compared to 18.5% in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, gross margin increased to 20.1% for 2003 compared to 18.0% in 2002.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased by 18.3% in 2003, primarily as a result of the incurrence of non-recurring expenses in 2002 in an aggregate amount of R$136.0 million arising from our mergers with OPP Produtos and 52114 Participações and the integration into our company of the companies that we acquired and with whom we merged. Our ongoing integration process generated efficiencies that reduced our selling, general and administrative expenses in both periods, particularly in 2003. Selling, general and administrative expenses represented 4.7% of net sales revenue in 2003 compared to 7.6% of net sales revenue in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, selling, general and administrative expenses decreased by 23.3% in 2003, and selling, general and administrative expenses represented 4.4% of net sales revenue in 2003 compared to 7.6% of net sales revenue in 2002.

Investment in Associated Companies, Net

      Investment in associated companies, net, decreased by 37.1% in 2003, primarily as a result of the effect of tax benefits from our associated companies and a decrease of the amortization of goodwill. Without giving effect to the proportional consolidation of our jointly controlled companies, investment in associated companies, net, decreased by 61.9% in 2003.

Depreciation and Amortization

      Depreciation and amortization decreased by 13.0% in 2003, primarily as a result of decrease of depreciation and amortization from proportional consolidation of our jointly controlled companies. Without giving effect to the proportional consolidation of our jointly controlled companies depreciation and amortization increased by 9.1% in 2003.

Financial Expenses, Net

      Financial expenses, net, decreased by 75.4% in 2003, primarily as a result of the effects of the real/ U.S. dollar exchange rate on our U.S. dollar-denominated and U.S. dollar-indexed assets and liabilities. The 34.3% devaluation of the real against the U.S. dollar in 2002 resulted in a financial expense of R$2,076.1 million related to the exchange rate effect on our U.S. dollar-denominated and U.S. dollar-indexed liabilities and financial income of R$137.5 million related to the exchange rate effect on our U.S. dollar-denominated assets. By contrast, as a result of the 22.3% appreciation of the real against the U.S. dollar in 2003, we recorded financial income of R$969.4 million related to the exchange rate effect on our monetary liabilities and financial expense of R$211.1 million related to the exchange rate effect on our monetary assets. Without giving effect to the proportional consolidation of our jointly controlled companies, financial expenses, net decreased by 76.5% in 2003.

Other Operating Income, Net

      Other operating income, net decreased by 95.6% in 2003, primarily as a result of our recognition of the IPI tax credit of R$1,030.1 million that was recorded in the fourth quarter of 2002 as a result of a final judgment by the Brazilian Federal Supreme Court. See “— Principal Factors Affecting Our Results of Operations — Effect of Taxes on Our Income — Tax Disputes.” Without giving effect to the proportional consolidation of our jointly controlled companies, other operating income, net decreased by 95.4% to R$51.2 million in 2003 from R$1,113.8 million in 2002.

Operating Income (Loss)

      Operating income was R$569.0 million in 2003 as compared to an operating loss of R$1,379.9 million in 2002. Operating income represented 5.6% of net sales revenue in 2003, while operating loss represented 18.2% of net sales revenue in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, operating income was R$535.9 million in 2003 as compared to an operating loss of R$1,445.9 million in 2002, and operating income was 5.8% of net sales revenue in 2003, while operating loss represented 21.1% of net sales revenue in 2002.

Non-Operating Expenses, Net

      Non-operating expenses decreased by 95.1% in 2003. This decrease was primarily as a result of the effects of a reversal in 2002 of the provision for losses in investments in Cetrel and Codeverde – Companhia de Desenvolvimento Rio Verde in the amount of R$70.7 million because we no longer expect to incur losses on these investments. Without giving effect to the proportional consolidation of our jointly controlled companies, non-operating expenses decreased by 93.8% in 2003.

Income Tax and Social Contribution

      Income tax and social contribution increased by 36.9% in 2003. This increase was primarily as a result of our recording taxable income in 2003 as compared to our loss in 2002, the effect of which was partially offset by the net changes in the valuation of our deferred tax assets. Without giving effect to the proportional consolidation of our jointly controlled companies, income tax and social contribution increased by 59.1% in 2003.

Minority Interest

      Minority interest was an expense of R$226.2 million in 2003 compared to a gain of R$189.0 million in 2002. This change was primarily as a result of the improved net results recorded in 2003 by Trikem, compared to the losses recorded by Trikem in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, minority interest was an expense of R$224.4 million in 2003 compared to a gain of R$199.1 million in 2002.

Net Income (Loss)

      We recorded net income of R$215.1 million, or 2.1% of net sales revenue, in 2003 compared to a net loss of R$1,378.7 million, or 18.2% of net sales revenue, in 2002.

     Business Segment Results

      The following table sets forth consolidated and combined financial information for our business segments for each of the two years ended December 31, 2003 and 2002.

	Year Ended December 31,

	2003		2002

	Consolidated		Combined

	(In millions of reais,
	except percentages)
Basic Petrochemicals
Net sales revenue	R$	4,765.3	R$	3,499.1
Cost of sales		(4,111.5)		(3,006.3)
Gross profit		653.8		492.8
Operating income(1)		499.9		409.1
Gross margin (%)		13.7%		14.1%
Operating margin (%)		10.5%		11.7%
Polyolefins
Net sales revenue	R$	3,386.8	R$	2,482.3
Cost of sales		(2,719.7)		(2,062.4)
Gross profit		667.1		419.9
Operating income(1)		529.5		284.7
Gross margin (%)		19.7%		16.9%
Operating margin (%)		15.6%		11.5%
Vinyls
Net sales revenue	R$	1,371.8	R$	1,117.8
Cost of sales		(1,007.0)		(804.7)
Gross profit		364.8		313.1
Operating income(1)		313.7		265.8
Gross margin (%)		26.6%		28.0%
Operating margin (%)		22.9%		23.8%
Business Development
Net sales revenue	R$	455.3	R$	290.8
Cost of sales		(416.8)		(246.1)
Gross profit		38.5		44.7
Operating income(1)		28.8		35.3
Gross margin (%)		8.5%		15.4%
Operating margin (%)		6.3%		12.1%

(1)	Operating income does not include financial income and expenses.

     Basic Petrochemicals

      Net Sales Revenue. Net sales revenue of the Basic Petrochemicals segment increased by 36.2% in 2003. Significant factors contributing to this growth were:

•	a R$266.3 million, or 39.1%, increase in net sales revenue from domestic sales of ethylene to third parties;

•	a R$165.8 million, or 38.5%, increase in net sales revenue from domestic sales of propylene to third parties; and

•	a R$103.9 million, or 58.6%, increase in net sales revenue from domestic sales of butadiene to third parties.

      For more information about the sales volumes and net sales revenue of our basic petrochemicals products by product lines and markets, see “Business — Basic Petrochemicals Unit — Products of Our Basic Petrochemicals Unit.”

      Sales of basic petrochemicals by our Basic Petrochemicals segment to our other segments increased by 8.1% to R$910.7 million in 2003 from R$842.8 million in 2002 and sales of utilities by our Basic Petrochemicals segment to our other segments increased by 36.1% to R$103.8 million in 2003 from R$76.3 million in 2002. Sales of utilities to third parties increased by 15.1% to R$280.7 million in 2003 from R$244.0 million in 2002. Net export sales of the Basic Petrochemicals segment increased by 58.4% to R$490.7 million in 2003 from R$309.7 million in 2002, primarily as a result of the recovery of our production levels following the scheduled shutdown of the pyrolysis plant that is part of our Olefins 1 unit for 92 days in 2002.

      Domestic sales volume of ethylene to third parties increased by 6.9% to 559.1 thousand tons in 2003 from 522.8 thousand tons in 2002, principally due to the recovery of our production of ethylene following the maintenance shutdown of our Olefins 1 unit in 2002 and our increased production capacity for this product. Average domestic prices for ethylene increased by 30.1% to R$1,694 per ton in 2003 from R$1,302 per ton in 2002.

      Domestic sales volume of propylene to third parties increased by 2.9% to 399.2 thousand tons in 2003 from 388.1 thousand tons in 2002, principally due to the recovery of our production of propylene following the maintenance shutdown of our Olefins 1 unit in 2002. Average domestic prices for propylene increased by 34.7% to R$1,495 per ton in 2003 from R$1,110 per ton in 2002.

      Domestic sales volume of butadiene to third parties increased by 2.0% to 150.3 thousand tons in 2003 from 147.3 thousand tons in 2002, principally due to the recovery of our production of butadiene following the maintenance shutdown of our Olefins 1 unit in 2002. Average domestic prices for butadiene increased by 55.4% to R$1,870 per ton in 2003 from R$1,203 per ton in 2002.

      Cost of Sales and Services and Gross Profit. Cost of sales and services of the Basic Petrochemicals segment increased by 36.8% in 2003. This increase was primarily attributable to an increase of 34.1% in the average price of naphtha purchased in 2003, as well as the increased sales volume recorded in 2003. Naphtha accounted for 81.8% of the Basic Petrochemicals segment’s cost of sales in 2003 and 83.0% in 2002.

      Gross profit of the Basic Petrochemicals segment increased by 32.7% in 2003, and gross margin decreased to 13.7% for 2003 compared to 14.1% for 2002.

      Operating Income. Operating income of the Basic Petrochemicals segment (which excludes financial income and expense and results from investment in associated companies) increased by 22.2% in 2003, principally as a result of a R$161.0 million increase in gross profit. The increase in gross profit was partially offset by a R$37.9 million increase in selling, general and administrative expenses, primarily as a result of the allocation of overhead expenses in 2003, and a R$33.1 million decrease in other income, net, primarily as a result of the decline in amounts of PIS recovered in 2003 as compared to 2002. Operating margin of the Basic Petrochemical segment for 2003 was 10.5% compared with 11.7% in 2002.

     Polyolefins

      Net Sales Revenue. Net sales revenue of the Polyolefins segment increased by 36.4% in 2003. This increase was primarily attributable to a 32.1% increase in domestic sales of polypropylene, a 60.1% increase in export sales of polyethylene, a 16.0% increase in domestic sales of polyethylene and a 359.8% increase in export sales of polypropylene. Net export sales of the Polyolefins segment increased by 68.5% to

R$1,233.7 million in 2003 from R$732.2 million in 2002. For more information about the sales volumes and net sales revenue of our polyolefins products by product line and markets, see “Business — Polyolefins Unit — Products of Our Polyolefins Unit.”

      Domestic sales volume of polyethylene decreased by 9.4% to 444.8 thousand tons in 2003 from 490.7 thousand tons in 2002, principally due to our strategic decision to maintain our margins on polyethylene despite decreased demand for polyethylene as a result of the recession in Brazil. Average domestic prices for polyethylene increased by 27.9% to R$2,565 per ton in 2003 from R$2,004 per ton in 2002.

      Domestic sales volume of polypropylene decreased by 5.1% to 374.9 thousand tons in 2003 from 395.1 thousand tons in 2002, primarily as a result of reduced demand for polypropylene in 2003 and increased competition in this market as a result of the commencement of operations of Polibrasil’s new polypropylene plant. Average domestic prices for polypropylene increased by 39.2% to R$2,689 per ton in 2003 from R$1,931 per ton in 2002.

      Export sales volume of polyethylene increased by 32.8% to 204.4 thousand tons in 2003 from 153.9 thousand tons in 2002, principally due to our strategic decision to increase our exports of polyethylene despite the lower margins available in the international market rather than lower our capacity utilization rate in response to the reduced domestic demand for polyethylene. Average export prices for polyethylene increased by 20.6% to R$1,888 per ton in 2003 from R$1,565 per ton in 2002.

      Export sales volume of polypropylene increased by 306.2% to 66.2 thousand tons in 2003 from 16.3 thousand tons in 2002, principally due to our strategic decision to increase our exports of polypropylene despite the lower margins available in the international market rather than lower our capacity utilization rate in response to the reduced domestic demand for, and increased domestic supply of, polypropylene. Average export prices for polypropylene increased by 13.2% to R$1,781 per ton in 2003 from R$1,573 per ton in 2002.

      Cost of Sales and Gross Profit. Cost of sales of the Polyolefins segment increased by 31.9% in 2003. This increase was primarily attributable to increases in the prices of ethylene and propylene, the principal raw materials of this segment, as well as our increased sales volume in 2003.

      Gross profit of the Polyolefins segment increased by 58.9% in 2003, and gross margin increased to 19.7% in 2003 compared to 16.9% in 2002.

      Operating Income. Operating income of the Polyolefins segment (which excludes financial income and expenses and results from investment in associated companies) increased by 86.0% in 2003, primarily as a result of the R$247.2 million increase in the gross profit of this segment. Our Polyolefins segment reduced its selling, general and administrative expenses to 4.1% of net sales revenue in 2003 from 5.5% of net sales revenue in 2002, primarily as a result of cost cutting initiatives introduced and efficiencies achieved in this segment following our merger with OPP Produtos. Operating margin of the Polyolefins segment increased to 15.6% in 2003 compared to 11.5% in 2002.

     Vinyls

      Net Sales Revenue. Net sales revenue of the Vinyls segment increased by 22.7% in 2003. This increase was primarily attributable to an 18.4% increase in this segment’s domestic sales, principally as a result of the increase in the average domestic prices of our vinyls products. Net export sales of this segment increased by 55.5% to R$203.7 million in 2003 from R$131.0 million in 2002. This increase in net export sales was primarily attributable to our increased export sales of PVC and EDC. For more information about the sales volumes and net sales revenue of our vinyls products by product line and markets, see “Business — Vinyls Unit — Products of Our Vinyls Unit.”

      Domestic sales volume of PVC decreased by 2.2% to 342.4 thousand tons in 2003 from 350.1 thousand tons in 2002, principally due to reduced demand for applications in the infrastructure, sanitation and construction sectors. This reduced demand was partially offset by increased exports of PVC and increased demand for PVC for applications in footwear, plastic films and laminates. Average domestic prices for PVC increased by 17.4% to R$2,390 per ton in 2003 from R$2,035 per ton in 2002.

      Export sales volume of PVC increased by 12.0% to 55.4 thousand tons in 2003 from 49.5 thousand tons in 2002, principally due to our strategic decision to increase our exports of PVC despite the lower margins available in the international market rather than lower our capacity utilization rate in response to the reduced domestic demand for PVC. Average export prices for PVC increased by 27.3% to R$1,710 per ton in 2003 from R$1,343 per ton in 2002.

      Domestic sales of caustic soda increased by 6.4% to 426.6 thousand tons in 2003 from 400.9 thousand tons in 2002, principally due to increased demand by our customers in the domestic aluminum and pulp and paper industries. Average domestic prices for caustic soda increased by 20.1% to R$681 per ton in 2003 from R$567 per ton in 2002.

      Export sales of EDC increased by 34.1% to 160.1 thousand tons in 2003 from 119.4 thousand tons in 2002, principally due to increased sales to our distributor in the Asian market as a result of increased demand by producers of PVC products in this market. Average export prices for EDC increased by 25.9% to R$680 per ton in 2003 from R$540 per ton in 2002, primarily due to the upward trend in international market prices for EDC in 2003 caused by, among other factors, the limited global production capacity for this product.

      Cost of Sales and Gross Profit. Cost of sales of the Vinyls segment increased by 25.1% in 2003. This increase was primarily attributable to (1) the increased cost of ethylene, (2) the increased cost of electric power in 2003 resulting from the institution of a surcharge by the Brazilian federal energy regulator to compensate electric power companies for losses attributable to the Brazilian government’s electric power rationing program in 2001 and 2002, and (3) our increased sales volume for most of our vinyls products in 2003.

      Gross profit of the Vinyls segment increased by 16.5% to R$364.8 million in 2003 from R$313.1 million in 2002, while gross margin declined to 26.6% in 2003 from 28.0% in 2002.

      Operating Income. Operating income of the Vinyls segment (which excludes financial income and expenses and results from investment in associated companies) increased by 18.0% in 2003, primarily as a result of the increase in gross profits of this segment. Operating margin of the Vinyls segment declined to 22.9% in 2002 from 23.8% in 2002.

Business Development

      Our Business Development Unit is responsible for managing certain of our minority investments, principally our investments in Petroflex and Cetrel. However, as the results of our investments managed by our Business Development Unit are reported as investments in associated companies, the results of these companies are not included in the following segment discussion.

      Net Sales Revenue. Net sales revenue of our Business Development segment increased by 56.6% in 2003. This increase was primarily attributable to the effects of our merger with 52114 Participações, through which we acquired the caprolactam and other operations of Nitrocarbono in August 2002. Net export sales of this segment, consisting primarily of caprolactam, increased to R$34.3 million in 2003 from R$20.1 million in 2002 due to the effects of our merger with 52114 Participações. For more information about the sales volumes and net sales revenue of our business development products by product line and markets, see “Business — Business Development Unit — Products of Our Business Development Unit.”

      Domestic sales volume of PET decreased by 7.9% to 55.1 thousand tons in 2003 from 59.8 thousand tons in 2002, principally due to reduced demand for PET for soft drink packaging applications. This reduced demand was partially offset by increased demand for PET for packaging applications in the cleaning products, cosmetics and pharmaceuticals industries. Average domestic prices for PET increased by 19.9% to R$3,056 per ton in 2003 from R$2,548 per ton in 2002.

      Domestic sales volume of caprolactam increased by 181.7% to 42.5 thousand tons in 2003 from 15.1 thousand tons in 2002, principally due to the effect of our merger with 52114 Participações. Average domestic prices for caprolactam declined by 5.8% to R$4,237 per ton in 2003 from R$4,500 per ton in 2002, primarily as a result of the effects of price competition stemming from excess global capacity for this product.

      Cost of Sales and Gross Profit. Cost of sales of the Business Development segment increased by 69.4% in 2003, reflecting the effects of our merger with 52114 Participações and the increased cost for caprolactam on a unit basis due to the shutdown of our caprolactam plant in the first quarter of 2003 for maintenance, and in the third quarter of 2003 due to temporary problems with the quality of the ammonia delivered to this plant. Gross profit of the Business Development segment decreased by 13.9% in 2003, resulting in a gross margin for 2003 of 8.5% from 15.4% in 2002.

      Operating Income. Operating income of the Business Development segment (which excludes financial income and expenses and results from investment in associated companies) declined by 18.4% in 2003, principally as a result of a R$9.6 million increase in the selling, general and administrative expenses of this segment due to the effects of our merger with 52114 Participações and the R$6.2 million decline in this segment’s gross profit. These factors were partially offset by a R$9.6 million increase in other income, net, primarily as a result of our receipt of insurance proceeds related to the interruption of our caprolactam plant’s operations. Operating margin of the Business Development segment declined to 6.3% in 2003 from 12.1% in 2002.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Combined Results

      The following table sets forth combined financial information for our company for each of the two years ended December 31, 2002 and 2001.

	Year Ended December 31,

	2002						2001

					Excluding						Excluding
			Effects of		Effects of				Effects of		Effects of
			Instruction		Instruction				Instruction		Instruction
	Combined		247		247		Combined		247		247

					(in millions of reais)
Net sales revenue	R$	7,576.6	R$	(709.0)	R$	6,867.6	R$	4,459.5	R$	(323.0)	R$	4,136.5
Cost of sales and services rendered		(6,175.5)		546.6		(5,628.9)		(3,637.6)		254.2		(3,383.4)

Gross profit		1,401.1		(162.4)		1,238.7		821.9		(68.8)		753.1
Selling, general and administrative expenses		(577.7)		54.0		(523.7)		(210.3)		29.3		(181.0)
Investment in associated companies, net		(251.7)		(62.0)		(313.7)		(214.3)		(18.5)		(232.8)
Depreciation and amortization		(222.4)		49.9		(172.5)		(111.3)		(2.7)		(114.0)
Financial expenses, net		(2,861.9)		73.4		(2,788.5)		(506.5)		38.4		(468.1)
Other operating income		1,132.7		(18.9)		1,113.8		103.3		(0.7)		102.6

Operating loss		(1,379.9)		(66.0)		(1,445.9)		(117.2)		(23.0)		(140.2)
Non-operating expenses, net		(98.0)		23.8		(74.2)		(120.8)		4.7		(116.1)

Income (loss) before income tax and social contribution and minority interest		(1,477.9)		(42.2)		(1,520.1)		(238.0)		(18.3)		(256.3)
Income tax and social contribution		(89.8)		32.1		(57.7)		(77.6)		21.6		(56.0)

Loss before minority interest		(1,567.7)		(10.1)		(1,577.8)		(315.6)		3.3		(312.3)
Minority interest		189.0		10.1		199.1		(108.9)		(3.3)		(112.2)

Net loss for the year	R$	(1,378.7)	R$	—	R$	(1,378.7)	R$	(424.5)	R$	—	R$	(424.5)

Net Sales Revenue

      Net sales revenue increased by 69.9% in 2002, primarily as a result of the inclusion of the net sales revenue of the Polyolefins, Vinyls and Business Development Units in our net sales revenue following the date of our acquisition of Nova Camaçari and the OPP Produtos Merger. Without giving effect to the proportional consolidation of our jointly controlled companies, our net sales revenue increased by 66.0% in 2002, primarily as a result of the inclusion of the net sales revenue of the Polyolefins, Vinyls and Business Development Units following the date of our acquisition of Nova Camaçari and our merger with OPP Produtos.

Cost of Sales and Services Rendered and Gross Profit

      Cost of sales and services rendered increased by 69.8% in 2002, primarily as a result of the inclusion of the cost of sales of the Polyolefins, Vinyls and Business Development Units following the date of our acquisition of Nova Camaçari and our merger with OPP Produtos. Without giving effect to the proportional consolidation of our jointly controlled companies, our cost of sales and services rendered increased by 66.4% in 2002, primarily as a result of the inclusion of the cost of sales of the Polyolefins, Vinyls and Business Development Units following the date of our acquisition of Nova Camaçari and our merger with OPP Produtos.

      As a result, gross profit increased by 70.5% in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, gross profit increased by 64.5% in 2002.

      Gross margin increased slightly to 18.5% in 2002 from 18.4% in 2001.

      Without giving effect to the proportional consolidation of our jointly controlled companies, gross margin declined to 18.0% for 2002 from 18.2% in 2001.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased by 174.7% in 2002, primarily as a result of the inclusion of the selling expenses of the Polyolefins, Vinyls and Business Development Units following the date of our acquisition of Nova Camaçari and our merger with OPP Produtos. As a percentage of net, sales, selling, general and administrative expenses increased to 7.6% of net sales revenue in 2002 from 4.7% in 2001, principally as a result of the incurrence of expenses related to our mergers with OPP Produtos and 52114 Participações in 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, selling, general and administrative expenses increased by 189.3% in 2002, and selling, general and administrative expenses increased to 7.6% of net sales revenue in 2002 from 4.4% in 2001.

Investment in Associated Companies, Net

      Investment in associated companies, net, increased by 17.4% in 2002, primarily as a result of the amortization of goodwill on the associated companies from the acquisition of Nova Camaçari and our merger with OPP Produtos. Without giving effect to the proportional consolidation of our jointly controlled companies, investment in associated companies, net, increased by 34.7% in 2002.

Depreciation and Amortization

      Depreciation and amortization increased by 99.8% in 2002, primarily as a result of the inclusion of a portion of the depreciation and amortization expenses of Copesul following the date of our merger with OPP Produtos.

      Without giving effect to the proportional consolidation of our jointly controlled companies, depreciation and amortization increased by 51.3% in 2002.

Financial Expenses, Net

      Financial expenses, net increased by 465.0% in 2002, primarily as a result of the inclusion of the indebtedness from the companies that we acquired in the acquisition of Nova Camaçari and our merger with OPP Produtos. In addition, our financial expenses, net increased as a result of the effects of the real/U.S. dollar exchange rate on our U.S. dollar-denominated and U.S. dollar-indexed assets and liabilities. The 34.3% devaluation of the real against the U.S. dollar in 2002 resulted in a financial expense of R$2,076.1 million related to the exchange rate effect on our U.S. dollar-denominated and U.S. dollar-indexed liabilities and financial income of R$137.5 million related to the exchange rate effect on our U.S. dollar-denominated assets. In contrast, as a result of the 15.7% depreciation of the real against the U.S. dollar in 2001, we recorded financial expense of R$290.7 million related to the exchange rate effect on our U.S. dollar-denominated and U.S. dollar-indexed liabilities and financial income of R$92.8 million related to the exchange rate effect on our U.S. dollar-denominated assets.

      Without giving effect to the proportional consolidation of our jointly controlled companies, financial expenses, net increased by 495.7% in 2002.

Other Operating Income

      Other operating income increased to R$1,132.7 million in 2002 from R$103.3 million in 2001, primarily as a result of our recognition of the IPI tax credit of R$1,030.1 million that was recorded in the fourth quarter of 2002 as a result of a final judgment by the Brazilian Federal Supreme Court. Without giving effect to the proportional consolidation of our jointly controlled companies, other operating income increased to R$1,113.8 million in 2002 from R$102.6 million in 2001.

Operating Loss

      Operating loss increased to R$1,379.9 million in 2002 from R$117.2 million in 2001. Operating loss represented 18.2% of net sales revenue in 2002 compared to 2.6% of net sales revenue in 2001. Without giving effect to the proportional consolidation of our jointly controlled companies, operating loss increased to R$1,445.9 million in 2002 from R$140.2 million in 2001, and operating loss increased to 21.1% of net sales revenue in 2002 from 3.4% of net sales revenue in 2001.

Non-Operating Expenses, Net

      Non-operating expenses decreased by 18.9% in 2002. This decrease was primarily as a result of higher expenses on disposal of permanent assets in 2001. Without giving effect to the proportional consolidation of our jointly controlled companies, non-operating expenses decreased by 36.1% in 2002.

Income Tax and Social Contribution

      Income tax and social contribution increased by 15.7% in 2002, primarily as a result of a R$45.3 million increase of non-deductible amortization of goodwill, despite our larger losses in 2002 which was offset by a valuation allowance on our net operating loss carryforward. Without giving effect to the proportional consolidation of our jointly controlled companies, income tax and social contribution increased by 3.0% in 2002.

Minority Interest

      Minority interest was R$189.0 million in 2002 compared to negative R$108.9 million in 2001. The gain recorded in 2002 primarily represented the proportion of the R$476.7 million loss sustained by Trikem in that year that was attributable to the interests in Trikem held by Trikem’s minority shareholders. In addition, the gain in 2002 was partially offset by the proportion of income earned by Polialden in 2002 that was attributable to the interests in Polialden held by its minority shareholders. In 2001, both Trikem and Polialden recorded net income, a portion of which was recorded as minority interest by our company to reflect the proportional interests of the minority shareholders in these companies. Without giving effect to the proportional consolidation of our jointly controlled companies, minority interest was R$199.1 million in 2002 compared to negative R$112.2 million in 2001.

Net Loss

      Net loss increased by 224.8% in 2002. Net loss represented 18.2% of net sales revenue in 2002, compared to 9.5% of net sales revenue in 2001.

Business Segment Results

      The following table sets forth combined financial information for our business segments for each of the two years ended December 31, 2002 and 2001.

	Year Ended December 31,

	Combined

	2002		2001

	(In millions of reais,
	except percentages)
Basic Petrochemicals
Net sales revenue	R$	3,499.1	R$	3,297.4
Cost of sales		(3,006.3)		(2,900.0)
Gross profit		492.8		397.4
Operating income(1)		409.1		299.1
Gross margin (%)		14.1%		12.1%
Operating margin (%)		11.7%		9.1%
Polyolefins
Net sales revenue	R$	2,482.3	R$	896.8
Cost of sales		(2,062.4)		(679.1)
Gross profit		419.9		217.7
Operating income(1)		284.7		139.2
Gross margin (%)		16.9%		24.3%
Operating margin (%)		11.5%		15.5%
Vinyls
Net sales revenue	R$	1,117.8	R$	377.5
Cost of sales		(804.7)		(274.9)
Gross profit		313.1		102.6
Operating income(1)		265.8		141.7
Gross margin (%)		28.0%		27.2%
Operating margin (%)		23.8%		37.5%
Business Development
Net sales revenue	R$	290.8	R$	72.7
Cost of sales		(246.1)		(61.4)
Gross profit		44.7		11.3
Operating income(1)		35.3		7.7
Gross margin (%)		15.4%		15.5%
Operating margin (%)		12.1%		10.6%

(1)	Operating income does not include financial income and expenses.

     Basic Petrochemicals

      Net Sales Revenue. Net sales revenue of our Basic Petrochemicals segment increased by 6.1% in 2002. Significant factors contributing to this growth were:

•	a R$111.9 million, or 35.1%, increase in net sales revenue from domestic sales of propylene to third parties;

•	a R$99.1 million, or 167.4%, increase in net sales revenue from export sales of benzene to third parties;

•	a R$72.1 million, or 83.4%, increase in net sales revenue from export sales of methyl tertiary butyl ether, or MTBE, to third parties;

•	a R$68.8 million, or 61.4%, increase in net sales revenue from domestic sales of benzene to third parties; and

•	a R$41.5 million, or 71.6%, increase in net sales revenue from export sales of propylene to third parties.

These factors were partially offset by:

•	a R$302.2 million, or 30.8%, decline in net sales revenue from domestic sales of ethylene to third parties; and

•	a R$49.2 million, or 40.8%, decline in net sales revenue from domestic sales of para-xylene to third parties.

      Production and sales volumes of some of our basic petrochemical products were affected in 2002 by the scheduled shutdown of one of our pyrolysis plants for 92 days in 2002. Domestic sales volumes of certain of our basic petrochemical products decreased in 2002 primarily due to the effects of our acquisition of Nova Camaçari and our merger with OPP Produtos. Prior to the date of our acquisition of Nova Camaçari, sales of our basic petrochemicals products to the companies that currently form our other segments were classified as sales to third parties. Sales to Polialden, OPP Química, Trikem and Proppet following our acquisition of Nova Camaçari were classified as intercompany sales in our consolidated accounting records.

      Sales of basic petrochemicals by our Basic Petrochemicals segment to our other segments increased by 84.4% to R$842.8 million in 2002 from R$457.0 million in 2001, and sales of utilities by our Basic Petrochemicals segment to our other segments increased by 34.3% to R$76.3 million in 2002 from R$56.8 million in 2001. Sales of utilities to third parties increased by 8.5% to R$244.0 million in 2002 from R$224.9 million in 2001. Net export sales of the Basic Petrochemicals segment increased by 55.6% to R$674.5 million in 2002 from R$433.6 million in 2001, primarily as a result of the commencement of exports of gasoline and of a 68.8% increase in the average export price of benzene.

      Domestic sales volume of propylene to third parties decreased by 5.9% to 388.1 thousand tons in 2002 from 412.6 thousand tons in 2001, principally due to a scheduled shutdown of one of our pyrolysis plants and the effects of our acquisition of Nova Camaçari and our merger with OPP Produtos. Average domestic prices for propylene increased by 43.6% to R$1,110 per ton in 2002 from R$773 per ton in 2001.

      Export sales volume of benzene increased by 2.8% in 2002 to 96.3 thousand tons from 93.7 thousand tons in 2001, principally due to attractive export opportunities. Average export prices for benzene increased by 68.8% to R$1,067 per ton in 2002 from R$632 per ton in 2001.

      Export sales volume of MTBE decreased by 5.7% in 2002 to 104.6 thousand tons from 110.9 thousand tons in 2001, principally due to a scheduled shutdown of our pyrolysis plants. Average export prices for MTBE increased by 26.3% to R$985 per ton in 2002 from R$780 per ton in 2001.

      Domestic sales volume of benzene to third parties increased by 13.9% to 198.5 thousand tons in 2002 from 174.2 thousand tons in 2001, principally due to the recovery and growth in 2002 of the domestic benzene market. Average domestic prices for benzene increased by 41.7% to R$911 per ton in 2002 from R$643 per ton in 2001.

      Export sales volume of propylene decreased by 31.4% in 2002 to 48.4 thousand tons from 70.6 thousand tons in 2001, principally due to a scheduled shutdown of our pyrolysis plants. Average export prices for propylene increased by 62.8% to R$1,335 per ton in 2002 from R$820 per ton in 2001.

      Domestic sales volume of ethylene to third parties decreased by 42.8% to 522.8 thousand tons in 2002 from 914.6 thousand tons in 2001, principally due to a scheduled shutdown of one of our pyrolysis plants and the effects of our acquisition of Nova Camaçari and our merger with OPP Produtos. Prior to the date of our acquisition of Nova Camaçari, sales of our basic petrochemicals products to the companies that currently form our other segments were classified as sales to third parties. Average domestic prices for ethylene increased by 21.2% to R$1,302 per ton in 2002 from R$1,074 per ton in 2001.

      Domestic sales volume of para-xylene to third parties decreased by 52.8% to 54.2 thousand tons in 2002 from 114.8 thousand tons in 2001, principally due to a scheduled shutdown of one of our pyrolysis plants and the effects of our acquisition of Nova Camaçari. Average domestic prices for para-xylene increased by 25.3% to R$1,317 per ton in 2002 from R$1,051 per ton in 2001, primarily as a result of increases in international market prices for ethylene in 2002 coupled with the effect of the significant devaluation of the real in 2002.

      Cost of Sales and Services and Gross Profit. Cost of sales and services of the Basic Petrochemicals segment increased by 3.7% in 2002. This increase was primarily attributable to a 22.7% increase in the average price of naphtha we purchased in 2002. Naphtha accounted for 83.0% of the Basic Petrochemicals segment’s cost of sales in 2002 and 75.0% in 2001.

      Gross profit of the Basic Petrochemicals segment increased by 24.0% in 2002, and gross margin increased to 14.1% in 2002 from 12.1% in 2001.

      Operating Income. The operating income of the Basic Petrochemicals segment (which excludes financial income and expenses and results from investment in associated companies) increased by 36.8% in 2002, principally as a result of a R$95.4 million increase in the gross profit of this segment and a R$59.3 million increase in other income, net, primarily as a result of the increase in amounts of PIS recovered in 2002 as compared to 2001. These factors were partially offset by a R$41.7 million increase in selling, general and administrative expenses due to certain non-recurring expenses incurred in connection with our acquisitions and mergers and the integration into our company of the companies that we acquired and with which we merged. The Basic Petrochemical segment’s operating margin increased to 11.7% in 2002 from 9.1% in 2001.

     Polyolefins

      Net Sales Revenue. Net sales revenue of our Polyolefins segment increased by 176.8% in 2002. This increase was primarily attributable to the effects of our merger with OPP Produtos and the acquisition of Nova Camaçari, as we did not produce polyolefins products prior to the date of our acquisition of Nova Camaçari. Net export sales of the Polyolefins segment increased by 267.9% to R$732.2 million in 2002 from R$199.0 million in 2001. This increase in net export sales was primarily attributable to the effects of our merger with OPP Produtos.

      Net sales revenue of our Polyolefins segment increased by 27.6% to R$2,482.3 million in 2002 as compared to aggregate net sales revenue of OPP Química and Polialden of R$1,945.5 million in 2001. This increase was primarily attributable to the 18.9% increase of net export sales of polyethylene by the Polyolefins segment to R$241.0 million in 2002 as compared to aggregate net export sales of polyethylene by OPP Química and Polialden of R$202.7 million in 2001 and the 24.6% increase of domestic sales of polypropylene by the Polyolefins segment to R$763.2 million in 2002 as compared to aggregate domestic sales of polypropylene by OPP Química and Polialden of R$612.7 million in 2001.

      Domestic sales volume of polyethylene decreased by 0.2% to 490.7 thousand tons in 2002 as compared to an aggregate of 491.9 thousand tons for OPP Química and Polialden in 2001, principally as a result of the reduced supply of ethylene available from our Basic Petrochemicals Unit as a result of the maintenance shutdown of our Olefins Unit 1 in 2002. Average domestic prices for polyethylene increased by 5.1% to R$2,004 per ton in 2002 from R$1,906 per ton in 2001.

      Domestic sales volume of polypropylene increased by 16.7% to 395.1 thousand tons in 2002 as compared to an aggregate of 338.5 thousand tons for OPP Química and Polialden in 2001, reflecting improved demand for polypropylene in 2002 as a result of the growth of the Brazilian economy and the termination in February 2002 of the Brazilian government’s electric power rationing program initiated in June 2001. Average domestic prices for polypropylene increased by 6.7% to R$1,931 per ton in 2002 from R$1,810 per ton in 2001.

      Export sales volume of polyethylene increased by 17.7% to 153.9 thousand tons in 2002 as compared to an aggregate of 130.7 thousand tons for OPP Química and Polialden in 2001, principally as a result of favorable export prices. Average export prices for polyethylene increased by 0.9% to R$1,565 per ton in 2002 from R$1,551 per ton in 2001.

      Export sales volume of polypropylene decreased by 57.5% to 16.3 thousand tons in 2002 as compared to an aggregate of 38.4 thousand tons for OPP Química and Polialden in 2001, reflecting our decision to decrease exports of polypropylene to take advantage of the improved demand for polypropylene in the domestic market. Average export prices for polypropylene increased by 24.2% to R$1,573 per ton in 2002 from R$1,267 per ton in 2001.

      Cost of Sales and Gross Profit. Cost of sales of the Polyolefins segment increased by 203.7% in 2002. This increase was primarily attributable to the effects of our merger with OPP Produtos and the acquisition of Nova Camaçari. Gross profit of the Polyolefins segment increased by 92.9% in 2002, primarily due to the effects of our merger with OPP Produtos and the acquisition of Nova Camaçari.

      Cost of sales of the Polyolefins segment increased by 37.3% to R$2,062.4 million in 2002 as compared to aggregate cost of sales of OPP Química and Polialden of R$1,502.4 million in 2001. This increase was primarily due to (1) increases in the cost of ethylene and propylene in 2002, (2) the inclusion of freight costs in cost of sales in 2002, and (3) our increased sales volume in 2002. Freight costs were previously classified as selling, general and administrative expenses.

      Gross margin for the Polyolefins segment decreased to 16.9% in 2002 from 24.3% in 2001. This decrease was primarily due to increases in the cost of ethylene and propylene in 2002 resulting from the significant devaluation of the real, which we were not able to pass through quickly to our customers through increases in the prices of our polyolefins products and to the inclusion of freight costs in cost of sales in 2002.

      Gross profit of the Polyolefins segment decreased by 5.3% to R$419.9 million in 2002 as compared to aggregate gross profit of OPP Química and Polialden of R$443.2 million in 2001, and gross margin decreased to 16.9% in 2002 from 22.8% in 2001, primarily as a result of our inability to pass through quickly the increased cost of raw materials to our customers through increases in the prices of our polyolefins products.

      Operating Income. Operating income of the Polyolefins segment (which excludes financial income and expenses and results from investment in associated companies) increased by 104.5% in 2002, primarily due to a R$202.2 million increase in this segment’s gross profit and a R$49.6 million increase in selling, general and administrative expenses, primarily due to the effects of our merger with OPP Produtos and the acquisition of Nova Camaçari.

      Operating income of the Polyolefins segment increased by 13.5% to R$284.7 million in 2002 as compared to aggregate operating income of OPP Química and Polialden of R$250.8 million in 2001, principally due to a R$54.3 million decline in selling, general and administrative expenses, primarily due to the effects of the reclassification of freight expenses as part of cost of sales in 2002. Operating margin for 2002 decreased to 11.5% from 12.9% in 2001.

     Vinyls

      Net Sales Revenue. Net sales revenue of the Vinyls segment increased by 196.1% in 2002. This increase was primarily attributable to the effects of our merger with OPP Produtos, as we did not produce vinyls products prior to July 25, 2001. Net export sales of the Vinyls segment increased by 249.3% to

R$131.0 million in 2002 from R$37.5 million in 2001. This increase in net export sales was primarily attributable to the effects of our merger with OPP Produtos.

      Net sales revenue of our Vinyls unit increased by 18.4% to R$1,117.8 million in 2002 as compared to net sales revenue of Trikem of R$944.2 million in 2001. This increase was primarily attributable to a 30.6% increase in domestic sales of PVC and a 284.7% increase in export sales of EDC. Net export sales of the Vinyls segment increased by 60.7% in 2002 to R$131.0 million as compared to net export sales by Trikem of R$81.5 million in 2001.

      Domestic sales volume of PVC by the Vinyls segment increased by 6.9% to 350.1 thousand tons in 2002 as compared to Trikem’s sales volume of 327.6 thousand tons in 2001, principally as a result of the return to normal production and consumption levels in 2002 following the termination of the Brazilian government’s electric power rationing program, which had depressed domestic consumption in 2001. Average domestic prices for PVC increased by 22.3% to R$2,035 per ton in 2002 from R$1,664 per ton in 2001.

      Domestic sales volume of caustic soda by the Vinyls segment increased by 11.8% to 400.9 thousand tons in 2002 as compared to Trikem’s sales volume of 358.7 thousand tons in 2001, principally due to higher domestic demand for caustic soda stemming from the termination of the Brazilian government’s electric power rationing program. Average domestic prices for caustic soda decreased by 31.8% to R$567 per ton in 2002 from R$832 per ton in 2001.

      Export sales volume of EDC by the Vinyls segment increased by 16.0% to 119.4 thousand tons in 2002 as compared to Trikem’s sales volume of 102.9 thousand tons in 2002, principally due increased sales to our distributor in the Asian market as a result of increased demand for EDC by producers of PVC products in this market. Average export prices for EDC increased by 231.3% to R$540 per ton in 2002 from R$163 per ton in 2001, primarily due to the upward trend in international market prices for EDC in 2002 caused by, among other factors, the limited global production capacity for this product, coupled with the effects of the significant devaluation of the real in 2002.

      Cost of Sales and Gross Profit. Cost of sales of the Vinyls segment increased by 192.7% in 2002. This increase was primarily attributable to the effects of our merger with OPP Produtos.

      Cost of sales of the Vinyls segment increased by 25.5% to R$804.7 million in 2002 as compared to Trikem’s cost of sales of R$641.1 million in 2001. This increase was primarily a result of increases in the prices that this segment paid for ethylene and electric power, as well as our increased sales volume in 2002.

      Gross profit of the Vinyls segment increased by 205.2% in 2002, and gross margin of the Vinyls segment declined to 28.0% for 2002 from 27.2% in 2001. This decline in gross margin was primarily due to the higher unit costs of the products of this segment in 2002 as a result of increases in the prices that this segment paid for ethylene and electric power.

      Gross profit of the Vinyls segment increased by 3.3% to R$313.1 million in 2002 as compared to Trikem’s gross profit of R$303.1 million in 2001, and gross margin decreased to 28.0% in 2002 from 32.1% in 2001.

      Operating Income. The operating income of the Vinyls segment (which excludes financial income and expenses and results from investment in associated companies) increased by 87.6% in 2002, primarily as a result of an increase of R$210.5 million in this segment’s gross profit. This increase was partially offset by a decrease of R$42.0 million in other income, net, primarily as a result of the effects of an insurance recovery recorded in 2001 in connection with an industrial accident at our PVC plant in Alagoas. This segment’s selling, general and administrative expenses in 2002 decreased as a percentage of its net sales revenue from 1.4% in 2001 to 4.3% in 2002. Operating margin of the Vinyls segment declined to 23.8% in 2002 from 37.5% in 2001.

      Operating income of our Vinyls segment declined by 13.9% to R$265.8 million in 2002 as compared to Trikem’s operating income of R$308.8 million in 2001, principally as a result of a decrease of

R$41.5 million in other income, net, primarily as a result of the effects of an insurance recovery recorded in 2001 in connection with an industrial accident at our PVC plant in Alagoas. Operating margin of the Vinyls segment for 2002 was 23.8% in 2002 as compared to Trikem’s operating margin of 32.7% in 2001.

     Business Development

      Net Sales Revenue. Net sales revenue of the Business Development segment increased by 300.0% in 2002. This increase was primarily attributable to effects of our merger with 52114 Participações and the acquisition of Proppet on July 25, 2001. Domestic sales volumes of PET increased by 148.2% to 59.8 thousand tons in 2002 from 24.1 thousand tons in 2001. Domestic sales volume of caprolactam was 15.1 thousand tons in 2002. We did not sell caprolactam prior to our acquisition of Nitrocarbono in our merger with 52114 Participações. Net export sales of this segment, consisting primarily of caprolactam, was R$20.1 million in 2002. Exports of this segment were insignificant in 2001.

      Cost of Sales and Gross Profit. Cost of sales of the Business Development segment increased by 300.8% in 2002, reflecting the effects of our merger with 52114 Participações and our acquisition of Proppet.

      Gross profit of this segment increased by 295.6% in 2002. The gross margin of this segment remained relatively stable at 15.4% in 2002 compared to 15.5% in 2001.

      Operating Income. Operating income of the Business Development segment (which excludes financial income and expenses and results from investment in associated companies) increased by 358.4% in 2002, primarily as a result of an increase of R$33.4 million in this segment’s gross profit. This increase was partially offset by a R$7.6 million increase in selling, general and administrative expenses attributable to effects of our merger with 52114 Participações and the acquisition of Proppet on July 25, 2001. Operating margin of the Business Development segment increased to 12.1% in 2002 from 10.6% in 2001.

Liquidity and Capital Resources

      Our principal cash requirements consist of the following:

•	working capital requirements;

•	the servicing of our indebtedness;

•	capital expenditures related to investments in operations, maintenance and expansion of plant facilities; and

•	in the future, dividends on our shares, including in the form of interest attributable to shareholders’ equity.

      Our principal sources of liquidity have traditionally consisted of the following:

•	cash flows from operating activities;

•	short-term and long-term borrowings; and

•	sales of debt securities in domestic and international capital markets.

      During 2003 and the three months ended March 31, 2004, cash flow generated by operations was used primarily for investing activities, for working capital requirements and to service our outstanding debt obligations. At March 31, 2004, our consolidated cash and cash equivalents and other investments amounted to R$1,865.7 million, including R$274.0 million that has been included in our consolidated financial statements due to the effects of proportional consolidation and to which we do not generally have access because we jointly control our proportionally consolidated companies with third parties.

     Working Capital

      We had consolidated working capital of R$254.6 million at March 31, 2004 and consolidated negative working capital of R$726.8 million at December 31, 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, we had consolidated working capital of R$30.6 million at March 31, 2004 and consolidated negative working capital of R$913.0 million at December 31, 2003. Our working capital deficit at December 31, 2003 principally reflected the level of our outstanding short-term indebtedness, including the current portion of our long-term debt. Part of our debt strategy over the next few years involves the use of a substantial portion of our consolidated cash flow, including from synergies resulting from our mergers with OPP Produtos and 52114 Participações, to pay principal and interest with respect to this indebtedness, including by repaying short-term debt through longer-term borrowings and issuing longer-term debt securities.

      As a result of our debt strategy and the improvement of our results of operations, our consolidated negative working capital decreased by 56.6% to R$726.8 million at December 31, 2003 from R$1,672.9 million at December 31, 2002, and we eliminated our working capital deficit during the three months ended March 31, 2004. Without giving effect to the proportional consolidation of our jointly controlled companies, our consolidated negative working capital decreased by 45.0% to R$913.0 million in 2003 from R$1,658.9 million at December 31, 2002 and we eliminated our working capital deficit during the three months ended March 31, 2004.

      Our consolidated current assets increased by R$1,081.3 million to R$5,158.8 million at March 31, 2004 from R$4,077.5 million at December 31, 2003. Our consolidated current assets were R$3,550.4 million at December 31, 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, our consolidated current assets increased by R$981.5 million to R$4,636.0 million at March 31, 2004 from R$3,654.5 million at December 31, 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, our consolidated current assets were R$3,073.8 million at December 31, 2002.

      The increase in our consolidated current assets during the three months ended March 31, 2004 was largely due to:

•	an increase of R$1,147.3 million in cash and cash equivalents, primarily as a result of a lengthening of payment terms with suppliers;

•	an increase of R$284.2 million in taxes recoverable, primarily as a result of a reclassification of IPI tax credits from long-term assets, and an increase in ICMS tax credits due to purchase of raw materials; and

•	an increase of R$117.9 million in inventories, primarily as a result of increased prices for certain of our principal raw materials and an increase in advances to suppliers.

      The increases during the three months ended March 31, 2004 were partially offset by a R$465.9 million decrease in other investments, primarily as a result of the reclassification of some of these investments as long-term assets.

      The increase in our consolidated current assets during 2003 was largely due to:

•	an increase of R$363.3 million in cash and cash equivalents, primarily as a result of our strategy to increase the amount of our liquid assets;

•	an increase of R$257.2 million in trade accounts receivable, primarily as a result of the higher overall sales volume and prices during the period in which the receivables recorded at December 31, 2003 were generated than during the corresponding period in 2002; and

•	an increase of R$182.5 million in inventories, primarily as a result of our increased production in late 2003 of certain products for inventory in anticipation of the shutdown of our Olefins 2 and Aromatics 2 units in February 2004 for maintenance and inspection.

      The increases in 2003 were partially offset by a R$296.9 million decrease in taxes recoverable, primarily as a result of our use of tax credits to offset federal taxes payable.

      Our other short-term investments balance totaled R$28.8 million at March 31, 2004 compared with R$494.7 million at December 31, 2003 and R$619.3 million at December 31, 2002. Of the balance at December 31, 2003, R$434.6 million consisted of interests in an investment fund managed, on a discretionary basis, by a leading international bank. The substantial portion of the assets of this investment fund was comprised of U.S. dollar-denominated debt securities issued by our company. We believe that the fund manager plans to remarket these debt securities from time to time and realize funds from the resale of these debt securities. In the event that investor interest in debt securities of our company specifically or Brazilian issuers generally deteriorates, then the market value of the investment fund would decline and the fund manager’s ability to resell our debt securities would be affected, which could adversely impact our working capital and liquidity position. In addition, the U.S. GAAP reconciliation of shareholders’ equity eliminates the investments balances consisting of our own debt securities in the fund on the asset side of our balance sheet against long-term indebtedness on the liability side of our balance sheet. See note 29(p) to our consolidated and combined financial statements.

      Our consolidated current liabilities increased by R$99.9 million to R$4,904.2 million at March 31, 2004 compared to R$4,804.3 million at December 31, 2003. Without giving effect to the proportional consolidation of our jointly controlled companies, our consolidated current liabilities increased by R$367.7 million to R$4,605.4 million at March 31, 2004 compared to R$4,567.5 million at December 31, 2003. The increase in our consolidated current liabilities was primarily due to a R$516.7 million increase in short-term liabilities to suppliers and a R$113.9 million increase in debentures as a result of the issuance of our eleventh issue of debentures in the first quarter of 2004. The effects of these increases was partially offset by:

•	a decrease of R$298.7 million in loans and financing, primarily as a result of our exchange of some short-term debts for long-term debt;

•	a decrease of R$156.2 million in advances from customers, primarily as a result of the delivery of products to our customers for which they had prepaid; and

•	a decrease of R$72.2 million in insurance premiums payable, primarily as a result of cash payments of insurance premiums.

      Our consolidated current liabilities decreased by R$419.0 million to R$4,804.3 million at December 31, 2003 compared to R$5,223.3 million at December 31, 2002. Without giving effect to the proportional consolidation of our jointly controlled companies, our consolidated current liabilities decreased by R$165.2 million to R$4,567.5 million at December 31, 2003 compared to R$4,732.7 million at December 31, 2002. The decrease in our consolidated current liabilities was largely due to a decrease of R$525.4 million in suppliers, primarily as a result of our reduction of our accounts payable to Petrobras and Copesul as part of our strategy to reduce our use of relatively expensive credit lines from suppliers.

Projected Sources and Uses of Cash

      We anticipate that will be required to spend approximately R$7,232.5 million to meet our short-term contractual obligations and commitments and budgeted capital expenditures in 2004, without giving effect to proportional consolidation. We expect that we will meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including the proceeds of offerings that we concluded in January and February 2004, new debt financing and the refinancing of our existing short-term indebtedness as it becomes due.

      We anticipate that will be required to spend approximately R$9,531.2 million to meet our long-term contractual obligations and commitments and budgeted capital expenditures through 2006, without giving effect to proportional consolidation. We anticipate that we will meet these cash requirements through a combination of: (1) cash generated from operating activities; (2) the sale of certain non-core assets; (3) dividends received from our subsidiaries and associated companies; and (4) cash generated by financing activities, including new debt financing and the refinancing of our indebtedness as it becomes due.

     Cash Flows

     Cash Flows from Operating Activities

      Net cash provided by operating activities was R$623.2 million during the three months ended March 31, 2004, R$580.5 million in 2003, R$790.0 million in 2002 and R$1,453.9 million in 2001. Without giving effect to the proportional consolidation, net cash provided by operating activities was R$450.0 million during the three months ended March 31, 2004, R$431.9 million in 2003, R$708.6 million in 2002 and R$1,196.2 million in 2001.

      The most significant factor in the generation of our consolidated cash flows from operating activities during the three months ended March 31, 2004 was the R$682.1 million increase in our liabilities to suppliers. This positive effect on our cash flows from operations was partially offset by the effects of, among other factors:

•	a R$225.8 decrease in other payables as a result of payments of advances related to credit rights;

•	a R$167.3 million increase in our trade accounts receivable resulting from increased prices for certain of our principal products due to our realignment of prices with international market prices during the three months ended March 31, 2004;

•	a R$132.1 million decrease in our advances from customers primarily as a result of the delivery of products to our customers for which they had prepaid; and

•	a R$122.7 million increase in inventories primarily as a result of increased prices for certain of our principal raw materials and an increase of advances to suppliers.

      The significant factors that led to the generation of our consolidated cash flows from operating activities in 2003 included our net income of R$215.1 million, and a R$321.2 million decrease in our taxes recoverable primarily as a result of the use of our tax credits to offset R$364.9 million of our federal tax assessment in 2003.

      These positive effects on our cash flows from operations were partially offset by the effects of, among other factors:

•	a R$609.7 million decrease in our accounts payable to suppliers as a result of our reduced reliance on this high-cost source of financing;

•	a R$238.9 million increase in our trade accounts receivable resulting from increased prices for certain of our principal products due to our realignment of the prices of certain of our principal products with international market prices in 2003; and

•	a R$197.3 million increase in inventories resulting from our production of certain products for inventory in late 2003 in anticipation of the shutdown of our Olefins 2 unit for maintenance in early 2004.

      The significant factors that led to the generation of our consolidated cash flows from operating activities in 2002 included a R$1,482.5 million increase in our balance due to suppliers as a result of our increased reliance on financing of purchases of our primary raw materials in 2002. This positive effect on our cash flows from operations was partially offset by the effects of (1) a R$809.6 million increase in our trade accounts receivable resulting from increased prices for our products primarily due to the significant devaluation of the real in 2002, and (2) a R$425.3 million increase in our other investments in 2002.

      The significant factors that led to the generation of our consolidated cash flows from operating activities in 2001 included:

•	a R$213.0 million decrease in our other investments as a result of our disposition of these investments; and

•	a R$191.3 million decrease in our trade accounts receivable resulting from the reduced volume of our domestic sales as a result of the Brazilian government’s electric power rationing program that was initiated in June 2001.

     Cash Flows Used in Investing Activities

      Investing activities used net cash of R$291.3 million during the three months ended March 31, 2004, R$460.4 million in 2003, R$646.7 million in 2002, and R$862.2 million in 2001. Without giving effect to the proportional consolidation of our jointly controlled companies, investing activities used net cash of R$281.0 million during the three months ended March 31, 2004, R$494.8 million in 2003, R$611.0 million in 2002, and R$1,086.4 million in 2001.

      During the three months ended March 31, 2004, our cash investments on a consolidated basis primarily consisted of additions to equipment related to upgrading, maintaining and modernizing the Olefins 2 and Aromatics 2 units of our Basic Petrochemicals Unit and certain of our other plants during a scheduled maintenance and inspection shutdown.

      In 2003, our cash investments on a consolidated basis primarily consisted of additions to equipment related to upgrading, maintaining and modernizing the Olefins 1 unit of our Basic Petrochemicals Unit during a scheduled shutdown. In 2002, our cash investments on a consolidated basis primarily consisted of additions to property, plant and equipment related to maintaining one of our pyrolysis plants and expanding the production capacity of the Olefins Unit 1 of our Basic Petrochemicals Unit during a scheduled shutdown. In 2001, our cash investments on a consolidated basis primarily consisted of acquisitions made by Nova Camaçari prior to our acquisition of Nova Camaçari.

     Cash Flows from Financing Activities

      Financing activities provided net cash of R$815.4 million during the three months ended March 31, 2004 and R$367.8 million in 2003, used net cash of R$237.2 million in 2002, and used net cash of R$404.9 million in 2001. Without giving effect to the proportional consolidation of our jointly controlled companies, financing activities provided net cash of R$812.2 million during the three months ended March 31, 2004 and R$481.9 million in 2003, used net cash of R$185.0 million in 2002, and provided net cash of R$88.4 million in 2001.

      During the three months ended March 31, 2004, our principal source of long-term borrowed funds consisted of issuances in an aggregate amount of US$250.0 million under our medium-term note program and R$1,200.0 million of our eleventh issue of debentures. We also borrowed R$31.4 million on market terms from related parties, principally from Copesul Trading International Inc., to finance our working capital requirements during the three months ended March 31, 2004 and repaid R$12.1 million to related parties.

      In 2003, our principal source of long-term borrowed funds consisted of issuances in an aggregate amount of US$461.0 million under our medium-term note program and US$30 million of proceeds of a syndicated, secured pre-export finance facility. We used cash in 2003 to repay R$389.3 million of our outstanding long-term debt and to reduce our outstanding short-term debt by R$854.7 million as part of our strategy to increase the average maturity of our indebtedness. We borrowed R$833.6 million on market terms from related parties, principally from Copesul Trading International Inc. and Petroflex, to finance our working capital requirements during 2003 and repaid R$843.2 million to these related parties.

      In 2002, our principal sources of long-term borrowed funds consisted of an issuance of unsecured convertible debentures in an aggregate amount of R$591.9 million, and an export prepayment financing in an aggregate amount of US$97.2 million. We used cash in 2002 to reduce our outstanding short-term debt by R$566.8 million as part of our strategy to increase the average maturity of our indebtedness. We borrowed R$1,140.6 million on market terms from related parties, including members of the Odebrecht Group, Copesul Trading International Inc. and Petroflex, to finance our working capital requirements during 2002 and repaid R$1,920.9 million to these related parties. All of these transactions to which members of the Odebrecht Group were parties were conducted by OPP Produtos prior to the legal date of its merger with our company.

      In 2001, our principal sources of long-term borrowed funds were:

•	our issuance of two series of secured, nonconvertible debentures, in an aggregate principal amount of R$625.0 million;

•	a syndicated export prepayment credit agreement in an aggregate principal amount equal to US$250.0 million;

•	an export pre-payment loan entered into by Trikem in an aggregate principal amount equal to US$50 million; and

•	a loan from BNDES Participações S.A. — BNDESPAR, or BNDESPAR, in an aggregate principal amount of R$163.9 million extended in connection with our purchase of BNDESPAR shares of Conepar-Companhia Nordeste de Participações, or Conepar.

      We used cash in 2001 to repay R$228.8 million of our outstanding long-term debt and to reduce our outstanding short-term debt by R$2,862.3 million as part of our strategy to increase the average maturity of our indebtedness. We borrowed R$1,476.8 million on market terms from related parties, primarily members of the Odebrecht Group, to finance our working capital requirements during 2001 and repaid R$1,152.7 million to these related parties. All of these transactions to which members of the Odebrecht Group were parties were conducted by OPP Produtos prior to the legal date of its merger with our company.

      We paid cash dividends and interest attributable to shareholders’ equity (including withholding taxes paid by our company on behalf of our shareholders in respect thereof) of R$19.1 million and R$60.0 million for 2002 and 2001, respectively. Since May 20, 2002, we have suspended payment of the mandatory distribution because we did not have retained earnings (but rather had an accumulated deficit). As a result, we did not pay cash dividends or interest attributable to shareholders’ equity in 2003. We anticipate that we will, in the future, resume paying dividends on our shares, including in the form of interest attributable to shareholders’ equity, when our net income in future periods results in our having retained earnings (instead of our existing accumulated deficit at December 31, 2003). Payment of dividends is mandatory under our by-laws and also is required under agreements with two of our shareholders and, consequently, may give rise to a significant cash requirement in future periods. See “Dividends and Dividend Policy — Payment of Dividends.” As a result of the effects of the proportional consolidation of our jointly controlled companies, we recorded dividend payments of R$72.3 million in 2003, R$32.4 million in 2002 and R$131.8 million in 2001 in our combined and consolidated financial statements.

     Indebtedness and Financing Strategy

      At March 31, 2004, our total outstanding indebtedness on a consolidated basis, excluding related party debt, was R$8,891.6 million, consisting of R$2,890.6 million of short-term indebtedness, including current portion of long-term indebtedness (or 32.5% of our total indebtedness), and R$6,000.9 million of long-term indebtedness (or 67.5% of our total indebtedness). Without giving effect to the proportional consolidation of our jointly controlled companies, at March 31, 2004, our total outstanding indebtedness was R$8,429.9 million, consisting of R$2,699.7 million of short-term indebtedness, including current portion of long-term indebtedness, and R$5,770.3 million of long-term indebtedness.

      On a consolidated basis, our real-denominated indebtedness at March 31, 2004 was R$3,199.9 million, and our foreign currency-denominated indebtedness was R$5,691.6 million. Without giving effect to the proportional consolidation of our jointly controlled companies, our real-denominated indebtedness at March 31, 2004 was R$3,112.6 million, and our foreign currency-denominated indebtedness was R$5,317.4 million. At March 31, 2004, our total outstanding indebtedness to related parties on a consolidated basis was R$182.8 million.

      Our financing strategy has been to extend the average maturity of our outstanding indebtedness, including by repaying short-term debt through longer-term borrowings and issuing longer-term debt securities. In addition, we intend to use a portion of the proceeds of this offering to repay short-term debt. Part of our financing strategy over the next several years involves our use of a substantial portion of our consolidated cash flow, including from synergies resulting from our mergers with OPP Produtos and 52114 Participações, to pay principal and interest with respect to its outstanding indebtedness.

     Short-Term Indebtedness

      Our consolidated short-term debt, including debentures and current portion of long-term debt, increased to R$2,890.7 million at March 31, 2003 from R$3,075.5 million at December 31, 2003 primarily as a result of our issuance and sale of US$250.0 million aggregate principal amount of 11.75% notes due 2014 under our medium-term note program and R$1,200.0 million aggregate principal amount of our eleventh issue of debentures in January and February 2004. Some of these debentures were issued in exchange for a portion of our outstanding debt, and the remainder of the proceeds of this offering was used to repay a portion of our short-term debt. As a result, the average tenor of our indebtedness has been extended, and we have experienced an increase in our liquidity. Without giving effect to the proportional consolidation of our jointly controlled companies, our short-term debt decreased to R$2,699.7 million at March 31, 2004, compared to R$2.858.0 million at December 31, 2003.

      Our consolidated short-term debt, including debentures and current portion of long-term debt, increased to R$3,075.5 million at December 31, 2003 from R$2,778.2 million at December 31, 2002 primarily as a result of the reclassification of debentures in the amount of R$329.8 million as current portion of long-term debt to reflect a put option which may be exercised by the holders of these debentures on October 1, 2004. The effects of this reclassification were partially offset by our completion of several financing transactions. Without giving effect to the proportional consolidation of our jointly controlled companies, our short-term debt decreased to R$2,858.0 million at December 31, 2003, compared to R$2,540.9 million at December 31, 2002.

      We maintain short-term finance lines denominated in reais with a number of financial institutions in Brazil. Although we have no committed lines of credit with these financial institutions, we believe that we will continue to be able to obtain sufficient credit to finance our working capital needs based on current market conditions. At March 31, 2004, the consolidated outstanding balance under our working capital lines denominated in reais was R$330.0 million.

      We also obtain advances on certain export contracts from a variety of Brazilian financial institutions. These advances generally have a maturity of less than one year and relatively low interest rates. These advances on export contracts are generally secured by receivables to be generated from future export sales under those contracts. At March 31, 2004, our consolidated outstanding advances on export contracts totaled R$450.7 million (US$154.9 million). See note 14 to our unaudited condensed consolidated quarterly financial information and note 15 to our consolidated and combined financial statements included in this prospectus.

Long-Term Indebtedness

      The following table sets forth selected information with respect to certain of our principal outstanding long-term debt instruments at March 31, 2004.

Outstanding
Principal Amount
Instrument	at March 31, 2004	Final Maturity	Principal Covenants

Debentures:
Eleventh Issue of Debentures	R$1,200.0 million	December 2007	Financial ratios, limitations on liens, dividends, indebtedness, asset sales and mergers
Tenth Issue of Debentures (1st series)	R$181.9 million	October 2006	Financial ratios, limitations on liens, dividends, indebtedness, asset sales and mergers
Tenth Issue of Debentures (2nd series)	R$171.6 million	October 2006	Financial ratios, limitations on liens, dividends, indebtedness, asset sales and mergers
Subordinated Convertible Debentures	R$642.6 million	July 2007
Medium-Term Notes:
10.50% Notes due 2004	US$121.0 million	July 2004	Limitations on liens, dividends, indebtedness, related party transactions, investments, and mergers
9.25% Notes due 2005	US$65.0 million	October 2005	Limitations on liens, dividends, indebtedness, related party transactions, investments, and mergers
12.50% Notes due 2008	US$275.0 million	November 2008	Limitations on liens, dividends, indebtedness, related party transactions, investments, and mergers
11.75% Notes due 2014	US$250.0 million	January 2014	Limitations on liens, dividends, indebtedness, related party transactions, investments and mergers
Other Fixed-Rate Notes:
9.0% Notes due 2007	US$150.0 million	June 2007	Limitations on liens
11.0% Notes due 2004	US$100.0 million	October 2004	Limitations on liens, dividends, indebtedness, related party transactions and mergers
10.625% Notes due 2007	US$250.0 million	July 2007	Limitations on liens, dividends, indebtedness, related party transactions, asset sales, and mergers

Outstanding
Principal Amount
Instrument	at March 31, 2004	Final Maturity	Principal Covenants

Bank Credit Facilities:
Bank Loan (construction financing)	US$15.0 million	December 2007	Limitations on liens and mergers
Acquisition Financing:
BNDESPAR Loan (acquisition financing)	R$167.7 million	August 2006	Limitation on share transfers
Export Finance Facilities:
Export Prepayment Credit Facility (1st and 2nd tranches)	US$184.0 million	December 2004 (1st tranche) December 2006 (2nd tranche)	Financial ratios, limitations on liens, dividends, investments, indebtedness, asset sales and mergers
6.73% Investor Certificates	US$25.7 million	June 2004
Export Prepayment Loan	US$14.2 million	June 2004	Financial ratios, limitations on liens, dividends, indebtedness, investments and mergers
Customer Export Prepayment	US$89.8 million	June 2006	Financial ratios, limitations on liens, dividends, indebtedness, investments, mergers and asset sales
Syndicated Secured Pre-Export Finance Facility	US$22.1 million	February 2005	Limitations on liens on receivables, indebtedness, dividends, investments, asset sales and mergers

      Many of our debt instruments require that we comply with financial covenants that we must maintain, the most restrictive of which are as follows:

•	Net Debt to EBITDA less than or equal to 3.5 to 1.0 at the end of and for each fiscal quarter until maturity; and

•	EBITDA to Net Financial Expenses greater than or equal to 3.5 to 1.0 at the end of and for each fiscal quarter until maturity.

      We also are required to maintain a maximum ratio of Short-Term Net Debt to EBITDA for a particular fiscal quarter if our Net Debt to EBITDA ratio is greater than a specified level or our EBITDA to Net Financial Expenses ratio is less than a specified level.

      The definitions of EBITDA contained in these instruments vary, and in the instruments containing the most restrictive financial ratios described above, EBITDA is generally defined, for purposes of the Net Debt to EBITDA ratio and the EBITDA to Net Financial Expenses ratio, as operating income less financial expenses, taxes, depreciation and amortization, plus dividends and interest attributable to shareholders’ equity paid to us by our unconsolidated associated companies. These instruments define EBITDA in a similar manner for purposes of the Short-Term Net Debt to EBITDA ratio but exclude the effect of proportional consolidation for purposes of calculating that ratio. For the fiscal quarter ended March 31, 2004, we reported the following financial ratios to certain of our creditors:

•	Net Debt to EBITDA of 2.9 to 1.0; and

•	EBITDA to Net Financial Expenses of 3.7 to 1.0.

      Accordingly, we were in compliance with these financial covenants at March 31, 2004, and we believe that we will be able to comply with these financial covenants for the foreseeable future. In addition, we believe that our compliance with these financial covenants will not adversely affect our ability to implement our financing plans.

      Many of these instruments also contain other covenants that restrict, among other things, the ability of our company and most of our subsidiaries to:

•	incur additional indebtedness;

•	incur liens;

•	issue guarantees;

•	issue or sell capital stock of subsidiaries;

•	pay dividends or make certain other restricted payments;

•	consummate certain asset sales;

•	enter into certain transactions with affiliates; or

•	merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of our assets.

      At March 31, 2004, R$1,596.5 million of our real-denominated debt and R$233.8 million of our foreign currency-denominated debt (in each case, excluding related party debt) was secured. In order to secure this debt, we have pledged (1) a substantial number of shares owned by our company in subsidiaries and affiliates, including Copesul, Polialden and Odebrecht Química S.A., (2) certain of our property and equipment and (3) certain of our accounts receivable. The security arrangements for our secured debt vary depending on the transaction.

      The following discussion briefly describes certain of our significant financing transactions. We have assumed the obligations of predecessor companies, including, among others, OPP Química (and its predecessor OPP Petroquímica) and Trikem, under these financing transactions as a result of mergers referred to under “— Principal Factors Affecting Our Results of Operations — Nova Camaçari Acquisition and Mergers with OPP Produtos and 52114 Participações.”

      Eleventh Issue of Debentures. On December 1, 2003, we issued our eleventh issue of secured non-convertible debentures. These debentures are secured by a pledge of some of our current and future customer receivables. As part of our effort to extend the maturity profile of our indebtedness, we issued R$243.0 million of these debentures to existing creditors in exchange for outstanding obligations with shorter maturities; and we issued R$380.0 million of these new debentures in exchange for 2,289 debentures in the first series and 945 debentures in the second series of our tenth issue of debentures that were scheduled to mature on October 1, 2006. We sold the remaining debentures for R$584.8 million in cash. These debentures were initially held in treasury and were sold on January 16, 2004 and February 24, 2004 following their registration with the Brazilian Securities Commission on January 14, 2004. These debentures will amortize in 36 equal monthly installments beginning on January 1, 2005, with a final maturity date of December 1, 2007, and bear interest at the CDI rate plus a margin of 4.5% per annum, payable monthly.

      Tenth Issue of Debentures. On October 1, 2001, we issued our tenth issue of secured non-convertible debentures. The debentures were issued in two series and are secured by a floating lien (garantia flutuante) over the assets of our Basic Petrochemicals Unit. We used the proceeds from these debentures to refinance in part our obligations in connection with our acquisition of Nova Camaçari. The first series consisted of 4,108 debentures and the second series consisted of 2,142 debentures. At March 31, 2004, the aggregate outstanding principal amount of the first series was R$181.9 million and the aggregate outstanding principal amount of the second series was R$171.6 million. Between January 16, 2004 and February 4, 2004, we issued an aggregate of R$380.0 million principal amount of our eleventh issue of debentures in exchange for 2,289 debentures in the first series of the tenth issue and 945 debentures in the second series of the tenth issue.

      Interest on the first series accrues at the rate of 118.33% of the CDI rate per annum and is payable semi-annually. The first series matures on October 1, 2006. Interest on the second series accrues at a rate of 13.25% per annum, payable annually, and the principal amount is adjusted for inflation on each payment date using the IGP-M. The second series matures on October 1, 2006. The initial interest rates described above in respect of both series of debentures will be in effect until October 1, 2004, when our board of directors will establish new interest rates for the period commencing on October 1, 2004 through the final maturity date thereof. We must redeem in full the debentures of any holders who do not accept the new interest rates established by our board of directors.

      Subordinated Convertible Debentures. On May 31, 2002, OPP Produtos issued subordinated convertible debentures. As a result of our merger with OPP Produtos, these debentures became our obligations. At March 31, 2004, the outstanding amount of these debentures was R$780.4 million (including interest). Interest and monetary adjustment on these debentures accrues at the Long-Term Interest Rate plus 5.0% per annum and will be accreted until their maturity on July 31, 2007. ODBPAR Investments, as the holder of these debentures, has the option to convert the debentures into shares of our share capital at any time. The initial conversion price of these debentures was R$48.76 per 1,000 of our class A preferred shares, plus accrued interest. The conversion price increases at a rate equal to the Long-Term Interest Rate less 6.0% per annum from the date of the issuance of these debentures. At May 31, 2004, the conversion price of these debentures was R$53.25 per 1,000 shares of our class A preferred stock. Upon conversion, we will issue class A preferred shares up to the legal limit for preferred shares of two-thirds of our total share capital. After this two-thirds limit is reached, we will issue any remaining shares to be converted in the following proportions: one-third in common shares; and two-thirds in class A preferred shares. If ODBPAR Investments had exercised its option to convert these debentures in full on May 31, 2004, ODBPAR Investments would have received 5,001,059,022 of our common shares and 10,002,118,044 of our class A preferred shares in exchange for these debentures.

      Medium-Term Note Program. On July 16, 2003, we established a medium-term note program permitting us to issue up to US$500.0 million aggregate principal amount of notes with maturities of up to five years from date of issuance. On December 16, 2003, we amended our medium-term note program to increase the maximum aggregate principal amount that we are permitted to issue to US$1,000.0 million and to extend the maximum maturity of the notes issued under the program to ten years from the date of issuance. We have issued four series of notes under the program.

      Between July 16, 2003 and October 23, 2003, we issued and sold US$121.0 million aggregate principal amount of our 10.50% Notes due 2004. Interest on these notes is payable on January 16, 2004 and July 16, 2004, and the notes mature on July 16, 2004.

      On October 28, 2003, we issued and sold US$65.0 million in aggregate principal amount of our 9.25% Notes due 2005 under the medium-term note program. Interest on these notes is payable in April and October of each year, commencing on April 28, 2004, and the notes mature on October 28, 2005.

      Between November 5, 2003 and November 26, 2003, we issued and sold US$275.0 million aggregate principal amount of our 12.50% Notes due 2008. Interest on these notes is payable in May and November of each year, commencing on May 5, 2004, and the notes mature on November 5, 2008.

      On January 22, 2004, we issued and sold US$250.0 million in aggregate principal amount of our 11.75% Notes due 2014 under the medium-term note program. These notes have the latest maturity date of any of our outstanding debt obligations. Interest on these notes is payable on January 22 and July 22 of each year, commencing on July 22, 2004, and the notes mature on January 22, 2014.

      Fixed Rate Notes. On June 25, 1997, we issued and sold US$150.0 million aggregate principal amount of our 9.0% Notes due 2007. Interest on these notes is payable semi-annually in arrears in June and December in each year, and these notes mature on June 25, 2007.

      On October 29, 1996, OPP Petroquímica issued and sold US$100.0 million aggregate principal amount of its 11.0% Notes due 2004. Interest on these notes is payable semi-annually in arrears in April and October in each year, and these notes mature on October 29, 2004.

      On July 24, 1997, Trikem issued and sold US$250.0 million aggregate principal amount of its 10.625% Notes due 2007. Interest on these notes is payable semi-annually in arrears in January and July in each year, and these notes mature on July 24, 2007. We assumed the obligations of Trikem under these notes as a result of the merger of Trikem with and into our company on January 15, 2004. We have the right to repurchase these notes on July 24 of each year. In addition, the holders of these notes have the option (exercisable up to 60 days after a change of control of our company) to require us to purchase all or part of these notes if the Odebrecht Group ceases to own, directly or indirectly, at least 50.1% of our total voting share capital, unless the Odebrecht Group guarantees our obligations under these notes.

      Bank Credit Facilities. In January 1998, several financial institutions granted a loan in the amount of US$30.0 million to Proppet to finance construction of its PET plant in Camaçari, Bahia. This loan has since been amended to, among other provisions, reflect the merger of Proppet with and into our company. ODBPAR Investments, Norquisa and Mitsubishi Chemical Corporation, or Mitsubishi, have guaranteed this loan. ODBPAR Investments and Norquisa have also agreed to reimburse Mitsubishi for any payments that it makes in respect of this guarantee if we default on our payment obligations under the loan. To guarantee their reimbursement obligations, Norquisa and ODBPAR Investments have caused our company to grant Mitsubishi a second mortgage on its DMT and PET plants and to pledge the equipment related to its DMT and PET production. The loan amortizes in equal semi-annual installments until its final maturity in December 2007. At March 31, 2004, the outstanding principal balance of this loan was US$15.0 million. The loan bears interest at the rate of LIBOR plus 3.875% per annum, payable semi-annually in arrears in June and December of each year. Ninety-five percent of the principal and interest of this loan is supported by insurance from Nippon Export and Investment Insurance, and we pay annual premiums in yen for this insurance.

      Acquisition Financing. In September 2001, BNDESPAR sold 1,000,000,000 class B preferred shares of Conepar to Nova Camaçari for a purchase price of R$163.9 million and, as part of this transaction, BNDESPAR extended a loan to Nova Camaçari in a principal amount equal to the purchase price. This loan bears interest at the Long-Term Interest Rate plus 4.0% per annum, payable annually each August 15, and matures on August 15, 2006. At March 31, 2004, the outstanding principal balance of this loan was R$167.7 million.

      Subject to the preemptive rights of existing shareholders, BNDESPAR has the option to convert the principal amount of and accrued interest on this loan into our class A preferred shares at any time prior to the maturity of this loan. If this loan is converted in connection with a public offering, the conversion price will be the offering price. If this loan is converted other than in connection with a public offering, the conversion price will be the greater of the offering price in our last public offering occurring within the nine months prior to the conversion, monetarily restated by the IGP-M, and the weighted average of the average daily prices for our class A preferred shares on the São Paulo Stock Exchange during the 60 days prior to the conversion. Upon conversion, we will issue class A preferred shares up to the legal limit for preferred shares of two-thirds of our total share capital. After this two-thirds limit is reached, we will issue any remaining shares to be converted in the following proportions: one-third in common shares; and two-thirds in class A preferred shares.

      Export Prepayment Facilities. In December 2001, we entered into a US$250.0 million syndicated credit agreement. The loan is secured by certain of our exports. We used the proceeds from the loan to refinance in part our obligations in connection with our acquisition of Nova Camaçari. The first tranche of this loan in the principal amount of US$80.0 million bears interest at the rate of three-month LIBOR plus 3.75% per annum, payable quarterly in arrears. Principal on the first tranche is payable in seven installments beginning in June 2003 with a final maturity date in December 2004. Amortization of the principal is scheduled to match sales of our exports that are not pledged to support other obligations. The second tranche of this loan in the principal amount of US$170.0 million bears interest at the rate of three-month LIBOR plus 4.75% per annum, payable quarterly in arrears. Principal on the second tranche is payable in 15 installments beginning in June 2003 with a final maturity date in December 2006. Amortization of the principal is scheduled to match sales of our exports that are not pledged to support other obligations. At March 31, 2004, the aggregate outstanding principal balance of the two tranches of this loan was US$184.0 million.

      On August 1, 1997, a trust formed by Trikem issued and sold US$100 million aggregate principal amount of 6.73% Investor Certificates due 2004. The investor certificates are to be paid from the proceeds of accounts receivable generated from export sales of PVC and EDC to a Japanese company. The investor certificates represent fractional interests in the trust whose sole asset is receivables generated pursuant to a supply agreement with the Japanese company. At March 31, 2004, the aggregate outstanding principal amount of the investor certificates was US$25.7 million. Interest on the investor certificates is payable quarterly in arrears in March, June, September and December of each year. Our obligation to sell products to our subsidiary is supported by a surety bond. We also guarantee payment on the investor certificates.

      In April 2001, Trikem received an export pre-payment loan of US$50.0 million from two financial institutions. This bears interest at the rate of three-month LIBOR plus 2.375% per annum payable quarterly in arrears. We assumed the obligations of Trikem under this loan as a result of its merger with and into our company on January 15, 2004. This loan amortizes in 13 equal quarterly installments structured to correspond to excess distributions to our company from the trust that issued the 6.73% Investor Certificates due 2004. At March 31, 2004, the outstanding principal balance of this loan was US$14.2 million. This loan is secured by our right to payments from the trustee of that trust. Odebrecht Química S.A. guarantees payment of this loan.

      In December 2002, OPP Química entered into a prepayment advance for products to be exported to a foreign customer in the amount of US$97.2 million. This prepayment advance bears interest at the rate of six-month LIBOR plus 3.75% per annum. This prepayment advance will be paid through partial semi-annual shipments from December 2003 to June 2006. At March 31, 2004, the outstanding principal amount of this prepayment advance was US$89.8 million. Our obligation to deliver export products is guaranteed by a surety bond.

      On August 19, 2003, we entered into a syndicated, secured pre-export finance facility in an aggregate principal amount of US$30.0 million. The loans under this facility are secured by certain of our exports and bear interest at a rate of 60-day LIBOR plus 4.625% per annum, payable bi-monthly in arrears commencing on October 24, 2003. The principal amount of this facility is payable in seven equal bi-monthly installments beginning on February 23, 2004, with a final maturity date of February 15, 2005.

      BNDES Development Loans. We maintain credit facilities that are granted directly or indirectly by the Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Económico e Social), or BNDES, to fund general capital expenditures associated principally with the expansion of our production capacity, environmental projects and the development of operation control centers, laboratories and waste treatment station, of which R$252.0 million principal amount was outstanding at March 31, 2004. Amounts borrowed from BNDES are secured by a pledge of certain equipment and machinery owned by us. The interest rate on most of the amounts we borrowed from BNDES is based on the Long-Term Interest Rate plus a margin of 2% to 5% per annum. Other amounts borrowed from BNDES bear interest at the Taxa Referencial, a government reference rate, plus a margin of 6.5%, or at a rate based on the UM, a BNDES rate based on a basket of currencies (which rate reflects the daily exchange rate fluctuations in the currencies in which BNDES borrows), plus a margin. The principal and interest on these credit facilities is payable monthly through July 2007.

      Related Party Debt. During the second and third quarters of 2003, we, through our subsidiary Lantana Trading Co. Inc., entered into several loan agreements with Copesul International Trading Inc., an affiliate of Copesul, which loans have an aggregate outstanding amount of R$163.8 million at March 31, 2004.

     Assignment of Accounts Receivable

      On October 24, 2003, we entered into a conditional receivables assignment agreement with a Brazilian financial institution under which we transferred a portion of the accounts receivable resulting from a specific polyethylene supply contract with a Brazilian company for the period from October 2003 through September 2004. In consideration of this assignment, this financial institution advanced to our company R$66.7 million, net of taxes and a monthly fee equal to 1.89% of each monthly installment under the supply contract. We will repay this advance through collections on the assigned receivables. If the amount of receivables collected is greater than the amount of this advance, then the financial institution will pay us the outstanding balance, net of a monthly fee in an amount to be agreed from time to time. However, if the outstanding balance is negative, we must pay the difference to the financial institution. We are responsible for collecting the receivables, and if a receivable is past due, we must pay the financial institution the value thereof within 10 days from its due date. In connection with the receivables assignment, our company executed a promissory note in favor of the financial institution in an aggregate principal amount of R$86.7 million and made the financial institution the beneficiary of an insurance policy in the amount of the advance. At March 31, 2004, the outstanding balance under this assignment of account receivables was R$36.8 million.

Off-Balance Sheet Arrangements

      We have retained an interest in subordinated quotas (shares) of an investment fund in a securitization of receivables described below. The securitization of receivables is accounted for as a sale under Brazilian GAAP to the extent that the receivables are sold to a securitization fund without recourse. We have entered into this off-balance sheet arrangement in order to enable us to receive immediate payment for purchases of petrochemical products by clients to whom we provide short-term trade financing in the ordinary course of our business.

      On November 6, 2003, our company, Trikem and Polialden entered into a receivables purchase and sale agreement with a special purpose receivables investment fund under which our company, Trikem and Polialden agreed to sell to the fund from time to time, without recourse, certain trade receivables represented by negotiable invoices (duplicatas). Under this agreement, this fund may purchase these receivables using (1) the net proceeds that it obtains from the sale of interests, or senior quotas, in the fund to certain qualified investors in Brazil and (2) past due receivables that our company, Trikem or Polialden have previously sold to the fund and, although not obligated to do so, agree to repurchase. The fund may also invest a portion of such net proceeds in cash and certain cash equivalents. The aggregate amount of the quotas of all series outstanding at any time may not exceed R$500.0 million. Each series of quotas will have a maturity of not less than 12 months from the date of issuance and will amortize on June 15 and December 15 of each year. The amortization payments will include amounts in respect of interest calculated as a multiple of the CDI rate.

      The fund may cause the early amortization of quotas to the extent necessary to meet specified coverage ratios or to ensure that receivables constitute at least a specified percentage of the fund’s net worth. We, Trikem and Polialden also agreed to purchase subordinated quotas from the fund to the extent necessary to enable the fund to meet specified coverage ratios, whether measured on periodic calculation dates or measured on a pro forma basis before the issuance of quotas to investors. In addition, we, Trikem and Polialden are required to maintain an insurance policy covering an aggregate amount of 20% of the value of any series of quotas issued by the fund, and the fund may demand payment under the insurance policy in the amount of the receivables under any negotiable invoice for which documents necessary to pursue a collection action against the applicable obligor are unavailable. We assumed the retained interests of Trikem under the sale of receivables as a result of its merger into our company on January 15, 2004.

      On November 13, 2003, the fund commenced the offering of an initial series of quotas to be issued by the fund. On December 15, 2003, the fund issued R$100.0 million in aggregate amount of quotas, and on January 9, 2004, the fund issued another R$100.0 million in aggregate amount of quotas. These quotas will mature on December 15, 2006. The first series of quotas consists of 8,000 quotas, each with a unit value of R$25,000. The quotas begin amortizing on June 15, 2004, and the amortization payments will include a targeted (but not guaranteed) amount of interest at a rate of 113.5% of the CDI rate based on market conditions. At March 31, 2004, we held R$31.7 million of subordinated quotas.

      Under U.S. GAAP, the fund is consolidated on our balance sheet, because we are considered the primary beneficiary of the fund. See note 29(m) to our consolidated and combined financial statements.

Contractual Commitments and Capital Expenditures

     Contractual Commitments

      The following table summarizes significant contractual obligations and commitments at December 31, 2003 that have an impact on our liquidity:

	Payments Due by Period

	Less than		One to		Three to		More than
	One Year		Three Years		Five Years		Five Years		Total

			(In millions of reais)
Loans and financings	R$	2,726.5	R$	1,546.1	R$	2,069.2	R$	—	R$	6,341.8
Debentures		349.0		390.1		752.9		—		1,492.0
Purchase obligations(1)		3,757.0		5,634.6		4,951.1		1,304.0		15,646.7
Other long-term liabilities		—		270.4		37.8		—		308.2

Total contractual obligations		6,832.5		7,841.2		7,811.0		1,304.0		23,788.7
Exclusion of proportional consolidation:
Loans and financings		(217.5)		(219.5)		(53.5)		—		(490.5)
Other long-term liabilities		—		(19.6)		—		—		(19.6)

Total contractual obligations, excluding the effects of proportional consolidation	R$	6,615.0	R$	7,602.1	R$	7,757.5	R$	1,304.0	R$	23,278.6

(1)	Consists of purchase commitments for raw material and electric power pursuant to binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Based upon the applicable purchase prices at December 31, 2003.

      We are also subject to contingencies with respect to tax, labor, distributors, and other claims and has made provisions for accrued liability for legal proceedings related to certain tax claims of R$1,149.1 million at December 31, 2003. The tax contingencies relate primarily to the COFINS, PIS, IPI, federal income tax and Social Contribution on Net Income. See “Business — Legal Proceedings” and notes 17, 18 and 21 to our consolidated and combined financial statements.

     Capital Expenditures

      Our capital expenditures on property, plant and equipment were R$214.7 million in 2003, R$419.9 million in 2002 and R$318.0 million in 2001. Additionally, our investments in interest in other companies were R$71.7 million in 2003, R$13.1 million (excluding cash acquired of R$4.1 million) in 2002 and R$1,172.3 million (excluding cash acquired of R$595.2 million) in 2001. Our principal capital expenditures projects during 2001 through 2003 were:

•	the acquisition of Nova Camaçari in 2001;

•	the expansion of our ethylene production capacity at the Northeastern Complex;

•	the upgrade in the facilities of the Aratú port terminal and the related pipeline system; and

•	other operating improvements made in our Vinyls, Polyolefins and Business Development Units to improve the operating reliability of our manufacturing facilities and to expand our production capacity.

      In response to the termination of Petrobras’ monopoly over naphtha supply in Brazil, in 2001, we invested in the adaptation of the maritime pier located at Aratú and the construction of pipelines, storage tanks and other facilities necessary to receive and transport imported naphtha to our basic petrochemicals plants. This project was undertaken between 2001 and 2003 at a total cost of R$83.5 million.

      In 2003, we completed the expansion of the ethylene production capacity of one of our pyrolysis plants. As a result of this expansion, this plant’s ethylene production capacity has reached 1,280,000 tons of annual nominal capacity. The total cost of this expansion was R$237.1 million. In connection with this expansion, we also (1) increased our steam production, which we intend to use to produce electric power, (2) installed new turbines, and (3) improved the technology and automation of our electric power production in the Northeastern Complex.

      Our ability to compete in the Brazilian and foreign markets that we serve depends on our ability to integrate new production processes developed by our company and third parties in order to lower our costs and offer new thermoplastic products. In addition, our relationships with our customers are enhanced by our ability to develop new products and customize existing products to meet their needs. To meet these challenges, we maintain a research and development program that is primarily implemented at the Braskem Center for Innovation and Technology in the Southern Complex. We invested R$35.5 million, R$20.1 million and R$14.5 million in research and development during 2003, 2002 and 2001, respectively.

      In 2003, we conducted studies to identify potential efficiency enhancements for our polyethylene plants and our polypropylene plants. We are investing approximately R$21 million in an efficiency enhancement project at one of our polypropylene plants in the Southern Complex that we believe will increase its annual production capacity by 100,000 tons. This project was commenced in 2003, and we anticipate completing this project in 2004. In addition, we plan to invest approximately R$84 million during 2004 and 2005 in an expansion project at our Alagoas PVC plant that we believe will increase its annual production capacity by 50,000 tons.

      We currently are budgeting total capital expenditures of approximately R$400 million for 2004. Our principal capital expenditures for 2004 consist of, in addition to the projects referred to in the preceding paragraph, approximately R$100 million for health, environmental and quality improvement projects, approximately R$88 million for the replacement of depreciated equipment, approximately R$74 million for productivity improvements and approximately R$55 million for plant modernization and information systems.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility that changes in interest rates, exchange rates or commodity prices will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices. We enter into derivatives and other financial instruments for purposes other than trading, in order to manage and reduce the impact of fluctuations in foreign currency exchange rates and LIBOR. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial activities.

      We developed a risk management policy as from December 31, 2001 to mitigate our exposure to exchange rate risks and risks of fluctuations of LIBOR with the objective of maintaining coverage of principal and interest settlements maturing within 12 months for, at a minimum:

•	60% of our total U.S. dollar-denominated indebtedness that is related to exports, or trade finance, excluding advances on currency contracts with a remaining maturity of up to six months and advances on export contracts; and

•	75% of the total in U.S. dollar-denominated indebtedness unrelated to exports, or non-trade finance.

Compliance with this policy varies based upon applicable market conditions, credit availability and our cash balances.

      To further mitigate our exposure to exchange rate risk, we try, when possible, to borrow for our working capital needs using trade finance loans, which are generally available at a lower cost than other working capital financing because these loans are linked to our U.S. dollar-denominated exports. However, the U.S. dollar revenues that we generate from exports may not be in an amount sufficient to cover our U.S. dollar trade finance liabilities in the future.

      On December 31, 2003, we had swap contracts for foreign currency and interest, with a total notional amount of US$157.5 million. These instruments are intended to reduce the impacts of any devaluation of the real against the U.S. dollar and any increase in international interest rates on U.S. dollar liabilities. In addition, we have U.S. dollar-denominated cash equivalents, marketable securities and time deposits, which may partially offset the effects of any devaluation of the real against the U.S. dollar on our ability to service our U.S. dollar-denominated debt to the extent of these U.S. dollar denominated cash equivalents, marketable securities and time deposits.

      Our derivative instruments do not qualify for deferral, hedge, accrual or settlement accounting and are marked to market, with the resulting gains and losses reflected in the statement of operations as financial income and expenses, respectively. See note 22 to our consolidated and combined financial statements for a discussion of our accounting policies and information on derivative financial instruments.

     Interest Rate Risk

      Our variable interest rate exposure is primarily subject to the variations of (1) LIBOR for U.S. dollar-denominated borrowings, and (2) the Long-Term Interest Rate, the CDI rate for real-denominated borrowings. In addition, the principal amounts of certain of our real-denominated obligations are periodically restated by the IGP-M.

      The improvement of economic conditions in Brazil during 2003 due to the positive perception of the new administration resulted in a substantial decrease of risk spreads both in public and private internationally traded securities. The second half of 2003 was marked by an increase of international capital availability to Brazil and the maintenance of inflation indicators under control. As a result, the Central Bank lowered short term interest rates, expressed by the SELIC rate from 26.5% per annum to 16.3% per annum at December 31, 2003. The SELIC rate averaged 23.6% per annum during 2003. In addition, there was a gradual decrease in other interest rates during 2003 with:

•	the short-term domestic CDI rate ranging from 25.3% per annum at January 31, 2003 to 16.3% per annum at December 31, 2003, and averaging 23.2% per annum during 2003;

•	the Long-Term Interest Rate at 11.0% per annum in January 2003, increasing in April through September 2003 to 12.0% per annum and then returning to 11.0% per annum through December 2003; and

•	the IGP-M at 8.7% in 2003 compared to 25.3% in 2002.

      The table below provides information about our significant interest-rate sensitive instruments:

	Interest Rate Sensitivity — Principal (Notional) Amount by Expected Maturity —
	Average Interest Rate

	At December 31, 2003
	Expected Maturity Date

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(in millions of reais)
LIABILITIES:
Loans and financings (excluding debentures):
Fixed rate, denominated in U.S dollars	1,440.0	213.2	25.4	1,167.3	794.6	—	3,640.5	4,140.2
Average interest rate	8.7%	8.8%	5.8%	10.0%	12.5%		9.9%
Variable rate, denominated in U.S. dollars	523.6	434.0	197.9	—	—	—	1,155.5	1,881.9
Average interest rate (over LIBOR)	6.3%	5.6%	5.9%	0.0%	0.0%		5.5%
Fixed rate, denominated in Japanese yen	2.6	1.3	1.3	1.3	0.6	—	7.1	6.0
Average interest rate	6.8%	6.9%	6.9%	6.9%	6.9%		6.9%
Fixed rate, denominated in reais	85.5	0.1	—	—	—	—	85.6	67.9
Average interest rate	27.3%	21.4%					27.2%
Variable rate, denominated in reais	356.1	7.1	—	—	—	—	363.2	199.6
Average interest rate (of CDI)	121.6%	130.0%					121.4%
Variable rate, denominated in reais	86.2	130.7	200.4	8.9	—	—	426.2	407.8
Average interest rate (over Long-Term Interest Rate)	4.2%	4.5%	4.1%	3.5%	0.0%		4.2%
Variable rate, denominated in reais	—	16.7	—	—	—	—	16.7	16.7
Average interest rate (over IGP-M)	0.0%	4.5%	0.0%	0.0%	0.0%		12.8%
Other variable rate, denominated in reais	15.0	55.2	43.2	42.9	—	—	156.3	156.3

Loans and financings (excluding debentures) before proportional consolidation	2,509.0	858.3	468.2	1,220.4	795.2	—	5,851.1	6,876.4
Loans and financings, of proportionally consolidated companies	217.5	184.4	35.2	17.2	36.4	—	490.7	490.7

Total loans and financings (excluding debentures)	2,726.5	1,042.7	503.4	1,237.6	831.6	—	6,341.8	7,367.1

Debentures:
Variable rate, denominated in reais	117.4	—	191.0	—	—	—	308.4	318.3
Average interest rate (over IGP-M)	13.3%	0.0%	13.3%	0.0%	0.0%		13.3%
Variable rate, denominated in reais	231.6	—	188.9	—	—	—	420.5	258.2
Average interest rate (of CDI)	118.3%	0.0%	118.3%	0.0%	0.0%		118.3%
Variable rate, denominated in reais	—	—	—	763.1	—	—	763.1	624.7
Average interest rate (over Long-Term Interest Rate)	0.0%	0.0%	0.0%	5.0%	0.0%	—	5.0%

Total debentures	349.0	—	379.9	763.1	—	—	1,492.0	1,201.2

	Interest Rate Sensitivity — Principal (Notional) Amount by Expected Maturity —
	Average Interest Rate

	At December 31, 2003
	Expected Maturity Date

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(in millions of reais)
ASSETS:
Cash and cash equivalents and marketable securities:
Fixed rate, denominated in U.S dollars	531.3	—	—	—	—	—	531.3	531.3
Average interest rate	7.1%						7.1%
Cash and cash equivalents	202.6	—	—	—	—	—	202.6	202.6
Marketable securities	302.3	—	—	—	—	—	302.3	302.3
Average interest rate (of CDI)	100.3%	0.0%	0.0%	0.0%	0.0%	—	100.3%

Cash and cash equivalents and marketable securities, before proportional consolidation	1,036.2	—	—	—	—	—	1,036.2	1,036.2

Cash and cash equivalents and marketable securities of proportionally consolidated companies	148.1	—	—	—	—	—	148.1	148.1

Total cash and cash equivalents and marketable securities	1,184.3	—	—	—	—	—	1,184.3	1,184.3

Foreign Currency Exchange Rate Risk

      Our liabilities that are exposed to foreign currency exchange rate risk are primarily denominated in U.S. dollars. To partially offset our risk of any devaluation of the real against the U.S. dollar, we maintain several derivative contracts. Because we borrow in the international markets to support our operations and investments, we are exposed to market risks from changes in foreign exchange rates and interest rates. Export sales, which generate receivables payable in U.S. dollars, do not cover all of our U.S. dollar-denominated liabilities.

      The table below provides information about our significant foreign currency exposure:

	Foreign Currency Exchange Rate Sensitivity — Principal (Notional) Amount
	by Expected Maturity

	At December 31, 2003
	Expected Maturity Date

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

				(In millions of reais)
LIABILITIES:
Loans and financings (excluding debentures):						—
Denominated in U.S. dollars	1,963.6	647.2	223.3	1,167.3	794.6	—	4,796.0	6,022.1
Denominated in Japanese yen	2.6	1.3	1.3	1.3	0.6	—	7.1	6.0
Denominated in reais	542.8	209.8	243.6	51.8	—	—	1,048.0	843.3

Loans and financings (excluding debentures) before proportional consolidation	2,509.0	858.3	468.2	1,220.4	795.2	—	5,851.1	6,876.4
Loans and financings, of proportionally consolidated companies	217.5	184.4	35.2	17.2	36.4	—	490.7	490.7

Total loans and financings (excluding debentures)	2,726.5	1,042.7	503.4	1,237.6	831.6	—	6,341.8	7,367.1

Debentures:
Denominated in reais	349.0	—	379.9	763.1	—	—	1,492.0	1,201.2

Total debentures, including current portion	349.0	—	379.9	763.1	—	—	1,492.0	1.201.2

ASSETS:
Cash and cash equivalents and marketable securities:
Denominated in U.S. dollars	531.3	—	—	—	—	—	531.3	531.3
Denominated in reais	504.9	—	—	—	—	—	504.9	504.9

Cash and cash equivalents and marketable securities, before proportional consolidation	1,036.2	—	—	—	—	—	1,036.2	1,036.2

Cash and cash equivalents and marketable securities of proportionally consolidated companies	148.1	—	—	—	—	—	148.1	148.1

Total cash and cash equivalents and marketable securities	1,184.3	—	—	—	—	—	1,184.3	1,184.3

      The table below provides information about our derivative instruments:

	At December 31, 2003
	Expected Maturity Date

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

Cross currency and interest rate swaps contracts
(notional amounts)
U.S. dollars to reais:
Variable to fixed (US$ )	16.3	—	—	—	—	—	16.3	(0.6)
Average receiving rate (LIBOR 6M)	LIBOR + 0%	—	—	—	—	—	LIBOR + 0%
Average paying rate (US$ )	4.87%	—	—	—	—	—	4.87%
Foreign currency Non-deliverable Forward (NDF)
Purchased US$ NDF	10.0	—	—	—	—	—	10.0	(2.0)
Average strike prices (R$ to US$1.00)	3.17	—	—	—	—	—	3.17
Foreign currency option:
Purchased US$ put options	30.0	—	—	—	—	—	30.0	2.8
Average strike prices (R$ to US $1.00)	3.04	—	—	—	—	—	3.04
Sold US$ put options	111.2	—	—	—	—	—	111.2	(4.3)
Average strike prices (R$ to US $1.00)	2.99	—	—	—	—	—	2.99
Purchased US$ call options	131.2	—	—	—	—	—	131.2	0.0
Average strike prices (R$ to US $1.00)	3.63	—	—	—	—	—	3.63
Sold US$ call options	121.2	—	—	—	—	—	121.2	(0.0)
Average strike prices (R$ to US $1.00)	3.73	—	—	—	—	—	3.73

      Our foreign currency exposure gives rise to market risks associated with exchange rate movements of the real against the U.S. dollar. Foreign currency-denominated liabilities at March 31, 2004 consisted primarily of U.S. dollar-denominated debt. Our foreign currency-denominated debt, including short-term debt and current portion of long-term debt, was R$5,765.1 million (US$1,982.1 million) at March 31, 2004, R$5,220.0 million (US$1,806.7 million) at December 31, 2003 and R$5,250.3 million (US$1,485.9 million) at December 31, 2002. Our foreign currency exposure includes indebtedness of proportionally consolidated companies of R$374.3 million (US$128.7 million) at March 31, 2004, R$416.8 million (US$144.3 million) at December 31, 2003 and R$441.9 million (US$125.1 million) at December 31, 2002. Our foreign currency exposure without the indebtedness of proportionally consolidated companies was R$5,390.0 million (US$1,853.4 million) at March 31, 2004, R$4,803.2 million (US$1,662.5 million) at December 31, 2003 and R$4,808.4 million (US$1,360.9 million) at December 31, 2002. This foreign currency exposure is represented by debt in the form of notes, pre-export finance facilities and working capital loans. Our derivative U.S. instruments partially protect us against exposure arising from the U.S. dollar-denominated debt.

     Commodity Prices

      Although the majority of our revenues are in reais, we do not currently hedge our exposure to changes in prices of naphtha, our principal raw material, which are linked to the Amsterdam-Rotterdam-Antwerp market price denominated in U.S. dollars. We do not hedge this exposure in part because a portion of our sales in 2003 were exports payable in foreign currencies and linked to the international market prices of these commodities, and in part because the prices of our polyethylene, polypropylene and PVC products sold in domestic markets generally reflect changes in the international market prices of these products. In periods of high volatility in the U.S. dollar/real exchange rate, there is usually a lag between the time that the U.S. dollar appreciates and the time that we can effectively pass on the resulting increased cost in reais to our customers in Brazil. Accordingly, if the real depreciates significantly against the U.S. dollar in the future, we may not immediately be able to pass on all of the corresponding increases in our naphtha costs to our customers in Brazil, which could materially adversely affect our results of operations and financial condition. See “Risk Factors — Risks Relating to Our Company and the Petrochemical Industry — We may be adversely affected by high naphtha costs.”

U.S. GAAP Reconciliation

      Our net income (loss) in accordance with Brazilian GAAP was R$215.1 million in 2003, R$(1,378.7) million in 2002 and R$(424.5) million in 2001. Under U.S. GAAP, we would have reported net income (loss) of R$378.1 million in 2003, R$(1,144.0) million in 2002 and R$(471.0) million in 2001.

      Our shareholders’ equity in accordance with Brazilian GAAP was R$2,112.6 million at December 31, 2003 and R$1,821.8 million at December 31, 2002. Under U.S. GAAP, we would have reported shareholders’ equity of R$7.8 million at December 31, 2003 and a shareholders’ equity deficit of R$415.2 million at December 31, 2002.

      The principal differences between Brazilian GAAP and U.S. GAAP that affected our net income in 2003, 2002 and 2001, as well as shareholders’ equity at December 31, 2003 and 2002, are described in note 29 to our consolidated and combined financial statements. The major differences relate to the accounting treatment of the following items:

•	supplementary inflation restatement of permanent assets and shareholders’ equity in 1996 and 1997;

•	capitalized interest;

•	deferred charges and other intangible assets;

•	business combinations;

•	transactions giving rise to distributions to shareholders;

•	pension benefits;

•	earnings per share;

•	deferred taxes;

•	tax incentives;

•	sales shipped but not delivered;

•	consolidation of securitization funds; and

•	in the case of our unaudited condensed consolidated quarterly financial information, the purchase of the minority interests in Trikem.

For a discussion of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to our financial statements and a reconciliation of net income and shareholders’ equity, see note 29 to our consolidated and combined financial statements and note 21 to our unaudited condensed consolidated quarterly information.

THE BRAZILIAN PETROCHEMICAL INDUSTRY

Structure

      The petrochemical industry transforms crude oil by-products, principally naphtha, or natural gas into widely used industrial and consumer goods. The Brazilian petrochemical industry is generally organized into first, second and third generation producers based on the stage of transformation of various petrochemical raw materials, or feedstocks.

     First Generation Producers

      Brazil’s first generation producers, which are referred to as “crackers,” break down or “crack” naphtha, their principal feedstock, into basic petrochemicals. The crackers purchase their naphtha, which is a by-product of the oil refining process, primarily from Petrobras, as well as from other suppliers located outside of Brazil. The basic petrochemicals produced by the crackers include:

•	olefins, primarily ethylene, propylene and butadiene; and

•	aromatics, such as benzene, toluene and xylenes.

We, Copesul and Petroquímica União operate Brazil’s three crackers and sell basic petrochemicals to second generation producers, including, in our case, second generation producers that are part of our company. The basic petrochemicals, which are in gaseous or liquid form, are primarily transported via pipelines to the second generation producers’ plants, generally located near the crackers, for further processing.

     Second Generation Producers

      Second generation producers process the basic petrochemicals obtained from the crackers to produce intermediate petrochemicals. These intermediate petrochemicals include:

•	polyethylene, polystyrene and PVC (each produced from ethylene);

•	polypropylene and acrylonitrile (each produced from propylene);

•	caprolactam (produced from benzene); and

•	polybutadiene (produced from butadiene).

There are approximately 50 second generation producers operating in Brazil. Intermediate petrochemicals are produced in solid form as plastic pellets or powders and are transported primarily by truck to third generation producers, which generally are located far from the second generation producers. We are currently the only integrated first and second generation petrochemical company in Brazil.

     Third Generation Producers

      Third generation producers, known as transformers, purchase the intermediate petrochemicals from second generation producers and transform them into final products including:

•	plastics (produced from polyethylene, polypropylene and PVC);

•	acrylic fibers (produced from acrylonitrile);

•	nylon (produced from caprolactam);

•	elastomers (produced from butadiene); and

•	disposable containers (produced from polystyrene).

Third generation producers manufacture a variety of consumer and industrial goods, including containers and packaging materials, such as bags, film and bottles, textiles, detergents, paints, automobile parts, toys and consumer electronic goods. There are over 6,000 third generation producers operating in Brazil.

     Petrochemical Complexes

      The production of first and second generation petrochemicals in Brazil centers around three major complexes. These complexes include:

•	the Northeastern Complex located in Camaçari in the State of Bahia, where we operate the cracker;

•	the São Paulo Complex located in Capuava in the State of São Paulo, or the São Paulo Complex, where Petroquímica União operates the cracker; and

•	the Southern Complex located in Triunfo in the State of Rio Grande do Sul, where Copesul operates the cracker.

Each complex has a single first generation producer, also known as the “raw materials center,” and several second generation producers that purchase feedstock from the raw materials center.

      The Northeastern Complex began operations in 1978. The Northeastern Complex consists of 28 second generation producers situated around the raw materials center operated by our company. At December 31, 2003, our raw materials center had an annual ethylene production capacity of 1,280,000 tons, which we estimate accounted for approximately 44% of Brazil’s ethylene production capacity.

      The São Paulo Complex, which is the oldest petrochemical complex in Brazil, began operations in 1968. Petroquímica União is the raw materials center at the São Paulo Complex and supplies first generation petrochemicals to 11 second generation producers, including our company. At December 31, 2003, Petroquímica União had an annual ethylene production capacity of 500,000 tons.

      The Southern Complex began operations in 1982. Copesul, in which we have a 29.5% equity interest, is the raw materials center at the Southern Complex and supplies first generation petrochemicals to six second generation producers, including our company’s polyolefins business unit. At December 31, 2003, Copesul had an annual ethylene production capacity of 1,135,000 tons.

      A fourth petrochemical complex is currently being constructed at Duque de Caxias in the State of Rio de Janeiro. Rio Polímeros, a Brazilian petrochemical company, will serve as the cracker for the new complex and has announced that the new petrochemical complex will be an integrated first and second generation producer with an annual production capacity of 520,000 tons of ethylene, 75,000 tons of propylene and 540,000 tons of LLDPE and HDPE. This plant will use natural gas as a feedstock, and Rio Polímeros has announced that it is expected to commence operation in December 2004.

Role of the Brazilian Government

      The current structure of the Brazilian petrochemical industry reflects the Brazilian government’s plan, developed during the 1970’s, to establish a domestic petrochemical industry to serve Brazilian markets. First and second generation producers, including our company, are located within close proximity of each other to allow the common use of facilities, such as utilities, and to facilitate the delivery of feedstocks. Prior to their privatization by the Brazilian government, the expansion of production capacity at the crackers and the second generation producers was coordinated to ensure that the supply of petrochemicals met expected demand. The infrastructure developed around the complexes fostered the interdependence of first and second generation producers, as limited facilities were constructed for purposes of transportation and storage of feedstocks for import or export. Following their privatization, this interdependence has increased as second generation producers, which continue to rely upon the crackers for feedstocks and utilities, have increased their ownership of, and participation in the management of, the crackers.

      The Brazilian government developed the Brazilian petrochemical industry generally by promoting the formation of three-way joint ventures among the Brazilian government, foreign petrochemical companies and private Brazilian investors. In these joint ventures, Petrobras’ subsidiary, Petroquisa, participated as the representative of the Brazilian government, with Petrobras as the supplier of naphtha; a foreign petrochemical company provided technology; and a Brazilian private sector company provided management.

      In 1992, the Brazilian government began a privatization program to reduce significantly its ownership of the petrochemical industry. This program was designed to increase private investment in the petrochemical industry and to improve its efficiency. As a result of the privatization auctions, the Brazilian government’s ownership of our common shares, and of the common shares of Copesul and Petroquímica União, was significantly reduced, replaced by private sector entities. As a result of a similar privatization process, private ownership of the second generation producers increased.

      The following table sets forth the percentage of the indirect ownership interests held in the crackers’ voting shares by Petroquisa, private sector entities and other investors before the privatization of the crackers and at December 31, 2003.

	Before Privatization				At December 31, 2003

			Private			Private
	Date of		Sector	Other		Sector	Other
	Privatization	Petroquisa	Groups	Investors(1)	Petroquisa	Groups	Investors(1)

Copesul	May 15, 1992	67.2%	2.1%	30.7%	15.6%	58.9%	25.4%
Petroquímica União	Jan. 24, 1994	67.8	31.9	0.3	17.5	58.3	4.2
Braskem	Aug. 15, 1995	48.2	50.4	1.4	11.1	83.8	5.1

(1)	Pension funds, banks and employees.

     Role of Petrobras

      Prior to 1995, Brazil’s Constitution granted a monopoly to the Brazilian government, exercised through Petrobras, over the research, exploration, production, refining, importing and transporting of crude oil and refined petroleum products (excluding petrochemical products) in Brazil. The Brazilian Constitution also provided that by-products of the refining process, such as naphtha, could only be supplied in Brazil by or through Petrobras. Naphtha is the principal feedstock used in Brazil for the production of basic petrochemicals such as ethylene and propylene. In 1995, the Brazilian Constitution was amended to allow petroleum and petroleum related activities to be carried out by private companies, by concession or authorization from the Brazilian government. Since 1995, the Brazilian government has taken several measures to liberalize the petrochemical industry in Brazil.

      In 1997, Law No. 9,478/97 implemented the 1995 constitutional amendment by creating the Brazilian Energy Policy Council (Conselho Nacional de Política Energética) and the National Petroleum Agency (Agência Nacional de Petróleo), which were charged with regulating and monitoring of the oil industry and the Brazilian energy sector. Following the creation of the National Petroleum Agency, new rules and regulations have been implemented, aimed at gradually ending Petrobras’ monopoly. Since 1997, first generation producers, including our company, have imported naphtha from trading companies and oil and gas producers located abroad.

      During 2003, Petrobras produced and sold approximately 70% of the naphtha consumed in Brazil, and Copesul and our company collectively imported the remaining naphtha consumed in Brazil.

     Tariffs

      We set prices for ethylene, the principal first generation petrochemical product that we sell to second generation producers, using a margin sharing system. See “Business — Basic Petrochemicals Unit — Sales and Marketing of Our Basic Petrochemicals Unit.” Prices paid by second generation producers for imported first generation petrochemical products partly reflect transportation and tariff costs. We establish the prices of ethylene by-products, such as butadiene, by reference to several market factors, including the prices paid by second generation producers for imported products, which also take into account transportation and tariff costs.

      Second generation producers, including our company, generally set prices for their petrochemical products by reference to several market factors, including the prices paid by third generation producers for imported products. Prices paid for such imports also reflect transportation and tariff costs.

      The Brazilian government has frequently used import tariffs to implement economic policies. As a result, import tariffs generally vary significantly, especially those imposed on petrochemical products. In November 1997, for example, the import tariffs for polyethylene, polypropylene and PVC were increased from 14.0% to 17.0% but were subsequently reduced to 15.5% on January 1, 2002. On January 1, 2002, the import tariff for caustic soda was reduced from 10.5% to 9.5%. At December 31, 2003, the import tariffs for basic petrochemical products ranged between 3.5% and 5.5% (except for caustic soda) and the import tariffs for second generation petrochemical products ranged between 3.5% and 15.5%. Imports and exports within the free trade area composed of Argentina, Brazil, Paraguay and Uruguay in South America, or Mercosul (Mercado Comum do Sul), have not been subject to tariffs since December 2001.

      The following table shows the fluctuation of the tariffs on certain basic petrochemicals and second generation petrochemicals from 1994 through 2003. The tariff rates shown are those applicable at the end of the respective years.

	2003	2002(1)	2001(2)	2000	1999	1998	1997(3)	1996	1995		1994

	(%)
First generation petrochemicals:
Ethylene	3.5	3.5	4.5	5	5	5	5	2	2		—
Propylene	3.5	3.5	4.5	5	5	5	5	2	2		—
Caustic soda	9.5	9.5	10.5	11	11	11	11	8	1		—	(4)
Second generation petrochemicals:
Polyethylene	15.5	15.5	16.5	17	17	17	17	14	2		2	(5)
Polypropylene	15.5	15.5	16.5	17	17	17	17	14	2		2	(5)
PVC	15.5	15.5	16.5	17	17	17	17	14	2		2	(5)
Caprolactam	13.5	13.5	14.5	15	15	15	15	12	8	(6)	2	(7)

(1)	In 2002, the official tariff was 1.5% less than the rate shown. An additional surcharge of 1.5% assessed on imported products is included in the rate shown.

(2)	In 2001, the official tariff was 2.5% less than the rate shown. An additional surcharge of 2.5% assessed on imported products is included in the rate shown.

(3)	An additional tariff of 3% was assessed commencing on November 13, 1997, which is included in the rate shown.

(4)	A 5% rate applied until March 1, 1994; an 8% rate applied from March 1, 1994 through October 1, 1994; and a 0% rate applied from October 4, 1994.

(5)	A 15% rate applied until September 25, 1994; a 14% rate applied from September 26, 1994 through November 23, 1994; and a 2% rate applied beginning on November 24, 1994.

(6)	A 4% rate applied until April 27, 1995; and an 8% rate applied after that date.

(7)	A 15% rate applied until September 22, 1994; a 14% rate applied from September 26, 1994 through November 23, 1994; and a 2% rate applied beginning on November 24, 1994.

Source: Brazilian Association of Chemical Industry and Derivative Products.

Operating Environment

      The Brazilian markets in which we compete are cyclical and are sensitive to relative changes in supply and demand. Demand for petrochemical products is significantly affected by general economic conditions in Brazil and other countries in Mercosul, particularly Argentina. The Brazilian markets are also impacted by the cyclical nature of international markets as prices for petrochemical products in Brazil are determined in part with reference to international market prices for these products and by the prices, including tariff and transportation costs, paid by importers of petrochemical products into Brazil. Reductions in tariffs and other trade barriers have increasingly exposed the Brazilian petrochemical industry to price competition in the international markets.

      Traditionally, the second and third calendar quarters have been the periods of the year with the highest sales for the petrochemical industry in the Brazilian market. The increase during this six-month period is tied in part to the production of consumer goods for sale during the year-end holiday season.

      Brazilian GDP decreased by 0.2% in 2003 compared to an increase of 1.5% in 2002. This decrease in Brazilian GDP in 2003 contributed to a decrease in domestic demand for two principal petrochemical product categories — elastomers and synthetic fibers because they are used in consumer goods for which demand is closely tied to the strength of the economy. As a result of this decrease in domestic demand, coupled with the increase in the production capacity of Brazilian producers, particularly Polibrasil, and increased rates of capacity utilization, Brazilian producers significantly increased their exports of polyolefins and vinyls products in 2003.

      We anticipate that demand for our products in Brazil may grow due to increasing consumption of plastic-based products, as well as population growth and expected general economic growth in Brazil. In addition, Brazilian per capita consumption of second generation petrochemicals has been modest compared to per capita consumption in many other more developed countries, which we believe suggests a potential for future growth in demand in Brazil. However, that growth could be hindered by the factors described in “Risk Factors — Risks Relating to Brazil” and “— Risks Relating to Our Company and the Petrochemical Industry.”

      The following table sets forth information relating to our production, the estimated production of other Brazilian companies and exports and imports of the products included therein for the years indicated.

						Estimated
			Total Production of			Total Brazilian
	Total Brazilian	Our Total	Other Brazilian	Total	Total	Domestic
	Production	Production	Companies	Imports	Exports	Consumption

	(thousands of tons)
Olefins(1)
2003	4,455.6	1,675.8	2,779.8	24.0	127.7	4,351.8
2002	3,847.8	1,591.8	2,256.0	11.8	95.6	3,764.0
2001	4,077.8	1,705.4	2,372.4	29.1	108.6	3,998.2
Aromatics(2)
2003	1,323.7	668.9	654.8	102.7	335.9	1,090.4
2002	1,541.2	666.6	874.6	126.9	295.2	1,372.9
2001	1,282.9	698.1	584.8	110.5	283.3	1,110.1
Polyolefins(3)
2003	2,854.4	1,115.4	1,741.5	324.4	718.8	2,460.0
2002	2,623.0	1,064.7	1,558.3	335.6	492.0	2,466.6
2001	2,557.1	1,031.0	1,526.1	302.3	487.8	2,371.6
PVC
2003	604.1	396.9	207.1	86.4	86.9	603.6
2002	602.4	401.8	200.6	141.8	55.5	688.8
2001	538.1	363.4	174.7	129.2	46.7	620.5

						Estimated
			Total Production of			Total Brazilian
	Total Brazilian	Our Total	Other Brazilian	Total	Total	Domestic
	Production	Production	Companies	Imports	Exports	Consumption

	(thousands of tons)
PET
2003	339.0	56.2	260.2	136.2	44.5	430.6
2002	334.1	59.0	274.0	147.2	55.8	425.6
2001	329.0	56.5	272.5	181.6	28.3	482.4
Caprolactam
2003	49.6	49.6	—	4.9	7.8	46.7
2002	57.5	57.5	—	4.4	9.4	52.5
2001	48.2	48.2	—	3.3	4.2	47.3

(1)	Includes ethylene, propylene and butadiene.

(2)	Includes benzene, toluene, xylenes and C9 solvent.

(3)	Includes polyethylene, HDPE, LDPE, LLDPE and polypropylene.

Sources: Brazilian Association of Chemical Industry and Derivative Products and Braskem.

      The above estimates of total domestic consumption assume that all domestic production is immediately sold in the market and that there has been no change in total domestic inventory.

HISTORY AND CORPORATE REORGANIZATION

      We were founded in 1972 as Petroquímica do Nordeste Copene Ltda. to plan, execute and coordinate the activities of the Northeastern Complex. The construction of the Northeastern Complex formed part of a development policy of the Brazilian government implemented in the early 1970’s to diversify the geographical distribution of industrial assets and to promote economic growth across different regions of Brazil. On June 18, 1974, we were incorporated as a corporation (sociedade anônima) under the laws of Brazil (with Brazilian company registry No. 29300006939) and were renamed Copene — Petroquímica do Nordeste S.A.

Acquisition of Control by Norquisa

      Prior to August 1995, Petroquisa, the petrochemical affiliate of Petrobras, owned 36.2% of our total share capital, representing 48.2% of our voting share capital. Petrobras historically provided all of our requirements of naphtha, our principal raw material. At that time, Norquisa owned 17.3% of our total share capital, representing 47.6% of our voting share capital, and the remainder of our share capital was owned by various Brazilian private sector groups, pension funds, banks and our employees. Norquisa is a holding company that was formed in 1980 for the purpose of holding shares of the petrochemical companies in the Northeastern Complex.

      In August 1995, as part of the Brazilian government’s privatization program, Petroquisa sold 14.8% of our total share capital, representing 32.8% of our voting share capital, through an auction. Norquisa acquired 5.5% of our total share capital, representing 10.8% of our voting share capital, in this auction for R$79.2 million, and the remaining shares were acquired by various Brazilian pension funds.

      At the time of this auction, Norquisa was controlled by several second generation producers in the Northeastern Complex. These companies, in turn, were controlled by several groups involved in the petrochemical business in Brazil. The owners of Norquisa’s voting share capital immediately before and after this auction were as follows:

		% of Voting
		Share Capital
Shareholders of Norquisa	Controlling Group	of Norquisa

Petronor — Participações Petroquímicas do Nordeste Ltda.(1)	Conepar(2)	21.2%
Pronor Petroquímica S.A.	Mariani Group	10.8
Trikem	Odebrecht Group(2)	14.4
Politeno(3)	Suzano Group/ Conepar(2)	11.2
EDN — Estireno do Nordeste S.A.	The Dow Chemical Company	11.2
Oxiteno do Nordeste S.A.	Ultra Group	9.3
Polipropileno Participações S.A.	Suzano Group	8.0
Conepar — Companhia Nordeste de Participações(2)		-(4)

Others		13.9

Total		100.0%

(1)	Petronor — Participações Petroquímicas do Nordeste Ltda. was a holding company owned by Polialden. Conepar owned 66.7% of the voting share capital of Polialden.

(2)	Conepar was a holding company controlled by Banco Econômico S.A., which owned 63.8% of the voting share capital of Conepar. The remaining 36.2% of Conepar’s voting share capital was owned by the Odebrecht Group and the Mariani Group through Intercapital Comércio e Participações Ltda.

Conepar was originally formed in 1980 as a holding company for the petrochemical assets of Banco Econômico.

(3)	Conepar owned 35.0% of the voting share capital of Politeno.

(4)	Represents less than 0.1%.

      Following this auction, our corporate structure was as set forth in the following chart. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	Pension funds include Petros and Previ.

(2)	Odebrecht Química S.A. is a member of the Odebrecht Group.

(3)	Includes various other Brazilian pension funds and private investors.

(4)	At the time of this transaction, our company was named Copene-Petroquímica do Nordeste S.A.

(5)	We acquired our equity interest in Petroflex in 1992 from Petroquisa, which sold the interest as part of the Brazilian government’s efforts to privatize the Brazilian petrochemical industry. See “Business — Jointly Controlled Companies — Petroflex.”

Econômico S.A. Empreendimentos Auction and Related Transactions

      Late in 1995, a Brazilian financial institution, Banco Econômico S.A., or Banco Econômico, collapsed, at which time the Central Bank intervened. Banco Econômico then held a 63.8% of the voting share capital of Conepar, which, in turn, held 66.7% of the voting share capital of Polialden and 35.0% of the voting share capital of Politeno.

      The Brazilian government decided to liquidate the petrochemical assets of Banco Econômico as part of a broader initiative to restructure the Brazilian petrochemical sector. The Central Bank, as liquidator of Banco Econômico, formed Econômico S.A. Empreendimentos to hold the share capital of Conepar owned by Banco Econômico and then conducted an auction of Econômico S.A. Empreendimentos on July 25, 2001.

      Immediately prior to this auction, the corporate structure of Econômico S.A. Empreendimentos and Conepar was as set forth in the following chart. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	Intercapital Comércio e Participações Ltda. was formed in 1987. The Odebrecht Group acquired Intercapital in 1995. Intercapital acquired its shares of Conepar in 1999.

(2)	BNDESPAR is a wholly owned subsidiary of BNDES.

(3)	Polialden was formed in 1974 and produces HDPE and ultra-high molecular weight polyethylene. Conepar acquired its shares of Polialden in 1974. The remaining voting share capital of Polialden was owned by Mitsubishi and Nissho Iwai. Polialden is a public company in Brazil, and its shares trade on the São Paulo Stock Exchange. For more information regarding Politeno, see “— Our Principal Subsidiary and Jointly Controlled Companies — Polialden.”

(4)	Politeno was formed in 1974 and produces LDPE, LLDPE and HDPE. Conepar acquired its shares of Politeno in 1982. The remaining voting share capital of Polialden is owned by Companhia Suzano de Papel e Celulose, Sumitomo Chemical Company Limited and Itochu Corporation. Politeno is a public company in Brazil, and its shares trade on the São Paulo Stock Exchange. For more information regarding Politeno, see “— Our Principal Subsidiary and Jointly Controlled Companies — Politeno” and “Business — Jointly Controlled Companies — Politeno.”

      In order to increase its investment in the Brazilian petrochemical industry, the Odebrecht Group formed Nova Camaçari for the purpose of participating in the auction. Nova Camaçari placed the winning bid in the auction and acquired Econômico S.A. Empreendimentos for R$785.0 million. On the same date, Nova Camaçari and the Odebrecht Group entered into the following coordinated transactions that were the first step in combining several Brazilian petrochemical companies into one company with integrated operations:

•	Nova Camaçari acquired the remainder of the share capital of Conepar through the acquisition of Intercapital Comércio e Participações Ltda., or Intercapital, from the Odebrecht Group and the Mariani Group for R$445.0 million and through a purchase from BNDESPAR for R$167.8 million;

•	OPP Química acquired 16.0% of the voting share capital of Norquisa from Trikem for R$1.7 million and Nova Odequi Ltda. acquired 23.7% of the voting share capital of Norquisa from Petronor — Participações Petroquímicas do Nordeste Ltda., or Petronor, an indirect subsidiary of Conepar, for R$241.9 million;

•	Nova Camaçari acquired all the share capital of Proppet from the Odebrecht Group and the Mariani Group for R$51.1 million; and

•	we acquired Nova Camaçari from the Odebrecht Group for R$100, net of indebtedness incurred by Nova Camaçari in connection with these acquisitions in an aggregate principal amount of R$1,439.2 million.

      Nova Camaçari was obligated to purchase the shares of Intercapital and Proppet, and the shares of Conepar owned by BNDESPAR, under the terms of various shareholders’ agreements entered into by the direct and indirect shareholders of Conepar. The Odebrecht Group purchased the Norquisa shares held by Petronor in order to increase its percentage ownership of Norquisa. We acquired Nova Camaçari in order to expand the scope of our operations and become a vertically integrated producer of petrochemical products.

      As a result of these transactions, we acquired ownership, directly and indirectly, of 100% of the share capital of Conepar and of Proppet, and, through Conepar, we acquired a controlling interest in Polialden and a minority interest in Politeno. We remained controlled by Norquisa. The Odebrecht Group owned 39.7% of the voting share capital of Norquisa and, together with the Mariani Group, held a combined 55.8% of the voting share capital of Norquisa.

      On July 27, 2001, Odebrecht Química S.A., or Odebrecht Química, and Petroquímica da Bahia, a member of the Mariani Group, entered into a shareholders agreement covering their direct and indirect equity interests in Norquisa and our company. In addition, on July 3, 2001 and July 20, 2001, Odebrecht Química and Petroquímica da Bahia entered into memoranda of understanding with respect to the terms of shareholders agreements to be entered into with Petroquisa, Previ and Petros. These agreements are described in “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements.”

      Immediately after these transactions, our corporate structure was as set forth in the following chart. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	At the time of this transaction, our company was named Copene-Petroquímica do Nordeste S.A.

(2)	Proppet was formed in 1996 by the Mariani Group and produces PET. The Odebrecht Group acquired its shares of Proppet in 1996.

      In order to streamline our corporate structure, in September 2001, we merged our wholly owned subsidiaries Nova Camaçari, Intercapital and Proppet into our company.

      The following chart presents the corporate structure of our principal subsidiaries and equity investments following this merger. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	At the time of these transactions, our company was named Copene-Petroquímica do Nordeste S.A.

Mergers with OPP Produtos and 52114 Participações

      In order to continue to implement our strategy of vertically integrating our operations and to further expand the scope of our operations, we completed the following transactions on August 16, 2002:

•	we merged with OPP Produtos, the holding company of the Odebrecht Group’s chemical and petrochemical assets and a wholly owned subsidiary of the Odebrecht Group, and issued shares representing 43.7% of our voting and total share capital to the Odebrecht Group; and

•	we also merged with 52114 Participações, the holding company of the Mariani Group’s chemical and petrochemical assets and a wholly owned subsidiary of the Mariani Group, and issued shares representing 3.6% of our voting and total share capital to Pronor, a member of the Mariani Group.

Upon completing these mergers, we changed our corporate name to Braskem S.A.

      The principal assets of OPP Produtos were:

•	81.3% of the total share capital of OPP Química, including 100% of its voting share capital. OPP Química, in turn, owned 41.6% of the total share capital of Trikem, representing 64.4% of its voting share capital; and

•	29.5% of the total share capital and voting share capital of Copesul.

The principal asset of 52114 Participações was 92.3% of the total share capital of Nitrocarbono, representing 95.5% of its voting share capital.

      The following chart presents the corporate structure of our principal subsidiaries and equity investments following the transactions described above. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	Copesul was formed in 1976 and began operations as the raw materials center for the Southern Complex in 1982. The Odebrecht Group acquired its shares of Copesul in 1992 in connection with the privatization of the Copesul, and these shares were transferred to OPP Produtos in 2001. OPP Produtos was formed in 2001 as a holding company for some petrochemical assets of the Odebrecht Group. Ipiranga Petroquímica S.A. owns 29.5% of the voting share capital of Copesul, and Petroquisa owns 15.6% of the voting share capital of Copesul. Copesul is a public company in Brazil, and its shares trade on the São Paulo Stock Exchange. For more information regarding Copesul, see “— Our Principal Subsidiary and Jointly Controlled Companies — Copesul” and “Business — Jointly Controlled Companies — Copesul.”

(2)	Excludes 1.6% of Odebrecht Química’s total share capital owned by Odequi Overseas Inc., our wholly-owned subsidiary. Odebrecht Química was formed in 1987 as a holding company for some petrochemical assets of the Odebrecht Group. OPP Produtos acquired its shares of Odebrecht Química in 2002.

(3)	Nitrocarbono was formed in 1974 and produced caprolactam. 52114 Participações acquired its shares of Nitrocarbono in 2002. Nitrocarbono was a public company in Brazil and its shares traded on the São Paulo Stock Exchange.

(4)	Conepar — Companhia Nordeste de Participações changed its name to Copene Participações S.A. on April 30, 2002.

(5)	Excludes 2.5% of OPP Química S.A.’s total share capital owned by Odequi Investments Ltd., our wholly-owned subsidiary. OPP Química was formed in 1978 and produced various polyolefins products. Odebrecht Química acquired its shares of OPP Química in 1987. The share capital of OPP Química not owned by Odebrecht Química was owned by a financial institution under a dividend securitization transaction. See “— Transactions in 2003 and 2004 — Acquisition of remaining Shares of OPP Química.”

(6)	Includes 5.3% of Trikem’s total share capital owned by our company. Trikem was formed in 1972 and produced various vinyls products. The Odebrecht Group acquired its shares of Trikem in 1978. Mitsubishi owned 13.4% of the voting share capital of Trikem, and Nissho Iwai owned 10.1% of the voting share capital of Trikem. Trikem was a public company in Brazil, and its shares traded on the São Paulo Stock Exchange.

Transactions in 2003 and 2004

      Since August 2002, we have completed additional transactions to consolidate our ownership of some of our subsidiaries and further streamline our corporate structure.

Acquisition of Remaining Shares of OPP Química

      In October 2002, Odebrecht Química acquired 2.5% of OPP Química’s total share capital from Odequi Investments Ltd. for U.S.$16.3 million. In December 2002, in connection with the repayment of a financing transaction, a lender returned 16.2% of OPP Química’s share capital to Odebrecht Química. Consequently, Odebrecht Química then owned all of OPP Química’s total share capital.

Exchange Offer for Remaining Shares of Nitrocarbono and Subsidiary Mergers

      In February 2003, as a result of our merger with 52114 Participações and as required by the Brazilian Corporation Law, we commenced a public exchange offer for the remaining voting share capital of Nitrocarbono not owned by our company. On February 13, 2003, immediately following our exchange of the shares tendered in this exchange offer for 32,243,380 of our class A preferred shares, we owned 93.8% of the total share capital of Nitrocarbono, including 99.99% of its voting share capital.

      On March 31, 2003, we consummated the following transactions:

•	in anticipation of our merger with OPP Química, Odebrecht Química spun off the shares of OPP Química that it owned to our company. As a result of this transaction, our direct interest in Odebrecht Química increased to 98.6% of Odebrecht Química’s total share capital and the interest of our wholly owned subsidiary, Odequi Overseas Inc., decreased to 1.4% of Odebrecht Química’s total share capital.

•	we merged with OPP Química, Nitrocarbono and Econômico S.A. Empreendimentos. In connection with these mergers, we issued 1,353,960 of our class A preferred shares to the holders of shares of Nitrocarbono other than our company. As a consequence of our merger with OPP Química, we acquired direct ownership of the share capital of Trikem previously owned by OPP Química; and

•	in order to enable Odebrecht Química to enter into financial transactions, we transferred all of the share capital of Trikem that we owned to Odebrecht Química.

      Immediately after these transactions, our corporate structure was as set forth in the following chart. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	Excludes 1.4% of Odebrecht Química’s total share capital owned by Odequi Overseas Inc., our wholly owned subsidiary.

(2)	The percentage of our total share capital in Politeno increased in December 2002 and April 2003 as the result of the suspension of an injunction blocking the implementation of the capitalization of reserves that had been approved in 1990.

Transfer of Polialden and Politeno Shares to Our Company

      To further streamline our corporate structure, on June 30, 2003, we entered into an agreement under which we assumed debt of Copene Participações S.A. owed to Polialden in the amount of R$30.2 million as well as debt of Copene Participações S.A. owed to the BNDES in the amount of R$38.9 million. In return, we received the shares of Polialden and Politeno owned by Copene Participações S.A. As a result, all of our equity interests in Polialden and Politeno were, and continue to be, held directly by our company, and Copene Participações S.A. no longer owns material assets or conducts any material operations.

Acquisition of Common Shares of Trikem and Polialden Held by Mitsubishi and Nissho Iwai

      In order to acquire the remaining outstanding common shares of Polialden and substantially all of the remaining outstanding common shares of Trikem, on July 14, 2003, we entered into (1) a share purchase and sale agreement with Odebrecht and Mitsubishi and (2) a memorandum of understanding with Odebrecht and Nissho Iwai. Under the share purchase and sale agreement, Mitsubishi agreed to sell to us all of the share capital of Trikem and Polialden it owned, consisting of 16.7% of Polialden’s voting share capital and 13.4% of Trikem’s voting share capital for R$44.2 million. We paid a portion of the purchase price in cash, and we are obligated to pay the remaining US$13.5 million to Mitsubishi on July 31, 2007, or earlier if before that date we meet certain financial tests, including specified net debt to EBITDA and short-term debt to EBITDA ratios. In addition, we are required to pay interest to Mitsubishi on the outstanding balance of the aggregate purchase price at an annual rate of LIBOR plus 3.0% in January and July of each year until the remaining balance is paid in full.

      Under this agreement, we are required to make an additional payment to Mitsubishi in an amount that is contingent upon the outcome of pending litigation filed against Polialden by certain of its preferred shareholders.

See “Business — Legal Proceedings—Shareholders’ Rights Proceedings.” The amount of the additional payment that we are obligated to pay to Mitsubishi is (1) R$21.6 million if Polialden prevails in this litigation or if a definitive settlement is reached, or (2) R$5.4 million if Polialden loses this litigation. In either event, we will convert the amount of this additional payment (as adjusted for inflation at the IGP-M rate from July 31, 2003 until the date that this litigation is finally adjudicated or settled) into U.S. dollars on the final adjudication or settlement date. We are required to make this additional payment either together with the remaining balance under the share purchase and sale agreement or, if the remaining balance is due prior to the date on which this litigation is finally adjudicated or settled, within 60 days from the later date. We will pay interest on this payment on the same terms as we are required to pay interest on the remaining balance under the share purchase and sale agreement.

      Odebrecht has agreed to guarantee our obligation to pay Mitsubishi the remaining balance of the aggregate purchase price, together with the additional payment in connection with the Polialden shareholders’ rights litigation.

      Under the memorandum of understanding with Odebrecht and Nissho Iwai, we agreed to purchase all of the share capital of Trikem and Polialden that Nissho Iwai owned, consisting of 16.7% of Polialden’s voting share capital and 10.1% of Trikem’s voting share capital, in exchange for 1,086,290,620 of our common shares. As a result of this transaction, which closed on July 31, 2003, and after giving effect to the purchase from Mitsubishi described above, we increased our direct and indirect ownership of Trikem’s voting share capital to 87.9% and increased our ownership of Polialden’s voting share capital to 100%.

      Immediately after these transactions, our corporate structure was as set forth in the following chart. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are or were organized under Brazilian law.

(1)	The percentage of our total share capital in Politeno decreased in April 2003 as the result of a recalculation of the effects of the capitalization of reserves that had been approved in 1990 and implemented in December 2002 and April 2003.

(2)	Excludes 1.4% of Odebrecht Química’s total share capital owned by Odequi Overseas Inc.

(3)	Odebrecht Química’s percentage interest in Trikem’s total share capital decreased by 0.6% as a result of the exchange on July 1, 2003 of shares of Trikem for 16% of the total share capital of our subsidiary Cinal S.A. held by BNDESPAR.

Merger of Trikem into Braskem

      On November 3, 2003, as a result of the increase of our holdings of Trikem and as required by the Brazilian Corporation Law, we commenced a public exchange offer for the remaining voting share capital of Trikem not owned by our company. On December 4, 2003, immediately following our exchange of the shares tendered in this exchange offer for 438,270,001 of our class A preferred shares, we owned, directly and indirectly, 53.8% of Trikem’s total share capital, including 99.9% of its voting share capital.

      In order to facilitate the merger of Trikem into our company, on January 12, 2004, Odebrecht Química spun off the share capital of Trikem held by it to our company. Following this spin-off, Odebrecht Química no longer owns material assets or conducts any material operations.

      On January 15, 2004, Trikem merged with and into our company. In connection with this merger, we issued 148,083 of our class A preferred shares in exchange for 514,366 of Trikem’s common shares and 8,136,017,401 of our class A preferred shares in exchange for 28,260,456,441 of Trikem’s preferred shares.

      At an extraordinary shareholders meeting on January 15, 2004, our shareholders approved our merger with Trikem, an amendment to our by-laws to permit the conversion of our class A preferred shares into common shares upon the approval of the majority of our voting share capital, and the conversion of 121,948,261 of our class A preferred shares into 121,948,261 of our common shares in order to maintain the required minimum ratio of our common shares to preferred shares in accordance with the Brazilian Corporation Law after completion of the merger with Trikem.

Current Corporate Structure

      The following chart presents the corporate structure of our principal subsidiaries and equity investments following the transactions described above. The percentages in bold italics represent the percentage of the voting share capital owned directly and indirectly by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned directly and indirectly by the parent company of each entity. All of these companies are organized under Brazilian law.

(1)	The percentage of our total share capital in Politeno increased in December 2003 as the result of the capitalization of reserves.

Our Principal Subsidiary and Jointly Controlled Companies

      Our principal subsidiary is Polialden. In addition, our equity investments in Copesul and Politeno have a significant impact on our consolidated and combined financial statements. The following is a summary of our equity investments in these companies and the shareholders agreements we have signed with respect to Copesul and Politeno.

     Polialden

      Polialden is a corporation (sociedade anônima) organized under the laws of Brazil. At March 31, 2004, we indirectly owned all of the voting share capital and 56.3% of the total share capital of Polialden. Polialden is engaged in the manufacturing, processing, selling, importing and exporting of high-density polyethylene, ultra high molecular weight polyethylene and other chemical and petrochemical products. Polialden operates its industrial unit in the Northeastern Complex. For information concerning these operations, see “Business — Polyolefins Unit.”

     Copesul

      Copesul is a corporation (sociedade anônima) organized under the laws of Brazil. At March 31, 2004, we owned, directly and indirectly, 29.5% of the voting and total share capital of Copesul. Copesul is the second largest petrochemical cracker in Brazil based on production capacity, with approximately 39% of Brazilian production capacity of ethylene. We provide more information about Copesul’s business in “Business — Jointly Controlled Companies — Copesul.”

      We have entered into a shareholders agreement with Ipiranga Petroquímica S.A., or Ipiranga, relating to our shares of Copesul. Ipiranga owns 29.5% of the voting and total share capital of Copesul. Under the Copesul shareholders agreement, we and Ipiranga jointly control Copesul. We have agreed to consult with Ipiranga prior to any meeting of Copesul’s board of directors or shareholders and to vote our shares together with Ipiranga on specified matters, including policies relating to the allocation of excess amounts of raw materials, policies relating to the distribution of profits, the election of members to Copesul’s board of directors, amendments to Copesul’s by-laws, approval of indebtedness of Copesul in excess of certain limits, sales of assets in excess of specified limits, investments in excess of certain limits and the merger of Copesul with another company. We have also agreed that neither we nor Ipiranga will vote to approve any of the above matters unless we and Ipiranga vote 75% of the shares collectively held by us in favor of that action at a meeting between Ipiranga and our company or, if no quorum is obtained at such a meeting, of 75% of the shares present at a second meeting called for this purpose.

      The Copesul shareholders agreement also provides a right of first refusal for transfers or sales of the voting share capital of Copesul to third parties, except for transfers and sales of Copesul voting share capital to companies directly or indirectly controlled by the selling shareholder. Third-party purchasers of common shares of Copesul from our company or Ipiranga also must agree to comply with the Copesul shareholders agreement. The shareholders agreement also includes provisions designed to ensure that each of our company and Ipiranga will continue to own the same proportion of shares of Copesul if it so elects.

      The Copesul shareholders agreement provides that we will vote with Ipiranga in a manner designed to ensure that both we and Ipiranga are able to elect the maximum possible number of members of Copesul’s board of directors. The shareholders agreement is effective until August 2022. We have agreed with Ipiranga not to enter into another shareholders agreement regarding Copesul with any other shareholders of Copesul.

     Politeno

      Politeno is a corporation (sociedade anônima) organized under the laws of Brazil. At March 31, 2004, we owned 33.9% of Politeno’s total share capital, including 35.0% of its voting share capital. Politeno produces polyethylenes, which are widely used in the flexible and rigid packaging industries. Politeno produces low, medium and HDPE, LLDPE, linear medium density polyethylene, ethyl vinyl acetate copolymer and other special resins. We provide more information about Politeno’s business in “Business — Jointly Controlled Companies — Politeno.”

      Through Conepar, we have entered into a shareholders agreement with Companhia Suzano de Papel e Celulose, Sumitomo Chemical Company Limited and Itochu Corporation with respect to our shares of Politeno. Companhia Suzano de Papel e Celulose owns 33.9% of Politeno’s total share capital, including 35.0% of its voting share capital; Sumitomo Chemical Company Limited owns 18.8% of Politeno’s total share capital, including 20.0% of its voting share capital; and Itochu Corporation owns 9.4% of Politeno’s total share capital, including 10.0% of its voting share capital. The Politeno shareholders agreement contains provisions governing voting, transfer and preemptive rights. We have the right to elect two of the seven members of Politeno’s board of directors and the right to elect an additional member of Politeno’s board of directors in alternating years. We also have the right to elect one of the six executive officers.

      We have agreed in the Politeno shareholders agreement to attempt to reach unanimous decisions with the other parties with respect to certain actions to be taken by Politeno’s board of directors or shareholders, including: changes to Politeno’s by-laws, subject to certain exceptions; Politeno’s dissolution or liquidation; the merger of Politeno with another company; certain transactions with holders of Politeno’s common shares; transactions involving the purchase, sale, assignment or encumbrance of fixed assets of Politeno in excess of specified amounts; and Politeno’s incurrence of secured indebtedness in excess of certain specified levels. The parties to the shareholders agreement also granted each other certain rights of first refusal and agreed not to encumber their shares of Politeno without the consent of parties representing at least 50% of Politeno’s issued and outstanding common shares, subject to certain exceptions. Third-party purchasers of common shares of Politeno from any of the parties to the shareholders agreement also must agree to comply with its terms.

      We also have equity interests in other companies, including Petroflex and Borealis Brasil S.A., for which we have entered into shareholders agreements that include provisions governing voting, transfer and preemptive rights.

BUSINESS

      We are the leading petrochemical company in Latin America, based on average annual production capacity, and we believe that we are one of the 10 largest private sector industrial companies in Brazil, based on net sales revenue. We recorded net income of R$215.1 million in 2003 on net sales revenue of R$10,135.8 million, in each case under Brazilian GAAP. We produce a diversified portfolio of petrochemical products and have a strategic focus on polyethylene, polypropylene and PVC. We are the only Brazilian company with integrated first and second generation petrochemical production facilities, with 13 plants in Brazil.

      We have grown over the past three years primarily as the result of the integration of the operations of six Brazilian petrochemical companies: our company; OPP Química; Polialden; Trikem; Proppet; and Nitrocarbono. We have merged with these companies, other than Polialden. Our business operations are organized into four business units, which correspond to our principal production processes and products:

•	Basic Petrochemicals, which accounted for R$4,765.3 million, or 47.8%, of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 10.5% in 2003;

•	Polyolefins, which accounted for R$3,386.8 million, or 33.9%, of the net sales revenue of all segments and had an operating margin of 15.6% in 2003;

•	Vinyls, which accounted for R$1,371.8 million, or 13.7%, of the net sales revenue of all segments and had an operating margin of 22.9% in 2003; and

•	Business Development, which accounted for R$455.3 million, or 4.6%, of the net sales revenue of all segments and had an operating margin of 6.3% in 2003.

      We believe the integration of the operations of the companies that formed our company has produced, and will continue to provide, significant synergies and cost savings from reduced taxes, procurement and logistics expenses, general and administrative expenses and other operating expenses.

Strategy

      Our vision is to strengthen our position as a world-class petrochemical company. We seek to reinforce our leading position in the Latin American petrochemical market, with a focus on polyethylene, polypropylene and PVC and integration with our production of ethylene and propylene. Our business model focuses on enhancing shareholder value, with strategic drivers consisting of market leadership, cost competitiveness and technological autonomy.

      We are the first Brazilian company to integrate first and second generation petrochemical production facilities. Our competitive advantages are derived from our leadership position in the Latin American market and on our favorable cost structure, resulting from our production scale and synergies realized from integration of the companies that formed our company.

      We are committed to providing technological support to our customers through the Braskem Technology and Innovation Center, which has more than 100 professionals working to develop processes, products and applications for the sector.

      The formation of our company marked a milestone in the restructuring of an industrial sector that is vital to Brazil’s economic development. We supply petrochemical products with application in a wide variety of industries, such as food packaging, automotive parts, paints, construction, agriculture, fabrics and personal care products.

      The key elements of our strategy include:

•	Focus on Customer Relationships: We seek to establish close, long-term relationships with our customers. We serve as partners with our customers in developing new products and applications and, consequently, business opportunities for them. We recognize the cyclical nature of the markets for our petrochemical products and believe that, by focusing on relationships with our customers, we can foster customer loyalty even during periods of lower demand. Our growth strategy is centered on increasing customers’ consumption of our products, and enabling them to substitute non-plastic materials with thermoplastics.

Our Polyolefins Unit and our Vinyls Unit maintain technology and innovation centers that seek to:

•	optimize customers’ processing of our products;

•	identify new products and applications to meet our clients’ needs; and

•	increase customers’ productivity.

•	Pursuit of Selected Business Opportunities: We are pursuing new business opportunities by, for example:

•	manufacturing new products such as UTECTM, our ultra-high molecular weight polyethylene product that is used in technical applications, and new sealants for bi-oriented polypropylene film that are used for packaging snacks, pasta and confectionary goods. We are the world’s second largest producer of ultra-high molecular weight polyethylene and sell UTECTM mainly in the United States. We are also the first Brazilian company to produce a new line of sealants for bi-oriented polypropylene film;

•	manufacturing LLDPE and low density polyethylene using a specialized production process that permits us to produce thermoplastics with distinctive characteristics for the flexible packaging industry, including greater resistance to impact and punctures, improved polish and greater transparency; and

•	replacing traditional materials such as glass, wood, steel and paper, with our themoplastics products.

•	Expansion of Our Production Capacity: We plan to expand the production capacity of our business units during the next several years based on anticipated growth in demand for our products. We plan to expand primarily through efficiency enhancements at our plants and by modernizing our production technology. We believe that additional capacity will enable us to maintain and expand our leadership position in Latin America and support our expansion into strategic export markets.

•	Continued Reductions in Operating Costs and Increases in Operating Efficiencies: As a result of the integration of our facilities and large production scale, we believe that we are a low-cost producer of second generation petrochemicals. We have an ongoing program — the Braskem Production System — to increase operating efficiencies and to reduce operating costs. We also continue to realize synergies from our integration process.

Our cost reduction program is linked to initiatives to purchase feedstocks at competitive prices. We began to import lower-cost naphtha in 2000, and during 2003, we imported 31.2% of our feedstock requirements, primarily from North Africa. We also intend to continue to substitute lower-cost petroleum condensate for a portion of our naphtha needs.

•	Commitment to Our Employees and Our Communities: We are focused on our human resources, which are vital to our competitiveness and growth. We continue to train our employees to develop skills necessary to operate an internationally competitive, vertically integrated petrochemical company. We have adopted a policy that makes all of our directors, officers, and employees responsible for worker safety and for preserving the environment. We are also committed to sustainable development and to improving the quality of life in the communities in which our facilities are located.

Basic Petrochemicals Unit

      At December 31, 2003, our Basic Petrochemicals facilities had the largest production average annual production capacity of all first generation producers in South America. Our Basic Petrochemicals Unit accounted for R$4,765.3 million, or 47.8%, of the net sales revenue of all segments in 2003, including net sales to our other business units. Our Basic Petrochemicals Unit produces:

•	olefins, such as ethylene, polymer and chemical grade propylene, butadiene, isoprene and butene-1;

•	aromatics, such as benzene, toluene, para-xylene and ortho-xylene;

•	fuels, such as automotive gasoline and liquefied petroleum gas, or LPG; and

•	methyl tertiary butyl ether, or MTBE, solvent C9 and pyrolysis C9.

We also supply utilities to other plants located in the Northeastern Complex and render services to the operators of those plants. In 2003, 86.7% of our Basic Petrochemicals Unit’s sales (including intra-company sales) were derived from the sale of basic petrochemicals, 8.1% from the sale of utilities and 5.2% from the sale of fuels.

      The products of our Basic Petrochemicals Unit are used primarily in the manufacture of intermediate petrochemical products, including those manufactured by our other business units. We believe that our Basic Petrochemicals Unit is well positioned to take advantage of increasing demand for basic petrochemicals products in Brazil, both by our other business units and by third parties. We anticipate that long-term growth for these products in Brazil will continue due to increasing consumption of plastic-based consumer products, the trend towards substitution of plastics for more traditional packaging materials, such as glass and paper, as well as general economic growth in Brazil.

     Products of Our Basic Petrochemicals Unit

      The following chart shows the major products produced by our Basic Petrochemicals Unit, their derivative intermediate products and their most common end uses.

Our Basic	Intermediate Products Derived from
Petrochemical Products	Our Basic Petrochemical Products	Common End Uses

Olefins
Ethylene	LDPE/LLDPE(1)	Garbage bags, packaging film, toys, housewares, electrical insulation, paper coatings
	HDPE(1)	Blow-molded plastic bottles (such as milk bottles)
	Ethylene oxide, used to produce ethylene glycol	Polyester fibers and PET resin
	EDC, used to produce PVC(2)	Pipes, home siding, upholstery, floor coverings
	Ethylbenzene, used to produce styrene monomer and then polystyrene	Disposable cups and containers, high- impact plastics
Propylene (polymer and chemical grade)	Polypropylene(1)	Carpet-backing, luggage, bottles, diapers, raffia bags
	Acrylonitrile	Clothing, plastics
	Propylene oxide	Polyurethane foams for furniture and insulation, cleaning compounds and coatings
Butadiene	Synthetic rubber, elastomers, resins	Tires, shoes, hoses, surgical gloves
Butene — 1	LLDPE(1)	Garbage bags, packaging film, toys housewares, electrical insulation, paper coatings
Aromatics
Benzene	Ethylbenzene (used to make styrene monomer/polysterene)	Disposable cups, containers, high- impact plastics
	Cumene	Epoxies
	Cyclohexane and cyclohexanone(3)	Nylon
	Linear alkyle benzene	Detergents
	Caprolactam(3)	Nylon
	Ammonium sulfate(3)	Fertilizers
Isoprene	Styrene-isoprene-styrene	Adhesive
Toluene	Toluenediisocianate	Urethane foams Solvents
Para-xylene	Purified terephthalic acid and DMT(3)	Polyester film and fibers, PET resin(3)
Ortho-xylene	Phthalic anhydride and plasticizers	Flexible products from PVC
Others
MTBE	—	Octane booster for gasoline
Solvent C9	—	Solvents and thinners
Pyrolysis C9	—	Octane booster for gasoline
Fuels
Automotive Gasoline	—	Fuel for internal combustion engines
LPG	—	Cooking gas

(1)	Produced by our Polyolefins Unit.

(2)	Produced by our Vinyls Unit.

(3)	Produced by our Business Development Unit.

      The following table sets forth a breakdown of the sales volume and net sales revenue of our Basic Petrochemicals Unit (including our intra-company sales) by product line and by market for the years indicated.

	Years Ended December 31,

	2003				2002				2001

	Quantities				Quantities				Quantities
	Sold(1)	Net Sales Revenue			Sold(1)	Net Sales Revenue			Sold(1)	Net Sales Revenue

	(thousands	(millions of			(thousands	(millions of			(thousands	(millions of
	of tons)	reais)		(%)	of tons)	reais)		(%)	of tons)	reais)		(%)
Domestic net sales:
Ethylene	1,047.3	R$	1,733.1	41.9%	994.8	R$	1,285.3	42.5%	1,064.8	R$	1,209.1	43.0%
Propylene	403.4		595.9	14.4	415.2		459.3	15.2	421.1		349.0	12.4
Para-xylene	117.3		195.5	4.7	99.4		121.9	4.0	114.8		129.6	4.6
Benzene	217.9		298.3	7.2	223.5		214.2	7.1	223.2		154.2	5.5
Butadiene	150.3		278.7	6.7	147.3		177.0	5.9	134.5		152.0	5.4
Mixed xylenes	53.7		83.4	2.0	52.9		52.9	1.7	50.6		44.5	1.6
Ortho-xylene	49.9		80.0	1.9	48.9		65.2	2.2	41.9		41.6	1.5
Toluene	38.9		51.4	1.2	78.7		74.6	2.5	108.0		83.9	3.0
Others	195.8		324.6	8.1	184.5		262.6	8.7	144.5		216.0	7.7

Total domestic net sales	2,274.5		3,640.9	88.1	2,245.2		2,713.0	89.8	2,303.4		2,379.9	84.6
Total export net sales	405.9		490.7	11.9	353.0		309.7	10.2	376.4		433.6	15.4

Total basic petrochemicals net sales	2,680.4		4,131.6	100%	2,598.2		3,022.7	100%	2,679.8		2,813.5	100%

Fuels and utilities(2)			633.7				476.4				483.9

Total Basic Petrochemicals Unit net sales revenue(3)		R$	4,765.3			R$	3,499.1			R$	3,297.4

% of the total net sales revenue of all segments				47.8%				47.3%				52.7%

(1)	Includes the following intra-company sales:

•	488.3 thousand tons of ethylene in 2003, 472.0 thousand tons in 2002 and 150.2 thousand tons in 2001;

•	4.3 thousand tons of propylene in 2003, 27.1 thousand tons in 2002 and 8.5 thousand tons in 2001;

•	39.7 thousand tons of para-xylene in 2003 and 45.2 thousand tons in 2002; and

•	60.0 thousand tons of benzene in 2003, 25.0 thousand tons in 2002 and 48.9 thousand tons in 2001.

(2)	Fuels include automotive gasoline and LPG. Utilities include electric power, steam, treated water and compressed air.

(3)	Includes basic petrochemicals, fuels and utilities.

Olefins

      Olefins are relatively unstable hydrocarbons characterized by a structure that is chemically active and permits other chemically reactive elements, such as oxygen, to be added. Ethylene and propylene, which are types of olefins, are the chemical “backbone” for many consumer plastic products. Our primary olefins products include polymer grade ethylene and propylene, also known as monomers. Different combinations of monomers are polymerized, or linked together, to form polymers or plastic resins with different properties and characteristics.

Aromatics

      Aromatics are hydrocarbons identified by one or more benzene rings or by chemical behavior similar to benzene. Aromatics readily react to add other active molecular groups, such as nitrates and sulfonates.

Fuels

      Our company has been authorized by the National Petroleum Agency to produce and sell automotive gasoline since August 15, 2000 and LPG since October 2, 2001, both domestically and for export. We have been producing and selling both automotive gasoline and LPG since these dates. We have requested authorization from the National Petroleum Agency to produce and sell diesel fuel and expect this authorization to be granted during 2004.

     Utilities

      We also produce electric power, steam, compressed air and drinking and demineralized water as by-products of our production of basic petrochemicals. We use these utilities in our own production processes, including those of our Polyolefins Unit and our Vinyls Unit, and sell these utilities to approximately 40 companies in the Northeastern Complex. Our utilities facilities include units for thermoelectric power generation, water treatment and the production of steam and compressed air.

      We self-generate approximately 70% of the Northeastern Complex’s energy consumption requirements, and CHESF, a Brazilian government-owned electric power distribution company located in the State of Bahia, furnishes the remainder.

     Production Facilities of Our Basic Petrochemicals Unit

      We believe that the technological processes we use at our basic petrochemicals plants are among the most advanced in the world. We currently own and operate five major Basic Petrochemicals units (Olefins 1, Olefins 2, Aromatics 1, Aromatics 2 and energy and services), each of which is located at the Northeastern Complex. Our Basic Petrochemicals Unit defines the term “unit” to mean several plants that are linked together to produce olefins or aromatics. As a result, the production capacity of Aromatics units 1 and 2 is the sum of the production capacities of the various plants that form these units. At December 31, 2003, our basic petrochemicals plants had total annual production capacity of 1,280,000 tons of ethylene and 537,000 tons of propylene.

      The table below sets forth the name, primary products, annual production capacity at December 31, 2003 and annual production for the years presented for each of our principal Basic Petrochemicals units and plants.

		Annual	Production Year Ended December 31,
		Production
Name	Main Products	Capacity	2003	2002	2001

		(in tons, except
		automotive	(in tons, except automotive gasoline)
		gasoline)
Olefins units 1 and 2	Ethylene	1,280,000	1,040,858	989,276	1,069,724
	Propylene	537,000	486,959	464,521	491,957
Plants of Aromatics units 1 and 2:
Butadiene plants 1 and 2	Butadiene	180,000	150,719	137,976	143,700
MTBE plants 1 and 2	MTBE	140,000	113,996	106,449	108,251
Butene-1 plant	Butene-1	31,000	27,022	20,530	—
Isoprene plant	Isoprene	19,000	16,396	16,380	—
	Dicyclopentadiene(1)	24,000	20,459	19,799	18,897
Sulfolane plants 1, 2 and 3	Coperaf — 1(2)	130,000	110,769	116,575	102,848
BTX fractionation plants 1 and 2	Benzene	432,000	364,762	318,373	317,223
	Toluene(1)	40,000	41,757	129,200	173,960
C8+ fractionation plant	Mixed xylenes(1)	60,000	65,932	62,679	50,137
	Ortho-xylene	60,000	54,475	48,135	46,001
	Solvent C9(2)	30,000	25,650	6,803	3,455
Parex plant	Para-xylene	150,000	116,203	101,426	107,321
Blending plant	Automotive gasoline(3)	570,000	365,256	326,493	351,806
	LPG(3)	18,000	17,403	30,780	4,553

(1)	Actual production may exceed production capacity of certain plants when excess capacity of other plants in the Aromatics units is utilized.

(2)	Solvents.

(3)	Automotive gasoline in cubic meters per year.

     Raw Materials of our Basic Petrochemicals Unit

     Naphtha

      Naphtha, a crude oil derivative, is the principal raw material that we use to produce our basic petrochemical products and represents the principal production and operating cost of our Basic Petrochemicals Unit. The price of naphtha that we purchase varies primarily based on changes in the U.S. dollar-based, international price of crude oil.

      Both of our olefins plants are capable of using naphtha as a feedstock, and our Olefins 1 unit also uses petroleum condensate. Until the early 1980’s, gas oil represented approximately 60% of the feedstock used by first generation producers in Brazil and naphtha represented the remainder, but the increased use of diesel fuel by trucks and buses in Brazil in the 1980’s reduced the supply of gas oil available to petrochemical producers. Currently, we use naphtha as our primary feedstock, and in 2003, naphtha accounted for (1) 92.0% of the total cost of sales of our Basic Petrochemicals Unit and (2) 65.2% of our overall direct and indirect cost of sales. However, due to the high price of naphtha, we have increased our use of alternate feedstocks, such as petroleum condensate. We intend to further increase our use of alternate feedstocks in the future.

      The following table shows the average Amsterdam-Rotterdam-Antwerp market price of naphtha for the periods indicated.

	Amsterdam-Rotterdam-Antwerp
	Market Price of Naphtha

	2003		2002		2001

	(in U.S. dollars per ton)
Average(1)	US$	274.63	US$	228.00	US$	215.92
Month ended:
January		319.00		173.00		267.50
February		359.00		205.00		255.50
March		267.00		225.00		240.00
April		203.00		225.00		275.00
May		231.00		210.00		268.00
June		254.00		218.50		221.00
July		253.50		232.00		191.00
August		269.00		247.50		215.00
September		258.00		255.00		183.00
October		275.00		230.00		162.50
November		294.00		228.00		145.00
December		313.00		287.00		167.50

(1)	The information in the “Average” row represents the average of average monthly naphtha prices during the years presented.

Source: Bloomberg L.P.

      During the three months ended March 31, 2004, the price of naphtha in U.S. dollars increased by 7.8%, from US$313.00 per ton at December 31, 2003 to US$337.50 per ton at March 31, 2004. Since the end of the first quarter of 2004, the price of naphtha in U.S. dollars has further increased, reaching US$350.00 per ton at April 30, 2004 and US$375.00 per ton at June 2, 2004.

      Our Basic Petrochemicals Unit is located:

•	36 kilometers from the Madre de Deus Port Terminal (located in the City of Mataripe in the State of Bahia), a port terminal owned and operated by Petrobras;

•	27 kilometers from Refinaria Landulfo Alves (located in the State of Bahia), one of the largest refineries in Brazil, which is owned and operated by Petrobras; and

•	22 kilometers from the port terminal of Aratú (located in the State of Bahia), which is operated by Terminal Químico de Aratú S.A. — TEQUIMAR, a subsidiary of Ultrapar Participações S.A, a Brazilian LPG distribution company.

      We use the Madre de Deus Port Terminal to unload naphtha imported by Petrobras or that is shipped from other Petrobras refineries located outside the State of Bahia. A pipeline owned and operated by Petrobras transports naphtha from the Madre de Deus Terminal to Refinaria Landulfo Alves where it interconnects with the refinery’s naphtha pipeline system. Refinaria Landulfo Alves’ naphtha pipeline system interconnects with the pipeline system of the port terminal of Aratú, through which naphtha and petroleum condensate are transported to our basic petrochemicals plants.

      Following the end of Petrobras’ monopoly over the supply of naphtha, we invested approximately US$37 million in our transportation infrastructure to enable our port facilities at Aratú to receive shipments of imported naphtha.

     Supply Contracts and Pricing

      Our Basic Petrochemicals Unit purchased:

•	from Petrobras: 2,691 thousand tons of naphtha in 2003, representing 68.8% of our naphtha requirements; 2,778 thousand tons in 2002, representing 72.4% of our naphtha requirements; and 4,087 thousand tons in 2001, representing 99.1% of our naphtha requirements; and

•	from suppliers located principally in Africa and elsewhere in South America: 1,220 thousand tons of naphtha in 2003, representing 31.2% of our naphtha requirements; 1,059 thousand tons in 2002, representing 27.6% of our naphtha requirements; and 35 thousand tons in 2001, representing 0.9% of our naphtha requirements.

      On June 22, 1978, we and Petrobras entered into a Naphtha and Gas Oil Purchase and Sale Contract (which was amended in February 1993 and in February 2003). This contract has a term of 10 years, expiring in 2008, and is automatically renewable for further 10-year periods, unless either party notifies the other party in writing at least one year prior to the expiration of the contract that it does not intend to renew the contract. Under this contract:

•	Petrobras has agreed to sell and deliver naphtha and gas oil to our basic petrochemicals plants in the Northeastern Complex exclusively for our use as a raw material;

•	we may establish on September 30 of each year the minimum volumes of naphtha and gas oil that we expect to consume in the following calendar year;

•	if we request to purchase volumes of naphtha and gas oil that exceed the minimum volumes we establish, Petrobras must use its best efforts to attempt to meet our higher demand;

•	if we fail to purchase the minimum volumes that we establish for a given year, we are required to pay damages to Petrobras, and if Petrobras fails to deliver the minimum volumes, Petrobras is required to pay damages to us;

•	Petrobras can suspend deliveries, in whole or in part, or may terminate this contract without penalties if required by the National Petroleum Agency as a result of a national contingency plan that adversely affects the supply of petroleum derivatives in Brazil; and

•	Petrobras can rescind the contract, without prior notice, if: (1) we violate any provision of the contract; (2) we declare bankruptcy, or we are declared bankrupt or are liquidated; (3) we transfer all or part of our rights and obligations under the contract to a third party without Petrobras’ consent; or (4) we are involved in a reorganization or merger.

      Petrobras has provided us with a R$570.0 million credit line to purchase naphtha and gas oil that it produces. This credit line is secured by first mortgages on two parcels of our property used by our Polyolefins Unit in the Southern Complex.

      On August 9, 2000, regulations issued by the National Petroleum Agency ended Petrobras’ monopoly over the supply of naphtha in Brazil. These regulations also established a policy of free negotiation of naphtha prices. After a series of negotiations, the Brazilian basic petrochemicals producers and Petrobras entered into a pricing agreement for naphtha sales. According to this agreement, the price of naphtha supplied by Petrobras is linked to the Amsterdam-Rotterdam-Antwerp market price for naphtha and to the U.S. dollar/real exchange rate.

      La Société Nationale pour la Recherche, la Production, le Transport, la Transformation et la Commercialisation des Hydrocarbures — SONATRACH (the Algerian national petroleum company), or SONATRACH, is our most important supplier of imported naphtha. We and SONATRACH entered into a Contract for the Sale and Purchase of Naphtha, which became effective on January 1, 2002. This contract has a one-year term and is renewable based on the mutual agreement of the parties for further one-year periods. We have renewed this contract twice, and the current contract expires on December 31, 2004. Under this contract:

•	SONATRACH has agreed to sell and deliver naphtha to us exclusively for our use as a raw material; and

•	we agreed to purchase, and SONATRACH agreed to sell, a minimum annual volume of naphtha up to a maximum annual volume.

      If this contract were not renewed or were otherwise terminated, we believe that we could purchase sufficient quantities of naphtha from other suppliers, including Petrobras, to meet our naphtha supply needs.

      In order to reduce our financing costs and to extend the payment terms for certain of our purchases of imported naphtha and petroleum condensate, on November 24, 2003 our company and our Cayman Islands subsidiary CPN Incorporated Ltd. entered into a purchase agreement with certain finance companies and financial institutions. Under this purchase agreement, CPN Incorporated Ltd. imported and resold naphtha and petroleum condensate to our company, and we became obligors under bills of exchange (which are similar to promissory notes) to CPN Incorporated Ltd. to evidence our obligation to pay for these purchases. CPN Incorporated Ltd. simultaneously sold these bills of exchange to the finance companies and the financial institutions through February 19, 2004 and paid commitment fees to those companies and institutions for the unused portions of their purchase commitments. The terms of the purchase agreement limit the aggregate principal amount of the bills of exchange outstanding at any time to US$38.0 million. Each bill of exchange was sold at a discount of LIBOR plus 5.0% per year and is payable in full 270 days after the sale date thereof. CPN Incorporated Ltd. used the proceeds from these discounted sales of the bills of exchange to pay for its purchases of naphtha and petroleum condensate.

     Technology of Our Basic Petrochemicals Unit

      We use engineering process technology from a variety of sources that we implemented in constructing or upgrading the manufacturing facilities of our Basic Petrochemicals Unit, including the following technology:

•	ABB Lummus Global technology; technology developed jointly by CENPES (Petrobras) Research Center and TECHNIP; and technology developed by Linde AG; each of which we use in our olefins plants; and

•	technology developed by Nippon Zeon, a Japanese petrochemical company, which we use in our butadiene plants.

      These non-exclusive contracts generally provided for payment to those companies at stages specified in the contracts, but we do not pay ongoing royalties under these contracts.

      We also use technology under non-exclusive arrangements from a variety of sources for specific production processes, including the following:

•	Petroflex technology, which we use in our MTBE plants;

•	technology developed by Japan Synthetic Rubber Company, which we use in our isoprene plant;

•	technology developed by Universal Oil Products, or UOP, which we use in our sulfolane plants, our parex plant and our BTX fractionation plants; and

•	technology licensed from Mobil, which we use in the conversion of toluene to benzene and xylenes.

Our Basic Petrochemicals Unit also uses technology developed by our company. We do not pay any continuing royalties under any of these license agreements, except for the technology licensing agreement with Mobil. We paid an initial royalty under these license agreements (excluding our agreement with Mobil). If any of these licenses were terminated, we believe that we would be able to replace this technology with comparable or better technology from other sources.

     Sales and Marketing of Our Basic Petrochemicals Unit

      We sell our basic petrochemical products principally in Brazil, mainly to second generation petrochemical producers located in the Northeastern Complex, as well as to customers in the United States and Europe. Our Basic Petrochemicals Unit also produces utilities for its own use and for sale to approximately 40 companies located in the Northeastern Complex.

      As is common with other first generation petrochemical producers, our Basic Petrochemicals Unit has a high concentration of sales to a limited number of customers. Net sales to our 10 largest customers (excluding intra-company sales) accounted for 72.3% of our Basic Petrochemicals Unit’s total net sales revenue during the year ended December 31, 2003.

      As part of our commercial strategy, our Basic Petrochemicals Unit has focused on developing longer-term relationships with our customers. We have entered into long-term supply contracts with several second generation producers located in the Northeastern Complex, including Politeno, Oxiteno, Polibrasil and Petroflex. These supply contracts generally have an initial 10-year term and are automatically renewable for five-year periods unless one party notifies the other of its intention not to renew. These contracts also provide for minimum and maximum quantities to be purchased and monthly deliveries. We also sell automotive gasoline and LPG to Petrobras pursuant to a long-term contract.

      We determine the prices for our olefins and aromatics products with reference to several market factors. The price of ethylene that we charge is based on a margin sharing system. Under this system, the benefit or burden of higher or lower prices for naphtha and for ethylene derivatives, such as polyethylene, is shared between us and our customers. The margin shared by first and second generation producers is calculated for second generation products based on the market price charged by the second generation producer for its polyolefins resins. The market price for ethylene is based on benchmark costs imputed to, and actual costs incurred by, both first and second generation producers for the production of second generation products. The benchmark cost factors considered in determining the full cost margin are the fixed costs, including depreciation, of leading first and second generation producers located in Europe. European producers are included in the calculation because, like Brazilian producers, they generally use naphtha as their primary feedstock (whereas first generation producers in the United States generally use natural gas as a feedstock). The margin for each product is determined by subtracting the production cost of each product from the average market price charged by the second generation producers for such product. This margin is then divided between the relevant first and second generation producers pro rata based on the capital investments made by the first and second generation producers in the production process for each product. The actual margins received by the first and second generation producers vary depending on the degree to which their actual costs compare with the benchmark costs used in the pricing formula to calculate the margin. In light of the integration of our company with second generation producers, we are evaluating whether the margin sharing system is the optimal pricing structure for our company.

      We calculate the monthly price of propylene by multiplying our monthly ethylene price (including Brazilian taxes) by the ratio of the European contract price for propylene to the European contract price for ethylene. We determine the price of butadiene by using the European contract price for butadiene, and our prices for butadiene, unlike our prices for our other basic petrochemical products, include freight costs. We set the prices of benzene, para-xylene and ortho-xylene monthly by determining the mean average of European contract prices and U.S. contract prices for those products as set forth in specialized trade publications. We set the prices of solvents, fuels and utilities with reference to Brazilian market prices for these products.

      We are mainly focused on maintaining our leading position in the Brazilian market, while continuing to use our export operations to manage the relationship between our production capacity and domestic demand. Accordingly, we believe that our continued presence in export markets is essential to manage overcapacity in the Brazilian market. Our volume of export sales has generally varied based on the level of domestic demand for our products. Export sales represented 11.9% of our Basic Petrochemicals Unit’s net sales revenue in 2003, 10.2% in 2002 and 15.4% in 2001. We exported mainly to customers in Europe and the United States. Our most important market for basic petrochemicals is Brazil, although we intend to increase export sales of automotive gasoline to the United States. The following table sets forth our export sales and export volumes of basic petrochemicals for the years indicated:

	Year Ended December 31,

	2003	2002	2001

Export sales (in millions if reais)	490.7	309.7	433.6
As % of total net sales revenue of basic petrochemicals	11.9	10.2	15.4
Export volumes (thousands of tons)	405.9	353.0	376.4
As % of total production of basic petrochemicals	15.1	13.6	14.0

      We set export prices for:

•	benzene, toluene, MTBE and gasoline with reference to market prices prevailing in the U.S. Gulf market;

•	propylene, para-xylene, ortho-xylene and butene-l with reference to market prices prevailing in the European market; and

•	ethylene and butadiene on the basis of a derivative pricing formula.

      Since August 15, 2000, we have been authorized by the National Petroleum Agency to produce and sell automotive gasoline. Our net sales revenue from gasoline was R$249.2 million in 2003 as compared to R$156.2 million in 2002 and R$202.1 million in 2001. Our net export sales revenue from gasoline was R$128.1 million in 2003 as compared to R$82.6 million in 2002 and zero in 2001. Our sales of type “A” gasoline reached 360,458 cubic meters in 2003, as compared to 324,567 cubic meters in 2002, and 349,108 cubic meters in 2001. Over the last three years, we have continued to increase our supply of gasoline in the Northeastern Brazilian states of Pernambuco, Bahia, Paraíba and Alagoas.

      In addition to basic petrochemicals and fuels, we produce electric power, steam, treated water and compressed air for our own use and for sale to other second generation producers in the Northeastern Complex. Our net sales revenue from sales of utilities (including sales to our other business units) was R$384.5 million in 2003, R$320.2 million in 2002 and R$281.8 million in 2001. We also provide storage services to companies located in the Northeastern Complex through our subsidiary Tegal — Terminal de Gases Ltda., providing storage for gaseous petrochemical products. Tegal — Terminal de Gases Ltda. operates in the port terminal of Aratú in the State of Bahia. In 2003, our net sales revenue from services totaled R$5.3 million.

     Competition

      Although there are currently three major petrochemical complexes in Brazil, our basic petrochemical customers, which are mostly second generation petrochemical producers with plants located in the Northeastern Complex, would have difficulty obtaining their feedstocks from other sources at lower prices due to the high cost of transportation of these products, as well as other logistical difficulties. In addition, because Brazil produces sufficient quantities of olefins to meet domestic demand, imports of these products are generally sporadic and usually related to scheduled plant maintenance shutdowns. In 2003, a very small quantity of ethylene was imported into Brazil.

Polyolefins Unit

      At December 31, 2003, our polyolefins production facilities had the largest average annual production capacity of all second generation producers of polyolefins products in Brazil and elsewhere in Latin America. Our Polyolefins Unit accounted for R$3,386.8 million, or 33.9%, of the net sales revenue of all segments in 2003. Our Polyolefins Unit is comprised of the operations of Polialden and the operations historically conducted by OPP Química prior to its merger with our company. Historical information with respect to our Polyolefins Unit for the year ended December 31, 2001 that is set forth in this section is based on the sum of the annual results of Polialden and OPP Química, and may not be indicative of the results that our Polyolefins Unit will achieve in the future.

      Our Polyolefins Unit produces:

•	polyethylene, including LDPE, LLDPE, HDPE and ultra high molecular weight polyethylene; and

•	polypropylene.

Approximately two-thirds of our Polyolefins Unit’s sales volumes in 2003 were derived from the sale of polyethylene products, and the remainder was derived from the sale of polypropylene products.

      We manufacture a broad range of polyolefins products for use in consumer and industrial applications, including:

•	plastic films for food and industrial packaging;

•	bottles, shopping bags and other consumer goods containers;

•	automotive parts; and

•	household appliances.

      In 2003, we had an approximate 29% share of the Brazilian polyethylene market and an approximate 40% share of the Brazilian polypropylene market, based on sales volumes. We anticipate that domestic growth in demand for these products will continue to increase due to:

•	greater consumption of plastic-based consumer products, as Brazil’s consumption of plastic-based products on a per-capita basis is low compared to that of the United States and many European countries; and

•	the trend towards substitution of plastics for more traditional packaging materials, such as glass and paper.

     Products of Our Polyolefins Unit

      The following table sets forth a breakdown of the sales volumes and net sales revenue of our Polyolefins Unit for 2003 and 2002 and the sum of the net sales of Polialden and OPP Química for 2001 by product and by market.

	Year Ended December 31,

	2003				2002				2001

	Quantities				Quantities				Quantities
	Sold	Net Sales Revenue			Sold	Net Sales Revenue			Sold	Net Sales Revenue

	(thousands	(millions			(thousands	(millions			(thousands	(millions
	of tons)	of reais)		(%)	of tons)	of reais)		(%)	of tons)	of reais)		(%)
Domestic net sales:
Polypropylene	374.9	R$	1,008.0	29.8%	395.1	R$	763.2	30.7%	338.5	R$	612.7	31.5%
LDPE	120.4		314.9	9.3	133.0		269.0	10.8	116.5		232.6	12.0
LLDPE	119.8		311.0	9.2	130.0		264.6	10.7	124.7		238.7	12.3
HDPE	204.6		515.0	15.2	227.7		449.8	18.1	250.7		466.3	24.0
Ultra high molecular weight polyethylene	1.2		4.2	0.1	1.0		3.5	0.1	0.8		8.3	0.4
Total domestic net sales	820.9		2,153.1	63.6	886.8		1,750.1	70.5	833.4		1,558.6	80.1
Total export net sales	288.1		1,233.7	36.4	184.6		732.2	29.5	174.2		386.9	19.9

Total polyolefins net sales	1,109.0	R$	3,386.8	100.0%	1,071.4	R$	2,482.3	100.0%	1,007.6	R$	1,945.5	100.0%

% of the total net sales revenue of all segments				33.9%				33.6%				31.1%

      We provide technical assistance to our customers to meet their specific needs by adapting and modifying our polyethylene and polypropylene products. In particular, we develop customized value-added polypropylene compounds for use by our customers in their specialized applications.

     Polyethylene Products

      Polyethylene has the simplest chemical structure of all commercial polymers and is a very versatile material. World production volume of polyethylene is the highest among all commercial plastics. Polyethylene is used to manufacture a wide variety of products.

      Our customers purchase different polyethylene resins depending on the manufacturing process that they employ and the desired physical characteristics of the end products that they manufacture. LDPE is the most flexible of polyethylene products and is used in a variety of plastic or film applications and in food packaging, trash bags and shopping bags. LLDPE is used in applications that require greater sealing capacity and better mechanical resistance, including plastic films and flexible food packaging. HDPE is used for applications that require rigidity and strength.

      While each form of polyethylene is used for different applications, there is some overlap in the uses of these resins, and with certain modifications, polyethylene resins may be substituted for each other in certain end product manufacturing processes. For example, demand for LLDPE has grown since it was first introduced in 1989 and has resulted in reduced demand for LDPE, as manufacturers of certain containers and plastic film applications have switched their production processes and technology to use LLDPE in a blend with LDPE. We expect that production of LDPE will be phased out for the packaging segment over the next few years and replaced by LLDPE. As a result, we believe that growth of the LDPE market should be limited, although the reduced supply of LDPE in the short term may temporarily result in its price exceeding the price of LLDPE.

     Polypropylene Products

      Polypropylene is a versatile polymer that serves both as a plastic and as a filter and is typically used to manufacture bottles, crates and automotive fuel tanks. Ultra high molecular weight polyethylene is commonly used in compression molded sheets. As a plastic, polypropylene is also used to make products such as dishwasher-safe food containers because it has favorable thermal characteristics. As a fiber, polypropylene is used to make indoor-outdoor carpeting such as that commonly used around swimming pools and on miniature golf courses. Polypropylene is a suitable raw material for these products because it, unlike nylon, does not absorb water and can be produced in a variety of colors through a relatively simple production process.

      We manufacture polypropylene and polypropylene copolymers for use in food and non-food packaging, as well as for use in consumer products such as housewares, bottles and industrial products, including automotive parts. Additional uses for polypropylene products include multifilament textiles and carpets, carpet liners and raffia, a long grass-like fiber.

Production Facilities of Our Polyolefins Unit

      We believe that the technological processes at our polyolefins plants are among the most advanced in the world. We currently own and operate seven plants located in the Northeastern Complex and the Southern Complex. At December 31, 2003, our plants had a total annual production capacity of 550,000 tons of polypropylene and 840,000 tons of polyethylene.

      The table below sets forth the location, the primary products, annual production capacity at December 31, 2003, and annual production for the years presented of each for our polyolefins plants.

			Production Year Ended
		Annual	December 31,
		Production
Location (Complex)	Main Products	Capacity	2003	2002	2001

		(in tons)	(in tons)
Triunfo (Southern)	LDPE	210,000	195,637	184,861	194,060
	Polypropylene(1)	100,000	—	—	—
	Polypropylene	215,000	212,433	195,935	184,371
	Polypropylene	235,000	226,313	216,308	192,316
	HDPE/ LLDPE(2)	300,000	229,237	212,184	197,319
Camaçari (Northeastern)	HDPE/ LLDPE(2)	200,000	152,087	151,506	165,800
	HDPE/ Ultra High Molecular Weight Polyethylene	130,000	99,720	103,892	125,441

(1)	This plant is currently inactive.

(2)	Plant with swing line capable of producing two types of resins. Capacity varies depending on actual production.

Raw Materials of Our Polyolefins Unit

     Ethylene and Propylene

      The most significant direct costs associated with our production of polyethylene and polypropylene are the costs of purchasing ethylene and propylene, which together accounted for approximately 78% of our Polyolefins Unit’s total costs of sales for 2003, compared to 74% for 2002 and 64% for 2001. In 2003, approximately 40% of these raw materials were supplied by our Basic Petrochemicals Unit and 60% were supplied by Copesul. Our Polyolefins Unit is highly dependent on ethylene and propylene supplied by our Basic Petrochemicals Unit and by Copesul because the costs of storing and transporting ethylene and propylene are substantial and there is inadequate infrastructure in Brazil to import large quantities of ethylene and propylene.

      At December 31, 2003, Copesul had an annual ethylene production capacity of 1,135,000 tons and an annual propylene production capacity of 581,000 tons. Copesul is our principal supplier of propylene.

     Supply Contracts and Pricing

      We have entered into a long-term ethylene and propylene supply contract with Copesul that extends through 2007 and is automatically renewable for additional five-year terms. We own 29.5% of the total share capital of Copesul. Under this contract, we are required to purchase an annual minimum of 268,200 tons of ethylene and an annual maximum of 451,000 tons, as well as an annual minimum of 262,200 tons of propylene and an annual maximum of 439,500 tons, in each case subject to daily and monthly limits. In 2003, we purchased 388,000 tons of ethylene and all of our requirements of propylene (approximately 390,000 tons) from Copesul for our polyolefins operations in the Southern Complex.

      We negotiate the prices for the feedstocks for our polyolefins products with Copesul, based upon a pricing formula developed by the Brazilian petrochemical industry. The pricing formula provides for full cost margin sharing between the first generation and second petrochemical producers located at the respective petrochemical complexes. For a description of the pricing of ethylene that our Polyolefins Unit purchases from our Basic Petrochemicals Unit, see “— Basic Petrochemicals Unit — Sales and Marketing of Our Basic Petrochemicals Unit.” The prices Copesul charges for ethylene that it supplies to our Polyolefins Unit are calculated based on a similar formula.

      The following table sets forth the average prices per ton in reais paid by our company in 2003 and 2002 and paid by OPP Química and Polialden in 2001 for ethylene and propylene:

	Year Ended December 31,

	2003		2002		2001

	(R$ per ton)
Ethylene supplied by our Basic Petrochemicals Unit	R$	1,786	R$	1,360	R$	1,213
Ethylene supplied by Copesul		1,769		1,313		1,233
Propylene supplied by Copesul		1,608		1,111		931

      We also use butene and hexene as raw materials in the production of LLDPE. Butene is supplied by Copesul and by our Basic Petrochemicals Unit, and we import hexene from suppliers located in South Africa.

     Other Materials

      In addition to overhead costs such as labor and maintenance, our other costs associated with the production of polyethylene and polypropylene include our purchase of chemical catalysts, solvents and utilities, such as electric power, water, steam and nitrogen.

      Our Unipol® Plant in the Northeastern Complex uses catalysts supplied to us by Union Carbide under a 15-year license. Our HDPE slurry plant produces its own catalysts. Akzo Chemicals Inc. supplies us with catalysts for polypropylene production on our bulk production lines in the Southern Complex. We also import some catalysts from the United States and Europe. In addition, we have invested in the production of our own catalysts for use in most of our existing production processes, as we believe that increasing our production of catalysts will decrease our production costs and reduce our dependency on imported catalysts. We purchase other catalytic agents, together with the inputs that we need to produce our own catalysts for one of our plants in the Northeastern Complex (to produce high density and ultra high molecular weight polyethylene), from various suppliers at market prices.

      Our Basic Petrochemicals Unit supplies our Polyolefins Unit’s facilities in the Northeastern Complex with steam and water. In addition, we purchase electric power at both complexes from third parties pursuant to long-term power purchase agreements and, in the Northeastern Complex, from our Basic Petrochemicals Unit. Our polyolefins plants in the Northeastern Complex are able to purchase electric power from alternate sources if our Basic Petrochemicals Unit is unable to meet our total demand for electric power. In general, we believe that there are sufficient alternative sources available at reasonable prices for each of these other inputs used in our polyolefins production process such that the loss of any single supplier would not have a material adverse effect on our operations.

     Technology of Our Polyolefins Unit

     Rights to Use Technology

      We have entered into several non-exclusive agreements with a number of leading petrochemical companies to use certain technology and catalysts for our Polyolefins Unit.

•	We entered into an agreement with Union Carbide in 1988, effective in 1992, pursuant to which we were granted the right to use Unipol® catalyst technology. We made a lump sum payment to Union Carbide at the time of execution of this license agreement, in lieu of additional royalty payments. Our license agreement is now with Univation Technologies, a joint venture of Union Carbide and Exxon Mobil to which Union Carbide transferred all of its rights to Unipol® catalyst technology.

•	We entered into agreements with Basell, the largest polypropylene manufacturer in the world and a leader in polypropylene technology, in 1987 (effective in 1991) to use Spheripol® technology at our Southern Complex polypropylene plant. Under these agreements, we may use this technology for our current and future plants. We have fully paid all royalties due under the terms of these license agreements.

•	We entered into agreements with Basell in 1995, effective in 1999, to use Spherilene® technology. We pay royalties on a quarterly basis under these license agreements based on the amounts of polyethylene that we produce using this technology at our swing HDPE/ LLDPE plant located at the Southern Complex.

•	We entered into an agreement with Univation Technologies in 2003, under which we were granted the right to use metallocene technology and related catalysts. We pay quarterly royalties based on amounts of LLDPE and very low density polyethylene that we produce using metallocene technology and catalysts at our Unipol® polyethylene plant located at the Northeastern Complex.

      If any of these licenses were terminated, we believe that we would be able to replace the relevant technology with comparable or better technology from other sources.

     Research and Development

      We maintain technology, innovation and application facilities at the Southern Complex. Our Polyolefins Unit’s research and development staff of approximately 150 employees seeks to:

•	optimize our products’ processability;

•	identify new product market opportunities;

•	increase existing capacity;

•	reduce operating costs; and

•	upgrade and optimize product technology in order to develop new products in response to our customers’ requirements.

      Our Polyolefins Unit maintains six pilot plants located in the Southern Complex and the Northeastern Complex that use Spheripol®, Sphierilene® and Unipol® technology. Two of our Polyolefins Unit pilot plants operate at 1/150 of the scale of our full-scale plants, and one pilot plant operates at 1/400 of the scale of our full-scale plants. Our Polyolefins Unit uses these pilot plants to test potential efficiency-enhancing modifications at various stages of our production processes, as well as new product formulations. We believe that these pilot plants give us a competitive advantage over our competitors in Latin America, which do not maintain similar pilot plants.

      Our Polyolefins Unit maintains catalysis, polymerization and polymer sciences laboratories in the Southern Complex and the Northeastern Complex. These laboratories enable us to identify new and to improve existing (licensed or otherwise) catalysts and grades of portfolio resins. We have developed or improved upon a majority of the polyethylene and polypropylene grades that we sell based on technology that we have created or improved.

      Our Polyolefins Unit maintains process engineering and automation centers in the Southern Complex and the Northeastern Complex. These centers assist us in developing advanced process control technology, reducing our variable costs, achieving operational stability and increasing our production of polyolefins.

      While our Polyolefins Unit does not engage in new process technology research and development, it is in regular contact with international process technology licensors to acquire new technologies and improvements. We test new processes on a regular basis, and we follow advances and trends in the petrochemical industry through our relationships with Brazilian and international research universities and consortia. In addition, we maintain ongoing contracts with licensors in order to receive and install improvements developed for our existing processes.

     Sales and Marketing of Our Polyolefins Unit

      We sell our polyethylene and polypropylene products to approximately 1,000 customers, and sales by our Polyolefins Unit accounted for 33.9% of our net sales revenue of all segments in 2003. We have a diversified product mix that allows us to serve a broad range of end users in several industries. Our customers generally are third generation petrochemical producers that manufacture a wide variety of plastic-based consumer and industrial goods.

      Net sales revenue to our 10 largest customers accounted for 33.9% of our Polyolefins Unit’s total net sales revenue during the year ended December 31, 2003. No customer accounted for more than 6.0% of our total net sales revenue during 2003, 2002 or 2001.

     Domestic Sales

      We are focused on developing longer-term relationships with our customers. Given the cyclical nature of the markets for our petrochemical products, we believe that we can strengthen customer loyalty during periods of reduced demand for polyethylene or polypropylene by providing a reliable source of supply to these customers during periods of high demand. We work closely with our customers to determine their needs, to provide technical assistance and to coordinate the production and delivery of our products. Customers submit annual proposals giving their estimated monthly requirements for the upcoming year for each of our polyolefins products, including technical specifications, delivery terms and proposed payment conditions. We evaluate these proposals on a monthly basis to make any required adjustments and to monitor and attempt to ensure adequate supply for each customer.

      In addition to direct sales to our customers, our Polyolefins Unit sells our products in Brazil through eight exclusive independent distributors. These distributors sell our polyethylene and polypropylene products to manufacturers with lower production requirements and are able to aggregate multiple orders for production and delivery to customers that would otherwise be uneconomical for us to service. Furthermore, by serving smaller customers through a network of distributors, account managers in our Polyolefins Unit focus their efforts on delivering high quality service to a smaller number of large, direct customers. We have selected our distributors based on their ability to provide full service to their customers, including the ability to prepare our products on a customized basis. Our Polyolefins Unit intends to continue to establish relationships with additional distributors that can further consolidate sales to smaller customers and increase our polyolefins sales.

     Export Sales

      Our volume of export sales has generally varied based upon the level of domestic demand for our products. Export sales represented 36.4% of our Polyolefins Unit’s net sales revenue in 2003, 29.5% in 2002 and 19.9% in 2001. Our principal export market for polyolefins is other countries in South America, particularly the Mercosul countries, and we intend to increase our export sales in the Mercosul countries as well as in Chile. We have established a strategic position in the Southern Cone countries through regular sales to local distributors and agents who understand their respective markets. Our strategy to increase our presence in the Southern Cone is intended, among other things, to reduce our exposure to the cyclicality of the international spot market for polyolefins through the development of long-term relationships with customers in neighboring countries.

      The following table sets out export sales and export volumes of polyolefins by our company in 2003 and 2002 and the sum of the export sales and export volumes of Polialden and OPP Química in 2001.

	Year Ended December 31,

	2003	2002	2001

Net export sales revenue (in millions of reais)	1,233.7	732.2	386.9
As % of total net sales revenue of polyolefins	36.4	29.5	19.9
Export volumes (thousands of tons)	288.1	184.6	174.2
As % of total production of polyolefins	26.0	17.2	17.3

      In January 2002, we acquired the ultra high molecular weight polyethylene, or UHMWP, business of Basell Polyolefins Company N.V. in the United States and its Brazilian subsidiary, and as a result became the world’s second largest producer of UHMWP, a high technical performance engineering plastic. Our exports of UHMWP increased by 22.1% in 2003, from 14,344 tons in 2002 to 17,514 tons in 2003, giving us an important strategic position for this product in the United States and in Europe. During 2002, our exports of UHMWP increased by 184.4% to 14,344 tons in 2002 from 5,044 tons in 2001.

      The main focus of our Polyolefins Unit is to maintain our leading position in the Brazilian market while continuing to export in order to manage the relationship between our production capacity and domestic demand for our products. Currently, we target an annual average production that is approximately 20% in excess of anticipated Brazilian market demand in order to meet variations in local demand and to respond to production fluctuations, seasonality and export product sales. As a result, we believe that our continued presence in export markets is essential to help manage any overcapacity in the Brazilian market.

Prices and Sales Terms

      We determine the prices for our polyethylene and polypropylene products with reference to several market factors that include international market prices and prevailing prices in Brazil. Our customers in Brazil may pay in full on delivery or elect credit terms that require payment in full within 14 to 63 days following delivery. We charge interest to our Brazilian customers that elect longer payment options based on prevailing market rates.

      We generally conduct our export sales to buyers in countries outside the Southern Cone through the international spot market. Our customer base in these markets consists primarily of trading houses, most of which have operations in the United States or in Hong Kong. Pricing is based on international spot market prices. We make all sales in these markets with letters of credit. Export prices for polyolefins sales in the Southern Cone countries are based on regional prices and sales are generally made either with letters of credit or through direct bank collections.

Competition

      We compete with a small number of Brazilian polyolefins producers and, to a lesser extent, with importers of these products. In the Brazilian polyethylene market, we compete with a number of companies that produce one or two of the products in our production line. LDPE is produced in Brazil by Polietilenos União with an annual production capacity in 2003 of 130,000 tons, Union Carbide do Brasil S.A. with 144,000 tons, Petroquímica Triunfo S.A. with 160,000 tons and Politeno with 145,000 tons, compared to our annual production capacity of 210,000 tons. Politeno, in which we own 33.9% of the total share capital (including 35.0% of the voting share capital), produces the same range of polyolefins products that we produce.

      Politeno and Ipiranga Petroquímica S.A. are the only other Brazilian producers of LLDPE. In 2003, Politeno had an annual production capacity of 195,000 tons and Ipiranga Petroquímica S.A. had 150,000 tons, compared to our annual production capacity of 500,000 tons. Politeno, Ipiranga Petroquímica S.A. and our company produce LLDPE at swing plants that are also capable of producing HDPE. Rio Polímeros, a Brazilian petrochemical company, is constructing a petrochemical plant in Duque de Caxias, Rio de Janeiro, with an annual production capacity of 540,000 tons of LLDPE and HDPE, which is expected to increase annual aggregate Brazilian production capacity of polyethylene by approximately 35%.

      Ipiranga, Politeno, and Solvay also produce HDPE. In 2003, Ipiranga had annual production capacity of 500,000 tons, Politeno had 195,000 tons and Solvay had 82,000 tons, compared to our annual production capacity of 600,000 tons. A portion of this production capacity includes swing plants that can also produce LLDPE.

      In the Brazilian polypropylene market, we compete with Ipiranga and Polibrasil, which is controlled by Basell Polyolefins Company N.V. and Companhia Suzano de Papel e Celulose. In 2003, Ipiranga had annual production capacity of 150,000 tons and Polibrasil had 625,000 tons, compared to our annual production capacity of 550,000 tons. Polibrasil’s annual production capacity includes a 300,000-ton polypropylene plant in Mauá, in the State of São Paulo, which commenced operation in 2003. Rio

Polímeros has announced that its plant in Duque de Caxias, Rio de Janeiro will have an annual production capacity of 75,000 tons of propylene.

      We do not have any domestic competitors in the Brazilian ultra high molecular weight polyethylene market. Internationally, our primary competitor in this market is Tacona, produced by Celanese AG, a German chemical company, which has approximately 52% of the worldwide production capacity of ultra high molecular weight polyethylene, approximately twice our production capacity.

      Traditionally, we have not faced substantial competition from imports of polyethylene and polypropylene due to tariff rates, transportation costs for imported products and other factors relating primarily to the logistics involved in importing these products. In 2003, imports of polyethylene into Brazil represented 15.8% (16.3% in 2002) of Brazil’s total consumption of polyethylene, and imports of polyethylene into Brazil represented 8.9% (8.9% in 2002) of Brazil’s total consumption of polypropylene. We expect competition from international producers to increase substantially, both in Brazil and in selected foreign markets in which we intend to attempt to increase our sales of polyolefins products. For example, since 2001, Dow Chemical has operated a LLDPE facility in Bahía Blanca, Argentina, with an annual production capacity of 700,000 tons. However, in light of the apparent recent stabilization of the Argentine economy, we expect that Dow Chemical will increase its Argentine sales volumes of polyethylene and decrease its exports to Brazil.

Vinyls Unit

      We are the leading producer of PVC, based on sales volumes in 2003. At December 31, 2003, our PVC production facilities had the largest average annual production capacity of all second generation producers of PVC in Latin America. Our Vinyls Unit accounted for R$1,371.8 million, or 13.7%, of our net sales revenue of all segments in 2003. Our Vinyls Unit is comprised of the operations historically conducted by Trikem prior to its merger with our company. Historical information with respect to our Vinyls Unit for 2001 that is set forth in this section is based on the annual results of Trikem, and may not be indicative of the results that our Vinyls Unit will achieve in the future.

      Our Vinyls Unit is the only vertically integrated producer of PVC in Brazil. Our PVC production is integrated through our production of chlorine and other raw materials. Our Vinyls Unit also manufactures caustic soda, which is used by producers of aluminum and paper; EDC; and chlorine, which is used internally to manufacture EDC. In 2003, 66.6% of our Vinyls Unit’s net sales revenue was derived from the sale of PVC products, 21.2% was derived from the sale of caustic soda, 7.9% from the sale of EDC and the remainder from the sale of other products.

      In 2003, we had an approximate 57% share of the Brazilian PVC market based on sales volumes. PVC is a versatile polymer, and global production volume of PVC is the second highest among all commercial plastics. We manufacture a broad range of PVC resins used in the manufacture of pipes, fittings and wire and cable coverings for use in the construction industry. PVC is also used in many household and other products, including plastic films and laminated sheets, packaging materials, synthetic leather, window frames and bottles. We produce EDC for use in PVC production and caustic soda, which is used by producers of aluminum and of pulp and paper. We also produce chlorine, which we use to manufacture EDC. Our vinyls products are manufactured in facilities located in the Brazilian states of Bahia, Alagoas and São Paulo.

     Products of Our Vinyls Unit

      The following table sets forth a breakdown of the sales volume and net sales revenue of our Vinyls Unit for 2003 and 2002 and the net sales of Trikem for 2001, by product and by market:

	Years Ended December 31,

	2003				2002				2001

	Quantities				Quantities				Quantities
	Sold	Net Sales Revenue			Sold	Net Sales Revenue			Sold	Net Sales Revenue

	(thousands	(millions of			(thousands	(millions of			(thousands	(millions of
	of tons)	reais)		(%)	of tons)	reais)		(%)	of tons)	reais)		(%)
Domestic sales:
PVC suspension	323.6	R$	756.5	55.1%	332.5	R$	663.3	59.3%	309.3	R$	502.1	53.2%
PVC emulsion	18.8		61.7	4.5	17.6		49.0	4.4	18.3		43.1	4.6
Caustic soda	426.6		290.4	21.2	400.9		227.3	20.3	358.7		298.3	31.6
Other(1)	126.0		59.5	4.3	122.4		47.2	4.2	137.1		26.9	2.8

Total domestic sales	895.0		1,168.1	85.2	873.4		986.8	88.2	823.4		870.4	92.2
Total exports	215.6		203.7	14.8	168.9		131.0	11.8	145.5		73.8	7.8

Total vinyl net sales	1,110.6	R$	1,371.8	100%	1,042.3	R$	1,117.8	100%	968.9	R$	944.2	100%

% of the total net sales revenue of all segments				13.7%				15.1%				15.1%

(1)	Includes chlorine, hydrogen and sodium hypochlorite.

PVC

      We produce suspension and dispersion PVC in various grades, as well as PVC copolymers and emulsion PVC. PVC is sold in bags and transported to third generation producers by truck. Approximately 94% of our PVC production is in the form of suspension PVC. The grades of PVC produced by the suspension production process are the most widely used, including for use in the manufacture of pipes, sheeting, flooring, cable insulation, electrical conduit, packaging, laminated products and medical applications. The grades of PVC produced by the dispersion and emulsion processes are more specialized products and are used in the manufacture of toys, synthetic leather, flooring materials, bottle caps and seals, automobile corrosion prevention treatments and wallpaper coatings. Our Vinyls Unit also produces EDC, the principal feedstock used in the production of PVC. We used approximately 65% of our EDC production in 2003 for further processing into PVC and exported the remainder.

     Caustic Soda and Chlorine

      Our Vinyls Unit also produces caustic soda and chlorine. Caustic soda is a basic commodity chemical that is sold to producers of aluminum, pulp and paper, petrochemicals and other chemicals, soaps and detergents and to waste treatment plants. Caustic soda is also used in the textile industry to make fabrics more absorbent and to improve the strength of dyes, as well as in food processing and electroplating. We consume approximately 5% of the caustic soda produced by our Vinyls Unit, and sell the remainder to third parties.

      Chlorine is a basic chemical commodity that is used in a large variety of industries, including applications in water treatment and chemical and pharmaceutical production. We consume approximately 85% of our chlorine production in our production of EDC. We sell most of our remaining chlorine to a Brazilian company located near the Northeastern Complex that is connected to one of our plants via a specialized pipeline.

     Production Facilities of Our Vinyls Unit

      We own five vinyls production facilities. Two of our facilities are located in the Northeastern Complex, and two others are located in the State of Alagoas. Our fifth facility is located in the City of São Paulo.

      The following table sets forth the name and location, primary products, annual production capacity at December 31, 2003, and annual production for the years presented for each of our vinyls plants.

			Production Year Ended
		Annual	December 31,
		Production
Location (Complex)	Main Products	Capacity	2003	2002	2001

		(in tons)	(in tons)
Camaçari (Northeastern)	PVC	246,000	181,780	200,056	173,921
Camaçari (Northeastern)	Caustic Soda	73,000	72,458	68,964	70,420
	Chlorine	64,000	63,857	61,206	62,497
Maceió (Alagoas)	Caustic Soda	460,000	386,967	370,600	331,198
	Chlorine	400,000	360,677	342,700	314,091
	EDC	520,000	475,024	443,955	393,803
Marechal Deodoro (Alagoas)	PVC	204,000	193,150	180,870	166,882
Vila Prudente (São Paulo)	PVC	25,000	21,897	20,654	20,932

Raw Materials of Our Vinyls Unit

     Ethylene

      The most significant direct cost associated with the production of PVC and EDC is the cost of ethylene, which accounted for 61.4% of our variable cost of PVC sales in 2003, as compared to 58.7% in 2002 and 60.0% in 2001, and 75.4% of EDC sales in 2003, as compared to 77.1% in 2002 and 80.0% in 2001. Our Basic Petrochemical Unit supplies all of the ethylene required by our Vinyls Unit. Ethylene is delivered to our Alagoas plant via a 477 kilometer pipeline that we own, and our São Paulo plant receives vinylchloride monomer (raw material used in manufacturing PVC) by ship from our plant in the Northeastern Complex. Because the cost of storing and transporting ethylene and propylene is substantial and there is inadequate infrastructure in Brazil to permit the importation of large quantities of ethylene or propylene, our Vinyls Unit is highly dependent on ethylene that is supplied by our Basic Petrochemicals Unit. For a description of the pricing of ethylene purchased by our Vinyls Unit from our Basic Petrochemicals Unit, see “— Basic Petrochemicals Unit — Sales and Marketing of Our Basic Petrochemicals Unit.”

Electric Power

      Electric power is a significant cost component in our production of chlorine and caustic soda. In 2003, electric power accounted for 69.0% of our Vinyls Unit’s cost of caustic soda sales, as compared to 45.0% in 2002 and 43.0% in 2001, and 22.4% of our Vinyls Unit’s cost of sales, as compared to 18.8% in 2002 and 16.0% in 2001.

      Our Vinyls Unit obtains its electric power requirements from various generators under long-term power purchase agreements. Our caustic soda plants at Camaçari and Alagoas and our PVC plant at Camaçari purchase their electric power requirements from CHESF. Companhia Energética de Alagoas S.A. distributes electric power to our PVC plant in Alagoas. Our São Paulo plant obtains its electric power from Eletropaulo Metropolitana-Eletricidade de São Paulo S.A. The power purchase agreements are renewable contracts with automatic rolling three-year extensions. The agreements provide us with the option to purchase our total electric power requirements based on an annual estimate. The price terms of the contracts are based upon tariffs regulated by the Brazilian National Electrical Energy Agency (Agência Nacional de Energia Elétrica).

Salt

      We used approximately 700,000 tons of salt during 2003 in our production of chlorine and caustic soda. Salt accounted for 3.4% of our variable costs of caustic soda sales in 2003, compared to 3.4% in 2002 and 3.7% in 2001, and 1.1% of our Vinyls Unit’s total cost of sales, compared to 1.1% in 2002 and 1.5% in 2001. We have exclusive salt exploration rights at a salt mine located near our Alagoas plant. We estimate that the salt reserves of this mine are sufficient to allow us to produce chlorine, with which we produce EDC, at expected rates of production for approximately 40 to 50 years. During 2003, we drilled three new salt extraction wells at this mine, helping to ensure continued sufficient salt supplies. We enjoy significant cost advantages when compared to certain of our competitors due to low extraction costs of rock salt (particularly as compared to sea salt), low transportation costs due to the proximity of the salt mine to our production facility and the higher purity of rock salt as compared to sea salt.

Other Utilities

      All of our Vinyls Unit’s facilities in the Northeastern Complex are supplied with other required basic utilities, including steam, purified and demineralized water, compressed air and nitrogen, by our Basic Petrochemicals Unit. Most basic utilities are supplied to our Alagoas PVC plant by Companhia Alagoas Industrial, which is owned by the companies operating in the Alagoas complex, including our company. We supply certain other basic utilities to our Alagoas PVC. Our chlorine and caustic soda plants in Alagoas supply their own utilities requirements. Our São Paulo plant supplies its own utility requirements.

Technology of Our Vinyls Unit

      We have entered into several non-exclusive agreements with a number of leading petrochemical companies to use technology for our Vinyls Unit. We have been granted the right to use vinylchloride monomer manufacturing technology from Oxyvinyls Company and PVC technology from Mitsubishi Chemical Corporation. We also have chlorine manufacturing technology agreements with Denora (used in Bahia), Eltech (used in Alagoas) and EVC (used to produce ethylene dichloride in Alagoas). In addition, we own 11 patents and six trademarks in Brazil related to our PVC business.

      We do not pay any continuing royalties under any of these license agreements, but we paid an initial fee under these agreements. If any of these licenses were terminated, we believe that we would be able to replace the relevant technology with comparable or better technology from other sources.

      Our plant in the Northeastern Complex uses mercury cell technology to produce chlorine, which technology can no longer be used in new petrochemical production facilities under recent Brazilian legislation due in part to environmental concerns regarding mercury emissions resulting from this manufacturing process. The Brazilian government may require us to shift to newer diaphragm technology, which we use in our Alagoas plant, or membrane technology. We have not shifted to these newer technologies yet, in part because the return from the capital expenditures associated with this shift would not be as high as those from other potential investments.

Pilot Plant and Center for Technology and Innovation

      Our Vinyls Unit maintains a pilot plant for PVC research and development in the State of Bahia and a center for technology and innovation in the State of São Paulo. This center currently employs six product engineers, four chemical engineers and seven technicians specialized in plastics. At this center, we produce new PVC resins, develop and improve PVC production technology, render support services to our customers, develop applications for PVC and train our customers’ personnel. We developed several of the PVC resins that we sell to our clients at this center and in our pilot plant. At this center, we also develop new applications for PVC in Brazil, including vertical blinds, coatings for industrial PVC pipes and resins used in automotive parts and in the manufacture of doors, windows and other building components.

Sales and Marketing of Our Vinyls Unit

      Net sales to our 10 largest Vinyls Unit customers accounted for approximately 48% of our Vinyls Unit’s total net sales revenue during 2003. No customer accounted for more than 12% of the total net sales revenue of our Vinyls Unit during 2003, 2002 or 2001. One customer accounted for 73.0% of our total external EDC sales in 2003, compared to 89.6% in 2002 and 89.2% in 2001, and our largest caustic soda customer accounted for 13.4% of total caustic soda sales in 2003, compared to 5.2% in 2002 and 6.1% in 2001.

      There is a structural link between the PVC and caustic soda markets that exists because caustic soda is a by-product of the production of chlorine required to produce PVC. When demand for PVC is high, then greater amounts of caustic soda are produced, leading to an increase in supply and generally lower prices for caustic soda. Conversely, when demand for PVC is low, prices for caustic soda tend to rise.

Domestic Sales

      In 2003, our Vinyls Unit had domestic net sales revenue of R$1,168.1 million, which accounted for 85.2% of our Vinyls Unit net sales revenue. In 2003, 70.0% of domestic net sales revenue was attributable to sales of PVC, 24.9% was attributable to sales of caustic soda and 5.1% was attributable to sales of other products.

      We make most of our domestic sales of PVC and caustic soda directly to customers without the use of third party distributors. However, our Vinyls Unit maintains contractual relationships with three distribution centers located in Paulínea and Itapevi, both in the State of São Paulo, and Joinville in the State of Santa Catarina that provide logistical support. In addition, we operate three warehouse facilities for PVC and six terminal tank facilities for caustic soda strategically located along the Brazilian coast to enable us to deliver our products to our customers on a “just-in-time” basis. Our Vinyls Unit develops its business through close collaboration with its customers, working together to improve existing products as well as to develop new applications for PVC. Our marketing and technical assistance groups also advise customers and potential customers that are considering the installation of manufacturing equipment for PVC end products.

Export Sales

      In 2003, our Vinyls Unit had export net sales revenue of R$203.7 million, which accounted for 14.8% of our Vinyls Unit’s total net sales revenue. We do not export chlorine and did not export caustic soda in 2003. Our export sales of PVC and EDC vary from year to year, influenced principally by domestic market demand.

      In addition, we have an ongoing obligation to export PVC and EDC under a supply agreement with Nissho Iwai, which exports accounted for 64.9% of our total export sales PVC and EDC during 2003, compared to 78.5% during 2002 and 79.6% during 2001. Under this supply agreement, we have agreed to supply, and Nissho Iwai has agreed to purchase, minimum annual volumes of PVC, which increase from 21,000 to 24,000 tons during this agreement’s term, and minimum annual volumes of EDC, which decline from 160,000 to 100,000 tons. The export receivables generated under this supply agreement are security for an export prepayment facility that we have entered into. Any PVC, EDC or caustic soda that is made available by our Vinyls Unit for export in excess of these contractual minimums, up to certain maximum amounts, must first be offered to Nissho Iwai. Our supply agreement with Nissho Iwai expires on May 1, 2004, but it will be automatically extended for additional one-year periods unless either party gives notice to the other that it does not wish to extend this agreement.

      We use a variety of methods to distribute our exports, depending generally on the total size of the export market, including direct sales, independent distributors, negotiations conducted through trading companies and sales on the spot market.

      We exported 13.9% of our PVC sales volume in 2003. Our export sales of PVC are focused principally on the Mercosul and Southeast Asian markets and to a lesser extent on the United States and Europe.

Prices and Sales Terms

      We determine the domestic prices for our PVC resins with reference principally to the prices paid by third generation producers in Brazil for imports of PVC plus additional service charges. Our export price for PVC is generally equal to the international market price but also takes transportation costs into account. In addition to price, delivery, quality and technical service also affect the levels of sales of PVC resins. We establish our domestic price for caustic soda based on international market prices and domestic market prices charged by our three domestic competitors, taking into account any import duties and freight costs. Approximately 65% of our caustic soda sales are effected pursuant to agreements that are generally for one- to three-year terms and may include floor and ceiling prices. As with PVC, our export prices for caustic soda and EDC are generally determined according to international market prices but also take import duties and freight costs into account.

      Prices that we charge for our vinyls products in the Brazilian market are traditionally higher than the prices that we obtain for our exports of these products. The difference in prices between the Brazilian and export markets results generally from:

•	transportation costs;

•	tariffs, duties and other trade barriers;

•	a pricing premium reflecting the tighter demand/supply relationship in Brazil; and

•	our reliability of supply, coupled with the technical support that we provide.

      Our customers in Brazil may pay in full on delivery or elect credit terms that require payment in full within seven to 90 days following delivery. We charge interest to our Brazilian customers that elect longer payment options based on prevailing market rates. Sales terms for exports generally require payment between 90 and 120 days following delivery. We usually require irrevocable letters of credit for export sales made on the spot market.

     Competition

     PVC

      We and Solvay are the only two producers of PVC in Brazil. Solvay’s total Brazilian installed annual production capacity is 236,000 tons, compared to our annual production capacity of 475,000 tons. Solvay’s two production facilities are located in São Paulo and, therefore, are closer than our facilities to the primary PVC market in Brazil. However, we believe that our vertical production capabilities, our modern PVC suspension plants, our strong customer service and our technical assistance programs enable us to compete effectively with Solvay.

      We also compete with importers of PVC. Approximately 13% of Brazil’s total PVC consumption in 2003 was imported, compared to approximately 20% in 2002 and approximately 21% in 2001. Domestically produced PVC is currently competitively priced with imported PVC after taking into account transportation costs and import duties. Solvay, which has an additional plant in Argentina, is also our principal competitor in the PVC market both in Brazil and elsewhere in South America.

      We also compete with other producers of thermoplastics that manufacture the same line of vinyls products or products that compete with our vinyls product line. Thermoplastics principally consist of polyethylene and polypropylene and are used in certain applications as substitutes for PVC. Wood, glass and metals also are used in some cases as substitutes for PVC.

     Other Products

      The four largest Brazilian producers of caustic soda account for approximately 92% of Brazilian production. Our company and Dow Chemical operate in this market throughout Brazil, while the other domestic producers of caustic soda generally operate on a local or regional basis. In 2003, approximately 34% of Brazil’s total caustic soda consumption was imported, compared to approximately 30% in 2002 and approximately 25% in 2001. We do not believe that imports of caustic soda will increase substantially because of the high cost of transporting caustic soda, which is usually sold in suspension form. In the caustic soda market, we compete mainly on the basis of price and timeliness of delivery.

      Our principal competitors in the caustic soda market elsewhere in South America are Dow Chemical, Solvay and producers located on the U.S. Gulf Coast.

Business Development Unit

      Our Business Development Unit accounted for R$455.3 million, or 4.6%, of the net sales revenue of all segments in 2003. Our Business Development Unit is comprised principally of the operations historically conducted by Proppet and Nitrocarbono prior to their mergers with us.

      Our Business Development Unit produces PET resin, DMT, caprolactam, cyclohexane, cyclohexanone and ammonium sulfate. Our Business Development Unit also manages certain of our minority equity investments, principally our investments in Petroflex and Cetrel, and manages certain of our ventures in the energy and environmental areas. In 2003, 37.8% of our Business Development Unit’s net sales revenue was derived from the sale of PET products and 45.9% was derived from the sale of caprolactam.

      In 2003, we estimate that we had an approximate 13% share of the Brazilian PET market, based on sales volumes. PET is used in manufacturing packaging for soft drinks, medications, cleaning products, mineral water and food products, and caprolactam is used in manufacturing Nylon-6 textile thread. We also produce DMT for use in PET production, ammonium sulfate for use as a fertilizer, and cyclohexane and cyclohexanone, both for use in paint solvents, pesticides, natural resins, oils and rubber. Our Business Development Unit conducts its manufacturing operations in two plants located in the Northeastern Complex.

     Products of Our Business Development Unit

      The following table sets forth a breakdown of the sales volume and net sales revenue of our Business Development Unit by product and by market for the years indicated.

	Year Ended December 31,

	2003				2002				2001

	Quantities				Quantities				Quantities
	Sold	Net Sales Revenue			Sold	Net Sales Revenue			Sold	Net Sales Revenue

	(thousands	(millions			(thousands	(millions			(thousands	(millions
	of tons)	of reais)		(%)	of tons)	of reais)		(%)	of tons)	of reais)		(%)
Domestic Sales:
PET	55.1	R$	168.3	37.0%	59.8	R$	152.5	52.4%	24.1	R$	66.2	90.9%
Caprolactam	42.5		180.1	39.6	15.1		67.9	23.3	—		—	—
Ammonium sulfate	96.9		29.7	6.5	41.0		10.8	3.7	—		—	—
Others	15.0		42.9	9.4	16.8		39.5	13.7	4.7		6.6	9.0

Total domestic sales	209.5	R$	421.0	92.5	132.7		270.7	93.1	28.8		72.7	100
Total exports	9.1		34.3	7.5	5.2		20.1	6.9	0.0		0.0	0.0

Total net sales	218.6	R$	455.3	100%	137.9	R$	290.8	100%	28.8	R$	72.7	100%

% of total net sales revenue of all segments				4.6%				3.9%				1.6%

     Caprolactam is a raw material (monomer) that forms the basis for the production of Nylon-6 fibers, engineering resins and film, and is a structural material in the motor and electronics industry. PET is one of the most widely used polymers in industry today and is used to make most plastic bottles, containers and textile fibers.

     Production Facilities of Our Business Development Unit

      Our Business Development Unit operates two plants at the Northeastern Complex. At December 31, 2003, our Business Development Unit plants had a total annual production capacity of 70,000 tons of PET and 62,000 tons of caprolactam.

      The table below sets forth the location, primary products, annual production capacity at December 31, 2003, and annual production for the years presented for each of our Business Development Unit plants.

			Production
		Annual	Year Ended December 31,
		Production
Location (Complex)	Main Products	Capacity	2003	2002	2001

		(in tons)		(in tons)
Camaçari (Northeastern)	PET	70,000	56,288	59,031	25,237
	DMT	80,000	63,369	76,899	31,094
Camaçari (Northeastern)	Caprolactam	62,000	48,850	19,699	—
	Cyclohexane	72,000	63,712	24,403	—
	Cyclehexanone	55,000	47,813	18,637	—
	Ammonium sulfate	114,000	97,157	37,723	—

Raw Materials of Our Business Development Unit

      The most significant direct cost associated with the production of caprolactam is the cost of benzene, which accounted for approximately 39% of our Business Development Unit’s variable caprolactam production costs in 2003. All of the benzene that we use in producing caprolactam is supplied by our Basic Petrochemicals Unit.

      The most significant direct cost associated with our production of PET is the cost of para-xylene, which accounted for approximately 46% of our Business Development Unit’s variable PET production costs in 2003, as compared to 47% in 2002 and 12% in 2001. All of the para-xylene that we use in producing PET is supplied by our Basic Petrochemicals Unit.

Technology of Our Business Development Unit

      We have entered into several non-exclusive agreements with a number of leading petrochemical companies to use technology for our Business Development Unit. The technology of our Business Development Unit includes:

•	hydroxylammonium phosphate oximation, or HPO, technology, licensed by Dutch State Mines, which we use at our caprolactam plant;

•	Dynamite Nobel technology, which we use at our DMT plant; and

•	DuPont and UOP Sinco S.r.l. technologies, licensed by Chemtex International Inc., which we use in the production of polyester bottle grade chips from DMT.

      We do not pay any continuing royalties under any of these license agreements, but we paid an initial fee under these license agreements. If any of these licenses were terminated, we believe that we would be able to replace the relevant technology with comparable or better technology from other sources.

Sales and Marketing of Business Development Unit

      Our Business Development Unit sells its products primarily in northeastern Brazil, mainly to third generation petrochemical producers located in the Northeastern Complex. We determine the prices for the products of our Business Development Unit with reference to several market factors that include the prices paid by third generation producers for imports of these products and prevailing market prices in Brazil.

      Our Business Development Unit sells its products to a highly concentrated customer base. Five customers accounted for approximately 70% of our total PET sales during the year ended December 31, 2003. Our Business Development Unit’s caprolactam customer base is even more concentrated, as one customer accounted for approximately 66% of our total caprolactam sales during the year ended December 31, 2003.

Competition

      We are the only manufacturer of caprolactam in the Mercosul market. Imports of caprolactam represented only 29% of domestic consumption in 2003. Although there is a caprolactam plant in Colombia that is focused on the fertilizers market, it does not pose a significant competitive threat to our company’s caprolactam sales.

      There are two other producers of PET in Brazil: Rhodia-ster S.A., or Rhodia-ster (a subsidiary of Mossi & Ghisolfi Group); and Vicunha Têxtil S.A., or Vicunha Têxtil. In 2003, Rhodia-ster had annual production capacity of 290,000 tons and Vicunha Têxtil had 10,000 tons, as compared to our annual production capacity of 70,000 tons. We also compete with importers of PET. Approximately 40% of Brazil’s total PET consumption in 2003 was imported as compared to approximately 35% in 2002 and 38% in 2001. Although international producers of PET have greater economies of scales than our company, we are able to compete with these producers due to the high transportation costs and import duties applicable to PET imports. Our PET production is aimed principally at the bottled water segment of the PET market, and we believe that our quality products will continue to remain competitive in the Brazilian PET market.

Petroflex

      Our Business Development Unit also manages certain of our minority equity investments, including our investment in Petroflex.

      At March 31, 2004, we owned 20.1% of the total and voting share capital of Petroflex, a producer of synthetic rubber. We account for our interest in Petroflex in our Brazilian GAAP financial statements using the equity method. Petroflex is the leading producer of synthetic rubber in Latin America and produces approximately 370,000 tons of more than 50 types of elastomers per year. Petroflex operates three plants in Brazil located in Duque de Caxias, Rio de Janeiro; Cabo, Pernambuco; and Triunfo, Rio Grande do Sul. Petroflex sells its products to customers in approximately 60 countries throughout the world. Petroflex purchases butadiene from us from which it produces styrene-butadiene, polybutadiene, liquid hidroxylated polybutadiene and other elastomers.

      Petroflex was formed in 1976 with Petroquisa as its majority shareholder. In 1992, as part of the Brazilian government’s efforts to privatize the Brazilian petrochemical industry, Petroquisa auctioned a portion of its equity interest in Petroflex to private investors. At March 31, 2004, we and Suzano Química Ltda. each owned 20.1% of the voting and total share capital of Petroflex, Resitec Indústria Química Ltda. owned 12.9% of Petroflex’s voting share capital and Unipar — União de Indústrias Petroquímicas S.A. owned 9.8% of Petroflex’s voting share capital.

      The main customers of Petroflex are manufacturers of tires, shoes, adhesives and sealants. The major raw materials used in Petroflex’s production process are butadiene and styrene. Petroflex purchases part of its raw materials requirements from our company. Due to high naphtha prices in 2003, the price of butadiene increased by 52% in the international market and the price of styrene increased by 32%.

However, the recovery of rubber prices in reais, due to increases in international prices and the devaluation of the real against the U.S. dollar, allowed Petroflex to pass on these increased costs to its customers.

      In 2003, Petroflex’s net income was R$60.3 million, compared to net income of R$30.4 million in 2002 and R$10.9 million in 2001.

Jointly Controlled Companies

Copesul

      At March 31, 2004, we owned 29.5% of the voting and total share capital of Copesul, the cracker based in the Southern Complex, as a result of our merger with OPP Produtos. We account for our interest in Copesul in our Brazilian GAAP financial statements using the proportional consolidation method.

      Copesul is the second largest petrochemical cracker in Brazil based on production capacity, with approximately 39% of Brazilian production capacity of ethylene. It provides petrochemical feedstocks to second generation petrochemical producers located in the Southern Complex, including our Polyolefins Unit’s plants located there. Copesul’s manufacturing operations in the Southern Complex and the products that it produces are similar to the products of our Basic Petrochemicals Unit.

      Copesul’s annual ethylene production capacity is 1,135,000 tons, the equivalent of approximately 39% of Brazilian total production capacity for this raw material, and its annual propylene production capacity is 581,000 tons. In 2003, Copesul produced 1,081 thousand tons of ethylene and 569,000 tons of propylene.

      Copesul was formed in 1976 with Petroquisa as its majority shareholder and commenced operations in 1982. In May 1992, as part of the Brazilian government’s efforts to privatize the Brazilian petrochemical industry, Petroquisa auctioned a portion of its interest in Copesul to private investors. At December 31, 2003, a consortium, including the Odebrecht Group and Ipiranga and its affiliates, owned 58.9% of the total share capital of Copesul. Petroquisa continued to own 15.6% of the total share capital of Copesul.

      The main customers of Copesul are the second generation petrochemical producers located in the Southern Complex. Copesul has long-term supply contracts with its major customers, including our Polyolefins Unit.

      In 2003, Copesul’s net income on a consolidated basis was R$149.9 million, compared to a net loss of R$32.1 million in 2002 and a net loss of R$12.6 million in 2001, in each case as adjusted to conform to our accounting policies. Copesul’s net sales revenue on a consolidated basis was R$4,177.9 million in 2003, R$2,932.8 million in 2002 and R$936.2 million in 2001, in each case as adjusted to conform to our accounting policies.

Politeno

      At March 31, 2004, we owned 33.9% of the Politeno’s total share capital, including 35.0% of its voting share capital. Politeno is a second generation petrochemical producer operating in the Northeastern Complex. We account for our interest in Politeno in our Brazilian GAAP financial statements using the proportional consolidation method.

      Politeno produces polyethylenes, which are widely used in the flexible and rigid packaging industries. Politeno produces low, medium and HDPE, LLDPE, linear medium density polyethylene, ethyl vinyl acetate copolymer and other special resins.

      The production facility of Politeno is comprised of two industrial plants, a LDPE facility and an linear polyethylene facility. The LDPE facility produces LDPE and ethyl vinyl acetate copolymer, with an annual production capacity of 145,000 tons. The linear polyethylene facility produces LLDPE and HDPE and has an annual production capacity of 195,000 tons.

      The principal raw materials used in Politeno’s production processes are ethylene and propylene, which are primarily supplied by our Basic Petrochemicals Unit. Politeno also uses butadiene, benzene, toluene and xylene.

      Politeno’s principal customers are third generation petrochemical producers.

      In 2003, Politeno’s net income was R$67.2 million, compared to net income of R$45.6 million in 2002 and R$47.2 million in 2001. Politeno’s net sales revenue was R$943.9 million in 2003, R$733.6 million in 2002 and R$983.9 million in 2001.

Environment

Environmental Regulation

      We are subject to Brazilian federal, state and local laws and regulations governing the discharge of effluents and emissions into the environment and the handling and disposal of industrial waste and otherwise relating to the protection of the environment.

      Under federal and state environmental laws and regulations, we are required to obtain operating permits for our manufacturing facilities. State authorities in the State of Bahia issued operating permits for our plants in the Northeastern Complex in 2000, which permits must be renewed in 2005 and every five years thereafter. Our environmental operating permit obligates us to engage in systematic measures for the treatment of wastewater and hazardous solid waste. State authorities in the State of Rio Grande do Sul, where our Southern Complex plants are located, regulate our operations by prescribing specific environmental standards in our operating permits, which must be renewed annually. State authorities in the States of Alagoas and São Paulo have issued permits for our plants in those respective complexes, which must be renewed every four years. If any of our environmental licenses and permits lapse or are not renewed or if we fail to obtain any required environmental licenses and permits, we may be subject to fines ranging from R$500 to R$10.0 million, and the Brazilian government may partially or totally suspend our activities and impose civil and criminal sanctions on our company or both. All our environmental licenses and permits are in full force and effect.

      All projects for the installation and operation of industrial facilities in the Northeastern Complex are subject to approval by the Council for Environmental Protection of the State of Bahia. The State’s Environmental Protection Council’s technical office, the Environmental Resources Center, conducts an analysis of each project and enforces the State of Bahia’s laws on environmental protection. The State’s Research and Development Center and other outside consultants act as technical advisors to the Environmental Resources Center. The State’s Environmental Protection Council must approve installed projects prior to their commencement of operations and must renew such approval every five years thereafter. In 2000, the State’s Environmental Protection Council issued an authorization to our company for the construction of new pipelines between the Port of Aratú and our plant for the transportation of raw materials. This authorization required us to adopt measures to prevent and detect leaks and spillages.

      The Brazilian government enacted an Environmental Crimes Law in 1998 that imposes criminal penalties on corporations and individuals causing environmental damage. Corporations found to be polluting can be fined up to R$50 million, have their operations suspended, be prohibited from government contracting, be required to repair damage that they cause and lose certain tax benefits and incentives. Executive officers, directors and other individuals may be imprisoned for up to five years for environmental violations.

      Cetrel treats wastewater generated by our company and the other petrochemical producers at the Northeastern Complex at a liquid effluents treatment station located in the Northeastern Complex. This treatment station also includes a system for the collection and disposal of wastewater contaminated with inorganic waste. Cetrel also stores and incinerates, treats and disposes of hazardous solid waste. For other kinds of solid waste, Cetrel maintains a landfill. In 1998, Cetrel installed of a hazardous solid waste incinerator with an annual incineration capacity of 4,400 tons. Another Brazilian company co-processes hazardous solid waste in a cement kiln located in the city of Pedro Leopoldo, State of Minas Gerais.

      In January 1996, Cetrel obtained its BS 7750 environmental certification (British Standard) and in September 1996 became one of the first companies in the world to receive the ISO 14001 certification, an international standard for environmental control. In 1998, Cetrel obtained certification of its laboratory by the ISO Guide 25 standards system from the Brazilian Institute of Metrology and Industrial Quality.

      We believe our operations are in compliance in all material respects with applicable environmental laws and regulations currently in effect. From time to time, environmental studies that we have commissioned have indicated instances of environmental contamination and atmospheric emissions at certain of our plants. In addition, we and certain of our subsidiaries and executive officers of our subsidiaries have received notices from time to time of environmental violations and are or have been subject to investigations or legal proceedings with respect to certain alleged environmental violations. These environmental issues, and any future environmental issues that may arise, could subject us to fines or other civil or criminal penalties imposed by Brazilian authorities. We are addressing all environmental issues of which we are aware, and we believe that none of these issues will have a material adverse effect on our business, financial condition or operations.

      Our consolidated annual expenditures on environmental control were R$51.7 million during 2003, R$40.1 million during 2002 and R$35.5 million during 2001. We contract our jointly controlled company Cetrel, our subsidiary Companhia Alagoas Industrial and third parties to dispose of our industrial wastewater and solid hazardous waste. These companies treat our industrial waste immediately after this waste is generated and dispose of our solid waste in landfills. Our consolidated environmental expenses relate to our continuous control and compliance with environmental laws. Based on our strict environmental control and monitoring policies, we do not have any material future environmental liabilities related to our ongoing operations. Accordingly, we have not established a provision (under Brazilian GAAP or U.S. GAAP) for environmental contingencies. However, our environmental compliance costs are likely to increase as a result of the projected increase in our production capacity, as well as due to future environmental regulations.

      Our environmental compliance in 2003 included the following results:

•	no significant environmental accidents in 2003; and

•	no fines were levied on any of our plants by state environmental authorities during 2003.

      In September 2002, we created a Health, Safety and Environment Committee, composed of leaders of each of our business units and other members of our management. This committee supports and monitors our environmental, health and safety efforts. In February 2003, our board of directors approved a comprehensive health, safety and environment policy.

Safety and Quality Control

     Safety

      We have adopted a policy that makes all of our officers, directors and employees responsible for the safety of our workers.

      We participate in the “Responsible Care” program, which establishes international standards for environmental, occupational health and safety practices for chemical manufacturers. Through our participation in this program, we adopted policies and procedures that require us to follow detailed instructions in matters of health, safety and the environment. We seek to maintain these environmental standards and have qualified each of our plants for NBR-ISO 9001 and 14001 certification, which includes internationally prescribed environmental management practices.

      We are currently seeking OHSAS 18000 certification for environmental, health and safety compliance for all of our plants.

      Our safety record ranks above the average of companies in the Brazilian chemical industry. The following table illustrates our progress in terms of our safety record and compares our safety record to the average for the Brazilian chemical industry:

	Year Ended December 31,

Safety Indicator	2003	2002	2002(1)

			Brazilian Chemical
	Braskem		Industry Average
Index of Accident Frequency (accidents/200,000 man-hours)	0.6	1.1	3.0
Index of Severity (lost and deducted days/200,000 man-hours)	5.0	17.0	70.1

(1)	Brazilian petrochemical industry average of the members of the Brazilian Association of Chemical Industry and Derivative Products for 2002.

Source: Brazilian Association of Chemical Industry and Derivative Products.

      Our safety record in 2003 included the following results:

•	a 60% reduction in our rate of accidents causing injuries and requiring a worker to be absent from work;

•	a 49% reduction in our rate of personal accidents of all types, compared to 2002;

•	eight of our 13 units had no accidents causing injuries requiring a worker to be absent from work during 2003; and

•	our total cost of accidents was approximately 52% lower in 2003 than in 2002.

      The Northeastern Complex is equipped with a comprehensive firefighting safety system. Water is available from a 200,000 cubic meter artificial lake, connected to the companies in the Northeastern Complex by a pumping station and a distribution network and built according to international safety standards. We and the other companies in the Northeastern Complex maintain emergency equipment and trained safety crews. The safety plan for the Northeastern Complex provides for firefighting brigades of all companies in the complex to jointly assist in the event of any major accidents. The Northeastern Complex has safety standards for construction density and the design of pipelines and highways. Similar systems are employed at the Southern Complex, our plant in the State of Alagoas and our plant in the State of São Paulo (except with respect to safety standards for construction density and design of pipelines and highways, as we do not have such facilities in São Paulo).

     Quality Control

      Our quality control management uses the following international norms and regulations as its base:

•	ISO 9001/00, an internationally recognized quality control standard, and ISO 14,001, an internationally recognized environmental control standard;

•	OHSAS 18,000, a health and safety standard issued by the department of health in the United Kingdom;

•	standards issued by the U.S. Occupational Safety and Health Administration; and

•	“Responsible Care” standards implemented by the American Chemistry Council.

      We have instituted systematic improvement processes in our operational areas, focusing on integrating production, maintenance, inventory management, customer satisfaction and profitability.

     ISO Certifications

      We have obtained ISO 9001 certifications for all of our products. We have also has obtained ISO 14001 certifications for all of our products.

      These certifications take into account both the quality of our products and the quality of our operating procedures. We are currently seeking ISO 14001 certification for 12 of our 14 plants in respect of our environmental management systems.

Maintenance

      Most of our maintenance is performed by third party service providers. For example, we have contracts with Asea Brown Boveri Ltd. and other service providers to perform maintenance for our Basic Petrochemicals Unit and our Business Development Unit. We also perform some of our ordinary course maintenance with our small team of maintenance technicians, which also coordinate the planning and execution of maintenance services performed by third parties.

      Because we have two independent Olefins units and two independent Aromatics units, we may continue production of basic petrochemicals without interruption, even while we perform certain maintenance services. We occasionally undertake other brief shutdowns of our operations that do not materially affect our production output, primarily for maintenance purposes, catalyst regeneration and equipment cleaning.

      Regular basic petrochemicals plant maintenance requires complete plant shutdowns from time to time, and these shutdowns usually take approximately 30 days to complete. Since commencing operations in July 1978, our largest basic petrochemicals plant (Olefins 1) has undergone seven scheduled major maintenance services as part of our regular maintenance activities. The last general maintenance shutdown of our Olefins 1 unit was carried out in July and August 2001 and lasted for 25 days. This shutdown permitted inspection and maintenance of this unit, which had been operational for almost five years without a shutdown. This shutdown was intended to improve the plant’s efficiency and production capacity. The cost of servicing the unit at this time was approximately US$15 million (not including the value of lost production during this shutdown). The next general shutdown of our Olefins 1 unit has been scheduled for 2008 with an estimated duration of approximately 35 days.

      In 2002, we also shut down our Olefins 1 unit for 92 days in order to increase its production capacity and to modernize and upgrade its technology. This shutdown reduced our Basic Petrochemical Unit’s ethylene and propylene production in 2002. The cost of these improvements to this Unit was approximately US$61 million (not including lost production).

      The last general shutdown of our Olefins 2 unit was carried out in February 2004 and lasted 34 days. This shutdown permitted inspection and maintenance of this unit, which had been operational for almost seven years without a shutdown. This shutdown was intended to improve the plants efficiency and production capacity. The cost of servicing this unit was US$20.0 million (not including the value of lost production during this shutdown). The next general shutdown of our Olefins 2 Unit has been scheduled for 2009 with an estimated duration of approximately 35 days.

      We also have a regular maintenance program for each of our polyolefins plants. Production at each of our polyolefins plants generally is shut down for 15 to 30 days every two years to allow for regular inspection and maintenance. In addition, we occasionally undertake other brief shutdowns for maintenance purposes that do not materially affect our production of polyolefins. We coordinate the maintenance cycles of our polyolefins plants with those of our basic petrochemicals plants. While our basic petrochemicals facilities must be shut down for up to 30 days for maintenance, our polyolefins facilities may be shut down for shorter periods because these facilities are less complex to operate and maintain than our basic petrochemicals facilities.

      We also have a regular maintenance program for each of our vinyls plants. Our Camaçari and Alagoas PVC plants are generally shut down for 20 days every two years to allow for regular inspection and maintenance. Our São Paulo plant generally shuts down for five days of maintenance each year. Our caustic soda and chlorine plants generally shut down for 15 days of maintenance every two years.

      Regular maintenance of our Business Development Unit plants usually requires plant shutdowns every two years that take approximately 20 days to complete. The last general maintenance shutdown of our caprolactam plant was carried out in March 2003 and lasted 20 days. During this maintenance shutdown, we also changed certain production equipment caprolactam, which (together with other measures that we have adopted) we anticipate will extend the periods between general maintenance shut downs of this plant from two to three years. The cost of the last maintenance shutdown was US$2.5 million (not including lost production value). The last general maintenance shutdown of our Business Development Unit’s DMT and PET plant was carried out in June 2003. The cost was US$2.0 million (not including lost production value). During this maintenance shutdown, we successfully upgraded the PET plant’s reactor, resulting in resin quality improvements as well as increasing the plant’s annual production capacity from 60,000 tons to 70,000 tons.

Antitrust Matters

      Under Brazilian Law No. 8,884/94, any transaction that results in a concentration of market share equal to or greater than 20.0% of any relevant market or that involves any company or group of companies with annual gross sales of R$400.0 million or more must be submitted to and approved by the Brazilian antitrust authorities, which consist of three entities:

•	the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE, an independent agency consisting of a president and six members;

•	the Economic Law Office of the Ministry of Justice (Secretaria de Direito Econômico), or SDE; and

•	the Economic Monitoring Office of the Ministry of Finance (Secretaria de Acompanhamento Econômico), or SEAE.

CADE is the antitrust authority responsible for reviewing and authorizing transactions that may lead to economic concentration. SEAE and SDE analyze the economic and legal implications of mergers and acquisitions under Brazilian antitrust law. As part of the antitrust review process, SDE, SEAE, the attorney general of CADE and the Brazilian federal public prosecutor each render preliminary opinions, which are delivered to the members of CADE. The members of CADE then render a final decision.

      As part of our corporate reorganization process that began in 2001, we merged with each of OPP Química, Trikem, Proppet and Nitrocarbono and we acquired Polialden as described in “History and Corporate Reorganization.” We closed these transactions, as permitted by Brazilian law, subject to the final approval of the Brazilian antitrust authorities. We submitted the terms and conditions of these transactions to the Brazilian antitrust authorities on September 18, 2001. We supplemented our submission to the antitrust authorities after September 2001 in order to update these authorities with respect to, among other transactions, our mergers with OPP Produtos and 52114 Participações, Nitrocarbono and Trikem. These antitrust authorities will determine whether any of the transactions in our corporate reorganization process adversely impact competitive conditions in the Brazilian markets in which we compete or whether they would negatively affect consumers in these markets.

      Favorable non-binding opinions recommending the unconditional approval of our acquisition of Nova Camaçari and the subsequent steps in our reorganization, including our mergers with OPP Produtos, 52114 Participações, Nitrocarbono and Trikem, were issued by the SEAE in July 2002 and the SDE in May 2003. In November 2003, the attorney general of CADE issued an opinion recommending further analysis of the impact of the transactions in the polyethylene and polypropylene markets in Mercosul, even though the SDE conducted its analysis of the impact of the transactions on these two products in the narrower Brazilian market and issued a favorable opinion. In February 2004, the Brazilian federal prosecutor issued an opinion recommending approval of these transactions. CADE is still reviewing these transactions and may disagree with those opinions and may impose conditions on our company. Any adverse decision by CADE could result in a material adverse effect on our results of operations, financial condition and prospects.

Employees

      The following table sets forth the number of our employees by main category of activity and location, giving effect to our acquisition of Nova Camaçari on July 25, 2001 and our mergers with OPP Produtos and 52114 Participações on August 16, 2002.

	At December 31,

Main Category of Activity	2003(1)	2002(2)

Coordinators and operators	1,494	1,474
Engineers and other professionals	491	440
Administrative and support	273	332
Technicians	223	211
Maintenance	206	212
Managers and directors	181	149

Total(3)	2,868	2,818

(1)	At December 31, 2003, 1,754 employees worked in the State of Bahia, 377 employees worked in the State of Alagoas, 372 employees worked in the State of Rio Grande do Sul, 341 employees worked in the State of São Paulo and 24 employees worked in other states in Brazil.

(2)	At December 31, 2002, 1,749 employees worked in the State of Bahia, 361 employees worked in the State of Rio Grande do Sul, 360 employees worked in the State of Alagoas, 323 employees worked in the State of São Paulo and 25 employees worked in other states in Brazil.

(3)	Our total number of employees at December 31, 2001 was 1,424. Information regarding the main category of activity and location of our employees at December 31, 2001 is not available.

      In Brazil, both employees and employers have the right to organize unions. Employees belonging to a specific “professional category” and employers constituting a specific “economic category” may each be represented by a single union in a particular geographic area. Individual unions generally belong to state-wide union federations, which in turn belong to nationwide union confederations. We are a member of the Petrochemicals and Synthetic Resins Industries Union of the States of Bahia, Alagoas and Rio Grande do Sul, and our employees belong to the Petrochemicals Industries Workers’ Unions in each of these states.

      Approximately 35% of our non-management employees were union members at December 31, 2003. We believe that we have good ongoing relations with our employees and their unions. We have not experienced a strike since OPP Química was privatized in 1992 and Trikem was privatized in 1995. The current collective bargaining agreements with our unions have one-year terms and are subject to annual renegotiation. We have traditionally applied the terms of bargaining agreements entered into with the unions equally to unionized and non-unionized employees.

      Since coming under the control of the Odebrecht Group, we have adopted and applied the personnel management philosophy of the Odebrecht Group, which emphasizes a performance-related pay structure and a decentralized management structure. Employees in each of our business units participate in setting and achieving their business unit’s annual objectives. As a result, employees in those business units that meet or exceed their goals share in our financial performance through performance-based employee compensation plans. During 2003, this program paid R$27.3 million to 2,608 employees. We paid R$4.8 million of this amount to our executive officers. The members of our board of directors do not participate in this program.

      We seek to recruit top graduates from Brazilian technical schools and universities to work at each of our plants and offer career development training to employees to develop skills necessary to operate an internationally competitive, vertically integrated petrochemical company. We have invested in a series of training courses for our operating, laboratory and maintenance personnel through agreements with technical training organizations. During 2003, our total investment in education and training amounted to R$4.1 million for 295,000 hours of training, representing an average of 102 hours per employee.

      We tailor career development programs to each employee’s individual needs and abilities. We established this program with our own resources and technology, and it has become a Brazilian benchmark in human resources practices. In 2003, 49.5% of our employees received salary increases as a result of their participation in our career development programs.

      Our employees and their dependents receive medical and dental assistance through a network of accredited doctors. We pay most of the costs for these services, with a small portion being paid by our employees. A small monthly fee is also charged to our employees to pay for more costly medical services. In 2003, we spent R$13.8 million on this assistance.

      We pay part of the monthly payments made by our employees to three private pension funds: Odebrecht Pension Plan (ODEPREV — Odebrecht Previdência); Petros and Previnor Pension Plan (PREVINOR — Associação de Previdência Privada). The majority of our employees participate in these pension funds. These pension funds pay supplementary pension and retirement amounts similar in amount to those paid by the Brazilian government’s pension system and are intended to provide their members with income on retirement. In 2003, we paid R$9.1 million into these funds. The Odebrecht Pension Plan and the Previnor Pension Plan are defined contribution plans. The Petros plan is a defined benefit plan. The present value of our obligations under the Petros plan exceeded the value of the assets of that fund by R$60.4 million at December 31, 2003 and R$48.0 million at December 31, 2002. See note 26 to our consolidated and combined financial statements.

Properties

      Our properties consist primarily of petrochemical production facilities in Camaçari in the State of Bahia, in Maceió in the State of Alagoas, in Triunfo in the State of Rio Grande do Sul and in São Paulo in the State of São Paulo. Our principal executive offices are located in São Paulo in the State of São Paulo, and we have an administrative support office in the City of Rio de Janeiro. We also have equity interests in investments located in other parts of the country. We own all our production facilities, but we generally rent our administrative offices.

      The following table sets forth our properties and the properties of our principal subsidiary by location of facilities, products produced and size of plant.

Name of Company	Type of Product	Location of Facilities	Size of Plant

			(in hectares (1))
Braskem	Basic petrochemicals	Camaçari	94.0
Braskem	Polyethylene	Triunfo	5.8
Braskem	Polypropylene	Triunfo	6.7
Polialden	Polyethylene	Camaçari	8.4
Braskem	PVC/caustic soda/chlorine	Camaçari	26.2
Braskem	Caustic soda/ EDC/chlorine	Maceió	10.9
Braskem	PVC	Marechal Deodoro	6.0
Braskem	PVC	Vila Prudente/ Capuava	2.1
Braskem	PET	Camaçari	3.8
Braskem	Caprolactam	Camaçari	4.8

(1)	One hectare equals 10,000 square meters.

      The descriptions of each of our business units above contain detailed charts showing the location, primary products, annual production capacity and historical annual production for each of our company’s production facilities.

      We believe that all of our production facilities are in good operating condition. At December 31, 2003, the consolidated net book value of our property, plant and equipment was R$5,032.0 million.

Without giving effect to the proportional consolidation of our jointly controlled companies, the net book value of our property, plant and equipment was R$4,509.4 million.

      Certain of our properties located in the Northeastern Complex (including our DMT and PET plants and all of the equipment located in these plants) and two of our polyolefins plants in the Southern Complex are mortgaged or pledged to secure certain of our financial transactions intended to generate working capital and funds for capital investments.

Insurance

      We carry insurance for our plants against material damages and consequent business interruption through “all risks” policies with a total replacement value of US$4.1 billion. Approximately 88% of our insurance coverage is written in the London insurance market. Our remaining insurance coverage is written in the Brazilian insurance market by large Brazilian insurance companies. Our existing “all risks” policies are in force until November 30, 2004 and are renewed annually.

      The material damages insurance provides insurance coverage for losses due to material damages like fire and machinery breakdown. This coverage has a maximum indemnification limit of US$1.87 billion (combined material damages and business interruption coverage) and has a deductible of US$5.0 million. The business interruption coverage provides insurance for interruptions resulting from shutdowns due to any material damage covered by the policy. This coverage is calculated to insure against losses up to US$421 million due to shutdowns extending beyond 60 days. The losses are covered until the plant and production are re-established, with maximum indemnity periods ranging from 12 to 24 months.

      We also have a third party liability policy, which covers losses for damages caused to third parties from our operations, including sudden environmental pollution, up to a limit of US$60.0 million per loss or occurrence.

      In addition to these policies, we maintain other insurance policies for specific risks, including directors and officers liability coverage, marine and transport insurance, vehicles insurance and other kinds of coverages that are not covered by our “all risks” policies.

      We do not anticipate having any difficulties in renewing any of our insurance policies and believe that our insurance coverage is reasonable in amount and consistent with industry standards applicable to chemical companies operating in Brazil.

Legal Proceedings

Tax Proceedings

      We are engaged in several legal proceedings with Brazilian tax authorities for which we have established provisions in an aggregate amount of R$1,181.0 million at March 31, 2004 and R$1,149.1 million at December 31, 2003. In addition, there are currently certain legal proceedings pending in which we are involved for which we have not established provisions. If any of these legal proceedings is decided adversely to us, our results of operations or financial condition could be materially adversely affected.

IPI

      IPI Credits on Raw Materials Purchases. We pay IPI tax on industrial products that we manufacture. The regulations governing the IPI tax assess this tax on a non-cumulative basis, meaning that companies may offset their IPI tax obligations with the amount of IPI taxes paid by suppliers earlier in the production chain. The Brazilian federal tax authorities have asserted that the purchase of raw materials that are tax-exempt, non-taxable or taxed at a zero percent rate does not generate IPI tax credits, on the basis that there is no law or regulation that expressly authorizes these credits. We believe that this interpretation is contrary to Article 153, paragraph 3 of the Brazilian Constitution, which sets forth the principle of non-cumulative taxation and does not exclude purchases of raw materials that are tax-exempt, non-taxable or taxed at a zero percent rate.

      In July 2000, OPP Química filed suit in the State of Rio Grande do Sul requesting the acknowledgement of IPI tax credits for its purchases of raw materials from our company and Copesul. In December 2002, the Brazilian Federal Supreme Court held that OPP Química was entitled to IPI tax credits in an aggregate amount of R$1,030.1 million for the ten-year period ended in 2002.

      The Brazilian government has appealed the decision of the Brazilian Federal Supreme Court. The appeal does not challenge the validity of IPI tax credits but questions the method used to calculate those credits. Based on the advice of our legal counsel, we believe that we will prevail in this appeal.

      As the validity of IPI tax credits is not in dispute on appeal and based on the advice of our legal counsel, we recognized IPI tax credits in an aggregate amount of R$1,030.1 million in December 2002. At March 31, 2004, we used an aggregate of R$718.0 million (R$630.5 million at December 31, 2003) of the R$1,030.1 million IPI tax credit to offset our IPI obligations during 2002 and 2003. We anticipate that we will use the remaining credits to offset other tax obligations by the end of 2005.

      We have three other similar suits pending on behalf of OPP Química and Trikem (which have merged into our company) in federal courts in the States of Bahia, São Paulo and Alagoas. In two of these cases, we obtained preliminary injunctions that allowed these companies to use these credits to offset other IPI tax obligations. In the third case, we obtained a favorable decision in federal trial court that recognized our right to these credits for the ten-year period preceding the filing of this suit, which decision the Brazilian government appealed to the Superior Court of Justice and the Federal Supreme Court in 2002. All three of these suits remain pending. Based on (1) these favorable lower court decisions, (2) the favorable decision of the Federal Supreme Court in OPP Química’s suit in Rio Grande do Sul described above, and (3) the advice of our legal counsel, we have used R$158.4 million at March 31, 2004 (R$153.0 million at December 31, 2003) of Trikem’s and OPP Químicas’ IPI tax credits at December 31, 2003 to offset our federal tax obligations and have recorded a provision in the amount of R$204.1 million at March 31, 2004 (R$198.4 million at December 31, 2003). We have not recognized any assets or gains in relation to these claims.

      Our subsidiary, Polialden, has a similar suit pending in federal court in the State of Bahia. Polialden won this suit in federal trial court, which ruled that Polialden was entitled to IPI tax credits for the ten-year period preceding the filing of this suit. However, the Brazilian government appealed this decision to the Federal Superior Court of Justice, which appeal remains pending. Based on (1) this favorable lower court decision, (2) the favorable decision of the Federal Supreme Court in OPP Química’s suit in Rio Grande do Sul and (3) the advice of our legal counsel, Polialden has used R$80.9 million at March 31, 2004 (R$78.8 million at December 31, 2003) in IPI tax credits to offset its IPI tax obligations and recorded a provision in the amount of R$113.6 million at March 31, 2004 (R$108.6 million at December 31, 2003). Polialden has not recognized any assets or gains in relation to these claims.

      For further information on our accounting treatment of these IPI credits, see note 17 to our consolidated and combined financial statements.

      IPI Export Credits. Brazilian Decree Law No. 491/69 provides a tax credit to exporters of manufactured products to compensate them for taxes paid in Brazil prior to exporting their products. The regulations governing the IPI tax permit exporters to offset IPI taxes with IPI export credits and/or to transfer their IPI export credits to third parties. However, the Brazilian tax authorities issued a series of administrative rules that reduced, restricted and ultimately suspended the use of these credits based on Decree Law No. 1,724/79, which expressly delegated the power to issue regulations modifying the IPI tax to the Brazilian Ministry of Finance. We believe that the sub-delegation by the Brazilian Ministry of Finance to another administrative agency was an unconstitutional violation of separation of powers, because Decree Law No. 1,724/79 did not expressly authorize this sub-delegation. Accordingly, we believe that the administrative rules promulgated under the authority of Decree Law No. 1,724/79 have no legal effect. On these grounds, we and some of our subsidiaries filed suits against the Brazilian government challenging Decree Law No. 1,742/79 and these administrative rules and seeking to offset and transfer IPI export credits as provided under Decree Law No. 491/96.

      We and our subsidiaries are claiming more than R$551 million in IPI export credits. In one of these suits, the Regional Federal Court ruled against OPP Química, holding that it does not have the right to IPI export credits. OPP Química’s appeals before the Superior Court of Justice and the Brazilian Federal Supreme Court remain pending. Although our other suits also are pending, the Brazilian tax authorities have issued deficiency notices against us (1) attempting to collect amounts offset using these IPI export credits and (2) asserting their right to do so before the expiration of the applicable statute of limitations. We filed administrative appeals in respect of these deficiency notices, but we received unfavorable decisions in each of these appeals. We have appealed each of these unfavorable decisions to the taxpayers’ council (an administrative appeal board). However, based on (1) recent Brazilian Federal Supreme Court and other jurisprudence holding that the sub-delegation by the Ministry of Finance of the authority to regulate IPI export credits under Decree Law No. 1,742/79 was unconstitutional and recognizing the right to offset IPI export credits as provided under Decree Law No. 491/96, and (2) the advice of our legal counsel, we believe that we will prevail in all of these judicial and administrative proceedings. Accordingly, we have used a portion of these credits to offset IPI taxes in the amount of R$364.9 million at March 31, 2004 and December 31, 2003 and recorded a provision in the amount of R$427.2 million at March 31, 2004 and R$413.1 million at December 31, 2003 because these suits remain pending. For further information on our accounting treatment of these IPI credits, see note 17 to our consolidated and combined financial statements.

      IPI Credits Arising from the Acquisition of Fixed Assets and Materials Not Used in Production. We are involved in four suits against the Brazilian government seeking the acknowledgment of IPI credits arising from the acquisition of fixed assets and materials not used by us in the production of our products. The regulations governing the IPI tax permit companies to offset against their IPI tax liability, IPI credits arising from the acquisition of raw materials and other unfinished products only to the extent that they are used in production. We believe that this limitation imposed by the IPI regulations is unconstitutional. Article 153, paragraph 3 of the Brazilian Constitution sets forth a broad principle of non-cumulative taxation and does not limit the grant or use of IPI credits arising from the acquisition of fixed assets or in respect of materials not used in production.

      We lost one of these suits in federal trial court and appealed this decision, which appeal remains pending. Although our three other suits also remain pending in federal court, the Brazilian tax authorities have issued deficiency notices against us attempting to collect amounts offset using these credits, asserting their right to do so before the expiration of the applicable statute of limitations. We appealed the issuance of these deficiency notices to the taxpayers’ council. Based on the advice of our legal counsel, we believe that it is reasonably possible for us to prevail in all of these judicial and administrative proceedings. We have used R$32.3 million at March 31, 2004 (R$31.9 million at December 31, 2003) of these credits to offset IPI taxes and recorded a provision in an equal amount because these suits remain pending. For further information on our accounting treatment of these IPI credits, see note 17 to our consolidated and combined financial statements.

Social Contribution on Net Income

      Law No. 7,689/88 created the Social Contribution on Net Income (CSLL), a tax similar to the corporate income tax. Under Article 146, item III of the Brazilian Constitution, the Social Contribution on Net Income should have been enacted as a supplementary law and not as an ordinary law. Under Brazilian law, supplementary laws must be approved by at least a majority of the members of each house of the Brazilian Congress, while an ordinary law may be approved by a simple majority of the members of Congress present at the relevant voting session. In addition, we believe that Social Contribution on Net Income violates Article 154, item II of the Brazilian Constitution, which provides that new taxes may not be assessed and calculated on the same basis as existing taxes. We believe the Social Contribution on Net Income is assessed and calculated on the same basis as the corporate income tax.

      On these grounds, we and some of our subsidiaries filed suit challenging the constitutionality of the Social Contribution on Net Income. We received a final decision in our favor in 1992. However, in 1993, Brazilian tax authorities filed a rescission action (ação rescisória) against us seeking to overrule this decision on the basis of a ruling by the Brazilian Federal Supreme Court in an unrelated case that recognized the constitutionality of the Social Contribution on Net Income. The Brazilian tax authorities prevailed in their rescission action both in the first instance and on appeal. We filed further appeals in respect of this decision with the Superior Court of Justice and the Brazilian Federal Supreme Court, which appeals remain pending.

      Brazilian tax authorities issued several deficiency notices against us and our subsidiaries attempting to collect Social Contribution on Net Income. We obtained suspensions of all deficiency notices that we have received to date based on a Brazilian civil procedure provision that states that a rescission action may take effect only after the court publishes a final decision.

      Based on the advice of our legal counsel, we believe it is reasonably possible that we will lose our appeals. However, if we lose this suit, we believe, based on the advice of our legal counsel, that we would be required to pay Social Contribution on Net Income only from the date that a final decision is published. This position has also been supported by legal opinions that we have received from respected Brazilian legal scholars. We note, however, that there are adverse precedents under Brazilian law that allow rescission actions to relate back to, and to take effect from, the date of the initial decision. Although these precedents do not involve tax proceedings and the Federal Supreme Court has not ruled on this issue, the same line of reasoning may be adopted by the Brazilian tax authorities and the courts in our suit. Accordingly, we believe that it is reasonably possible that we will be required to pay these taxes retroactively.

      If Social Contribution on Net Income is charged retroactively, then our total estimated exposure at March 31, 2004 would be R$476.0 million, including interest. This amount does not include approximately R$154.4 million in penalties at March 31, 2004, which we believe are not payable because we relied upon a judicial decision in not paying Social Contribution on Net Income. However, we believe that there is a remote possibility that we will be required to pay fines and related interest as a result of this tax litigation.

      As we believe that Social Contribution on Net Income may not be payable for periods before the date the final decision is published in the rescission action, we have not made any provision in our consolidated and combined financial statements for these contingencies.

PIS and COFINS

      The PIS and COFINS taxes are Brazilian federal taxes created to fund the government’s unemployment payments, social security and other social programs. Prior to February 1999, PIS and COFINS were assessed on “gross billings,” that is, billings or invoices for sales of goods and services. Effective February 1999, Law No. 9,718/98 introduced significant changes in the assessment of PIS and COFINS, which changes have materially increased the tax burden of our company on a consolidated basis. Law No. 9,718/98 substantially broadened the concept of “gross billings” to include revenue generated from sources other than sales of goods and services, increasing the tax base upon which PIS and COFINS are assessed. At the same time, the rate of COFINS increased from 2% to 3%.

      We believe that these changes were unconstitutional. The provisions of Law 9,718/98 that broadened the concept of “gross billings” in our view violated the original terms of Article 195 of the Brazilian Constitution, as well as Article 110 of the Brazilian tax code, which prohibits tax laws from changing the definition, content and reach of private law doctrines and concepts. In addition, although the Brazilian Congress enacted Constitutional Amendment No. 20 on December 15, 1998 to modify Article 195 of the Brazilian Constitution in order to validate the expanded calculation basis of PIS and COFINS as set forth in Law No. 9,718/98, we believe that this law cannot be validated by constitutional amendment for periods before the effectiveness of the constitutional amendment. On these grounds, we and our subsidiaries have filed suit against the Brazilian government seeking to pay PIS and COFINS in accordance with the rules prevailing prior to February 1999.

      We and some of our subsidiaries lost our suits challenging the change in the definition of “gross billings” and have appealed these decisions to the Brazilian Federal Supreme Court. In light of these unfavorable decisions and based on the advice of our legal counsel, it is reasonably possible that we will lose in these proceedings.

      We and some of our subsidiaries also lost suits challenging the increase in the COFINS tax rate and have appealed these decisions to the Brazilian Federal Supreme Court. Based on the advice of our external legal counsel and recent Brazilian Federal Supreme Court and Superior Court of Justice jurisprudence, we believe that our chances of success in these suits are remote. Two of our subsidiaries have voluntarily settled their COFINS liabilities under a special program created by Law No. 10,684/03, for which we have recorded a long-term liability in an aggregate amount of R$54.6 million at March 31, 2004.

      We recorded a provision in accordance with Law No. 9,718/98 in respect of the proceedings that were not settled in an aggregate amount of R$289.9 million at March 31, 2004 (R$284.9 million at December 31, 2003) and have deposited R$94.0 million of this amount in court. For further information on our accounting treatment of these contingencies, see note 17 to our consolidated and combined financial statements.

Tax on Net Profits

      Law No. 7713/88 imposed an 8.0% income tax on equity holders, the tax on net profits, which was calculated on net profits recorded by companies in which such holders own equity and was assessed even when the net profits have not been distributed to those equity holders. We believe that Law No. 7713/88 violates Article 43 of the Brazilian tax code, which provides that income tax may be assessed only at the moment when the equity holder effectively receives or is entitled to receive income.

      On these grounds, we filed a lawsuit in 1997 against the Brazilian government seeking a refund of, or the right to offset other taxes with, the tax on net profits that we overpaid during the 1989 and 1990 tax years, which at March 31, 2004 totaled approximately R$67.4 million (R$67.0 million at December 31, 2003). We deposited a portion of this amount with the court and have used this amount to offset our PIS and COFINS liabilities. In March 2002, the Regional Federal Court recognized our right to use these overpaid amounts to offset other taxes, as adjusted for inflation and including interest accrued on these amounts at the SELIC rate. The Brazilian government filed a special appeal, which appeal is pending before the Superior Court of Justice. Based on (1) a 1995 Federal Supreme Court decision holding that the Brazilian tax authorities do not have the right to tax shareholders of a corporation based on the value of undeclared and undistributed dividends, and (2) the advice of our legal counsel, we believe that we will prevail in this lawsuit.

Other Tax Proceedings

      We, our subsidiaries and our affiliates are involved in several other proceedings regarding withholding taxes, corporate income taxes (Imposto de Renda da Pessoa Jurídica), the ICMS, monetary adjustments, the Social Investment Fund (Fundo de Investimento Social), compulsory loans to Eletrobrás and other issues related to tax matters. Some of these disputes involve substantial amounts, such as the action filed by Copesul seeking the right to deduct monetary adjustment losses incurred in 1990 from the calculation basis of the corporate income tax and the Social Contribution on Net Income.

Shareholders’ Rights Proceedings

      Certain owners of our class B preferred shares have filed six suits against us. One of these suits was originally filed against Nitrocarbono and another against Salgema Indústrias Químicas S.A., or Salgema. The plaintiffs seek, among other rights, the right to receive dividend distributions equal to those paid to owners of our common shares and class A preferred shares. If we lose one or more of these lawsuits, we could be required, depending on the lawsuit, to (1) pay the preferred shareholders the difference between the dividends claimed and the dividends paid, as calculated by the courts, (2) grant voting rights to the preferred shareholders until we pay such additional dividend amounts, and/or (3) modify portions of our by-laws to reflect this right to receive dividend distributions. We and Salgema each lost one of these proceedings, but we filed rescission actions seeking to overturn these decisions and obtained a stay of enforcement pending their final resolution. On December 11, 2003, we won one of these rescission actions, but this decision may be appealed. The other rescission action remains pending. Based on the advice of our legal counsel, we believe that we will prevail in these suits and, accordingly, have not recorded a provision in relation to these proceedings. If these shareholders prevail in their claims, the court would determine any damages in a second phase of this litigation.

      Certain of Polialden’s preferred shareholders have filed five suits against Polialden claiming that they are entitled to receive dividend distributions equal to those paid to owners of Polialden’s common shares. Polialden lost one of these cases in August 2001 in the Brazilian Superior Court of Justice, but has appealed this decision in that court and in the Brazilian Federal Supreme Court. Polialden also received a favorable decision in one of these cases in September 2003, which is subject to review by the appellate courts of the State of Bahia. The three remaining cases are pending in Brazilian trial courts. The remedies sought in this litigation are similar to those described above in the description of the class B preferred shareholder litigation pending against us. In one of the five cases, Polialden made a judicial deposit of R$4.9 million covering dividends that may be due to one shareholder. Polialden established a reserve in its financial statements in the same amount reflecting the dividends that will be payable in that case either to that preferred shareholder, if he wins the suit, or to the common shareholders, if he loses the suit. Polialden did not record any provision or reserve in the other cases. Even if these shareholders prevail in their claims, the court would determine any damages in the second phase of this litigation. Based on the advice of our legal counsel, we believe that the possibility of Polialden losing these lawsuits is remote. See note 21(b) to our audited consolidated and combined financial statements and note 19(b) in our unaudited condensed consolidated quarterly information.

Labor Proceedings

Clause Four — “Cláusula Quarta”

      Our company and other companies in the Northeastern Complex enter into annual collective bargaining agreements with the petrochemical workers’ union. The collective bargaining agreement that was valid between September 1989 and August 1990 required employers to pay workers monthly cost of living adjustments equal to 84.3% of the consumer price index (Índice de Preços ao Consumidor), or IPC, and prohibited the substitution of the IPC by another index with lower values.

      In March 1990, the Brazilian government introduced an economic plan known as the “Collor Plan,” named after the then-President of Brazil. The Collor Plan provided that cost of living adjustments in wages could be based on other indices but not on the IPC. Based on judicial precedent, we interpreted the Collor Plan as prohibiting wage increases based on the IPC, which interpretation was contrary to the terms of the annual collective bargaining agreements. The petrochemical employers’ union filed a lawsuit against the petrochemical workers’ union, seeking to confirm that the cost of living adjustment indices provided in the Collor Plan preempted the conflicting provisions in the collective bargaining agreements. The Regional Labor Court ruled in favor of the workers’ union, and the decision was later modified in part on appeal to the Superior Labor Court. In 1998, the employers’ union filed an extraordinary appeal to the Brazilian Federal Supreme Court.

      The Brazilian Federal Supreme Court initially held in favor of the workers’ union but reversed its decision in December 2002 and held that a private collective bargaining agreement cannot preempt federal law, particularly a law that related to Brazilian public policy. In 2003, the workers’ union requested reconsideration of this decision. The decision of the Brazilian Federal Supreme Court in this matter is not final and does not address damages. Based on the advice of our legal counsel, it is reasonably possible that we will lose these suits, which could adversely affect us, as any judgment would most likely impact wages that we paid from April 1990 to the present. For this reason, we have not recorded a provision in respect of these suits. Based on the advice of our legal counsel, if we lose these suits, it will be necessary for additional claims to be brought aiming to quantify the amounts that may be involved. For this reason, we are unable to reasonably estimate at this time the amount of damages that may be sought by employees in connection with this litigation.

     Overtime

      There are two claims by an employees’ union pending against our company. These claims were originally brought against OPP Química in its capacity as successor of OPP Petroquímica and OPP Polietilenos. The union alleges that there has been no valid collective bargaining agreement since 1991 and seeks payment of overtime. One of the claims was partially granted by the applicable Regional Labor Court, which reversed the initial decision and rendered a judgment requiring OPP Química to pay overtime from June 1997 through April 1999. OPP Química filed a motion for review, which was accepted and is pending judgment. The second claim was dismissed without prejudice by the Regional Labor Court, which ruled that the union had no standing to sue. The union filed a motion for review, which was denied. Currently, judgment on the appeal brought by the union against the decision denying the motion for review is pending.

     Other

      In addition, we and our subsidiaries are involved in approximately 970 labor lawsuits that involve claims totaling R$53.4 million at December 31, 2003. We have established a provision for labor contingencies in an aggregate amount of R$9.3 million at December 31, 2003.

     Occupational Health and Safety Proceedings

      We are party to a number of occupational health and safety proceedings as to which the total amounts claimed are not material. We do not believe that these proceedings will have a material adverse effect on our business, financial condition or operations.

     Social Security Proceedings

      We are involved in several administrative and judicial proceedings regarding social security disputes, which totaled R$45.4 million at December 31, 2003. We have deposited R$10.2 million of this amount in court, and R$24.8 million of this amount is secured by a portion of our inventory. We have established a provision for social security contingencies in an aggregate amount of R$11.2 million at December 31, 2003.

     Other Proceedings

      We (through Trikem prior to its merger into our company) are involved in several suits filed by some of our former customers for breach of a caustic soda distribution agreement. The plaintiffs in these suits are seeking damages in an aggregate amount of R$206.0 million. We prevailed in two of these cases, one of which the plaintiff appealed. This appeal and the remaining suits are pending. Based on the advice of our legal counsel, we believe that we will prevail in these suits.

      We have also filed a claim in the amount of R$1.2 million against one of these plaintiffs that has declared bankruptcy.

MANAGEMENT

      Our board of directors (conselho de administração) and our board of executive officers (diretoria) are responsible for operating our business.

Board of Directors

      Our by-laws provide for a board of directors of eleven members and eleven alternate members. During periods of absence or temporary unavailability of a regular member of our board of directors, the corresponding alternate member substitutes for the absent or unavailable regular member. Our board of directors is a decision-making body responsible for, among other things, determining policies and guidelines for our business and our wholly-owned subsidiaries and controlled companies. Our board of directors also supervises our board of executive officers and monitors its implementation of the policies and guidelines that are established from time to time by the board of directors. Under the Brazilian Corporation Law, our board of directors is also responsible for hiring external independent auditors.

      The members of our board of directors are elected at general meetings of shareholders for two-year terms and are eligible for reelection. The terms of all current members expire at our annual shareholders meeting in 2006. Members of our board of directors are subject to removal at any time with or without cause at a general meeting of shareholders. Although our by-laws do not contain any citizenship or residency requirements for members of our board of directors, the members of our board of directors must be shareholders of our company. Our board of directors is presided over by the president of the board of directors, and, in his absence, the vice president of the board of directors. The president and the vice president of our board of directors are elected at a general meeting of shareholders from among the members of our board of directors, serve for one-year terms and are eligible for reelection.

      Our board of directors ordinarily meets four times a year and extraordinarily when a meeting is called by the president, the vice president or any two other members of our board of directors. Decisions of our board of directors require a quorum of a majority of the directors and are taken by majority vote, subject to the veto rights of Petroquisa and of Petros and Previ over resolutions of our board of directors relating to certain matters under the Petroquisa memorandum of understanding and the Pension Funds memorandum of understanding, respectively. See “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements.”

      The following table sets forth certain information with respect to the current members of our board of directors and their alternates:

Name	Member Since	Position Held	Age

Pedro Augusto Ribeiro Novis	Aug. 15, 2001	President of the Board	56
Ruy Lemos Sampaio	April 29, 2003	Alternate	54
Alvaro Fernandes da Cunha Filho	Nov. 6, 1997	Vice President of the Board	55
Adriano Sá de Seixas Maia	March 4, 2002	Alternate	29
José de Freitas Mascarenhas	Aug. 15, 2001	Board Member	62
Guilherme Simões de Abreu	March 4, 2002	Alternate	52
Luiz Fernando Cirne Lima	Aug. 15, 2001	Board Member	71
Hilberto Mascarenhas Alves da Silva Filho	April 29, 2003	Alternate	48
Newton Sergio de Souza	Aug. 15, 2001	Board Member	51
José Augusto Cardoso Mendes	Sept. 29, 2002	Alternate	43
Alvaro Pereira Novis	Aug 15, 2001	Board Member	60
Marcos Wilson Spyer Rezende	Sept. 29, 2002	Alternate	56
Francisco Teixeira de Sá	May 24, 2001	Board Member	55
Lucio Jose Santos Junior	Aug. 15, 2001	Alternate	38

Name	Member Since	Position Held	Age

Fernando de Castro Sá	April 29, 2003	Board Member	36
Victor Manuel Martins Pais	April 29, 2003	Alternate	55
Carlos Alberto de Meira Fontes	Aug. 15, 2001	Board Member	53
Edmundo José Correia Aires	Aug. 15, 2001	Alternate	45
Margareth Feijó Brunnet	Sept. 27, 2002	Board Member	45
Rogério Gonçalves Mattos	Sept. 29, 2002	Alternate	48
Andre Tapajós Cunha	March 31, 2004	Board Member	35
Deusdedite Fagundes de Brito Filho	March 4, 2002	Alternate	56

      The following is a summary of the business experience, areas of expertise and principal outside business interests of our current directors and their alternates. Except as otherwise set forth below, the business address of (1) each of our current directors is Avenida Nações Unidas, 4777, São Paulo, SP — CEP 05477-000, Brazil and (2) each of our alternate directors is the same as the business address of the director for which he or she is an alternate.

     Directors

      Pedro Augusto Ribeiro Novis. Mr. Novis was elected to our board of directors as a nominee of Odebrecht. He has been a member of our board of directors since August 2001 and was elected president of our board of directors in March 2002. He has served as a member of the board of directors of Odebrecht since October 1997 and as the chief executive officer of Odebrecht since January 2002. In addition, Mr. Novis serves in various capacities with other companies in the Odebrecht Group. He has been with the Odebrecht Group since 1968. He holds a law degree from the Universidade Federal da Bahia. Mr. Novis is a cousin of Mr. Alvaro Pereira Novis.

      Alvaro Fernandes da Cunha Filho. Mr. Cunha Filho was elected to our board of directors as a nominee of Odebrecht and has been a member of our board of directors since 1997. He is currently the vice president of our board of directors and the president of Valora Participações Ltda. Mr. Cunha Filho served as vice president of the board of directors of Norquisa from 1997 through 1999, and from 2001 through 2003 as a member of the board of directors of Norquisa. He has also occupied several executive positions in subsidiaries and affiliates of Odebrecht. Mr. Cunha Filho holds a bachelor’s degree in civil engineering and a master’s degree in economics from the Universidade Federal da Bahia.

      José de Freitas Mascarenhas. Mr. Mascarenhas has been a member of our board of directors as a nominee of Odebrecht since 2001. He has been an executive officer of Odebrecht since September 2001 and serves in various capacities with other companies in the Odebrecht Group. He also has served as vice president of CNI — Confederação Nacional das Indústrias since October 1985 and of the Brazilian Association of Chemical Industry and Derivative Products since May 1993. Mr. Mascarenhas holds a bachelor’s degree in civil engineering from Universidade Federal da Bahia. Mr. Mascarenhas’ business address is Avenida Luiz Viana Filho, 2841, Salvador, BA — CEP 41730-900, Brazil.

      Luiz Fernando Cirne Lima. Mr. Lima has been a member of our board of directors as a nominee of Odebrecht since 2001. He is currently the superintendent executive officer of Copesul and a member of the board of directors of Banco Icatu S.A., a Brazilian bank. Mr. Lima has also served as the Brazilian Minister of Agriculture from 1969 through 1973. Mr. Lima holds a bachelor’s degree in agronomical engineering from the Universidade Federal do Rio Grande do Sul. Mr. Lima’s business address is Rua Dolores Alcaraz Caldas, 90, Porto Alegre, RS — CEP 90110-180, Brazil.

      Newton Sergio de Souza. Mr. Souza has been a member of our board of directors as a nominee of Odebrecht since 2001. He has been the general counsel and an executive officer of Odebrecht since May 1997, and the vice president of the board of directors and an executive officer of Norquisa since April 2003. He also serves in several executive positions in subsidiaries and affiliates of Odebrecht. Mr. Souza served as the president of the board of directors of Companhia de Concessões Rodoviárias — CCR. He was also a visiting lawyer at the law firm Dechert, Price & Rhoads (Philadelphia), a senior lawyer at the law firm Pinheiro Neto Advogados from 1976 through 1982 and a senior counsel of Latin America and Caribbean Division of the World Bank (Washington D.C.) from 1982 through 1987. Mr. Souza holds a law degree from Pontifícia Universidade Católica do Rio de Janeiro and an LL.M. from the University of Pennsylvania.

      Alvaro Pereira Novis. Mr. Novis has been a member of our board of directors as a nominee of Odebrecht since 2001. He has been the administrator of the board of directors of Odebrecht since December 2003, the chief financial officer and an executive officer of Odebrecht since July 1998, and serves in various capacities with other companies in the Odebrecht Group. In 1980, he was elected managing director of Banco Iochpe de Investimentos, where he became president in 1995 upon its association with Bankers Trust Company. Mr. Novis holds a bachelor’s degree in economics from the Universidade do Rio de Janeiro and a master’s degree in Public Administration from Fundação Getúlio Vargas. Mr. Novis is a cousin of Pedro Augusto Ribeiro Novis.

      Francisco Teixeira de Sá. Mr. Sá has been a member of our board of directors as a nominee of the Mariani Group since 2001. He has been a member of the board of directors of Norquisa since April 2001 and served as president of the board of directors of Norquisa from April 2001 through April 2003. He is also president of Pronor. Mr. Sá served as engineering and production manager of Dow Química S.A. from 1973 through 1984. He holds a bachelor’s degree in chemical engineering from the Universidade Federal da Bahia. Mr. Sá’s business address is Quadra 3 do SESFI, Cia Sul, Simões Filho, BA — CEP 43780-000, Brazil.

      Fernando de Castro Sá. Mr. Sá has been a member of our board of directors as a nominee of Petros since April 29, 2003. He is currently the legal manager in the supply division of Petrobras and a partner of the law office De Castro Sá e Pagnano Advogados Associados. Mr. Sá has served as a lawyer with the law firm of Teixeira & Advogados Associados. Mr. Sá holds a bachelor’s degree in sociology from the Universidade Federal do Rio de Janeiro and a post-graduate degree in business law from Fundação Getúlio Vargas. Mr. Sá’s business address is Avenida República do Chile, 65, Rio de Janeiro, RJ — CEP 20031-912, Brazil.

      Carlos Alberto de Meira Fontes. Mr. Fontes has been a member of our board of directors as a nominee of Petroquisa since 2001. He has been the president of Petroquisa since April 2000 and is the petrochemical executive manager of Petrobras. He is also the president of the advisory council of the Fábrica Carioca de Catalisadores, a chemical catalyst company, a member of the board of directors of Petroquímica União S.A., the president of the board of directors of Rio Polímeros and a member of the officers council of the Brazilian Association of Chemical Industry and Derivative Products. Mr. Fontes holds a bachelor’s degree in chemical engineering from the Instituto Militar de Engenharia, took engineering courses given by Petrobras, holds a postgraduate degree in business management from the Universidade Federal do Rio de Janeiro and attended an advanced management program. Mr. Fontes’ business address is Avenida República do Chile, 65, Rio de Janeiro, RJ — CEP 20031-912, Brazil.

      Margareth Feijó Brunnet. Mrs. Brunnet has been a member of our board of directors as a nominee of Petroquisa since 2002. She is the general manager of Petrobras for investments in basic petrochemical companies in which Petrobras is a shareholder, an executive officer of Petroquisa, an executive officer of Downstream Participações S.A., a holding company, and a member of the board of directors of Copesul. Mrs. Brunnet holds a bachelor’s degree in chemical engineering from the Universidade Federal do Rio Grande do Sul, took courses in process engineering from Petrobras and holds a postgraduate degree in management development. Mrs. Brunnet’s business address is Avenida República do Chile, 65, Rio de Janeiro, RJ — CEP 20031-912, Brazil.

      André Tapajós Cunha. Mr. Cunha has been a member of our board of directors as a nominee of Previ since March 31, 2004. Mr. Cunha has been the manager of real estate investments of Previ since April 2003, an alternate member of the Board of Directors of Valepar S.A. since April 2003 and a professor of economics of the Centro Universitário Unicarioca since July 2003. Mr. Cunha also served as a senior analyst in the management and investment policy area of Previ from February 1999 through April

2003. Mr. Cunha holds a degree in economics from the Universidade Gama Filho and in Corporate Economy (Economia Empresarial) from the Universidade Cândido Mendes, an MBA in finance from the Universidade Federal do Rio de Janeiro, and a post-graduate degree in economics from Fundação Getúlio Vargas. Mr. Cunha’s business address is Praia do Botafogo, 901, Rio de Janeiro, RJ — CEP 22250-040, Brazil.

Alternate Directors

      Ruy Lemos Sampaio. Mr. Sampaio has been an alternate member of our board of directors as a nominee of Odebrecht since September 27, 2002. He has been the investment officer of Odebrecht since August 2002. Previously, Mr. Sampaio occupied several executive positions within the Odebrecht Group beginning in 1985. Mr. Sampaio holds a bachelor’s degree of business administration from the Universidade Federal da Bahia and a MBA degree from Michigan State University.

      Adriano Sá de Seixas Maia. Mr. Maia has been an alternate member of our board of directors as a nominee of Odebrecht since March 4, 2002. Mr. Maia has been the assistant general counsel of Odebrecht since September 2001. Previously, Mr. Maia served as legal counsel for several Odebrecht Group companies beginning in 1996 (except from November 1998 through April 1999 when he was a visiting attorney at the law firm of Chadbourne & Parke LLP). Mr. Maia holds a law degree from the Universidade Federal da Bahia.

      Guilherme Simões de Abreu. Mr. Abreu has been an alternate member of our board of directors as a nominee of Odebrecht since March 4, 2002. He has been the assistant to the president of Odebrecht since 2002 and an officer of Odeprev — Odebrecht Previdência since 1998. Previously, Mr. Abreu occupied several executive positions with Odebrecht beginning in 1986. Mr. Abreu holds a bachelor’s degree in business administration from the Universidade Federal da Bahia.

      Hilberto Mascarenhas Alves da Silva Filho. Mr. Silva has been an alternate member of our board of directors as a nominee of Odebrecht since April 29, 2003. He has been the chief financial officer of Odebrecht since 1998. Previously, Mr. Silva occupied several executive positions with the Odebrecht Group beginning in 1978. He is also an officer of the Commercial Association of Bahia (Associação Comercial da Bahia) and a member of the Financial Committee of the Brazilian Infrastructure and Basic Industry Association (ABDIB — Associação Brasileira de Infra-Estrutura e Indústria de Base). Mr. Silva holds a bachelor’s degree in business administration from the Universidade Federal da Bahia and attended a senior executive program at Columbia Business School and a financial planning and management course at Fundação Getúlio Vargas.

      José Augusto Cardoso Mendes. Mr. Mendes has been an alternate member of our board of directors as a nominee of Odebrecht since September 29, 2002. He has been the planning, organization and personnel officer of Odebrecht since November 2002. Previously, Mr. Mendes served in several capacities at McKinsey & Company from 1994 to 2000 and as an officer with Diamond Cluster International Inc. from 2000 to 2002. Mr. Mendes holds a bachelor’s degree in metallurgy engineering from the Escola Politécnica de São Paulo and a master’s degree in metallurgical engineering from the Escola Politécnica de São Paulo.

      Marcos Wilson Spyer Rezende. Mr. Rezende has been an alternate member of our board of directors as a nominee of Odebrecht since September 29, 2002. He has been the executive officer of institutional relations of the Odebrecht Group since 2002. Mr. Rezende served as a journalist in various capacities for newspapers and television stations from 1972 through 2002. Mr. Rezende holds a bachelor’s degree in sociology and politics from the Universidade Federal de Minas Gerais and in social communication from the Faculdade Casper Líbero/PUC São Paulo.

      Lucio Jose Santos Junior. Mr. Santos has been an alternate member of our board of directors as a nominee of the Mariani Group since August 15, 2001. He has been the superintendent officer of Pronor since 2001 and a member of the board of directors of Pronor since 2002. Mr. Santos served as chief financial officer of Nitrocarbono from 1996 through 2002. Mr. Santos holds a bachelor’s degree in economics from the Pontifícia Universidade Católica do Rio de Janeiro and a post graduate degree in finance from Ibemec — Instituto Brasileiro de Mercado de Capitais.

      Victor Manuel Martins Pais. Mr. Pais has been an alternate member of our board of directors as a nominee of Petroquisa since April 29, 2003. He has been petrochemical projects manager of Petrobras since April 2002. Previously, Mr. Pais occupied several executive positions with Petrobras beginning in 1974. Mr. Pais also served as a member of Copesul’s board of directors from March 2002 through March 2003. He holds a bachelor’s degree in chemical engineering from the Universidade Federal do Rio de Janeiro.

      Edmundo Jose Correia Aires. Mr. Aires has been an alternate member of our board of directors as a nominee of Petroquisa since August 15, 2001. He has been the partnership manager of Petroquisa since 2001. Previously, Mr. Aires occupied several executive positions with Petroquisa and Petrobras beginning in 1980. Mr. Aires holds a bachelor’s degree in chemical engineering from the Universidade Federal do Rio de Janeiro.

      Rogério Gonçalvez Mattos. Mr. Mattos has been an alternate member of our board of directors as a nominee of Petroquisa since September 29, 2002. He has been the manager of business development for Petrobras since 1998 and a member of the fiscal council of Petros since 2003. He holds a bachelor’s degree in economics from the Universidade Estadual do Rio de Janeiro.

      Deusdedite Fagundes de Brito Filho. Mr. de Brito has been an alternate member of our board of directors as a nominee of Previ since March 4, 2002. He is a retired employee of Banco do Brasil S.A. and has served as an independent consultant to Banco do Brasil S.A. since 1999. Mr. de Brito holds a bachelor’s degree in business administration from the Universidade Católica de Salvador and MBA degrees from the Pontifícia Universidade Católica do Rio de Janeiro and the Fundação Getúlio Vargas do Rio de Janeiro.

Board of Executive Officers

      Our board of executive officers is our executive management body. Our executive officers are our legal representatives and are responsible for our internal organization and day-to-day operations and the implementation of the general policies and guidelines established from time to time by our board of directors.

      Our by-laws require that the board of executive officers consist of a chief executive officer and between three and nine additional members, each responsible for business areas that our board of directors assigns to them. The members of our board of executive officers, other than our chief executive officer, have no formal titles (other than the title of executive officer or “diretor”) but have the informal titles set forth in the table below.

      The members of our board of executive officers are elected by our board of directors for two-year terms, corresponding to the terms of the members of our board of directors, and are eligible for reelection. The current term of all of our executive officers ends at our annual shareholders meeting in 2006. Our board of directors may remove any executive officer from office at any time with or without cause. According to the Brazilian Corporation Law, executive officers must be residents of Brazil but need not be shareholders of our company. Our board of executive officers holds meetings when called by our chief executive officer.

      The following table lists the current members of our board of executive officers:

	Year of
Name	Appointment	Position Held	Age

José Carlos Grubisich Filho	2002	Chief Executive Officer	47
Paul Elie Altit	2002	Vice President Executive Officer, Chief Financial Officer and Director of Investor Relations	45
Bernardo Afonso de Almeida Gradin	2002	Vice President Executive Officer	39
Luiz de Mendonça	2002	Vice President Executive Officer	40
Mauricio Roberto de Carvalho Ferro	2002	Vice President Executive Officer and General Counsel	38
Roberto Prisco Paraíso Ramos	2002	Vice President Executive Officer	57
Rogério Affonso de Oliveira	2002	Vice President Executive Officer	53

      Summarized below is information regarding the business experience, areas of expertise and principal outside business interests of our current executive officers. The business address of each of our current executive officers is Avenida Nações Unidas, 4777, São Paulo, SP — CEP 05477-000, Brazil.

      José Carlos Grubisich Filho. Mr. Grubisich is currently our chief executive officer. He is also currently the president of the board of directors of Copesul. He was the chief executive officer of OPP Química and the president of the board of directors of OPP Química. From 2000 to 2001, Mr. Grubisich served as vice president of Rhodia Fine Organics worldwide and was a member of the executive committee of the Rhône Poulenc Group. Prior to 2000, he served as vice president of Rhodia S.A. (currently known as Rhodia Brasil Ltda., a member of the Rhône Poulenc Group) for Brazil and Latin America. Mr. Grubisich holds a bachelor’s degree in chemical engineering from Escola Superior de Química Oswaldo Cruz and completed an Advanced Management Program at INSEAD — France.

      Paul Elie Altit. Mr. Altit is currently one of our vice president executive officers, our chief financial officer and director of investor relations. He is also a member of the board of directors of Copesul, a member of the board of directors of Politeno, a member of the board of directors of Polialden and the investor relations officer of Polialden. Mr. Altit has also served in several executive positions at Construtora Norberto Odebrecht S.A., most recently as the chief financial officer and investor relations officer of Construtora Norberto Odebrecht S.A. from 1993 through 2002. He also served as assistant vice president of Odebrecht S.A. from 1989 to 1992. Mr. Altit holds a bachelor’s degree in engineering from the Universidade Federal do Rio de Janeiro and a post-graduate degree in finance from the Pontifícia Universidade do Rio de Janeiro.

      Bernardo Afonso de Almeida Gradin. Mr. Gradin is currently one of our vice president executive officers and head of our Vinyls Unit. He is also a member of the board of directors of Cetrel. Mr. Gradin was a member of the board of directors of OPP Química and Trikem and an executive officer of Trikem. Mr. Gradin holds a bachelor’s degree in civil engineering from the Universidade Federal da Bahia, a master’s degree in international politics from the University of Pennsylvania and an MBA degree from The Wharton School of Business.

      Luiz de Mendonça. Mr. Mendonça is currently one of our vice president executive officers and head of our Polyolefins Unit. He is also an executive officer (Superintendent) of Polialden, a member of the board of directors of Polialden and an alternate member of the board of directors of Politeno. Mr. Mendonça also worked for 15 years at Rhodia S.A., where he served as general manager of production, supply and finance and marketing, as an officer in the chemical division (Latin America) and as vice president of Rhodia U.S.A. Mr. Mendonça holds a bachelor’s degree in production engineering from Escola Politécnica da Universidade de São Paulo and an MBA degree from INSEAD — France.

      Mauricio Roberto de Carvalho Ferro. Mr. Ferro is currently our vice president executive officer and general counsel, the vice president of the board of directors of Politeno, a member of the board of directors of Polialden, and an alternate member of the board of directors of Petroflex. He served as a lawyer at the law firm of Carlos Eduardo Paladini Cardoso in 1989 and as a lawyer at the law firm of Bulhões Pedreira, Bulhões Carvalho e Advogados Associados from 1991 until 1995. Mr. Ferro holds a law degree from the Pontifícia Universidade Católica do Rio de Janeiro and an LL.M. degree from the University of London and from the London School of Economics.

      Roberto Prisco Paraíso Ramos. Mr. Ramos is currently one of our vice president executive officers and head of our Business Development Unit. He is a member of the board of directors of Cetrel and Companhia Alagoas Industrial, and the vice president of the board of directors of Petroflex. Mr. Ramos was a member of the board of directors of Trikem and served on the board of directors of several companies in the Odebrecht Group. Mr. Ramos holds a bachelor’s degree in mechanical engineering from the Universidade Federal do Rio de Janeiro, a post-graduate degree in the Program for Management Development from Harvard Business School and a master’s degree in finance from the University of Leicester, England.

      Rogério Affonso de Oliveira. Mr. Oliveira is currently one of our vice president executive officers and head of our Basic Petrochemicals Unit. He is also a member of the board of directors of Cetrel, Companhia Alagoas Industrial and Petroflex, and an alternate member of the board of directors of Polialden and of Politeno. Mr. Oliveira also served as a member of the board of directors of Copesul from 1989 to 2002. Mr. Oliveira holds a degree of mechanical engineering from the Universidade Federal do Rio Grande do Sul and took courses in equipment engineering given by Petrobras.

Fiscal Council

      The Brazilian Corporation Law requires us to establish a permanent or non-permanent fiscal council (conselho fiscal). Our by-laws provide for a permanent fiscal council composed of five members and their respective alternate members. The fiscal council is a separate corporate body independent of our management and our external independent auditors. The primary responsibility of the fiscal council is to review our management’s activities and our financial statements and to report their findings to the shareholders.

      The members of our fiscal council are elected by our shareholders at the annual general shareholders’ meeting for one-year terms and are eligible for reelection. The terms of the members of our fiscal council expire at the next annual general shareholders’ meeting. Under the Brazilian Corporation Law, the fiscal council may not contain members who are members of our board of directors or our board of executive officers or are employees or spouses or relatives of any member of our management. To be eligible to serve on our fiscal council, a person must be a resident of Brazil and either be a university graduate or have been a company officer or fiscal council member of another Brazilian company for at least three years prior to election to our fiscal council.

      Holders of preferred shares without voting rights and non-controlling common shareholders that together hold at least 10.0% of our voting shares are each entitled to elect one member and his or her respective alternate to the fiscal council.

      The following table lists the current members of our fiscal council and their alternates:

First Year
of
Name	Appointment

Sérgio Pereira da Rocha	2001
Geraldo Humberto de Araújo (alternate)	2001
Júlio Diniz Bastos Pinto	1999
Maria Jesuina de Oliveira Rosa (alternate)	1999
Ismael Campos de Abreu	2003
Anna Cecilia Dutra da Silva (alternate)	2003
Manoel Mota Fonseca	2002
Maria Claudia Freitas Sampaio (alternate)	2002
Walter Murilo Melo de Andrade	2002
Marcelo André Lajchter (alternate)	2002

      The following is a summary of the business experience, areas of expertise and principal outside business interests of the current members of our fiscal council and their alternates.

Fiscal Council Members

      Sérgio Pereira da Rocha. Mr. Rocha has been a member of our fiscal council as a nominee of Petros, Petroquisa and Prev since 2001. Mr. Rocha has been a member of the governing board of PREVHAB – Associação de Previdência dos Empregados do BNH, an employee pension fund, since 2000, and previously served as a collection manager of Caixa Econômica Federal from 1980 to 1998. Mr. Rocha holds a bachelor’s degree in economics from the Universidade Estadual do Rio de Janeiro, with a specialization in financial administration from Pontifícia Universidade Católica do Rio de Janeiro and in business consulting from Fundação Getúlio Vargas. Mr. Rocha’s business address is R. Ferreira Fontes, No 286 – Bloco A – apto. 1306, Grajaú, RJ – CEP 20541-280, Brazil.

      Júlio Diniz Bastos Pinto. Mr. Pinto has been a member of our fiscal council as a nominee of Petroquisa and Previ since 1999. Mr. Bastos has been the chief of the finance area of Petroquisa since 1997 and previously served as a senior auditor at Ernst & Young from 1974 to 1978. Mr. Bastos holds a bachelor’s degree in economics from the Faculdade de Economia e Finanças do Rio de Janeiro and a post graduate degree in accounting from Fundação Getúlio Vargas do Rio de Janeiro. Mr. Bastos’ business address is Av. República do Chile No. 65, Rio de Janeiro, RJ – CEP 20035-900, Brazil.

      Ismael Campos de Abreu. Mr. Abreu has been a member of our fiscal council as a nominee of Norquisa and Odebrecht since 2003. Mr. Abreu has been the controller of Odebrecht since 1995, and previously served as manager of the tax consulting division of PricewaterhouseCoopers Auditores Independentes from 1978 to 1985, controller of Corrêa Ribeiro S.A. Comércio e Indústria from 1986 to 1988, manager of the consulting area of Arthur Andersen from 1989 to 1991, and a partner of Performance Auditoria e Consultoria from 1992 to 1995. Mr. Abreu holds a bachelor’s degree in accounting from Fundação Visconde de Cairú, and a post-graduate degree in economic engineering from Centro Interamericano de Desenvolvimento. Mr. Abreu’s business address is Av. Luis Viana Filho, 2841, Salvador, BA – CEP 41730-900, Brazil.

      Manoel Mota Fonseca. Mr. Fonseca has been a member of our fiscal council as a nominee of Norquisa and Odebrecht since 2002 and has served as president of our fiscal council since 2003. Mr. Fonseca has been a partner of the law firm Mota Fonseca e Advogados since 1990 and previously served as legal and tax counsel of Coopers & Lybrand, KPMG and PricewaterhouseCoopers Auditores Independentes. Mr. Fonseca holds a law degree from the Universidade de São Paulo, and a post-graduate degree in tax law from Fundação Getúlio Vargas. Mr. Fonseca’s business address is Rua Frederico Simões, 85 – Edifício Empresarial Simonsen, Sala 304 – 3° andar, Salvador, BA – CEP 41820-020, Brazil.

      Walter Murilo Melo de Andrade. Mr. Andrade has been a member of our fiscal council as a nominee of Norquisa and Odebrecht since 2002. Mr. Andrade has been a legal counsel of Engepack Embalagens S.A. since 2002. Previously, he served as legal counsel of Nitrocarbono, Pronor and Proppet from 1998 to 2002. Mr. Andrade holds a law degree from the Universidade Católica de Salvador, with a specialization in civil law from Fundação Faculdade de Direito da Bahia and in corporate law from Escola de Magistratura do Estado do Rio de Janeiro. Mr. Andrade’s business address is Quadra 03 do Sesfi, Cia. Sul, Simões Filho, BA – CEP 42780-000, Brazil.

Alternate Members of Our Fiscal Council

      Geraldo Humberto de Araújo. Mr. Araújo has been an alternate member of our fiscal council as a nominee of Petros, Petroquisa and Previ since 2001. Mr. Araújo has been manager of the control department of Fundação de Seguridade Social – SISTEL since 1995. Previously, he served as manager of the capital control division of Telebrás – Telecomunicações Brasileiras S.A. from 1993 to 1995. Mr. Araújo holds a bachelor’s degree in accounting from the Faculdade de Economia e Finanças do Rio de Janeiro and a post-graduate degree in financial administration from Fundação Getúlio Vargas. Mr. Araújo’s business address is Rua SQSW 304, Bloco E, apto. 502, Setor Sudoeste, Brasília – CEP 70673-400, Brazil.

      Maria Jesuína de Oliveira Rosa. Ms. Rosa has been an alternate member of our fiscal council as a nominee of Petroquisa and Previ since 1999. Ms. Rosa has been the interim head of the accounting sector and coordinator of the management accounting system of Petroquisa since 1987. Ms. Rosa holds a bachelor’s degree in accounting from Universidade Santa Úrsula. Ms. Rosa’s business address is Av. República do Chile, No 65, 9° andar – sala 903E, Rio de Janeiro, RJ – CEP 20035-900, Brazil.

      Anna Cecília M.C. Dutra da Silva. Ms. Silva has been an alternate member of our fiscal council as a nominee of Norquisa and Odebrecht since 2003. Ms. Silva has been an associate at the law firm of Barbosa, Müssnich & Aragão Advogados since 2001 and an alternate member of the fiscal council of Pronor since 2002 and of Polialden and Cimento Tupi S.A. since 2003. She holds a law degree from the Pontifícia Universidade Católica do Rio de Janeiro. Mr. Silva’s business address is Av. Pres. Juscelino Kubitschek, 50 – 4th Floor, São Paulo, SP – CEP 04543-000, Brazil.

      Maria Cláudia Freitas Sampaio. Ms. Sampaio has been an alternate member of our fiscal council as a nominee of Norquisa and Odebrecht since 2002. Mrs. Sampaio has been a lawyer at the law firm Mota Fonseca e Advogados since 2001 and a member of the fiscal council of Norquisa since 1991. Previously, she served as an auditor of PricewaterhouseCoopers Auditores Independentes from 1986 to 1991. Ms. Sampaio holds a law degree and a bachelor’s degree in business administration from the Universidade Católica de Salvador. Ms. Sampaio’s business address is Rua Frederico Simões, 85 – Edifício Empresarial, Simonsen Sala 304 – 30 andar, Salvador, BA – CEP 41820-020, Brazil.

      Marcelo André Lajchter. Mr. Lajchter has been an alternate member of our fiscal council as a nominee of Norquisa and Odebrecht since 2002. Mr. Lajchter has been a partner of the law firm Barbosa, Müssnich & Aragão Advogados since 2000 and a professor at Fundação Getúlio Vargas since 2003. Previously, he served as a lawyer in the tax litigation area of PricewaterhouseCoopers Auditores Independentes from 1993 to 1995. Mr. Lajchter holds a law degree from the Universidade do Estado do Rio de Janeiro. Mr. Lajchter’s business address is Av. Pres. Juscelino Kubitschek, 50 – 4th Floor, 04543-000, São Paulo, SP – CEP 04543-000, Brazil.

      Barbosa, Müssnich & Aragão Advogados is acting as Brazilian counsel to the underwriters in this offering.

Compensation

      According to our by-laws, our shareholders are responsible for establishing the aggregate compensation we pay to the members of our board of directors, our board of executive officers and our fiscal council. Our shareholders determine this aggregate compensation at the general shareholders’ meeting each year. Once aggregate compensation is established, the members of the board of directors are responsible for distributing such aggregate compensation individually to the members of our board of directors, our board of executive officers and our fiscal council in compliance with our by-laws. Our board of directors does not have a compensation committee.

      The aggregate compensation paid by us to all members of our board of directors, board of executive officers and our fiscal council for services in all capacities was R$7.3 million in 2003, R$4.4 million in 2002 and R$2.9 million in 2001. On March 31, 2004, our shareholders (acting in the annual general meeting) established the following compensation for the year 2004:

•	board of directors: an aggregate limit of R$1.0 million;

•	board of executive officers: a total amount of R$10.7 million; and

•	fiscal council: 10% of the average monthly compensation of the members of our board of executive officers to each regular member of our fiscal council, plus travel and lodging expenses (the statutory minimum set forth in the Brazilian Corporation Law and in our by-laws).

      We compensate our alternate directors for each meeting of our board of directors that they attend. We compensate alternate members of our fiscal council for each meeting of our fiscal council that they attend.

      Our executive officers receive the same benefits generally provided to our employees, such as medical (including dental) assistance, private pension plan and meal vouchers. Like our employees, our executive officers also receive a yearly bonus equal to one-month’s salary (known as the “thirteenth” (monthly) salary in Brazil), an additional one-third of one-month’s salary for vacation, and contributions of 8.0% of their salary into a defined contribution pension fund known as the Guarantee Fund for Time of Service (Fundo de Garantia por Tempo de Serviço). Members of our board of directors and fiscal council are not entitled to these benefits. We made contributions into the Guarantee Fund for Time of Service for our executive officers in an aggregate amount of R$159,136 during the year ended December 31, 2003.

      Members of our board of directors, board of executive officers and fiscal council are not parties to contracts providing for benefits upon the termination of employment other than, in the case of executive officers, the benefits described above.

PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

      At June 2, 2004, we had 25,730,061,841 outstanding common shares, 50,608,970,631 outstanding class A preferred shares (excluding 621,887,272 shares held in treasury), and 229,154,800 outstanding class B preferred shares, all without par value. Under the Brazilian Corporation Law, the aggregate number of our non-voting shares may not exceed two-thirds of the total number of our outstanding shares. At a general shareholders’ meeting on                     , 2004, certain holders of our class A preferred shares agreed to convert of our class A preferred shares into the same number of common shares so that we comply with Brazilian legal requirements regarding the ratio of preferred shares to common shares following the global offering. After giving effect to this conversion, which will take effect concurrently with to completion of the global offering, and after further giving effect to the issuance and sale of                     class A preferred shares in the global offering, we will have                     outstanding common shares, outstanding class A preferred shares and 229,154,800 outstanding class B preferred shares.

Principal Shareholders

      The following table sets forth information concerning the ownership of our common shares and preferred shares at June 2, 2004, giving effect to the conversion described above, by each person whom we know to be the owner of more than 5.0% of any class of our outstanding share capital, and by all of our directors and executive officers as a group.

					Class B
			Class A		Preferred
	Common Shares		Preferred Shares		Shares(1)		Total

	Number of		Number of		Number		Number of
	Shares	%	shares	%	of Shares	%	shares	%

Odebrecht Group(2)	18,724,747,111	72.8	19,442,447,389	38.0	—	—	38,167,194,500	49.4
Mariani Group(3)	872,698,179	3.4	791,532,080	1.5	—	—	1,664,230,259	2.2
Norquisa(4)	7,558,456,469	29.4	706,405,071	1.4	—	—	8,264,861,540	10.7
Petroquisa(5)	2,109,311,790	7.8	5,638,988,270	11.0	—	—	7,658,300,060	9.9
All directors, fiscal council members, their alternates and executive officers as a group (39 persons)	200	*	18,157,734	*	—	—	18,157,934	*

*	less than 1%.

(1)	All of our class B preferred shares were subscribed for by the Northeast Investment Fund (Fundo de Investimento do Nordeste — FINOR) and are subject to restrictions on transfer for four years from their exchange by FINOR with investors.

(2)	Represents direct ownership of 2,536,330,602 common shares owned by Odebrecht, 8,484,877,060 common shares owned by ODBPAR Investments (a subsidiary of Odebrecht), 7,558,456,469 common shares owned by Norquisa, 145,082,980 common shares owned by Copene Participações, 18,663,500,838 class A preferred shares owned by Odebrecht, 706,405,071 class A preferred shares owned by Norquisa and 72,541,480 class A preferred shares owned by Copene Participações. The Odebrecht Group disclaims ownership of our shares owned by Norquisa other than with respect to its proportionate interest in these shares. Odebrecht owns convertible debentures issued originally by OPP Produtos. These debentures may be converted into our shares at any time, at the discretion of the Odebrecht Group. If such right had been exercised at May 31, 2004, 5,001,059,022 new common shares and 10,002,118,044 new class A preferred shares of our company would have been issued. These shares have not been included in the above table.

(3)	Represents direct ownership of 872,698,179 common shares owned by Pronor and 791,532,080 class A preferred shares owned by Pronor.

(4)	Represents direct ownership of 7,558,456,469 common shares owned by Norquisa and 706,405,071 class A preferred shares owned by Norquisa.

(5)	Represents direct ownership of 2,019,311,790 common shares owned by Petroquisa and 5,638,988,270 class A preferred shares owned by Petroquisa. Because the price at which we will be required to issue shares to Petroquisa will be based on an independent valuation of our company and Copesul, which will not be conducted prior to Petroquisa’s exercise of the Petroquisa option, we cannot determine the number of common shares or class A preferred shares that we would be required to issue on the exercise of the Petroquisa option. Accordingly, we have not included these shares in the above table. See “— Shareholders Agreements — Petroquisa Memorandum of Understanding.”

      We have no management or employee option plans or management or employee options outstanding.

      After giving effect to the conversion of class A preferred shares into common shares described above, the ownership of our common shares and preferred shares by each person whom we know to be the owner of more than 5.0% of any class of our outstanding share capital would be as follows:

Class B
			Class A	Preferred
	Common Shares		Preferred Shares	Shares(1)		Total

	Number of		Number of	Number of		Number of
	Shares	%	shares %	Shares	%	shares	%

Odebrecht Group (2) Mariani Group(3)
Norquisa
Petroquisa(4)
All directors, fiscal council members, their alternates and executive officers as a group (39 persons)	200	*	18,157,734 *	—	—	18,157,934	*
* less than 1%

(1)	All of our class B preferred shares were subscribed for by the Northeast Investment Fund (Fundo de Investimento do Nordeste — FINOR) and are subject to restrictions on transfer for four years from their exchange by FINOR with investors.

(2)	Represents direct ownership of common shares owned by Odebrecht, common shares owned by ODBPAR Investments (a subsidiary of Odebrecht), common shares owned by Norquisa, common shares owned by Copene Participações, class A preferred shares owned by Odebrecht, class A preferred shares owned by Norquisa and class A preferred shares owned by Copene Participações. The Odebrecht Group disclaims ownership of our shares owned by Norquisa other than with respect to its proportionate interest in these shares. Odebrecht owns convertible debentures issued originally by OPP Produtos. These debentures may be converted into our shares at any time, at the discretion of the Odebrecht Group. If such right had been exercised at May 31, 2004, 5,001,059,022 new common shares and 10,002,118,044 new class A preferred shares of our company would have been issued. These shares have been included in the above table.

(3)	Represents direct ownership of common shares owned by Pronor and class A preferred shares owned by Pronor.

(4)	Represents direct ownership of common shares owned by Petroquisa and class A preferred shares owned by Petroquisa. Because the price at which we will be required to issue shares to Petroquisa will be based on an independent valuation of our company and Copesul, which will not be conducted prior to Petroquisa’s exercise of the Petroquisa option, we cannot determine the number of common shares or class A preferred shares that we would be required to issue on the exercise of the Petroquisa option. Accordingly, we have not included these shares in the above table. See “— Shareholders Agreements — Petroquisa Memorandum of Understanding.”

     Changes in Ownership

      At January 1, 2001:

•	Norquisa owned 22.8% of our total share capital, including 58.4% of our voting share capital;

•	Petroquisa owned 21.4% of our total share capital, including 15.4% of our voting share capital; and

•	Odebrecht Química, a member of the Odebrecht Group, owned 0.6% of our total share capital, including 1.7% of our voting share capital.

In addition, Trikem, a member of the Odebrecht Group, owned 16.0% of the voting share capital of Norquisa.

      On July 25, 2001, Nova Odequi Ltda., a subsidiary of Odebrecht Química, acquired common shares of Norquisa representing 20.4% of its total share capital and 23.7% of Norquisa’s voting share capital from Participações Petroquímicas do Nordeste Ltda.

      In December 2001, Odebrecht Química acquired common shares of Norquisa representing 13.8% of its total share capital and 16.0% of its voting share capital from Trikem. Following this transaction, Odebrecht Química transferred to ODBPAR Investments (1) common shares of Norquisa representing 34.2% of its total share capital and 39.7% of its voting share capital, and (2) common shares and class A preferred shares of our company, which then represented 0.6% of our total share capital and 1.7% of our voting share capital.

      On August 16, 2002, we issued (1) 10,715,261,540 of our common shares and 18,983,847,740 of our class A preferred shares, which then represented 43.7% of our total share capital and 43.7% of our voting share capital, to Odebrecht in exchange for the share capital of OPP Produtos. Following the issuance of these shares:

•	Norquisa owned 12.2% of our total share capital, including 30.8% of our voting share capital;

•	Petroquisa owned 11.3% of our total share capital, including 8.1% of our voting share capital; and

•	the Odebrecht Group owned 44.0% of our total share capital, including 44.6% of our voting share capital.

      Following our merger with OPP Produtos, Odebrecht transferred common shares and class A preferred shares, of our company which then represented 12.5% of our total share capital and 34.6% of our voting share capital, to ODBPAR Investments.

      On January 15, 2003, Odebrecht transferred 11,467,000 class A preferred shares of our company to Oxiteno do Nordeste S.A. in exchange for 59,750,617 common shares and 675,460 preferred shares of Norquisa. Following this transaction, the Odebrecht Group owned 42.9% of Norquisa’s total share capital, including 50.1% of its voting share capital, and the Odebrecht Group, including Norquisa, owned 56.2% of our total share capital, including 76.4% of our voting share capital.

      On July 31, 2003, we issued 1,086,290,620 of our common shares to Nissho Iwai in exchange for the share capital of NI Participações Ltda. in connection with its merger into our company. Following the issuance of these shares:

•	Norquisa owned 12.0% of our total share capital, including 29.5% of our voting share capital;

•	Petroquisa owned 11.1% of our total share capital, including 7.8% of our voting share capital; and

•	the Odebrecht Group, including Norquisa, owned 55.3% of our total share capital, including 73.1% of our voting share capital.

      On January 15, 2004, we issued 8,138,165,484 of our class A preferred shares to the shareholders of Trikem, other than our company, in exchange for their share capital of Trikem. In addition, at an extraordinary general shareholders’ meeting held on January 15, 2004, Norquisa, Odebrecht and Petroquisa converted 3,444,569, 91,006,882 and 27,496,810 of their class A preferred shares, respectively, into the same number of common shares.

      As a result of these transactions, at June 2, 2004:

•	Norquisa owned 10.7% of our total share capital, including 29.4% of our voting share capital;

•	Petroquisa owned 9.9% of our total share capital, including 7.8% of our voting share capital; and

•	the Odebrecht Group, including Norquisa, owned 49.4% of our total share capital, including 72.8% of our voting share capital.

      At a general shareholders’ meeting on                     , 2004, Norquisa, Odebrecht and Petroquisa agreed to convert                     , and of their class A preferred shares, respectively, into the same number of common shares so that we may comply with Brazilian legal requirements regarding the ratio of preferred shares to common shares following the global offering. This conversion will take effect when the global offering settles. Following this conversions and the issuance of our class A preferred shares and the ADSs in the global offering:

•	Norquisa will own % of our total share capital including % of our voting share capital;

•	Petroquisa owned % of our total share capital including % of our voting share capital; and

•	the Odebrecht Group, including Norquisa, will own % of our total share capital, including % of our voting share capital.

     Shareholders Agreements

     Mariani Group Shareholders Agreement

      On July 27, 2001, Odebrecht Química and Petroquímica da Bahia entered into a shareholders agreement with respect to their shares of Norquisa and our company, which was amended on July 29, 2002 pursuant to the First Amendment to Shareholders Agreement among Odebrecht Química, Odebrecht, ODBPAR Investments and Petroquímica da Bahia. We refer to this agreement, as amended, as the Mariani Group Shareholders Agreement.

      The Mariani Group Shareholders Agreement provides that:

•	The Odebrecht Group has the right to nominate a majority of Norquisa’s board of directors and a majority of our board of directors;

•	The Mariani Group has the right to nominate at least one member of Norquisa’s board of directors and at least one member of our board of directors;

•	The Odebrecht Group has the right to nominate all of the members of Norquisa’s board of executive officers and our board of executive officers; however, if Norquisa’s shareholders eliminate its board of directors (as shareholders of privately held companies, such as Norquisa, are permitted to do under the Brazilian Corporation Law), the Mariani Group will have the right to nominate at least one member of Norquisa’s board of executive officers; and

•	Odebrecht, ODBPAR Investments and Petroquímica da Bahia will exercise their voting rights with respect to our company and Norquisa, and cause their representatives on the boards of directors of our company and Norquisa to vote, to implement the organizational restructuring of our company.

      Under the Mariani Group Shareholders Agreement, Odebrecht, ODBPAR Investments and Petroquímica da Bahia will vote their shares as a block in each general shareholders meeting of Norquisa. Odebrecht, ODBPAR Investments and Petroquímica da Bahia will meet prior to each meeting to determine how to vote these shares with respect to matters to be submitted to the meeting. These determinations will be made by majority vote among these shareholders based on the number of Norquisa shares held by each of them. As a result, the Odebrecht Group may effectively determine the vote for all of these shareholders.

      Under the Mariani Group Shareholders Agreement, Odebrecht and ODBPAR Investments, on the one hand, and Petroquímica da Bahia, on the other hand, granted to the other a right of first refusal in respect of sales transfers or encumbrances of common shares of Norquisa owned directly or indirectly by either of them. If the Odebrecht Group intends to sell any of its shares of Norquisa, Petroquímica da Bahia has the right to sell a pro rata portion of its shares of Norquisa on the terms and conditions under which the Odebrecht Group intends to sell its shares. If the Odebrecht Group intends to sell a sufficient number of its shares of Norquisa to result in a change of joint control of Norquisa, Petroquímica da Bahia has the right to sell all of its shares of Norquisa on the same terms and conditions under which the Odebrecht Group intends to sell its shares. If the Odebrecht Group intends to sell or transfers direct or indirect control of our company to a third party, Petroquímica da Bahia also has the right to sell all of its shares of our company on the same terms offered by the third party acquiring control of our company from the Odebrecht Group.

      On September 9, 2003, Odebrecht granted to Pronor an option to exchange all its shares of Norquisa for 363,606,220 of our class A preferred shares owned directly or indirectly by Odebrecht. On December 26, 2003, Pronor exercised its option and is required to complete the exchange of shares between January 30, 2005 and January 30, 2009.

Petroquisa Memorandum of Understanding

      On July 3, 2001, Odebrecht, Odebrecht Química, Petroquisa and Petroquímica da Bahia entered into a Memorandum of Understanding regarding Shareholders Agreement, which was amended on July 26, 2002 and which we refer to as the Petroquisa memorandum of understanding. The Petroquisa memorandum of understanding grants Petroquisa (1) an option to purchase additional shares from our company and Odebrecht, (2) veto rights over certain actions by the shareholders and the board of directors, and (3) tag-along rights. The Petroquisa memorandum of understanding also grants Petroquisa a right to include a right of first refusal in respect of our common or preferred shares in the final shareholders agreement. The Petroquisa memorandum of understanding terminates on July 25, 2021, unless a shareholders agreement including the terms set forth below is entered into prior to that date.

      Under the Petroquisa memorandum of understanding, Odebrecht granted to Petroquisa an option to purchase such number of our common shares and preferred shares as may be necessary for Petroquisa to own the same percentage of our total share capital and total voting shares as is held collectively by Odebrecht, Petroquímica da Bahia and Norquisa. Petroquisa can exercise the Petroquisa option in full on a single occasion on the last day of any month on or prior to April 30, 2005. If Petroquisa exercises the Petroquisa option, Odebrecht will cause our company to issue shares to Petroquisa in exchange for Copesul shares that Petroquisa holds.

      The percentage of Copesul shares owned by Petroquisa to be exchanged for our common and preferred shares will be determined as follows:

•	each of Petroquisa and Odebrecht will retain an investment bank to perform an independent valuation of both Copesul and our company;

•	if the difference between the valuations of either Copesul or our company performed by each investment bank is less than 10%, then the value of the relevant company will be the average of the two valuations for that company;

•	if the difference in the valuations of either Copesul or our company performed by each investment bank is greater than 10%, then both investment banks will jointly appoint a third investment bank to perform an independent valuation of both Copesul and our company. If the third investment bank’s valuation is between the valuations of the two investment banks, then the valuation of the third investment bank will be binding on Petroquisa and Odebrecht;

•	after the valuation of Copesul and our company through the procedures described above, (1) the value of Copesul’s share capital owned by Petroquisa will be determined based on the percentage of Copesul shares owned by Petroquisa, and (2) the value of our company’s share capital owned collectively by the Odebrecht Group, Petroquímica da Bahia and Norquisa will be determined based on the aggregate percentage of our share capital owned by these companies;

•	the percentage of Copesul shares owned by Petroquisa to be exchanged for our common and preferred shares will be calculated by dividing the value of the aggregate number of our shares owned collectively by the Odebrecht Group, Petroquímica da Bahia and Norquisa by the value of Copesul’s shares owned by Petroquisa and multiplying the result by 100; and

•	if the percentage calculated in accordance with the preceding bullet point is:

•	less than or equal to 100% (meaning that the valuation of the Copesul shares owned by Petroquisa is greater than or equal to the valuation of our shares owned collectively by the Odebrecht Group, Petroquímica da Bahia and Norquisa), then Petroquisa will exchange the specified percentage of Copesul shares that it owns for the percentage of our shares owned collectively by the Odebrecht Group, Petroquímica da Bahia and Norquisa; or

•	greater than 100% (meaning that the valuation of the Copesul shares owned by Petroquisa was less than the valuation of our shares owned collectively by the Odebrecht Group, Petroquímica da Bahia and Norquisa), then (1) Petroquisa will exchange all of the Copesul shares that it owns for our shares and (2) Odebrecht will be required to sell to Petroquisa such additional number of our shares at a price based on the valuation of our company determined through the procedures described above, so that the resulting percentage ownership of our share capital by the Odebrecht Group, Petroquímica da Bahia and Norquisa collectively is equal to the percentage of our share capital owned by Petroquisa.

      If at the time Petroquisa exercises the Petroquisa option the Copesul shares that Petroquisa will exchange for our shares constitute more than one-third of Copesul’s outstanding share capital (excluding shares held by the controlling shareholders, their related parties, the management of Copesul and shares held in treasury), then we shall conduct a public exchange offer for all of Copesul’s common shares not then-owned by our company, as required by the Brazilian Corporation Law.

      Under the Petroquisa memorandum of understanding, Odebrecht, Petroquímica da Bahia and Petroquisa agreed that in the event that Petroquisa exercises the Petroquisa option:

•	Odebrecht and Petroquímica da Bahia, acting jointly, and Petroquisa will have equal decision-making powers with respect to our company, including the right to elect an equal number of members to our board of directors;

•	Odebrecht, Petroquímica da Bahia and Petroquisa will coordinate their votes in shareholders’ meetings and meetings of our board of directors and will vote as a block;

•	Petroquisa would be required to sell all of its investments, other than passive investments, in companies that compete with us within 18 months of its exercise of the Petroquisa option;

•	Odebrecht, Petroquímica da Bahia and Petroquisa will be prohibited from acquiring additional common shares of our company from third parties unless otherwise agreed by the non-acquiring parties; and

•	Odebrecht, Petroquímica da Bahia and Petroquisa will each have tag-along rights and drag-along rights with respect to each of the other parties in the event of the direct or indirect sale of common shares representing control of our company.

      Under the Petroquisa memorandum of understanding, Petroquisa has veto rights over the following matters at any general meeting of our shareholders:

•	any modification of the rights conferred on our shares by our by-laws if that modification would adversely affect the value of our shares;

•	any change, increase or reduction of the scope of our corporate purpose, except as necessary for us to operate as an integrated petrochemical company;

•	any increase in the number of members of our board of directors;

•	any decrease in the number of members of our board of directors to be nominated by Petroquisa;

•	any capital increase by us paid in by tendering goods or rights, unless those goods or rights relate to our corporate purpose and a valuation of those goods or rights is performed by a first tier investment bank or independent auditing firm;

•	any merger or spin-off of our company into another company or of another company into our company that could result in the unjustified dilution of the percentage ownership of Petroquisa except that the integration of the second generation petrochemical producers controlled by the Odebrecht Group is expressly permitted; and

•	our dissolution or liquidation.

      Under the Petroquisa memorandum of understanding, Petroquisa has veto rights over resolutions of our board of directors relating to the following matters:

•	acquisitions, sales or granting of liens against our fixed assets with values in excess of 30.0% of our net worth, if such acquisition, sale or grant of a lien is not related to, or is outside the scope of, our corporate purpose;

•	transactions involving affiliates of the parties to the Petroquisa memorandum of understanding, other than transactions involving the integration of the second generation petrochemical producers controlled by the Odebrecht Group or the Mariani Group;

•	investments in other companies, unless they are in the same business as our company; and

•	any resolution that would cause us to fail to meet any of the following financial ratios, with any projections to determine compliance with this provision to be performed by an internationally recognized entity:

•	projected net debt to EBITDA;

•	EBITDA to interest expense; and

•	EBITDA to debt service (excluding trade finance).

      Although the Petroquisa memorandum of understanding does not provide a definition of EBITDA, we calculate EBITDA for purposes of this agreement on the same basis as set forth in the most restrictive financial covenants in our debt instruments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Petroquisa has the right to sell a pro rata portion of its shares of our company in connection with any direct or indirect sale of our common shares by the Odebrecht Group to a third party that involves a change of our control.

     Pension Funds Memorandum of Understanding

      On July 20, 2001, Odebrecht Química, Petroquímica da Bahia, Petros and Previ entered into a Memorandum of Understanding Regarding Shareholders Agreement, which we refer to as the Pension Funds memorandum of understanding. The Pension Funds memorandum of understanding grants certain preemptive, share transfer and voting rights to Petros and Previ, including veto rights to Petros and Previ over certain actions by our shareholders and our board of directors. The Pension Funds memorandum of understanding has a term of 20 years, unless a shareholders agreement containing the terms set out below is entered into prior to that date.

      Under the Pension Funds memorandum of understanding, the parties agreed to adopt the following basic principles for our management:

•	our board of executive officers will be composed of competent professionals;

•	our dividend policy will have as its objective the distribution of at least 50.0% of net income available during the relevant period, provided that all necessary reserves for the efficient operation and development of our business are established and maintained; and

•	we will adopt a commercial policy that assures the regular and continuous supply of raw materials and utilities on a competitive basis and consistent with the domestic and international markets.

Under the Pension Funds memorandum of understanding, Petros and Previ have veto rights (to be exercised jointly) over the matters for which Petroquisa would have veto rights at meetings of our shareholders or our board of directors under the Petroquisa memorandum of understanding (except that Petros and Previ have no veto right over investments in other companies, unless they are in the same business as our company).

      The veto rights of Petros and Previ are valid so long as on a combined basis they own, together with other private pension funds, at least 15.0% of our voting capital. If the percentage of voting capital owned by Petros and Previ together is diluted below 15.0% at any time due to the integration of the second generation petrochemical producers, those veto rights will remain in effect for three years after that time, during which Petros and Previ may purchase more of our shares in order to maintain their veto rights beyond such three-year period. Accordingly, although as a result of our mergers with OPP Produtos and 52114 Participações, the participation of Petros and Previ in our voting capital was diluted to 6.1%, their veto rights remain in effect until August 16, 2005.

      The Pension Funds memorandum of understanding contains the following liquidity provisions with respect to our shares owned by Petros and Previ:

•	Petros and Previ have the right to sell our shares owned by each of them in connection with any sale of our shares by our controlling shareholders to a third party that involves a change of our control; and

•	In order to transfer their veto rights under the Pension Funds memorandum of understanding, Petros and Previ must give our controlling shareholders a right of first refusal to purchase our shares owned by each of them in the event of a proposed sale except that our controlling shareholders will not have a right of first refusal if our shares are being sold to another private pension fund or to a company that does not compete with our controlling shareholders.

Trikem Shareholders Agreement

      Prior to the merger of Trikem with and into our company, we (through OPP Química), Odebrecht and BNDESPAR had entered into a shareholders agreement in respect of Trikem. Under that shareholders agreement, we and Odebrecht agreed to vote our shares to elect one member of Trikem’s board of directors designated by BNDESPAR. In connection with our merger of Trikem, we, Odebrecht Química, Odebrecht and BNDESPAR entered into an amendment of the Trikem shareholders agreement on January 12, 2004. This amendment provides that BNDESPAR has the right to appoint one member of our board of directors if it owns more than 5.0% of our total share capital within six months after the date of the Trikem merger. During this six-month period or until BNDESPAR earlier appoints a member of our board of directors, a representative of BNDESPAR may attend meetings of our board of directors, but is not allowed to participate or to vote in such meetings. The amended shareholders agreement expires on January 12, 2014, or on any earlier date (after the expiration of the six month period described above) that BNDESPAR ceases to own more than 5.0% of our total share capital. All other provisions of the Trikem shareholders agreement remain in effect, including BNDESPAR’s rights to (1) require our company and Odebrecht to purchase the shares that it owns in our company if we do not comply with the terms of the shareholders agreement and do not cure any such non-compliance within a specified period and (2) sell its shares in the event that Odebrecht sells its voting control of our company to a third party.

Related Party Transactions

      The following summarizes the material transactions that we have engaged in with our principal shareholders and their affiliates since January 1, 2001.

      We and our subsidiaries have engaged in extensive transactions with our principal shareholders and their affiliates and expect to do so in the future. The Odebrecht Group was a party to several of the mergers, acquisitions and other transactions described in “History and Corporate Reorganization.” We also have commercial relationships with some of our affiliates and, as a result, record trade accounts receivable and current and long-term liabilities mainly from purchases and sales of goods and services at prices and on terms equivalent to the average terms and prices of transactions that we enter into with third parties. In addition, we have entered into financial and other transactions with our principal shareholders and their affiliates, including, among others, as obligor on R$636.6 million, at December 31, 2003, of convertible subordinated debentures held by the Odebrecht Group and as a party to three shareholder’s agreements or memoranda of understandings.

      Under the Brazilian Corporation Law, each of our directors, their alternates and our executive officers cannot vote on any matter in which they have a conflict of interest and such transactions can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. However, if one of our directors is absent from a meeting of our board of directors, that director’s alternate may vote even if that director has a conflict of interest, unless the alternate director shares that conflict of interest or has another conflict of interest. See “Description of Share Capital — Board of Directors — Fiduciary Duties and Conflicts of Interest.”

The Odebrecht Group

      On July 25, 2001, we acquired Nova Camaçari from the Odebrecht Group for R$100. In connection with our acquisition of Nova Camaçari, Nova Camaçari acquired (1) 51% of the share capital of Intercapital Comércio e Participações Ltda. from the Odebrecht Group for R$226.9 million, and (2) 49% of the share capital of Proppet from the Odebrecht Group for R$11.5 million. In addition, prior to our acquisition of Nova Camaçari, Nova Camaçari’s newly acquired subsidiary, Participações Petroquímicas do Nordeste Ltda. sold 23.7% of the voting shares of Norquisa to the Odebrecht Group for R$241.9 million. See “History and Corporate Reorganization — The Econômico S.A. Empreendimentos Auction and Related Transactions.”

      On July 27, 2001, Odebrecht Química, a member of the Odebrecht Group, and Petroquímica da Bahia entered into a shareholders agreement with respect to their direct and indirect equity interests in Norquisa and our company. In addition, on July 3, 2001 and July 20, 2001, Odebrecht Química and Petroquímica da Bahia entered into memoranda of understanding with respect to the terms of shareholders agreements to be entered into with three other significant shareholders of our company: (1) Petroquisa; (2) the pension fund of Petrobras; and (3) the pension fund of Banco do Brasil. See “— Principal Shareholders — Shareholders Agreements.”

      On May 31, 2002, OPP Produtos issued subordinated convertible debentures to Odebrecht. These debentures became our obligations as a result of the merger of OPP Produtos into our company on August 16, 2002. Odebrecht has the option to convert these debentures into shares of our share capital at any time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness and Financing Strategy.”

      On August 16, 2002, we merged with OPP Produtos, the holding company of the Odebrecht Group’s chemical and petrochemical assets. In connection with our merger with OPP Produtos, we issued shares representing 43.7% of our total share capital and voting share capital to Odebrecht, in exchange for the share capital of OPP Produtos. See “History and Corporate Reorganization — The Mergers with OPP Produtos and 52114 Participações.”

      In early 2004, Construtora Norberto Odebrecht S.A. served as the general contractor for maintenance services related to the shutdown of our Olefins 2 unit. We paid approximately R$65 million to Construtora Norberto Odebrecht S.A. for these services.

OPP Química

      OPP Química merged into our company on March 31, 2003. From August 16, 2002 until March 31, 2003, OPP Química was our subsidiary. From July 25, 2001 to August 16, 2002, OPP Química was our affiliate as a result of the common control exercised by the Odebrecht Group over OPP Química and our company. OPP Química has been fully consolidated in our financial statements since July 25, 2001. Prior to our merger with OPP Química, we sold ethylene and propylene to OPP Química under a long-term contract.

Trikem

      Trikem merged into our company on January 15, 2004. From August 16, 2002 until January 15, 2004, Trikem was our subsidiary. From July 25, 2001 until August 16, 2002, Trikem was our affiliate as a result of the common control exercised by the Odebrecht Group over Trikem and our company. Trikem has been fully consolidated in our financial statements since July 25, 2001. Prior to our merger with Trikem, Trikem purchased all its ethylene, its primary raw material, from our Basic Petrochemicals Unit. Trikem also purchased electric power, steam, water, compressed air and nitrogen on markets terms from our Basic Petrochemicals Unit.

Petrobras

      Petrobras is the controlling shareholder of Petroquisa, which owns 9.9% of our total share capital, including 7.8% of our voting share capital. We purchase naphtha from Petrobras, and we sell automotive gasoline and LPG to Petrobras Distribuidora S.A., a wholly-owned subsidiary of Petrobras.

      On June 22, 1978, we entered into a 10-year renewable contract with Petrobras under which the prices paid by us to Petrobras for naphtha are established based on the Amsterdam-Rotterdam-Antwerp market price and are linked to fluctuations in the U.S. dollar/real exchange rate. This contract was amended and renewed in February 1993 and in February 2003.

      We maintain a rotating naphtha supply line of credit with Petrobras that permits us to finance purchases of naphtha from Petrobras. We are permitted to maintain balances up to an aggregate of R$570.0 million under this line of credit. This line of credit is guaranteed by the mortgage of two of our plants located in the Southern Complex.

      We purchased raw materials and utilities from Petrobras and Petrobras Distribuidora S.A. of R$4,546.9 million in 2003, R$2,801.1 million in 2002 and R$2,978.3 million in 2001. We sold automotive gasoline and LPG to Petrobras and Petrobras Distribuidora S.A. of R$14.1 million in 2003, R$14.0 million in 2002 and R$55.6 million in 2001.

      Petrobras’ subsidiary, Petroquisa, is a party to the Petroquisa memorandum of understanding with Odebrecht and Petroquímica da Bahia. This agreement grants certain voting and other rights in respect of our company to Petroquisa, together with an option to purchase a number of our common and preferred shares that would provide it with the same equity participation in our share capital as the participation owned collectively by our controlling shareholder and certain of our other shareholders. See “— Principal Shareholders — Shareholders Agreements — Petroquisa Memorandum of Understanding.”

Petros and Previ

      Petros and Previ are party to the Pension Funds memorandum of understanding with Odebrecht and Petroquímica da Bahia. This agreement grants certain voting and other rights in respect of our company to Petros and Previ. See “— Principal Shareholders — Shareholders Agreements — Pension Funds Memorandum of Understanding.”

Our Subsidiaries, Jointly Controlled Companies and Associated Companies

Copesul

      Our Polyolefins Unit purchases ethylene and propylene from Copesul, in which we have a 29.5% interest. We have a long-term supply contract with Copesul that is described in “Business — Polyolefins Unit — Raw Materials of Our Polyolefins Unit — Supply Contracts and Pricing.” Our Polyolefins Unit also buys nitrogen on market terms from Copesul. We recorded purchases from Copesul of R$1,220.9 million in 2003, R$1,196.9 million in 2002 and R$984.9 million in 2001.

COPESUL — International Trading Inc.

      COPESUL — International Trading Inc. is a subsidiary of Copesul, in which we have a 29.5% interest. At December 31, 2003, one of our subsidiaries, Lantana Trading Company Inc. had four outstanding loans from COPESUL — International Trading Inc. of R$223.1 million (R$157.4 million giving effect to proportional consolidation) at interest rates equivalent to the market rates.

Polialden Petroquímica S.A.

      Polialden has been our subsidiary since July 25, 2001. Polialden has been fully consolidated in our financial statements since July 25, 2001. Prior to July 25, 2001, Polialden indirectly owned 23.7% of our voting share capital through Participações Petroquímicas do Nordeste Ltda. In connection with the Auction of Econômico S.A. Empreendimentos, on July 25, 2001 Polialden sold all of our shares that it owned to Odebrecht Química. We sell ethylene, utilities and hydrogen to Polialden under long-term contracts that are renewable automatically for five-year periods.

Politeno

      We own 33.9% of the total share capital of Politeno, including 35.0% of its voting share capital. Our Basic Petrochemicals Unit supplies ethylene to Politeno. Politeno recorded purchases from our company of R$451.4 million in 2003, R$352.2 million in 2002 and R$341.3 million in 2001. We had accounts receivable from Politeno of R$11.6 million at December 31, 2003 and R$50.9 million at December 31, 2002.

CETREL S.A. — Empresa de Proteção Ambiental

      We own, directly and indirectly, 41.0% of the voting and total share capital of Cetrel. We purchase treatment services on market terms from Cetrel for the wastewater and organic residues generated by us in the Northeastern Complex. We recorded purchases from Cetrel of R$7.5 million in 2003, R$13.5 million in 2002 and R$5.4 million in 2001.

Petroflex lndústria e Comércio S.A.

      We own 20.1% of the voting and total share capital of Petroflex. We sell butadiene-l to Petroflex on market terms under a long-term contract that is renewable automatically for five-year periods. We recorded net sales to Petroflex of R$331.3 million in 2003, R$216.9 million in 2002 and R$177.6 million in 2001.

Borealis Brasil S.A.

      We sell polypropylene and polyethylene to Borealis Brasil S.A. in which we have a 20.0% interest. We recorded sales to Borealis of R$107.6 million in 2003, R$62.9 million in 2002 and R$50.4 million in 2001. We paid Borealis R$0.2 million in interest expense during 2003 and had a current liability to Borealis of R$6.0 million at December 31, 2002.

Pronor Petroquímica S.A.

      During 2001, our Basic Petrochemicals Unit sold R$54.2 million in ethylene, propylene, electricity and other utilities to Pronor, a subsidiary of the Mariani Group. We also paid R$0.8 million in interest expense to Pronor during 2001. At December 31, 2003, we had long-term liabilities to Pronor of R$3.1 million.

DESCRIPTION OF SHARE CAPITAL

      The following is a summary of the material provisions of our by-laws and of the Brazilian Corporation Law. In Brazil, a company’s by-laws (estatuto social) is the principal governing document of a corporation (sociedade anônima). We are filing an English translation of our by-laws together with this prospectus.

General

      Our registered name is Braskem S.A., and our registered office is located in the Municipality of Camaçari, State of Bahia, Brazil. Our registration number with the Brazilian Commercial Registry is No. 29300006939. We have been duly registered with the Brazilian Securities Commission under No. 4820 since December 18, 1978. Our principal place of business is in the Municipality of Camaçari, State of Bahia, Brazil. Our company has a perpetual existence.

      At June 2, 2004, we have an authorized share capital of 122,000,000,000 shares, consisting of 43,920,000,000 common shares, 76,860,000,000 class A preferred shares and 1,220,000,000 class B preferred shares. Under the Brazilian Corporation Law, the aggregate number of our non-voting and limited voting class A and class B preferred shares may not exceed two-thirds of our total outstanding share capital.

      At June 2, 2004, we have outstanding share capital of R$2,192,018,293.84, equal to 71,568,187,272 total outstanding shares, consisting of 25,730,061,841 outstanding common shares, 50,608,970,631 outstanding class A preferred shares (excluding 621,887,272 shares held in treasury), and 229,154,800 outstanding class B preferred shares. All of our outstanding share capital is fully paid. At a general shareholders’ meeting held on                     , 2004, certain holders of our class A preferred shares agreed to convert class A preferred shares into the same number of common shares to enable us to comply, after the global offering, with the above-mentioned Brazilian Corporation Law requirement limiting our limited voting class A and class B preferred shares to two-thirds of our total outstanding share capital. After giving effect to this conversion, which will take effect concurrently with the completion of the global offering, and after further giving effect to the issuance and sale of                      class A preferred shares in the global offering, we will have outstanding share capital of R$          , equal to                      total outstanding shares, consisting of                      outstanding common shares,                      outstanding class A preferred shares and 229,154,800 outstanding class B preferred shares.

      All of our shares are without par value.

      As a foreign private issuer, we are not subject to proxy rules under Section 14 of the Exchange Act, and our directors, officers and principal shareholders are not subject to the insider short-swing profit disclosure and recovery provisions under Section 16 of the Exchange Act.

Corporate Purposes

      Article 2 of our by-laws establishes our corporate purposes to include:

•	the manufacture, trading, import and export of chemical and petrochemical products;

•	the production of utilities for use by component companies of the Northeastern Complex, including the supply of steam, water, compressed air, industrial gases, electric power, as well as the provision of various services to these companies;

•	the holdings of equity stakes (quotas or shares) in other companies; and

•	the manufacture, distribution, sale, import and export of gasoline, diesel oil, LPG and other oil derivatives.

Board of Directors

      Under the Brazilian Corporation Law, any matters subject to the approval of our board of directors can be approved by a simple majority of votes of the members present at a duly convened meeting, unless our by-laws otherwise specify. Under our by-laws, our board of directors may only deliberate if a majority of its members are present at a duly convened meeting. Any resolutions of our board of directors may be approved by the affirmative vote of a majority of the members present at the meeting, subject to veto rights of Petroquisa, Petros and Previ over resolutions of our board of directors relating to certain matters under the Petroquisa memorandum of understanding and the Pension Funds memorandum of understanding. See “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements — Petroquisa Memorandum of Understanding” and “— Pension Funds Memorandum of Understanding.”

     Election of Directors

      In accordance with the provisions of the Mariani Group Shareholders Agreement, the majority of the members of our board of directors are elected by the Odebrecht Group. In addition, any director appointed by a shareholder pursuant to a shareholders agreement is bound by the terms of such agreement. See “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements.”

      The members of our board of directors are elected at general meetings of shareholders for concurrent two-year terms.

     Qualification of Directors

      The Brazilian Corporation Law requires members of our board of directors to own shares of our company. However, there is no minimum share ownership or residency requirement to qualify for membership on our board of directors. Our by-laws do not require the members of our board of directors to be resident in Brazil. The Brazilian Corporation Law requires each of our executive officers to be residents of Brazil.

     Fiduciary Duties and Conflicts of Interest

      All members of our board of directors and their alternates owe fiduciary duties towards us and all of our shareholders.

      Under the Brazilian Corporation Law, if one of our directors, their alternates or our executive officers has a conflict of interest with our company in connection with any proposed transaction, such director, alternate director or executive officer may not vote in any decision of our board of directors or of our board of executive officers, as the case may be, regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting. However, if one of our directors is absent from a meeting of our board of directors, that director’s alternate may vote even if that director has a conflict of interest, unless the alternate director shares that conflict of interest or has another conflict of interest.

      Any transaction in which one of our directors (including the alternate members) or executive officers may have an interest, including any financings, can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporation Law provides that the transaction may be nullified and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporation Law and upon the request of a shareholder who owns at least 5.0% of our total share capital, our directors and executive officers must reveal to our shareholders at an ordinary meeting of our shareholders certain transactions and circumstances that may give rise to a conflict of interest. In addition, our company or shareholders who own 5% or more of our share capital may bring an action for civil liability against directors and executive officers for any losses caused to us as a result of a conflict of interest.

     Compensation

      Under our by-laws, our common shareholders approve the aggregate compensation payable to our directors, executive officers and members of our fiscal council. Subject to this approval, our board of directors establishes the compensation of its members and of our executive officers. See “Management — Compensation.”

     Mandatory Retirement

      Neither the Brazilian Corporation Law nor our by-laws establish any mandatory retirement age for our directors or executive officers.

Share Capital

      Under the Brazilian Corporation Law, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as our class A preferred shares and class B preferred shares, may not exceed two-thirds of our total outstanding share capital.

      Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

      Our class A preferred shares and class B preferred shares are non-voting, except in limited circumstances, and have priority over our common shares in the case of our liquidation. See “— Voting Rights” for information regarding the voting rights of our preferred shares, “— Liquidation” for information regarding the liquidation preferences of our preferred shares, and “Dividends and Dividend Policy — Amounts Available for Distribution — Dividend Preference of Preferred Shares” for information regarding the distribution preferences of our preferred shares.

Shareholders’ Meetings

      Under the Brazilian Corporation Law, we must hold an annual shareholders’ meeting by April 30 of each year in order to:

•	approve or reject the financial statements approved by our board of directors and board of executive officers, including the recommendation by our board of directors for the allocation of net profits and distribution of dividends;

•	elect members of our board of directors and members of our fiscal council, subject to the right of minority shareholders to elect members of our board of directors and our fiscal council; and

•	approve any monetary adjustment to our share capital.

      In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

      Under the Brazilian Corporation Law, our holders of our common shares have the power, among other powers, to vote at shareholders’ meetings to:

•	amend our by-laws;

•	approve any capital increase in excess of the amount of our authorized capital;

•	approve any capital reduction;

•	accept or reject the valuation of assets contributed by any of our shareholders in exchange for the issuance of our share capital;

•	suspend the rights of any of our shareholders in default of their obligations established by law or by our by-laws;

•	authorize the issuance of convertible debentures;

•	approve any reorganization of our legal form or any merger, consolidation or split-off involving us;

•	authorize our dissolution and liquidation, the election and dismissal of liquidators appointed in connection with any dissolution or liquidation of our company, and the examination of the liquidators’ accounts;

•	participate in a centralized group of companies (as defined under the Brazilian Corporation Law);

•	approve the aggregate compensation payable to our directors and executive officers; and

•	authorize management to declare us insolvent or bankrupt and to request a concordata (a procedure involving our protection from our creditors similar in many respects to a reorganization under the U.S. Bankruptcy Code).

      We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in the Diário Oficial do Estado da Bahia, in at least one additional newspaper designated by our shareholders with general circulation in Bahia, where we maintain our registered office, and in at least one newspaper with general circulation in the City of São Paulo, where the São Paulo Stock Exchange, the principal securities market for our shares, is located. On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our by-laws, a description of the subject matter of the proposed amendment.

      Our board of directors may convene a shareholders’ meeting. Under the Brazilian Corporation Law, shareholders’ meetings may also be convened by our shareholders as follows:

•	by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporation Law, our directors do not convene a shareholders’ meeting within 60 days;

•	by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders’ meeting that has been requested by such shareholders;

•	by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders’ meeting for the purpose of appointing a fiscal council that has been requested by such shareholders; and

•	by the fiscal council, if the board of directors does not convene an annual shareholders’ meeting within 30 days or at any other time to consider any urgent and serious matters.

      Each shareholders’ meeting is presided over by a president and secretary elected by the shareholders present at the meeting. A shareholder may be represented at a shareholders’ meeting by an attorney-in-fact appointed by the shareholder not more than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders’ meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

      In order for a valid action to be taken at a shareholders’ meeting, shareholders representing at least one quarter of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting to amend our by-laws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. The quorum requirements do not apply to the second call, when the shareholders’ meetings shall be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

      Under the Brazilian Corporation Law and our by-laws, each of our common shares carries the right to vote at a shareholders’ meeting. Our preferred shares generally do not confer voting rights, except in limited circumstances described below. We may not restrain or deny any voting rights without the consent of the majority of the shares affected. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

      Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporation Law, the approval of shareholders representing at least a majority of our voting shares is required for the types of action described below, as well as, in the case of the first and second bullet points below, ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders’ meeting:

•	creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our by-laws;

•	changing a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares or creating a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares;

•	reducing the mandatory distribution of dividends;

•	changing our corporate purpose;

•	merging our company with another company, or consolidating our company, subject to the conditions set forth in the Brazilian Corporation Law;

•	transferring all of our shares to another company, known as an “incorporação de ações” under the Brazilian Corporation Law;

•	participating in a centralized group of companies as defined under the Brazilian Corporation Law and subject to the conditions set forth in the Brazilian Corporation Law;

•	dissolving or liquidating our company or canceling any ongoing liquidation of our company;

•	creating any participation certificates entitling the holders thereof to participate in the profits of our company; and

•	spinning-off of all or any part of our company.

      Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our class A and class B preferred shares.

      Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote our shares or the power to control our company, if these agreements are filed with our headquarters in Camaçari. Brazilian Corporation Law obligates the president of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders’ or board of directors’ meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

      Under the Brazilian Corporation Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive any of our shareholders of certain specific rights, including:

•	the right to participate in the distribution of our profits;

•	the right to participate in any remaining residual assets in the event of our liquidation;

•	the right to supervise the management of the corporate business as specified in the Brazilian Corporation Law;

•	the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, other than with respect to a public offering of our securities; and

•	the right to withdraw from our company under the circumstances specified in the Brazilian Corporation Law.

Voting Rights of Minority Shareholders

      Shareholders holding shares representing not less than 5% of our shares entitled to vote at our shareholders’ meeting have the right to request that we adopt a cumulative voting procedure. Under a cumulative voting procedure, each voting share shall have as many votes as there are positions of directors to be filled, and each shareholder may cast all of its votes for a single candidate or distribute them among various candidates. If the cumulative voting procedure is adopted, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders’ meeting.

      Under the Brazilian Corporation Law, shareholders that are not controlling shareholders, but that together hold either:

•	preferred shares representing at least 10% of our total share capital; or

•	common shares representing at least 15% of our voting capital,

have the right to appoint one member and an alternate to our board of directors at our shareholders’ meeting. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred shares or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our board of directors. The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders’ meeting at which the director will be appointed. Until the annual shareholders meeting to be held in 2005, the director or directors appointed by our preferred shareholders as a group, or collectively with our common shareholders, will be chosen from a list of three names prepared by the Odebrecht Group, our controlling shareholder. Any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent auditors.

      In accordance with the Brazilian Corporation Law, the holders of preferred shares without voting rights or with restricted voting rights are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the non-voting preferred shares and the minority shareholders.

Voting Rights of Preferred Shares

      Holders of our preferred shares are not entitled to vote on any matter, except with respect to the election of a member of our board of directors by preferred shareholders holding at least 10% of our total share capital, the election of a member of the fiscal council and in the limited circumstances described above and as provided below.

      The Brazilian Corporation Law and our by-laws provide our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right shall continue until the past due minimum dividend for the preceding fiscal year is paid in full. Our preferred shareholders will also obtain unrestricted voting rights if we enter into a liquidation process.

Liquidation

      We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

      Upon our liquidation, our preferred shares have a liquidation preference over our common shares in respect of the distribution of our net assets. In the event of our liquidation, the assets available for distribution to our shareholders would be distributed first to our preferred shareholders in an amount equal to their pro rata share of our legal capital, prior to making any distributions to our common shareholders. If the assets to be so distributed are insufficient to fully compensate our preferred shareholders for their legal capital, each of our preferred shareholders would receive a pro rata amount (based on their pro rata share of our legal capital, excluding our common shares in such calculation) of any assets available for distribution.

Conversion Rights

      Under our by-laws, the general shareholders’ meeting may authorize the conversion of our preferred class A shares into common shares by means of the affirmative vote of shareholders representing the majority of our common shares, which will establish:

•	the number of shares to be converted;

•	the ratio of any such conversion; and

•	the term during which any conversion must be performed.

Holders of our class B preferred shares are not permitted to convert their shares into common shares, but any such holder is permitted by our by-laws to convert its shares into our class A preferred shares. The ratio for any such conversion is two class B preferred shares for each class A preferred share.

Preemptive Rights

      Under the Brazilian Corporation Law, each of our shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder. However, under our by-laws, the holders of our class B preferred shares do not have preemptive rights. In the event of a capital increase that would maintain or increase the proportion of our capital represented by our class A preferred shares, holders of our class A preferred shares would have preemptive rights to subscribe to newly issued class A preferred shares only. In the event of a capital increase that would reduce the proportion of our capital represented by our class A preferred shares, holders of our preferred shares would have preemptive rights to subscribe to any new class A preferred shares in proportion to the number of our shares that they hold, and to our common shares only to the extent necessary to prevent dilution of their interests in our total capital.

      Under our by-laws, except when issuing voting shares or securities convertible into voting shares, our board of directors or our shareholders, as the case may be, may decide to reduce the term of preemptive rights or not to extend preemptive rights to our shareholders with respect to any issuance of our non-voting shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or through a stock exchange. Preemptive rights are not being extended to shareholders in connection with the global offering in accordance with our by-laws. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of ADSs may not be able to exercise the preemptive rights relating to our class A preferred shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to you, and we may not file any such registration statement.

Redemption and Amortization

      Our by-laws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporation Law defines “redemption” (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporation Law defines “amortization” (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

      The Brazilian Corporation Law authorizes us to redeem shares not held by our controlling shareholders if, after a tender offer effected as a consequence of delisting or a substantial reduction in the liquidity of our shares, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

      The Brazilian Corporation Law and our by-laws also require the acquiror of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under “— Mandatory Tender Offers.” The shareholder can also withdraw its capital from our company under certain circumstances described under “— Rights of Withdrawal.”

Mandatory Tender Offers

      The Brazilian Corporation Law requires that if we are delisted or there is a substantial reduction in liquidity of our shares, as defined by the Brazilian Securities Commission, in each case as a result of purchases by our controlling shareholders, our controlling shareholders must effect a tender offer for acquisition of our remaining shares at a purchase price equal to the fair value of our shares, taking into account the total number of our outstanding shares.

      Our by-laws provide that all of our shares, including our class A preferred shares, would be entitled to such tag-along rights in the event that the control of our company is transferred, with all shares receiving the same price per share paid to the controlling shareholders. If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation to effect a public offer for the purchase of all our common shares and preferred shares for the same price per share paid to the controlling shareholders. The tender offer must be submitted to the Brazilian Securities Commission within 30 days from the date of execution of the documents that provide for the change of control.

      Our by-laws provide that no change of control will be deemed to occur if the party acquiring control is an existing member of the block of controlling shareholders and/or a signatory to an agreement among our shareholders governing the exercise of rights over the shares held by the controlling shareholders. Our by-laws also provide that the tag-along right will not apply in the event that the change of control occurs as a result of:

•	a court ruling or act, such as a judicial seizure or execution; or

•	a final decision by regulatory authorities, including CADE, that obliges our controlling shareholders to divest all or part of their shares in our company.

Rights of Withdrawal

      The Brazilian Corporation Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common or preferred shares that it then holds.

      This right of withdrawal may be exercised by the holders of the adversely affected common or preferred shares if we decide:

•	to create a new class of our preferred shares with greater privileges than the existing classes of our preferred shares;

•	to increase an existing class of our preferred shares relative to the other classes of our preferred shares (unless such actions are provided for or authorized by our by-laws); or

•	to modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of our preferred shares.

      In addition, holders of our common and preferred shares may exercise their right of withdrawal if we decide to undertake any of the following actions:

•	to merge with another company or to consolidate with another company in a transaction in which our company is not the surviving entity;

•	to transfer all of our shares to another company or to acquire all of the shares of another company (“incorporação de ações”);

•	to participate in a centralized group of companies as defined under the Brazilian Corporation Law;

•	to reduce the mandatory distribution;

•	to change our corporate purposes; or

•	to spin off a portion of our company.

      Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant shareholders’ meeting is published, whichever is earlier, will be entitled to withdrawal rights.

      Shareholders will not be entitled to this right of withdrawal if the shares of the entity resulting from a merger, incorporation, consolidation of our company or participation of our company in a group of companies have minimal market liquidity and are dispersed among a sufficient number of shareholders. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder holds less than half of the class and type of the outstanding shares. In case of a spin-off, the right of withdrawal will only exist if there is a significant change in the corporate purpose or a reduction in the mandatory dividend.

      The redemption of shares arising out of the exercise of any withdrawal rights would be made at book value per share, determined on the basis of their most recent audited balance sheet approved by our dissenting shareholders. However, if the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose. The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved one of the matters described above. Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days following the expiration date for such rights if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Liability of Our Shareholders for Further Capital Calls

      Neither Brazilian law nor our by-laws require any capital calls. Our shareholders’ liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

Inspection of Corporate Records

      Shareholders that own 5.0% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our by-laws or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

Disclosures of Share Ownership

      Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our board of directors and (3) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest corresponding to at least 5% of the total number of our shares of any type or class to disclose its or their share ownership or divestment to the Brazilian Securities Commission and to the São Paulo Stock Exchange. In addition, a statement (fato relevante) containing certain required information must be published in the Diário Oficial do Estado da Bahia, at least one additional newspaper designated by our shareholders with wide circulation in Bahia, and in at least one newspaper with general circulation in the City of São Paulo, where the São Paulo Stock Exchange, the principal securities market for our shares, is located.

      Our controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council must file a statement of any change in their holdings of our shares with the Brazilian Securities Commission and the Brazilian stock exchanges on which our securities are traded.

Regulation of Foreign Investment

      There are no restrictions on ownership or voting of our class A preferred shares by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of class A preferred shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank.

      Foreign investors may register their investment as foreign direct investments under Law No. 4,131/62 or as foreign portfolio investments under Resolution No. 2,689/00 of the National Monetary Council.

      Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution No. 2,689/00 affords favorable tax treatment to foreign portfolio investors who are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). Nevertheless, securities trading is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the Brazilian Securities Commission.

      Foreign direct investors under Law No. 4,131/62 may sell their shares in both private or open market transactions, but these investors will generally be subject to less favorable tax treatment on gains will respect to our class A preferred shares or the ADSs.

      A foreign portfolio investor under Resolution No. 2,689/00 must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the Brazilian Securities Commission. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the Brazilian Securities Commission;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

      Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the Brazilian Securities Commission.

      A foreign direct investor under Law No. 4,131/62 must:

•	register as a foreign direct investor with the Central Bank;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint a tax representative in Brazil; and

•	appoint a representative in Brazil for service of process in respect of suits based on the Brazilian Corporation Law.

      Resolution No. 1,927 of the National Monetary Council, which restated and amended Annex V to Resolution No. 1,289 of the National Monetary Council, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. We filed an application to have the ADSs approved under Resolution 1,927 by the Central Bank and the Brazilian Securities Commission, and we received final approval in January 1993.

      At the time that ADSs representing our class A preferred shares were first listed on The New York Stock Exchange, the custodian obtained an electronic registration in the name of the depositary.

      Following completion of the global offering, the custodian will amend the electronic registration in the name of the depositary to include the ADSs sold in the international offering. Pursuant to the electronic registration, the custodian and the depositary are authorized to convert dividends and other distributions with respect to the class A preferred shares underlying by the ADSs into foreign currency and remit the proceeds outside Brazil.

      If a holder of ADSs decides to exchange ADSs for the underlying class A preferred shares, the holder will be entitled to: (1) sell the class A preferred shares on the São Paulo Stock Exchange and rely on the depositary’s electronic registration for five business days from the date of exchange to obtain and remit U.S. dollars abroad upon the holder’s sale of our class A preferred shares; (2) convert its investment into a foreign portfolio investment under Resolution No. 2,689/00; or (3) convert its investment into a foreign direct investment under Law No. 4,131/62.

      If a holder of ADSs wishes to convert its investment into either a foreign portfolio investment under Resolution No. 2,689/00 or a foreign direct investment under Law No. 4,131/62, it should begin the process of obtaining his own foreign investor registration with the Central Bank or with the Brazilian

Securities Commission, as the case may be, in advance of exchanging the ADSs for class A preferred shares. If the holder of ADSs does not timely complete this process, the custodian will neither effect the conversion nor deliver the underlying class A shares, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

      The custodian is authorized to update the depositary’s electronic registration to reflect conversions of ADSs into foreign portfolio investments under Resolution No. 2,689/00. If a holder of ADSs elects to convert its ADSs into a foreign direct investment under Law 4,131/62, the conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction.

      See “Taxation — Brazilian Tax Considerations — Registered Capital” for details on the determination of the registered capital that will be reflected in the electronic registration resulting from conversions.

      If a foreign direct investor under Law No. 4,131/62 wishes to deposit its shares into the ADR program in exchange for ADSs, such holder will be required to present to the custodian evidence of payment of capital gains taxes. The conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction. See “Taxation — Brazilian Tax Considerations — Taxation on Gains in Brazil” and “Taxation — Brazilian Tax Considerations — Registered Capital.”

Form and Transfer

      Our preferred shares and common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporation Law, which provides that a transfer of shares is effected by our transfer agent, Banco Itaú S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

      The São Paulo Stock Exchange operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the Brazilian Clearing System (Companhia Brasileira de Liquidação e Custódia) (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the Brazilian Clearing System). Shares subject to the custody of the Brazilian Clearing System are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the Brazilian Clearing System and will be treated in the same manner as shareholders registered in our books.

DIVIDENDS AND DIVIDEND POLICY

Payment of Dividends

      Our dividend distribution policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared.

      The following table sets forth the dividends paid to holders of our common shares, class A preferred shares and class B preferred shares since 1999 in reais and in U.S. dollars translated from reais at the commercial market selling rate in effect as of the payment date.

		Nominal Brazilian Currency per
		1,000					US$ equivalent per 1,000

			Class A		Class B			Class A		Class B
		Common	Preferred		Preferred		Common	Preferred		Preferred
Year	Payment Date	Shares	Shares		Shares		Shares	Shares		Shares

1999	February 10, 1999	R$0.51	R$	0.51	R$	0.51	US$0.27	US$	0.27	US$	0.27
	May 12, 1999	0.52		0.52		0.52	0.31		0.31		0.31
	August 17, 1999	0.52		0.52		0.52	0.28		0.28		0.28
	November 18, 1999	0.52		0.52		0.52	0.27		0.27		0.27
2000	February 22, 2000	0.86		0.86		0.86	0.48		0.48		0.48
	May 23, 2000	0.86		0.86		0.86	0.46		0.46		0.46
	August 22, 2000	0.86		0.86		0.86	0.47		0.47		0.47
	November 21, 2000	0.86		0.86		0.36	0.45		0.45		0.19
2001	February 20, 2001	0.86		0.86		—	0.43		0.43		—
	May 20, 2001	0.58		0.58		0.58	0.25		0.25		0.25
	August 20, 2001	0.58		0.58		0.58	0.23		0.23		0.23
	November 20, 2001	0.58		0.58		0.58	0.23		0.23		0.23
2002	February 25, 2002	—		0.35		0.35	—		0.15		0.15
	May 20, 2002	—		0.52		0.52	—		0.21		0.21

      We have not paid dividends since May 20, 2002 because of our accumulated deficit arising from net losses in 2002. We expect to resume paying dividends, which may be in the form of interest attributable to shareholders’ equity, when we have retained earnings.

Amounts Available for Distribution

      The following discussion summarizes the principal provisions of the Brazilian Corporation Law and our by-laws relating to the distribution of dividends, including interest attributable to shareholders’ equity.

Calculation of Adjusted Net Profits

      At each annual shareholders’ meeting, our board of directors is required to recommend how to allocate our net profits for the preceding fiscal year. This allocation is subject to approval by our common shareholders. The Brazilian Corporation Law defines “net profits” for any fiscal year as our net income after income taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ participation in our net profits in that fiscal year. Under the Brazilian Corporation Law, our adjusted net profits available for distribution are equal to our net profits in any fiscal year, reduced by amounts allocated to our legal reserve and other applicable reserves, and increased by any reversals of reserves that we constituted in prior years.

      Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with Brazilian GAAP.

Reserve Accounts

      Under the Brazilian Corporation Law and our by-laws, we are required to maintain a legal reserve. In addition, we are permitted by the Brazilian Corporation Law to establish discretionary reserves, contingency reserves, reserves for investment projects, an unrealized income reserve and tax incentive investment reserves. Allocations to each of these reserves (other than the legal reserve) are subject to approval by our common shareholders voting at our annual shareholders’ meeting.

      The Brazilian Corporation Law provides that the legal reserve and the tax incentive investment reserve may be credited to shareholders’ equity or used to absorb losses, but these reserves are unavailable for the payment of distributions in subsequent years. The amounts allocated to the other reserves may be credited to shareholders’ equity and used for the payment of distributions in subsequent years.

Legal Reserve Account

      Under the Brazilian Corporation Law and our by-laws, we must allocate 5% of our net profits for each fiscal year to our legal reserve until the aggregate amount of our legal reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which our legal reserve, when added to our other reserves, exceeds 30% of our shareholders’ equity. At December 31, 2003, we had a zero balance in our legal reserve account.

Mandatory Distributions

      As permitted by the Brazilian Corporation Law, our by-laws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. We refer to this amount as the mandatory distributable amount.

      Under the Brazilian Corporation Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

      In addition to the mandatory distributable amount, our board of directors may recommend that holders of our common shares approve the payment of additional distributions from other funds legally available for distribution. Distributions made to holders of our class A preferred shares and our class B preferred shares are computed in determining whether we have paid the required mandatory distribution. We net any payment of interim distributions against the required mandatory distribution for that fiscal year.

      As described under “Principal Shareholders and Related Party Transactions — Principal Shareholders — Shareholders Agreements — Pension Funds Memorandum of Understanding,” we have entered into an agreement with two of our shareholders that establishes as our dividend policy the distribution of at least 50% of our adjusted net profits during any relevant period, provided that we have established and maintained all necessary reserves for the efficient operation and development of our business.

      Under our 11% Notes due 2004 and our 10.625% Notes due 2007, we may not pay dividends in excess of two times the minimum dividends payable under our by-laws, and under the Export Prepayment Credit Agreement we entered into in December 2001, we may not make restricted payments in cash in excess the amount required under our shareholders’ agreements, subject to limited exceptions. In addition, under the provisions of our tenth series of debentures, we may not pay dividends, interest attributable to shareholders’ equity or any other participation in our profits that exceed the greater of 50% of our net profits for any fiscal year and 6% of the value of our preferred share capital.

      The Brazilian Corporation Law permits us to suspend the mandatory distribution if our board of directors reports to our annual shareholders’ meeting that the distribution would be incompatible with our financial condition at that time. Our fiscal council must approve any suspension of the mandatory distribution. In addition, our management must report the reasons of any suspension of the mandatory distribution to the Brazilian Securities Commission. We must allocate net profits not distributed by our company as a result of a suspension to a special reserve and, if not absorbed by subsequent losses, we must distribute these amounts as soon as our financial condition permits.

Payment of Dividends and Interest Attributable to Shareholders’ Equity

      We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders’ equity, which is similar to a dividend but is deductible in calculating our income tax obligations. There are no restrictions on our ability to distribute dividends that have been lawfully declared under Brazilian law. However, as with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad. See “Risk Factors — Risks Relating to Our Class A Preferred Shares and the ADSs — Restrictions on the remittances of funds from Brazil may impair your ability to receive dividends, distributions or the proceeds of any sale of our class A preferred shares underlying the ADSs.”

     Dividends

      We are required by the Brazilian Corporation Law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year. At our annual shareholders’ meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.

      Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporation Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders’ resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

      Our board of directors may declare interim dividends based on the accrued profits recorded or the realized profits in our annual or semi-annual financial statements approved by our common shareholders. In addition, we may pay dividends from net income based on our unaudited quarterly financial statements. These quarterly interim dividends may not exceed the amounts included in our capital reserve accounts. We may set off any payment of interim dividends against the amount of the mandatory distributable amount for the year in which the interim dividends were paid.

     Interest Attributable to Shareholders’ Equity

      Brazilian companies, including our company, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to our shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the Long-Term Interest Rate for the applicable period. The amount of interest paid that we can deduct for tax purposes cannot exceed the greater of:

•	50% of our net income (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before taking into account any such distribution for the period for which the payment is made; and

•	50% of the sum of our retained earnings and profit reserves.

      Any payment of interest attributable to shareholders’ equity to holders of common shares, preferred shares or ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (i) that does not impose income tax or whose income tax rate is lower than 20% or (ii) which does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. See “Taxation — Brazilian Tax Considerations — Taxation of Dividends.” Under our by-laws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

     Prescription of Payments

      Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

Dividend Preference of Preferred Shares

      Under our by-laws, our preferred shareholders are entitled to a minimum annual non-cumulative preferential dividend equal to 6% of their pro rata share of our capital before dividends may be paid to our common shareholders. If we declare a dividend in an amount that exceeds the preferential dividends due to our preferred shareholders, our common shareholders are then entitled to receive distributions equivalent, on a per share basis, to the preferential dividend payable to our preferred shareholders. If any additional dividend amounts remain, our common shareholders and our class A preferred shareholders are entitled to receive the same amount per share. Our class B preferred shareholders, however, are not entitled to receive any additional dividend amounts after they have received the preferential dividend.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

      We appointed The Bank of New York, pursuant to a deposit agreement among us, The Bank of New York and our ADR holders, to act as the depositary for the American Depositary Shares. The depositary’s corporate trust office is located at 101 Barclay Street, New York, New York 10286. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are deposited with the depositary’s custodian. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary’s custodian is Banco Itaú S.A., located at Avenida Engenheiro Armando Arruda Pereira, 707 Jabaquara, São Paulo, SP, Brazil.

      A copy of the deposit agreement is on file with the SEC as an exhibit to a Registration Statement on Form F-6 (Registration Number 333-108660). You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

      The following is a summary of the material terms of the ADSs and the rights of the owners of the ADSs.

      Each ADS represents the right to receive 1,000 class A preferred shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary or the custodian on behalf of owners of the ADSs but that has not been distributed to the owners of the ADSs because of legal restrictions or practical considerations.

      If you become an owner of the ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary (through the custodian) will actually hold our class A preferred shares underlying the ADSs. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of our class A preferred shares will continue to be governed by the laws of Brazil, which differ in significant respects from the laws of the United States and the State of New York.

      As an owner of ADSs, you may hold your ADSs either directly by means of an ADR registered in your name or indirectly through a brokerage account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary assumes that you will opt to own the ADSs directly by means of an ADR registered in your name and, as such, we refer to you in this summary description as a “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time. When we refer to “ADRs” in this summary, we are also referring to the ADSs evidenced by the ADR or ADRs, unless the context otherwise requires.

Dividends and Other Distributions

      The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our class A preferred shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A preferred shares represented by your ADRs.

     Cash

      The depositary will convert any cash dividend or other cash distribution paid on our class A preferred shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Any cash distribution will be net of any expenses of conversion into U.S. dollars and will be without regard to any distinctions among ADR holders because of exchange restrictions, the date of delivery of any ADR or otherwise. If that is not possible or if any required approval from the Brazilian government cannot be obtained, the deposit agreement permits the depositary to distribute the cash dividend or other cash distribution in reais only to those ADR holders to whom it is possible to do so. The depositary may hold, at its discretion, the reais it cannot convert for the account of the ADR holders who are not so paid. The depositary will not invest the reais and it will not be liable to pay any interest.

      Before making a distribution, any withholding taxes that must be paid under Brazilian law will be deducted us or our agent. See “Taxation — Brazilian Tax Considerations — Taxation of Dividends.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the real appreciates against the U.S. dollar during a time when the depositary cannot convert reais, you may lose some or all of the value of the distribution.

     Class A Preferred Shares

      The depositary may distribute, or will distribute if we request, new ADRs representing any class A preferred shares that we distribute as a dividend or free distribution. The depositary will only distribute ADRs evidencing whole ADSs and it will sell class A preferred shares that would require it to issue a fractional ADS and distribute the net proceeds in the same way it does with cash. If the depositary does not distribute additional ADRs, it and we may modify the ADS-to-preferred share ratio, in which case each ADR will also represent the new class A preferred shares.

     Rights to Receive Additional Preferred Shares

      If we offer holders of our class A preferred shares any rights to subscribe for additional class A preferred shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make these rights available but that it is practical to sell these rights, the depositary may sell these rights and distribute the proceeds in the same way it does with cash. The depositary may allow any rights that are not distributed or sold to lapse, in which case, you will receive no value for them.

      If the depositary makes rights available to you, upon receiving instructions from you, together with receipt of payment of the exercise price, the fees and expenses of the depositary and any other charges in respect of the rights, the depositary will exercise the rights and purchase our class A preferred shares on your behalf. The depositary will then deposit our class A preferred shares and issue ADRs to you.

      U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, the depositary may issue the ADRs under a separate restricted deposit agreement that will contain the same provisions as the deposit agreement, except for any changes required to implement any necessary restrictions.

     Other Distributions

      The depositary will send to you anything else we distribute in respect of the deposited securities by any legal, fair and practical means. If the depositary determines that it cannot make the distribution, the depositary may, after consultation with us, elect to sell or hold the property distributed by our company. If the depositary elects to sell the distributed property, it will distribute the net proceeds in the same way it does with cash, and if it elects to hold the distributed property, the ADRs will also represent such property.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, class A preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, class A preferred shares, rights or anything else to ADR holders. This means that you may not receive certain non-cash distributions that we make on our class A preferred shares or any value for them if it is illegal or impractical for the depositary to make them available to you. It may be impractical for the depositary to make non-cash distributions available to you for a variety of reasons, including if there is any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges, or if registration of such non-cash distribution is required under the Securities Act.

Deposit, Withdrawal and Cancellation

      The depositary will deliver ADRs if you or your broker deposits class A preferred shares or evidence of rights to receive class A preferred shares with the custodian. Upon payment of the fees and expenses of the depositary and of any applicable taxes or charges, the depositary will register the appropriate number of ADSs in the names that you request and will deliver the ADSs at its office to the persons you so request. Class A preferred shares presented for deposit must be accompanied by appropriate instruments of transfer and evidence reasonably satisfactory to the depositary of any necessary approval from the Central Bank. Each person depositing class A preferred shares under the deposit agreement is deemed to represent that those shares are validly issued, fully paid, nonassessable, free of preemptive rights and free of liens and that the deposit of the shares and the sale of ADRs evidencing ADSs that represent those shares by that person is not restricted under the Securities Act.

      You may turn in your ADRs at the depositary’s corporate trust office. Upon payment of the depositary’s fees and expenses and of any applicable taxes or charges, the depositary will deliver the underlying class A preferred shares and any other deposited securities, property and cash underlying the ADRs at the office of the custodian, except that the depositary may deliver any dividends or distributions, or the proceeds of the sale of any dividends, distributions or rights, at its corporate trust office. However, if you request, the depositary will deliver the underlying class A preferred shares and any cash or other property (other than rights) at its corporate trust office at your risk and expense.

Voting Rights

      You will not be entitled to attend our shareholders’ meetings. However, in respect of the limited determinations for which you may be entitled to vote, you may instruct the depositary to vote our class A preferred shares underlying your ADRs but only if we ask the depositary to request your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw our class A preferred shares in exchange for your ADRs. However, you may not receive notice of the shareholders’ meeting with sufficient advance notice to enable you to withdraw our class A preferred shares on a timely basis. For information about the limited voting rights of holders of our class A preferred shares, see “Description of Share Capital — Voting Rights — Voting Rights of Preferred Shares.”

      If we request the depositary to ask for your voting instructions in connection with a vote, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, no later than a date certain, may instruct the depositary to vote our class A preferred shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified in the voting materials. The depositary will, as far as practical, subject to Brazilian law and the provisions of our by-laws, vote or have its agents vote our class A preferred shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote our class A preferred shares or other deposited securities as you instruct. If the depositary does not receive your voting instructions on or before the date specified in the voting materials, the depositary will assume that you are instructing it to give a discretionary proxy to a person designated by us to vote, except if we inform the depositary that we do not want such proxy to be given, substantial opposition exists or the matter to be voted on materially and adversely affects the rights of holders of our class A preferred shares.

      We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote our class A preferred shares underlying your ADRs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions if that action or inaction is in good faith. This means that you may not be able to exercise your right to vote and you may have no recourse if the class A preferred shares underlying your ADSs are not voted as you requested.

Record Dates

      The depositary will fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights as the net proceeds of a sale of rights or other property distributed in respect of our class A preferred shares or other deposited securities; or

•	to give instructions for the exercise of voting rights applicable to our class A preferred shares or other deposited securities,

in each case, subject to the provisions of the deposit agreement. If for any reason the depositary causes a change in the number of class A preferred shares that are represented by each ADS, the depositary will also fix a record date on or after which each ADS will represent the changed number of class A preferred shares.

Reports and Other Communications

      The depositary will make available for inspection by ADR holders at its corporate trust office any written communications that we make generally available to the holders of deposited securities and that are received by the depositary as the holder of deposited securities. We must furnish these communications to the depositary in English. If we so request, the depositary will mail copies of these written communications to ADR holders.

Books of Depositary

      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect those records at the depositary’s corporate trust office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to our business, the deposit agreement or the ADRs.

      The depositary maintains facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Fees and Expenses

      As a holder of ADSs, you will be required to pay the following fees and expenses to the depositary:

Service	Fees:

• Issuance of an ADR, including as a result of a distribution of class A preferred shares or rights or other property	Up to US$5.00 per 100 ADSs (or portion of 100 ADSs)
• Cancellation of an ADR, including upon the termination of the deposit agreement	Up to US$5.00 per 100 ADSs (or portion of 100 ADSs)
• Cash distribution	Up to US$.02 per ADS (or portion thereof)
• Transfer and registration of class A preferred shares on the share register for our class A preferred shares to or from the name of the depositary or the custodian when you deposit or withdraw class A preferred shares
Registration or transfer fees
• Conversion of reais to U.S. dollars	Expenses of the depositary or its agents
• Cable, telex and facsimile transmission expenses	Expenses of the depositary or its agents
• Servicing of preferred shares or other deposited securities	Expenses of the depositary or its agents
• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders	A fee equivalent to the fee that would be payable if securities distributed to you had been class A preferred shares and the class A preferred shares had been deposited for issuance of ADSs

      As a holder of ADSs, you may also have to pay taxes and other governmental charges that the depositary or the custodian are obligated to pay on any ADR or class A preferred share underlying an ADS.

Payment of Taxes

      You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADSs until those taxes or other charges are paid in full. The depositary may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. ADR holders must indemnify the depositary, our company, the custodian and their directors, employees, agents and affiliates against claims by any governmental authority with respect to tax matters.

Changes Affecting Deposited Securities

      If we change the nominal or par value of our class A preferred shares or other deposited securities or reclassify, split up or consolidate any of the deposited securities or if there is any recapitalization, reorganization, merger or consolidation or sale of assets affecting our company, then any securities received by the depositary will become deposited securities. Each ADS will automatically represent its proportionate share of the new deposited securities, unless the depositary delivers new ADRs representing the new deposited securities or calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and Termination

      We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If any such amendment adds or increases fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders, it will only become effective on the date that is 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you will be considered, by continuing to hold your ADR, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as so amended.

      The depositary will terminate the deposit agreement if we request it to do so. The depositary may also terminate the deposit agreement if the depositary has informed us that it intends to resign and we have not appointed a new depositary within 90 days. In both cases, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement upon 15 days’ notice to ADR holders and our company if it has been advised in writing by reputable Brazilian counsel that the depositary or the custodian reasonably could be subject to criminal or material civil liabilities as a result of our failing to provide information or documents related to the ADRs reasonably available only to us in response to a requirement of the Brazilian Securities Commission or the Central Bank.

      After termination, the depositary and its agents will do the following under the deposit agreement but will take no further actions:

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver deposited securities, any dividends or other distributions received thereon and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the depositary (after deducting fees, expenses, taxes and governmental charges).

At least one year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received from the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. The depositary will not invest the money and has no liability to pay interest. The depositary’s only obligations will be to account for such money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability to ADR Holders

      The deposit agreement expressly limits our obligations and the obligations of the depositary. The deposit agreement also limits our liability and the liability of the depositary. Our company and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law, any provision of our by-laws or of any of our securities, by any offering or distribution of any of our securities or by circumstances beyond its control from performing its respective obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or any deposited security unless indemnity is provided to us and the depositary against all liabilities and expenses;

•	may rely upon advice or information from legal counsel, accountants, any person presenting class A preferred shares for deposit, any ADR holder or any other person believed by it in good faith to be competent to give that advice or information; and

•	may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.

      In the deposit agreement, our company and the depositary agree to indemnify each other and their agents under certain circumstances.

Requirements for Depositary Actions

      Before the depositary will deliver or register transfer of an ADR, make a distribution on an ADR, or permit the withdrawal of class A preferred shares, the depositary may require:

•	payment of taxes or other governmental charges; and

•	production of satisfactory proof of identity, citizenship or residence, exchange control approval or other information, or the making of representations and warranties, it deems necessary.

      The depositary may refuse to deliver, transfer, or register transfers of ADRs generally when its books or our books are closed, or at any time that the depositary or we think it advisable to do so.

      Each ADR holder agrees to comply with requests from our company under our by-laws, Brazilian law, the rules of the Brazilian Securities Commission and any stock exchange on which class A preferred shares are listed to provide information about the capacity in which the ADR holder owns ADSs or class A preferred shares, the identity of any other person interested in those ADSs and other matters.

      You have the right to cancel your ADRs and withdraw the underlying preferred shares at any time except:

•	when temporary delays arise because the depositary or we have closed its transfer books;

•	when you or other ADR holders seeking to withdraw class A preferred shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of class A preferred shares or other deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

      In certain circumstances, subject to the provisions of the deposit agreement, the depositary may deliver ADRs before deposit of the underlying class A preferred shares, a procedure which is referred to as a “pre-release” of ADRs. The depositary may also deliver class A preferred shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class A preferred shares are delivered to the depositary. The depositary may receive ADRs instead of class A preferred shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns our class A preferred shares or the ADRs to be deposited, that it assigns all rights in those class A preferred shares or ADRs to the depositary and that it will not take any action inconsistent with the transfer of beneficial ownership;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release to 30% of the class A preferred shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so and may, with our consent, change the limit.

TAXATION

      The following summary contains a description of the material Brazilian and U.S. federal income tax consequences of the purchase, ownership and disposition of class A preferred shares and ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase any such securities. In particular, for U.S. federal income tax purposes, this summary is applicable only to holders that hold class A preferred shares or ADSs as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address the tax treatment of a holder that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt entities, traders or dealers in securities or currencies, persons that will hold class A preferred shares or ADSs in a hedging transaction or as a position in a “straddle” or “conversion transaction” for U.S. federal income tax purposes, persons that have a “functional currency” other than the U.S. dollar, persons that will hold class A preferred shares or ADSs as compensation for the performance of services, persons liable for alternative minimum tax or estate and gift tax or persons that own or are treated as owning 10% or more of the voting shares or value of our company.

      The summary is based upon the tax laws of Brazil and the United States and regulations thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof, which are subject to change (possibly with retroactive effect in the case of changes to U.S. tax laws and regulations thereunder and administrative and judicial interpretations thereof), and to differing interpretations. There is at present no income tax treaty between Brazil and the United States. This summary is also based upon the representations of the depositary and on the assumption that each obligation in the deposit agreement relating to the ADSs and any related documents will be performed in accordance with its terms.

      The description below is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of class A preferred shares or ADSs. Prospective purchasers of our class A preferred shares or ADSs are advised to consult their own tax advisors in respect of the consequences that the purchase, ownership or disposition of our class A preferred shares or ADS might trigger under the laws of Brazil, the United States or any other jurisdiction in light of their particular investment circumstances.

Brazilian Tax Considerations

      The following discussion is based on the advice of Pinheiro Neto Advogados, our Brazilian counsel, and summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of class A preferred shares or ADSs by a holder that is not domiciled or resident in Brazil for purposes of Brazilian taxation and, in the case of a holder of class A preferred shares, which has registered its investment with the Central Bank (in each case, a “non-Brazilian holder”). The following discussion does not specifically address all of the Brazilian tax considerations applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult his or her own tax advisor concerning the Brazilian tax consequences of an investment in any of such securities.

Acquisition of ADSs or Class A Preferred Shares

      The acquisition of ADSs or class A preferred shares by non-Brazilian holders is not a taxable event in Brazil. See “— Taxation of Gains” for further information on the tax implications arising from the exchange of existing class A preferred shares for ADSs, as well as those arising from the exchange of ADSs for class A preferred shares.

Taxation of Dividends

      Dividends paid with respect to income earned since January 1, 1996, including dividends paid in kind to the depositary in respect of our class A preferred shares underlying the ADSs or to a non-Brazilian holder in respect of class A preferred shares, are not subject to any withholding tax in Brazil.

Interest Attributable to Shareholders’ Equity

      Distributions of interest attributable to our shareholders’ equity in respect of our class A preferred shares or the ADSs as an alternative form of dividends are subject to Brazilian withholding tax at the rate of 15% (or 25% in the case of a non-Brazilian holder located in a tax haven jurisdiction (as defined below)). Since 1997 and in accordance with Laws Nos. 9,249/95 and 9,430/96, we may deduct these distributions in calculating the amount of Social Contribution on Net Income and the income taxes that we owe, provided that each such distribution is approved by our shareholders in a general meeting and complies with the limits established by Brazilian tax legislation.

Taxation of Gains Outside Brazil

      Until December 31, 2003, the sale or other disposition of ADSs or class A preferred shares entered into by and between non-Brazilian holders outside Brazil was not subject to Brazilian income tax, as such a transaction did not involve payments by a person located in Brazil. Brazilian Law No. 10,833/03 provides that, commencing on February 1, 2004, “the acquiror, individual or legal entity resident or domiciled in Brazil, or the acquiror’s attorney-in-fact, when such acquiror is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains under Article 18 of Law 9,249 of December 26, 1995 earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.”

      The Brazilian tax authorities have recently issued a normative instruction confirming that, pursuant to Law No. 10,833/03, these tax authorities intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. Holders of ADSs outside Brazil may have grounds to assert that Brazilian Law No. 10,833/03 does not apply to sales or other dispositions of ADSs as ADSs are not assets located in Brazil. However, the sale or other disposition of class A preferred shares abroad would be subject to the provisions of Brazilian Law No. 10,833/03. Any capital gains arising from sales or other dispositions outside Brazil would be subject to Brazilian income tax at the rate of 15%, or 25% if the investor is located in a tax haven jurisdiction. Brazilian Law No. 10,833/03 requires the purchaser of our class A preferred shares outside Brazil or its attorney-in-fact in Brazil to withhold the tax. A disposition of class A preferred shares can only occur abroad if an investor decides to cancel its investment in ADSs and register the underlying class A preferred shares as a direct foreign investment under Law No. 4,131/62.

     Taxation of Gains in Brazil

      The exchange of ADSs for class A preferred shares is not subject to Brazilian tax. A holder of ADSs may exchange its ADSs for the underlying class A preferred shares, sell the class A preferred shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary’s electronic registration), with no tax consequences.

      Upon receipt of the underlying class A preferred shares in exchange of ADSs, a non-Brazilian investor will be entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign portfolio investment under Resolution No. 2689/00. See “Description of Share Capital — Regulation of Foreign Investments” and “— Registered Capital.” The sale or disposition of class A preferred shares on a Brazilian stock exchange is exempt from capital gains tax, provided that such shares are held by a non-Brazilian holder as a foreign portfolio investment under Resolution No. 2,689/00.

      Upon receipt of the underlying class A preferred shares, a non-Brazilian holder is also entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign direct investment under Law 4,131/62. See “Description of Share Capital — Regulation of Foreign Investments” and “— Registered Capital.” A 15% capital gains tax is applicable to the sale or other disposition of preferred class A shares in Brazil where such shares are held by a non-Brazilian holder as a foreign direct investment and the transaction is performed outside a Brazilian stock exchange. If the sale or other disposition of such shares is carried out on a Brazilian stock exchange, the capital gains of the sale or disposition are taxed at a rate of 20%. If the non-Brazilian holder is domiciled in a tax haven jurisdiction, the income tax rate will be 25% in both cases. In these transactions, the gain realized is calculated based on the amount registered with the Central Bank.

      The deposit of class A preferred shares in exchange for ADSs is not subject to Brazilian tax, provided that these shares are held by the non-Brazilian holder as a foreign portfolio investment under Resolution No. 2,689/00. In the event our class A preferred shares are held by the non-Brazilian holder as a foreign direct investment under Law No. 4,131/62, the deposit of these shares in exchange for ADSs is subject to payment of Brazilian capital gains tax at the rate of 15% (25% in the case of a non-Brazilian holder located in a tax haven jurisdiction).

      The current preferential treatment for non-Brazilian holders of ADSs and non-Brazilian holders of class A preferred shares under Resolution No. 2,689/00 may not continue in the future.

      Any exercise of preemptive rights relating to our class A preferred shares will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to our class A preferred shares by the depositary may be subject to Brazilian taxation. Tax authorities may attempt to tax such gains even when the sale or assignment of such rights takes place outside Brazil, based on the provisions of Law 10,833/03. These authorities may allege that the preemptive rights relate to assets located in Brazil (the class A preferred shares) and demand payment of capital gains tax at the rate of 15% or 25% (if the beneficiary of the payments is a resident of a tax haven jurisdiction). If the preemptive rights are assigned or sold in Brazil, capital gains tax will apply at a rate of 15%. Sales or assignments of preemptive rights effected on Brazilian stock exchanges are exempt from income tax, provided that such preemptive rights relate to shares registered as a foreign portfolio investment under Resolution No. 2,689/00.

Other Brazilian Taxes

      There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of class A preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of class A preferred shares or ADSs.

      Under Decree 4,494 of December 3, 2002, the amount in reais resulting from the conversion of the proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market (including those in connection with the investment in our class A preferred shares or ADSs and those made under the provisions of Resolution No. 2,689/00 of the National Monetary Council) is subject to the IOF transaction tax, although at present the rate of such tax is 0%. IOF is also assessed on transactions executed on a stock exchange. As of the date hereof, Article 33, Paragraph 2, of Decree No. 4,494 imposes an IOF tax on such transactions at a 0.0% rate. The Minister of Finance is empowered to establish the applicable IOF tax rate. Under Law 8,894 of June 21, 1994, such IOF tax rate may be increased at any time to a maximum of 25%, but any such increase will only be applicable to transactions occurring after such increase becomes effective.

      CPMF tax is levied at a rate of 0.38% on all fund transfers in connection with financial transactions in Brazil. Payments of dividends on our class A preferred shares and the ADSs are subject to the CPMF tax. However, only our company is liable for the CPMF tax on its dividends, which are payable without reduction for this tax. The CPMF tax was scheduled to expire in December 2004, but Amendment No. 42 to the Brazilian Constitution extended the CPMF tax through December 31, 2007. Investments under Resolution No. 2,689/00 are exempt from the CPMF tax in respect of transactions carried out on a Brazilian stock exchange. There can be no assurance that the Brazilian government will not extend the payment of the CPMF tax beyond that time, or will convert it into a new permanent tax.

Residents of Tax Haven Jurisdictions

      The general rules establish that any income, capital gains or earnings received by a beneficiary resident in a tax haven jurisdiction is subject to income tax at the rate of 25%. A tax haven is a location where no income tax is imposed or where its maximum applicable rate is lower than 20%. A country will also be deemed a tax haven if its internal laws require that the identity of shareholders or members of corporate entities organized and existing under the jurisdiction of such country be kept secret or otherwise not be disclosed. Tax benefits granted through the provisions of Resolution No. 2,689/00 and Annex V to Resolution No. 1,289/87 are not applicable to residents in a so-called tax haven jurisdiction. In this case, such investors shall be taxed according to the same rules that are applicable to Brazilian residents. Dividends are not affected by tax haven jurisdiction rules.

Registered Capital

      The amount of an investment in class A preferred shares held by a non-Brazilian holder as a foreign direct investment under Law No. 4,131/02 or a foreign portfolio investment under Resolution No. 2,689/00 or in ADSs held by the depositary representing such holder, as the case may be, is eligible for registration with the Central Bank; such registration (the amount so registered is referred to as “registered capital”) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized with respect to disposition of, such class A preferred shares. The registered capital for class A preferred shares purchased in the form of ADSs, or purchased in Brazil and deposited with the depositary in exchange for a ADS, will be equal to their purchase price in U.S. dollars paid by the purchaser. The registered capital for class A preferred shares that are withdrawn upon surrender of ADSs, will be the U.S. dollar equivalent of (1) the average price of our class A preferred shares on the Brazilian stock exchange on which the greatest number of such class A preferred shares was sold on the day of withdrawal, or (2) if no class A preferred shares were sold on such day, the average price of class A preferred shares that were sold in the fifteen trading sessions immediately preceding such withdrawal. The U.S. dollar value of our class A preferred shares is determined on the basis of the average commercial market rates quoted by the Central Bank on such date (or, if the average price of class A preferred shares is determined under clause (2) of the preceding sentence, the average of such average quoted rates on the same fifteen dates used to determine the average price of our class A preferred shares).

      A non-Brazilian holder of class A preferred shares may experience delays in effecting the registration of registered capital, which may delay remittances abroad. Such a delay may adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder. See “Risk Factors — Risks Relating to Our Class A Preferred Shares and the ADSs — Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs and the underlying class A preferred shares” and “Description of Share Capital — Regulation of Foreign Investment.”

U.S. Federal Income Tax Considerations

      In the opinion of White & Case LLP, our special U.S. tax counsel, the following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of class A preferred shares and ADSs. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase any such securities. As used below, a “U.S. holder” is a beneficial owner of a class A preferred share or ADS that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a partnership or corporation organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if such trust validly elects to be treated as a United States person for U.S. federal income tax purposes or if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust. As used below, a “Non-U.S. holder” is a beneficial owner of a class A preferred share or ADS that is not a U.S. holder.

      If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds class A preferred shares or ADSs, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

      The class A preferred shares will be treated as equity for U.S. federal income tax consequences. In general, for U.S. federal income tax purposes, a holder of an ADR evidencing an ADS will be treated as the beneficial owner of our class A preferred shares represented by the applicable ADS. The U.S. Treasury Department has expressed concern that depositaries for ADSs, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a United States foreign tax credit for Brazilian taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

Taxation of Dividends

      Subject to the discussion under “— Passive Foreign Investment Company Rules,” in general, the gross amount of a distribution made with respect to a class A preferred share or ADS (which for this purpose will include distributions of interest attributable to shareholders’ equity before any reduction for any Brazilian taxes withheld therefrom) will, to the extent made from the current or accumulated earnings and profits of our company, as determined under U.S. federal income tax principles, constitute a dividend to a U.S. holder for U.S. federal income tax purposes. For taxable years beginning on or before December 31, 2008, non-corporate U.S. holders may be taxed on dividends from a qualified foreign corporation at the lower rates applicable to long-term capital gains (i.e., gains with respect to capital assets held for more than one year). A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares or ADSs that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the ADSs (which are listed on the New York Stock Exchange), but not our class A preferred shares, are readily tradable on an established securities market in the United States. Thus, subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends that we pay on the ADS, but not on our class A preferred shares, currently meet the conditions required for these reduced tax rates. There, however, can be no assurance that the ADSs will be considered readily tradable on an established securities market in later years. Furthermore, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss, that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code or that receive dividends with respect to which they are obligated to make related payments, will not be eligible for the reduced rates of taxation. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Subject to the discussion below under “— Passive Foreign Investment Rules,” if a distribution exceeds the amount of our company’s current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our class A preferred share or ADS on which it is paid and thereafter as capital gain. Our company does not maintain calculations of our earnings and profits under U.S. federal income tax principles.

      A dividend paid in Brazilian currency will be includible in the income of a U.S. holder at its value in U.S. dollars calculated by reference to the prevailing spot market exchange rate in effect on the day it is received by the U.S. holder in the case of our class A preferred shares or, in the case of a dividend received in respect of ADSs, on the date the dividend is received by the depositary, whether or not the dividend is converted into U.S. dollars.

      The gross amount of any dividend paid (which will include any amounts withheld in respect of Brazilian taxes) with respect to a class A preferred share or ADS will be subject to U.S. federal income taxation as foreign source dividend income, which may be relevant in calculating a U.S. holder’s foreign tax credit limitation. Subject to generally applicable limitations under U.S. federal income tax law, any Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder’s

U.S. federal income tax liability. For purposes of the computation of the foreign tax credit limitation separately for specific categories of income, any dividends generally will constitute foreign source “passive income” or, in the case of certain holders, “financial services income.” Alternatively, a U.S. holder may elect not to claim a credit for any of its foreign taxes and deduct all of those taxes in computing taxable income.

      Subject to the discussion under “— Information Reporting and Backup Withholding,” a Non-U.S. holder of class A preferred shares or ADSs generally will not be subject to U.S. federal income or withholding tax on dividends received on such shares or ADSs, unless such income is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States.

Sale, Exchange or Other Disposition of Class A Preferred Shares or ADSs

      A deposit or withdrawal of class A preferred shares by a holder in exchange for an ADS that represent such shares will not result in the realization of gain or loss for U.S. federal income tax purposes. A U.S. holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a class A preferred share or ADS held by the U.S. holder or the depositary, as the case may be, in an amount equal to the difference between the U.S. holder’s adjusted basis in our class A preferred share or ADS (determined in U.S. dollars) and the U.S. dollar amount realized on the sale, exchange or other disposition. If a Brazilian tax is withheld on the sale, exchange or other disposition of a share, the amount realized by a U.S. holder will include the gross amount of the proceeds of that sale, exchange or other disposition before deduction of the Brazilian tax. In the case of a non-corporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to capital gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than, as discussed above, certain dividends) if such holder’s holding period for such class A preferred share or ADS exceeds one year. Capital gain or loss, if any, realized by a U.S. holder on the sale or exchange of a class A preferred share or ADS generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, in the case of a disposition of a class A preferred share or ADS that is subject to Brazilian tax imposed on the gain (or, in the case of a deposit, in exchange for an ADS or a class A preferred share that is not registered under the provisions of Resolution No. 2,689/00 of the National Monetary Council, on which a Brazilian capital gains tax is imposed, as discussed above), the U.S. holder may not be able to use the foreign tax credit for that Brazilian tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Brazilian tax if it elects to deduct all of its foreign income taxes. In general, any loss will be U.S. source, subject to certain exceptions that can treat a loss recognized by a U.S. resident in whole or in part as a foreign source loss. The deductibility of capital losses is subject to limitations.

      The initial tax basis of class A preferred shares or ADSs to a U.S. holder will be the U.S. dollar value of the real-denominated purchase price determined on the date of purchase. If our class A preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis U.S. holder, or, if it elects, an accrual basis U.S. holder, will determine the dollar value of the cost of such class A preferred shares or ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to reais and the immediate use of that currency to purchase class A preferred shares or ADSs generally will not result in taxable gain or loss for a U.S. holder.

      With respect to the sale or exchange of class A preferred shares or ADSs, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. holder and (2) the date of disposition in the case of an accrual basis U.S. holder. If our class A preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

      Subject to the discussion below under “— Information Reporting and Backup Withholding,” a Non-U.S. holder of class A preferred shares or ADSs generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such shares or ADSs unless (1) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Rules

      Based upon the nature of its current and projected income, assets and activities, our company does not believe that our class A preferred shares or ADSs will be considered shares of a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the 2004 taxable year. In general, a foreign corporation is a PFIC if, after applying certain look-through rules with respect to certain subsidiaries, at least 75% of its gross income for the taxable year (or, in general, a preceding taxable year in which the taxpayer owned shares in the corporation) is passive income or if at least 50% of the average value of its gross assets for the taxable year (or, in general, a preceding year in which the taxpayer owned shares in the corporation) produce passive income or are held for the production of passive income. In general, passive income for this purpose includes dividends, interest, rents, royalties, and gains from commodities and securities transactions. The determination of whether our class A preferred shares or ADSs constitute shares of a PFIC is a factual determination made annually, and therefore our company’s failure to constitute a PFIC at one time is subject to change. Our company has no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC, but there can be no assurance that our company will not be considered a PFIC for any taxable year.

      If we are treated as a PFIC, notwithstanding the discussion in “— Taxation of Dividends” and “— Sale, Exchange or Other Disposition of Class A Preferred Shares or ADSs” above, a U.S. holder of class A preferred shares or ADSs generally would be subject to imputed interest charges and other disadvantageous tax treatment (including the denial of the taxation of dividends received in respect of class A preferred shares or ADSs at the lower rates applicable to long-term capital gains, as discussed above under “— Taxation of Dividends”) with respect to any gain from the sale or exchange of, and certain distributions with respect to, our class A preferred shares or ADSs.

      If we are treated as a PFIC, a U.S. holder of class A preferred shares or ADSs could make a variety of elections that may alleviate certain of the tax consequences referred to above, and one of these elections may be made retroactively. However, it is expected that the conditions necessary for making certain of such elections will not apply in the case of our class A preferred shares or ADSs. U.S. holders should consult their own tax advisors regarding the tax consequences that would arise if we are treated as a PFIC and the availability of any of the elections described above.

Information Reporting and Backup Withholding

      U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, class A preferred shares or ADSs made within the United States to a holder of class A preferred shares or ADSs, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. Backup withholding tax will apply to any payments of dividends on, or the proceeds from the sale or redemption of, class A preferred shares or ADSs within the United States to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28% through 2010.

UNDERWRITING

      Under the terms and subject to the conditions contained in an international underwriting agreement dated as of the date of this prospectus, we have agreed to sell to the international underwriters named below, for whom Credit Suisse First Boston LLC is acting as lead representative, the following respective numbers of ADSs:

Number of
Underwriter	ADSs

Credit Suisse First Boston LLC
Unibanco Securities Inc.
UBS Securities LLC

Total

      Credit Suisse First Boston LLC is acting as global coordinator and sole bookrunner for the international offering. Credit Suisse First Boston LLC and Unibanco Securities Inc. are joint lead managers for the international offering in the United States and other countries outside Brazil.

      The international underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the international offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. We also have entered into an underwriting agreement with a syndicate of underwriters providing for the concurrent offering of                     class A preferred shares in Brazil. The international and the Brazilian offerings are conditioned on the closing of each other.

      The international and Brazilian underwriters have entered into an agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of class A preferred shares and subject to permitted exceptions, it has not offered or sold, and will not offer to sell, directly or indirectly, any class A preferred shares or distribute any prospectus relating to the class A preferred shares to any person outside Brazil or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the Brazilian and international underwriters, who have agreed that they may sell ADSs or class A preferred shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or class A preferred shares, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

      We have granted to the international underwriters a 30-day option to purchase on a pro rata basis up to                     additional ADSs at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of ADSs. We have also granted to the Brazilian underwriters an option to purchase a maximum of class A preferred shares to cover over-allotments of class A preferred shares, if any, in the Brazilian offering.

      The international underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to international selling group members, if any, at that price less a concession of US$           per share. The international underwriters and selling group members may allow a discount of US$           per share on sales to other broker-dealers. After the international initial public offering, the public offering price and concession and discount to broker-dealers may be changed by the representatives.

      The following table summarizes the compensation and estimated expenses that payable by us in connection with the international offering:

	Per ADS		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$

The underwriting discounts and commissions per ADS are           % of the public offering price per ADS on the cover page of this prospectus.

      We have agreed that we will not offer, sell, contract to sell, grant an option to sell or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC or the Brazilian Securities Commission relating to, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or publicly disclose the intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC, on behalf of the international underwriters, for a period of 120 days after the date of this prospectus.

      The Odebrecht Group, as well as our directors and executive officers, have agreed that they will not offer, sell, contract to sell, grant an option to sell or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale or disposition, or to enter into any transaction, swap, hedge, or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston LLC, on behalf of the international underwriters, for a period of 120 days after the date of this prospectus. The restrictions described above do not apply to (1) a pledge by the Odebrecht Group of any shares of our share capital or ADSs representing those shares, (2) a transfer by the Odebrecht Group to BNDESPAR of shares of our share capital received in connection with the conversion of R$636.6 million principal amount of our subordinated convertible debentures or (3) a sale by Odebrecht of shares of our share capital to Petroquisa in connection with the exercise of the Petroquisa option (other than the sale of any shares of our share capital received by Odebrecht in connection with the conversion of our subordinated convertible debentures).

      We have agreed to indemnify the international underwriters against liabilities under the Securities Act or contribute to payments that the international underwriters may be required to make in that respect.

      The ADSs are listed on The New York Stock Exchange under the symbol “BAK.” Our class A preferred shares are listed on the São Paulo Stock Exchange in lots of 1,000 shares under the symbol “BRKM5.” Our class A preferred shares are also listed in the LATIBEX section of The Madrid Stock Exchange in lots of 1,000 shares under the symbol “XBRK.”

      In connection with the offering, Credit Suisse First Boston LLC, on behalf of the international underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the international underwriters of ADSs in excess of the number of ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the international underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The international underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the international underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

      In addition to the global offering, Credit Suisse First Boston LLC, Unibanco Securities Inc., other international underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with our company for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets. Affiliates of Unibanco Securities Inc. also offer general banking services to our company, including billing and payment services. The international underwriters or their respective affiliates may, from time to time, perform services for, or engage in transactions with us, in the ordinary course of their business.

      The address of the global coordinator and sole bookrunner for the international offering is Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, New York 10010. The addresses of the joint lead managers are: Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, New York 10010; and Unibanco Securities Inc., 65 East 55th Street, 29th floor, New York, New York 10022.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Purchase

      By purchasing ADSs in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “— Resale Restrictions.”

Rights of Action (Ontario Purchasers Only)

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs, for rescission against us in the event that this prospectus contains a misrepresentation. The purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs. If the purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.

      In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and executive officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

EXPENSES OF ISSUANCE AND DISTRIBUTION

      We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, are as set forth in the following table. The total underwriting discounts and commissions that we are required to pay will be US$           million, or approximately      % of the gross proceeds of the global offering.

			Percentage of
			Net Proceeds of
			This Offering
Expense	Amount		(%)

	(in U.S.$)
SEC registration fee	US$	31,675	%
NASD filing fees		25,500
New York Stock Exchange supplemental listing fee
Brazilian fees, including Brazilian Securities Commission and the Brazilian National Association of Investment Banks
Printing and engraving expenses
Legal fees and expenses
Audit fees and expenses
“Road show” expenses
Miscellaneous costs

Total	US$		100%

      All amounts in the above table are estimated, except for the SEC registration fee, the NASD filing fee, The New York Stock Exchange supplemental listing fee and the Brazilian fees.

LEGAL MATTERS

      The validity of our class A preferred shares and certain other matters of Brazilian law will be passed upon for us by Pinheiro Neto Advogados, São Paulo, Brazil, our Brazilian counsel, and for the international underwriters by Barbosa, Müssnich & Aragão, São Paulo, Brazil, Brazilian counsel to the international underwriters. Certain matters of U.S. federal and New York state law will be passed upon for us by White & Case LLP, New York, New York, our U.S. counsel, and for the international underwriters by Simpson Thacher & Bartlett LLP, New York, New York, U.S. counsel to the international underwriters. The addresses of the law firms listed above are: Pinheiro Neto Advogados, Rua Boa Vista, 254, São Paulo, SP — CEP 01014-907, Brazil; Barbosa, Müssnich & Aragão Advogados, Avenida Juscelino Kubitschek, 50, São Paulo, SP — CEP 04543-000, Brazil; White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036-2787, USA; and Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, USA.

EXPERTS

      Our consolidated and combined financial statements at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 have been included in this prospectus and in the registration statement in reliance upon the report of PricewaterhouseCoopers Auditores Independentes, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade — CRC). The business address of PricewaterhouseCoopers Auditores Independentes is Rua Miguel Calmon, 555, 40015-010 Salvador, Bahia, Brazil.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to our class A preferred shares underlying the ADSs to be sold in the international offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and/or our class A preferred shares and the ADSs, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

      We are subject to the information reporting requirements of the Exchange Act pursuant to which we file reports and other information with the SEC. These materials, including the this prospectus and the accompanying exhibits and schedules, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of these materials may be obtained from the Public Reference Room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access these materials.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

      We are a corporation (sociedade anônima) organized under the laws of Brazil. All of our directors and executive officers and certain advisors named in this prospectus reside in Brazil. All of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for investors to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil.

      We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that subject to specific requirements described below, judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may be enforced in Brazil. A judgment against us or the persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. That confirmation does not require reexamination of the merits of the relevant claim if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law;

•	is final and therefore not subject to appeals;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy and good morals (as provided in Article 17 of Decree Law No. 4657/42).

      We have also been advised by our Brazilian counsel that original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in these actions against our company, our directors, certain of our executive officers and certain of the experts named in this prospectus.

      A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Supreme Court.

      Pinheiro Neto Advogados, our Brazilian counsel, whose principal offices are located at Rua Boa Vista, 254, 9th Floor, CEP 01014-907, São Paulo — SP, Brazil, has consented to the inclusion of their name above and the statements attributed to them.

INDEX TO FINANCIAL STATEMENTS

Consolidated and Combined Financial Statements
Report of PricewaterhouseCoopers Auditores Independentes	F-2
Consolidated Balance Sheets at December 31, 2003 and 2002	F-3
Consolidated and Combined Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-5
Consolidated and Combined Statements of Changes in Shareholders’ Equity for the years ended December 31, 2003, 2002 and 2001	F-6
Consolidated and Combined Statements of Changes in Financial Position for the years ended December 31, 2003, 2002 and 2001	F-7
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-8
Notes to the Consolidated and Combined Financial Statements	F-9
Unaudited Condensed Consolidated Quarterly Information
Consolidated Balance Sheets at March 31, 2004	F-68
Consolidated Statements of Operations for the three months ended March 31, 2004 and 2003	F-70
Consolidated Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2004 and 2003	F-71
Consolidated Statements of Cash Flows for three months ended March 31, 2004 and 2003	F-72
Notes to the Unaudited Condensed Consolidated Quarterly Information	F-73

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

Braskem S.A. and its Subsidiaries

We have audited the accompanying consolidated balance sheets of Braskem S.A. and its subsidiaries (“the Company”) as of December 31, 2003 and 2002 and the related consolidated and combined statements of operations, of changes in shareholders’ equity, of changes in financial position and of cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Braskem S.A. and its subsidiaries at December 31, 2003 and 2002 and the results of their operations the changes in their financial position and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting practices adopted in Brazil.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 29 to the consolidated and combined financial statements.

As described in Notes 18 and 21 to the consolidated and combined financial statements, Braskem S.A. and certain subsidiaries are involved in significant legal proceedings involving exemption from the Brazilian Social Contribution tax and a wage and salary adjustment clause in a collective labor agreement with the chemical workers union in the state of Bahia. Based on the opinions of the Company’s external legal counsel and management that losses in these cases are not probable, no provision for losses has been established for these proceedings.

As described in Note 29 (m) to the consolidated and combined financial statements, the Company changed its accounting practice in relation to consolidation under U.S. GAAP.

PricewaterhouseCoopers	Salvador, Brazil

Auditores Independentes	March 18, 2004

BRASKEM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31

In millions of reais

	2003	2002

Assets
Current assets
Cash and cash equivalents	689.6	201.7
Other investments	494.7	619.3
Trade accounts receivable	1,216.2	959.0
Taxes recoverable	395.9	692.8
Inventories	1,071.6	889.1
Dividends receivable	1.1	4.0
Other receivables	121.4	71.5
Prepaid expenses	87.0	113.0

	4,077.5	3,550.4

Long-term assets
Trade accounts receivable	27.1	42.3
Related companies	62.7	117.0
Other investments	49.2	153.5
Judicial deposits and compulsory loan	191.3	140.9
Deferred income tax	166.0	143.9
Taxes recoverable	640.6	708.6
Inventories	115.6	82.3
Other assets	12.9	10.8

	1,265.4	1,399.3

Permanent assets
Investments
Goodwill, net	1,912.7	2,156.0
Associated companies	37.7	27.4
Other investments	34.5	44.8
Property, plant and equipment	5,032.0	5,296.7
Deferred charges	1,523.2	1,423.6

	8,540.1	8,948.5

Total assets	13,883.0	13,898.2

BRASKEM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31 — (Continued)

In millions of reais

	2003	2002

Liabilities and shareholders’ equity
Current liabilities
Suppliers	1,081.9	1,607.3
Loans and financing	2,726.5	2,746.1
Debentures	349.0	32.1
Salaries and payroll charges	81.7	73.3
Taxes and social contributions payable	152.4	333.1
Dividends proposed	7.3	24.0
Advances for purchase of credit rights	—	61.6
Advances from customers	256.4	96.4
Related companies	0.2	8.2
Insurance premiums payable	72.6	97.7
Other liabilities	76.3	143.5

	4,804.3	5,223.3

Long-term liabilities
Suppliers	61.3	78.8
Loans and financing	3,615.3	3,891.6
Debentures	1,143.0	1,190.2
Advances for purchase of credit rights	113.4	113.4
Related companies	177.6	189.3
Deferred income tax	9.8	26.8
Taxes and contributions payable	1,149.1	833.4
Other liabilities	133.5	75.3

	6,403.0	6,398.8

Deferred income
Negative goodwill on investments in subsidiary companies	8.7	21.2

Minority interest	554.4	433.1

Shareholders’ equity
Capital	1,887.4	1,845.4
Capital reserves	744.3	717.8
Treasury shares	(23.2)	(30.4)
Retained earnings (accumulated deficit)	(495.9)	(711.0)

	2,112.6	1,821.8

Total liabilities and shareholders’ equity	13,883.0	13,898.2

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Years Ended December 31
In millions of reais, except amounts per thousand shares

	Consolidated	Combined

	2003	2002	2001

Gross sales
Domestic market	9,927.0	7,810.3	5,265.2
Foreign markets	2,617.7	1,828.9	545.3
Taxes, freights and return on sales	(2,408.9)	(2,062.6)	(1,351.0)

Net sales revenue	10,135.8	7,576.6	4,459.5
Cost of sales and services rendered	(8,089.3)	(6,175.5)	(3,637.6)

Gross profit	2,046.5	1,401.1	821.9

Operating expenses (income)
Selling	158.3	232.1	113.7
General and administrative	313.6	345.6	96.6
Investment in associated companies
Equity in the results	(13.6)	(6.7)	67.9
Amortization of goodwill (negative goodwill), net	256.0	294.4	161.2
Foreign exchange variation	(22.4)	(39.3)	(0.1)
Tax incentives and other	(61.8)	3.3	(14.7)
Depreciation and amortization	193.5	222.4	111.3
Financial expenses	712.6	3,481.5	801.2
Financial income	(9.0)	(619.6)	(294.7)
Zero-rated IPI credit		(1,030.1)
Other operating income, net	(49.7)	(102.6)	(103.3)

	1,477.5	2,781.0	939.1

Operating income (loss)	569.0	(1,379.9)	(117.2)
Non-operating expenses, net	(4.8)	(98.0)	(120.8)

Income (loss) before income tax and social contribution	564.2	(1,477.9)	(238.0)
Income tax and social contribution
Current	(143.3)	(128.0)	(74.0)
Deferred	20.4	38.2	(3.6)

Income (loss) before minority interest	441.3	(1,567.7)	(315.6)
Minority interest	(226.2)	189.0	(108.9)

Net income (loss) for the year	215.1	(1,378.7)	(424.5)

Net income (loss) per thousand shares outstanding at the end of the year — R$ (considering the retroactive effect of share split for 2002 and 2001)	3.15	(20.62)	(12.21)

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

In millions of reais, except amounts per thousand shares

		Capital Reserves
					Revenue		Retained
					Reserve		Earnings
		Capital	Tax			Treasury	(Accumulated
	Capital	Restatement	Incentives	Other	Legal	Share	Deficit)	Total

At December 31, 2000 (combined)	1,201.6	2.3	685.6	0.6	97.7	(17.3)	297.4	2,267.9
Changes in treasury shares						(30.6)		(30.6)
Tax incentives			28.9					28.9
Loss for the year							(424.5)	(424.5)
Change in accounting policy
Actuarial valuation according to Brazilian Securities Commission (CVM) Deliberation 371 — Braskem							(53.7)	(53.7)
Deferred income tax on actuarial valuation							13.4	13.4
Actuarial valuation according to CVM Deliberation 371 — associated company							(4.8)	(4.8)
Appropriation
Interim dividends
Common and preferred class “A” and “B” shares — R$ 34.50 per thousand shares							(60.0)	(60.0)
Proposed dividends
Preferred class “A” and “B” shares — R$ 7.07 per thousand shares							(7.7)	(7.7)
Other							0.1	0.1

At December 31, 2001 (combined)	1,201.6	2.3	714.5	0.6	97.7	(47.9)	(239.8)	1,729.0
Changes in treasury shares						17.5		17.5
Capital increase	643.8						821.0	1,464.8
Tax incentives			0.4					0.4
Absorption of accumulated losses with legal reserve					(97.7)		97.7
Appropriation
Interim dividends
Preferred class “A” and “B” shares — R$ 10.40 per thousand shares							(11.4)	(11.4)
Net loss for the year							(1,378.7)	(1,378.7)
Other							0.2	0.2

At December 31, 2002	1,845.4	2.3	714.9	0.6		(30.4)	(711.0)	1,821.8
Capital increase	42.0	(2.3)						39.7
Tax incentives			28.8					28.8
Treasury share exchange						7.2		7.2
Net income for the year							215.1	215.1

At December 31, 2003	1,887.4		743.7	0.6		(23.2)	(495.9)	2,112.6

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF

CHANGES IN FINANCIAL POSITION
Years Ended December 31
In millions of reais

	Consolidated	Combined

	2003	2002	2001

Financial resources were provided by:
Operations
Net income (loss) for the year	215.1	(1,378.7)	(424.5)
Expenses (income) not affecting working capital:
Depreciation, amortization and depletion	572.0	449.2	198.9
Amortization of goodwill (negative goodwill), net	256.0	294.4	161.2
Investment in subsidiary and associated companies
Equity in the results	(75.4)	(3.4)	53.2
Foreign exchange variation	(22.4)	(39.3)	(0.1)
Adjustment to investments realization value	3.8	41.5	0.9
Net book value of permanent assets disposal	69.9	76.5	55.2
Long-term interest and monetary variations, net	(94.4)	1,594.8	69.4
Deferred tax expense (benefit)	(20.4)	(38.2)	3.6
Minority interest	226.2	(189.0)	108.9
Recognition of tax credits, net of amounts realized		(813.4)
Other	93.0	46.8	(31.0)

Total resulting from operations	1,223.4	41.2	195.7

Shareholders
Capital increase		0.3
Advance for future capital increase	2.9
Write-off of share premium		6.6

	2.9	6.9

Third parties
Transfer from long-term receivables to current assets	374.2	73.9	48.7
Decrease in long-term assets	964.1	189.3	35.5
Increase in long-term liabilities	892.0	768.2	1,495.5
Effect on net working capital — purchased subsidiaries			341.3
Dividends receivable	1.2	2.4	45.4
Tax incentives	(65.6)	47.2	72.9
Other	(0.2)	8.3	2.2

	2,165.7	1,089.3	2,041.5

Total funds provided	3,392.0	1,137.4	2,237.2

Financial resources were used for:
Increase in long-term receivables	164.3	180.9	320.0
Dividends proposed	4.8	26.9	92.3
Transfer from long-term to current liabilities	1,626.9	949.6	1,468.2
Decrease in long-term liabilities	108.2	89.7	80.4
Others		4.2
Permanent assets
Investments	71.7	13.1	1,172.3
Property, plant and equipment	214.7	419.9	318.0
Deferred charges	255.3	250.4	40.5
Net working capital of purchased companies		175.6

Total funds used	2,445.9	2,110.3	3,491.7

Increase (decrease) in working capital	946.1	(972.9)	(1,254.5)

Current assets
At the end of the year	4,077.5	3,550.4	2,308.4
At the beginning of the year	3,550.4	2,308.4	3,586.1

	527.1	1,242.0	(1,277.7)

Current liabilities
At the end of the year	4,804.3	5,223.3	3,008.4
At the beginning of the year	5,223.3	3,008.4	3,031.6

	(419.0)	2,214.9	(23.2)

Increase (decrease) in working capital	946.1	(972.9)	(1,254.5)

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31
In millions of reais

	2003	2002	2001

Net income (loss) for the year	215.1	(1,378.7)	(424.5)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation, amortization and depletion	572.0	449.2	198.9
Amortization of goodwill (negative goodwill), net	256.0	294.4	161.2
Equity in loss (earnings) of associated companies	(13.6)	(6.7)	67.9
Foreign exchange variation on investments	(22.4)	(39.3)	(0.1)
Tax incentives and other effects of investments in associated companies	(61.8)	3.3	(14.7)
Adjustment to realization value of investments	3.8	41.5	0.9
Loss (gain) on permanent assets disposed of	52.4	55.6	(9.6)
Interest and monetary and exchange variations	(502.1)	1,838.8	967.9
Deferred tax expense (benefit)	(20.4)	(38.2)	3.6
Minority interest	226.2	(189.0)	108.9
Recognition of tax credit, net of amounts realized		(813.4)
Other	66.6	69.8	(22.8)
Decrease (increase) in assets:
Other investments	124.6	(425.3)	213.0
Trade accounts receivable	(238.9)	(809.6)	191.3
Fair market value of derivative financial instruments	33.8	(22.2)	(13.0)
Inventories	(197.3)	(174.5)	(28.5)
Taxes recoverable	321.2	52.1	5.8
Prepaid expenses	26.0	(14.0)	(64.9)
Other receivables	201.2	33.9	(42.5)
Increase (decrease) in liabilities:
Suppliers	(609.7)	1,482.5	(29.7)
Taxes, charges and contributions	(57.4)	185.4	24.5
Tax incentives	(65.6)	47.2	72.9
Advances from customers	153.0	70.2	(2.1)
Other payables	117.8	77.0	89.5

Net cash provided by operating activities	580.5	790.0	1,453.9

Proceeds from sale of permanent assets	17.5	20.9	64.8
Additions to property, plant and equipment	(214.7)	(419.9)	(318.0)
Additions to investments	(71.7)	(13.1)	(1,172.3)
Additions to deferred charges	(255.3)	(250.4)	(40.5)
Dividends received	63.8	11.7	8.6
Cash and cash equivalents of acquired businesses		4.1	595.2

Net cash used in investing activities	(460.4)	(646.7)	(862.2)

Short-term debt, net	(854.7)	(566.8)	(2,862.3)
Long-term debt
Issuances	1,693.5	1,142.0	2,493.9
Repayments	(389.3)	(1.8)	(228.8)
Related companies
Issuances	833.6	1,140.6	1,476.8
Repayments	(843.2)	(1,920.9)	(1,152.7)
Dividends paid to shareholders and minority interests	(72.3)	(32.4)	(131.8)
Share issue		14.4
Other	0.2	(12.3)

Net cash provided by (used in) financing activities	367.8	(237.2)	(404.9)

Increase (decrease) in cash and cash equivalents	487.9	(93.9)	186.8

Represented by
Cash and cash equivalents, at the beginning of the year	201.7	295.6	108.8
Cash and cash equivalents, at the end of the year	689.6	201.7	295.6

Increase (decrease) in cash and cash equivalents	487.9	(93.9)	186.8

Supplemental information
Cash paid during the year for:
Interest	675.2	805.5	410.1
Income taxes	0.3	0.5	0.8
Major non-cash transactions
Corporate reorganization transactions involving companies under common control (Note 1(b))

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

1     Operations

(a) Braskem S.A. (“Braskem”) and its subsidiaries, including its jointly-controlled companies (together, “we”, “us”, “our” or “the Company”), is the only integrated petrochemical cracker and thermoplastics producer in Brazil, and produces a diversified portfolio of petrochemical products. Braskem’s principal corporate objective is manufacturing, selling, importing and exporting chemical and petrochemical products and fuels, as well as producing and supplying utilities to companies in the Camaçari Petrochemical Complex (the “Northeastern Complex”) in Bahia, Brazil and rendering of services to those companies.

(b)	Formation of Braskem

(i)	Acquisition of control by Norquisa

      In 1995, as part of the Brazilian government’s privatization program, Petrobras Química S.A. (“Petroquisa”) sold 32.8% of Braskem’s voting share capital. Nordeste Química S.A. (“Norquisa”), a company owned by petrochemical producers located in the Northeastern Complex, acquired a portion of the shares sold in the auction, and the reminder was acquired by various Brazilian pension funds. Through this auction, Norquisa became the Company’s controlling shareholder, with 58.4% of its voting share capital.

(ii)	Econômico S.A. Empreendimentos (“ESAE”) auction and related transactions

      Later in 1995, a Brazilian financial institution, Banco Econômico S.A. (“Banco Econômico”), collapsed, and the Central Bank intervened. At that time, Banco Econômico held a majority of the voting share capital of Conepar — Companhia Nordeste de Participações (“Conepar”), which in turn held 35.0% of the voting share capital of Politeno Indústria e Comércio S.A. (“Politeno”) and 66.7% of the voting share capital of Poliaden Petroquímica S.A. (“Polialden”), each of which had a minority participation in Norquisa. The Central Bank transferred Banco Econômico’s investment in Conepar to ESAE which was auctioned on July 25, 2001.

      Nova Camaçari Participações S.A. (“Nova Camaçari”), an entity formed by the Odebrecht Group for the specific purpose of participating in the auction, acquired ESAE in the auction. On the same date, Nova Camaçari and the Odebrecht Group entered into the following coordinated transactions that were the first step in combining several Brazilian petrochemical companies into one company with integrated operations:

•	Nova Camaçari acquired the remainder of the share capital of Conepar through the acquisition of Intercapital Comércio e Participações Ltda. (“Intercapital”), which held shares of Conepar, and through a purchase from BNDES Participações S.A. — BNDESPAR;

•	Nova Camaçari acquired all the share capital of Proppet S.A. (“Proppet”);

•	The Odebrecht Group acquired a total of 39.7% of the voting share capital of Norquisa from Trikem S.A. (“Trikem”) and a subsidiary of Polialden; and

•	Braskem acquired Nova Camaçari.

      The acquisitions made by Nova Camaçari, described above, were performed for a total purchase price of R$ 1,448.9 for investments with a book value of R$ 160.0 resulting in goodwill of R$ 1,288.9. The goodwill was attributable to the expected future profitability of the operating companies acquired and is being amortized on the straight-line basis over ten years as from August 2001, in conformity with a

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

forecast of annual profitability which is periodically reviewed. The Company acquired Nova Camaçari for a nominal amount (one hundred reais) and generated negative goodwill of R$ 45.9.

      In September 2001, Nova Camaçari, Intercapital and Proppet were legally merged into Braskem. As a result Braskem held, directly and indirectly, 100% of the share capital of Conepar, as well as controlling and minority interests in several other petrochemical companies. We remained controlled by Norquisa. The Odebrecht Group owned 39.7% of the voting share capital of Norquisa and, together with the Mariani Group, held a combined 55.8% of the voting share capital of Norquisa. On July 27, 2001, Odebrecht Química S.A. (“Odequi”), a subsidiary of the Odebrecht Group, and Petroquímica da Bahia S.A. (“PQBA”), a subsidiary of the Mariani Group, entered into a shareholders’ agreement covering their direct and indirect equity interests in Norquisa and the Company. Considering this shareholders’ agreement and the related voting rights, the Company is controlled by the Odebrecht Group since July 2001. In addition, on July 3, 2001 and July 20, 2001, Odequi and PQBA entered into memoranda of understanding with other Braskem shareholders: Petroquisa, and the Brazilian pension funds of Petrobras S.A. (“Petrobras”) and Banco do Brasil S.A. Under this memorandum of understanding, Petroquisa has an option exercisable through April 30, 2005 to acquire from us and in certain circumstances from the Odebrecht Group an equity participation in our voting and total share capital that would provide it with the same participation as collectively held by the Odebrecht Group, PQBA and Norquisa. The option is exercisable using Petroquisa’s shares in COPESUL — Companhia Petroquímica do Sul (“Copesul”) as consideration.

      The change in control of Braskem was reported in a timely manner to the Brazilian antitrust authorities. In July 2002, the Secretariat for Economic Monitoring of the Finance Ministry (“SEAE”) issued a favorable opinion on the operation. On May 2, 2003 the favorable opinion of the Secretariat for Economic Law (“SDE”) was published without any restriction. The operation has been submitted for the review and analysis of the Administrative Council for Economic Defense (“CADE”), but has not been judged up to the present time.

      Under Brazilian GAAP, Braskem (through Nova Camacari) acquired i) all of the share capital of Conepar and ii) all the share capital of Proppet. The amounts paid in the auction and in the joint sale process gave rise to goodwill of R$ 1,288.9 as follows:

		Purchase
Investment Acquired	Sellers	Price	Investments	Goodwill

100% of ESAE (56.31% of Conepar)	Banco Econômico	785.0	87.6	697.4
100% of Intercapital (31.92% of Conepar)	Nova Odequi Ltda.(51%)/ Pronor Petroquímica S.A./CBP — Companhia Brasileira de Poliolefinas	445.0	47.7	397.3
11.76% of Conepar	BNDESPAR	167.8	24.7	143.1

Subtotal (Conepar)		1,397.8	160.0	1,237.8
100% Proppet	Nova Odequi Ltda. (49%)/ Nitrocarbono S.A.	51.1		51.1

		1,448.9	160.0	1,288.9

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The goodwill generated by the acquisition of Conepar was subsequently allocated to Conepar’s operating investees: Polialden and Politeno.

      In summary, the Company acquired i) 42.64% of the share capital of Polialden, ii) 30.99% of the share capital of Politeno, and iii) all of the remaining share capital of Proppet. The amounts paid in the auction and in the joint sale process gave rise to goodwill of R$ 1,288.9 under Brazilian GAAP as follows:

	Purchase	Book Value of
Investment Acquired	Price	Investments	Goodwill

30.99% of Politeno	739.4	56.9	682.5
42.64% of Polialden	658.4	103.1	555.3

Subtotal (100% of Conepar)	1,397.8	160.0	1,237.8
100% of Proppet	51.1		51.1

	1,448.9	160.0	1,288.9

(iii)	Mergers with OPP Produtos Petroquímicos S.A. (“OPP PP”) and acquisition of 52114 Participações S.A. (“52114”)

      On August 16, 2002, to create a more fully integrated petrochemical company:

•	OPP PP, the holding company of the Odebrecht Group’s chemical and petrochemical assets, was merged into the Company which issued shares representing 43.7% of the voting and total share capital to the Odebrecht Group. This was a transaction between parties under common control and has been reflected retroactively in the financial statements since July 2001 when OPP PP and the Company initially came under common control. The principal assets of OPP PP were 81.3% of the total share capital of OPP Química S.A. (“OPP Química”), representing 100% of its voting share capital, (OPP Química, in turn, owned 64.6% of the voting share capital of Trikem) and 29.46% of the total share capital and voting share capital of Copesul; and

•	The Company acquired 52114, the holding company of the Mariani Group’s chemical and petrochemical assets, and issued shares representing 3.6% of the Company’s voting and total share capital to Pronor Petroquímica S.A. (“Pronor”), a subsidiary of the Mariani Group. The principal asset of 52114 was 92.3% of the total share capital of Nitrocarbono S.A. (“Nitrocarbono”).

      The Company assumed the goodwill amounts already recorded in the legally merged companies, being, in August 2002, as follows: (1) R$ 1,935.4 in OPP PP directly related to expected future profitability and fair values of property, plant and equipment of OPP Química and Trikem; (2) R$ 281.6 in OPP PP relating to its participation in Copesul, based on expected future profitability; and (3) R$ 56.6 in 52114 directly related to fair values of property, plant and equipment of the then subsidiary Nitrocarbono.

(iv)	Exchange offer for remaining shares of Nitrocarbono and incorporation of subsidiaries

      In February 2003, as a result of Braskem’s merger with 52114 and as required by the Brazilian Corporation Law, a public exchange offer was made for the remaining voting share capital of Nitrocarbono not owned by the Company. On February 13, 2003, immediately following Braskem’s purchase of the shares tendered in this exchange offer, Braskem owned 99.99% of the voting share capital of Nitrocarbono, representing 93.80% of its total share capital.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      On March 31, 2003, OPP Química, ESAE and Nitrocarbono were legally merged into the Company. Before Braskem’s legal merger with OPP Química, Odebrecht Química transferred the shares of OPP Química that it owned to the Company.

(v)	Sale of Norcell S.A. (“Norcell”) shares and acquisition of Cetrel S.A. — Empresa de Proteção Ambiental (“Cetrel”) shares

      On July 31, 2003, we sold 75% of the total capital of our subsidiary Norcell to affiliates of Klabin S.A. (“Klabin”) for R$ 74.6. This amount was originally to be received in 32 quarterly installments as from October 2003, but in September 2003 we negotiated early settlement of this receivable for a discount of R$ 28.1. In connection with this transaction, we agreed to transfer an additional 10.54% of Norcell’s total capital to Klabin in exchange for 4.99% of the common shares of Cetrel owned by Klabin. As a result, the Company’s participation in Cetrel’s total capital increased from 27.17% to 33.92%.

(vi)	Acquisition of common shares of Trikem and Polialden held by Mitsubishi Chemical Corporation (“Mitsubishi”) and Nissho Iwai Corporation (“Nissho Iwai”)

      In July 2003, the Company increased its direct and indirect participation in the voting capital of its subsidiaries Trikem and Polialden to 87.9% and 100%, respectively, in transactions with the minority shareholders Nissho Iwai and Mitsubishi. Mitsubishi sold its participations in Trikem and Polialden for R$ 28.0 and R$ 21.6, respectively, which includes R$ 5.4 payable when the claim brought by Polialden’s shareholders (Note 21(b)) is settled. Additionally, further consideration of R$ 16.2 is payable to Mitsubishi should settlement of this claim be favorable to Polialden. Nissho Iwai exchanged its participations in Trikem and Polialden for a participation in Braskem resulting in an increase in Braskem’s capital of R$ 39.7.

(vii)	Purchase of Trikem minority interests

      On December 4, 2003, immediately following a Brazilian public exchange offer for the outstanding minority interests of Trikem in exchange for shares of the Company, we owned 52.33% of the total capital of Trikem.

(c) As of December 31, 2003, the Company had consolidated negative working capital (current assets less current liabilities) in the amount of R$ 726.8 (2002 — R$ 1,672.9). Current liabilities — loans and financing includes an amount of R$ 1,009.8 relating to advances on export contracts, prepayment of exports and advances from foreign customers that are expected to be settled with future exports of the Company. Moreover, in January and February 2004, the Company issued and sold notes under its medium-term notes (MTN) program, in the amount of US$250 million, and also issued and sold debentures, in the principal amount of R$ 1.2 billion (Note 28(b)). The principal objective of these transactions was to manage this working capital position, by lengthening the Company’s debt maturity profile and continuing the gradual and consistent reduction of suppliers accounts that began during 2003. In order to manage its working capital position, the Company depends on its operating cash generation capacity and funds raised based on the regular flow of exports as the principal sources to finance its operating activities during 2004.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

2	Presentation of Financial Statements

      The financial statements have been prepared in accordance with the accounting practices adopted in Brazil (“Brazilian GAAP”) which are based on:

•	Brazilian Law No. 6,404/76, as amended by Brazilian Law No. 9,457/97 and Brazilian Law No. 10,303/01;

•	the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”); and

•	the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil).

      Up to and including the filing of its 2002 Annual Report on Form 20-F with the U.S. Securities and Exchange Commission (“SEC”), Braskem had presented its primary consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). For these purposes, Braskem had selected the U.S. dollar as its reporting currency, even though it transacts the majority of its business in Brazilian reais (R$).

      In order to facilitate the understanding of its financial information, and to provide uniform information to its foreign and local investors, as from 2003 Braskem has elected to use the consolidated financial statements prepared in accordance with Brazilian GAAP and expressed in reais as its primary financial statements. Accordingly, the financial statements for 2002 and 2001 are also being presented on this basis.

      For the purposes of improved presentation, certain prior year information in these financial statements has been reclassified to be presented on a basis consistent with that of 2003.

      Brazilian GAAP differs in significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. For more information about the differences between Brazilian GAAP and U.S. GAAP and a reconciliation of our net income (loss) and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see Note 29.

3	Significant Accounting Policies

(a)	Use of Estimates

      In the preparation of the financial statements, it is necessary to use estimates to record certain assets, liabilities and transactions. The financial statements of the Company include, therefore, various estimates regarding the selection of the useful lives of property, plant and equipment, as well as provisions for contingencies, income tax, pension plan assumptions and other similar amounts.

(b)	Revenue Recognition and Other Income Statement Items

      Revenue is recognized for product sales when risk and title to the product are transferred to the Company’s customers. Title generally passes when the product is delivered to our customers or their freight carriers. For the years ended December 31, 2002 and 2001, the Company recognized revenue for product sales when shipped. This change in practice lead to a reduction in operational income of R$ 3.9 in 2003 (Note 29(l)).

      Shipping and handling costs are reported within net sales and amounted R$ 171.1, R$ 145.6 and R$ 41.0 in 2003, 2002 and 2001, respectively.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Results of operations are determined on the accrual basis of accounting. The provisions for income tax and the value-added tax on sales and services (“Imposto Sobre a Circulação de Mercadorias e Serviços, or “ICMS”) expenses are recorded gross of the tax incentive portions, with the amounts related to tax exemption and reduction recorded in capital reserves.

      In accordance with the requirements of CVM Deliberation 273 and Instruction 371, deferred income tax is stated at expected realizable value, as described in Note 18(b).

      Exchange variations on foreign currency assets and liabilities are recorded as financial income and expenses, respectively.

      Advertising costs are expensed when incurred and were not significant for the years presented herein.

(c)	Current Assets and Long-term Assets

      Cash equivalents consist principally deposits having a ready market and an original maturity of 90 days or less.

      Other investments are recorded at the lower of cost and market value, except for derivative instruments.

      Derivative instruments are recorded at their estimated fair value, based on market quotations for similar instruments as to future foreign exchange and interest rates. The Company has recognized in results for the year changes in the market value of derivative contracts relating to cross-currency interest rate and cross-currency interest rate swaps.

      The allowance for doubtful accounts is established in an amount considered sufficient to cover estimated losses on the realization of the receivables, taking into account the Company’s loss experience, and includes amounts subject to litigation.

      Inventories are stated at average purchase or production cost, which is lower than replacement cost or realizable value. Imports in transit are stated at the accumulated cost of each import.

      Maintenance inventories are classified as current and long-term assets based on the Company’s estimates as to when such materials will be consumed.

      Other assets are shown at realizable values, including, where applicable, accrued income and monetary variations, or in the case of prepaid expenses, at cost.

      Deferred tax assets are recognized when recoverability is more likely than not. Valuation allowances are recorded when necessary.

(d)	Permanent Assets

      Permanent assets are stated at cost indexed for inflation through December 31, 1995 and take into consideration the following:

•	Investments in associated companies are accounted for using the equity method, plus unamortized goodwill, less negative goodwill relating to the same investment. Negative goodwill, less any goodwill on the same investment, is recorded as a net liability. Goodwill is calculated as the difference between the consideration paid and the book value of the net assets acquired. Total goodwill is divided between the fair values of assets and expected future profitability of the investees and is amortized over the useful life of the related assets or up to 10 years in the case of future profitability. Goodwill on acquisitions, other than goodwill on merged companies, is presented

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

separately on the balance sheet within investments. Other investments are carried at the cost of acquisition.

•	Property, plant and equipment are shown at cost and, as from 1997, include capitalized interest incurred during the construction period in connection with the expansion of production capacity of the plants. Previously interest was not capitalized.

•	Depreciation of property, plant and equipment is recorded on the straight-line method at the rates mentioned in Note 13.

•	Impairment provisions are recorded when the projected operating income is not sufficient to absorb the depreciation or amortization of permanent assets. During 2002, our jointly-controlled company Polialden recorded an impairment provision of R$ 3.6.

•	Plant routine maintenance and repair costs are expensed as incurred. Planned major maintenance of facilities occurs every one to six years. Expenditures that extend the useful lives or improve the capacity or efficiency of production facilities are recorded in deferred charges and amortized over the expected period or benefit.

•	Goodwill on legally merged companies is reclassified to property, plant and equipment, if related to a write-up of property, plant and equipment and the remainder is reclassified to deferred charges. Deferred charges are amortized over the period of expected future profitability of up to ten years. Goodwill related to the fair value of assets on legally merged companies is amortized following the useful lives of the underlying assets.

•	Long-term investments are recorded at the lower of cost and market value, except for shares in associated company intended for sale which is recorded under the equity method.

(e)	Current and Long-term Liabilities

      These liabilities are stated at known or estimated amounts, including accrued charges and monetary and exchange adjustments, when applicable.

      Defined benefit pension plans are accounted for based on calculations performed by independent actuaries based on assumptions determined by the Company.

      As from 2001, in adopting CVM 371 accounting for employee benefits, the Company recorded a net liability directly against stockholder equity, for the initial calculation of the funded status of the Company’s pension plan.

      Provisions are recorded based on (i) existing legislation (even if that legislation is expected to be overturned as inconstitutional), (ii) for elimination of contingent gains resulting from compensation of tax credits which arose from judicial disputes and (iii) for losses on claims when they are deemed probable.

(f)	Combined Statements

      The combined balance sheet, statements of operations, changes in shareholders’ equity, changes in financial position and cash flows include results of OPP PP including retroactive amortization of goodwill generated from acquisitions of entities under common control, as from July 25, 2001. This is the date when Copene Petroquímica do Nordeste S.A. (“Copene”) and OPP PP came under common control of the Odebrecht Group. Braskem (previously Copene) legally merged with OPP PP on August 16, 2002 and since that date, OPP PP has been consolidated in the Company’s previously disclosed financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

This presentation has been approved by CVM. The differences between the loss for 2002 and 2001 as previously disclosed and as presented herein on a combined basis are as follows:

	Loss for Year Ended
	December 31

	2002	2001

Previously published Brazilian GAAP figures	(957.7)	(29.2)
Combination effects on pre August 16, 2002 results of OPP PP	(310.7)	(332.6)
Retroactive amortization of goodwill generated on by the common control transactions	(100.3)	(62.7)
Others	(10.0)	—

As presented	(1,378.7)	(424.5)

(g)	Reclassifications

      (i) In addition to the item in note 28(b), the following reclassifications were made to the 2002 balance sheet previously disclosed in order to retroactively reflect the reclassification of goodwill, net to property, plant and equipment and deferred charges at the date of the legal merger.

	At December 31, 2002

	As Previously		As Presented
	Disclosed	Reclassifications	Herein

Goodwill, net	3,618.5	(1,462.5)	2,156.0
Property, plant and equipment	4,579.2	717.5	5,296.7
Deferred charges	678.6	745.0	1,423.6

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

4	Consolidated Financial Statements

      The consolidated financial statements include the financial statements of Braskem, its subsidiaries and jointly-controlled entities in which it has direct or indirect share control, as follows:

				Interest in Total Capital (%)
			Head Office
	Reference		(Country)	2003	2002	2001

Subsidiaries
Companhia Alagoas Industrial (“Cinal”)			Brazil	32.98	19.86	19.86
Copene Monômeros Especiais S.A. (“Monômeros”)			Brazil	87.24	87.24	87.24
Conepar			Brazil	100.00	100.00	100.00
CPC Cayman Ltd.			Cayman Islands	52.33	42.12	42.12
CPN Distribuidora de Combustíveis Ltda. (“CPN Distribuidora”)			Brazil	100.00	100.00	100.00
CPN Incorporated Ltd. (“CPN Inc.”)			Cayman Islands	100.00	100.00	100.00
CPP — Companhia Petroquímica Paulista (“CPP”)			Brazil	90.71	90.71	90.71
ESAE	(i	)	Brazil	—	100.00	100.00
Investimentos Petroquímicos Ltda. (“IPL”)			Brazil	100.00	100.00	100.00
Lantana Trading Company Inc. (“Lantana”)			Bahamas	100.00	100.00	100.00
Nitrocarbono	(i	)	Brazil	—	92.29	—
Odebrecht Mineração e Metalurgia Ltda.			Brazil	52.33	42.12	42.12
Odebrecht Química S.A.			Brazil	100.00	100.00	100.00
Odequi Investments Ltd. (“Oil”)			Bahamas	100.00	100.00	100.00
Odequi Overseas Inc. (“Overseas”)			Cayman Islands	100.00	100.00	100.00
OPE Investimentos S.A.			Brazil	100.00	100.00	100.00
OPP Finance Ltd. (“OPP Finance”)			Cayman Islands	100.00	100.00	100.00
OPP PP	(ii	)	Brazil	—	—	100.00
OPP Química	(i	)	Brazil	—	100.00	100.00
OPP Resinas S.A.	(iii	)	Brazil	—	100.00	100.00
OQPA Administração e Participações Ltda. (“OQPA”)			Brazil	100.00	100.00	100.00
Polialden América Inc.			U.S.A	56.27	42.64	—
Polialden			Brazil	56.27	42.64	42.64
Proppet Overseas Ltd. (“Proppet Overseas”)	(iv	)	Bahamas	100.00	100.00	100.00
PSA Trading AVV	(v	)	Aruba	—	100.00	100.00
Tegal -Terminal de Gases Ltda. (“Tegal”)			Brazil	89.43	83.53	83.72
Trikem			Brazil	52.33	42.12	42.12
TRK Brasil Trust S.A.			Brazil	52.33	42.12	42.12

(i)	Legally merged into Braskem on March 31, 2003 (Note 1(b)).

(ii)	Legally merged into Braskem in August 2002 (Note1(b)).

(iii)	Legally merged into Braskem in March, 2003.

(iv)	In the process of being wound up.

(v)	Ceased operations in 2003.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

				Interest in Total Capital
			Head	(%)
			Office
	Reference		(Country)	2003	2002	2001

Jointly-controlled companies (i)
Cetrel			Brazil	33.92	27.17	18.46
Codeverde — Cia. de Desenvolvimento Rio Verde (“Codeverde”)			Brazil	35.44	35.42	35.39
Copesul			Brazil	29.46	29.46	29.46
Norcell	(ii	)	Brazil	—	86.15	88.42
Politeno Industria e Comércio S.A.			Brazil	33.88	34.66	30.99

(i)	Investments proportionally consolidated.

(ii)	Investment sold in July 2003 (Note 1(b)).

      In the financial statements, intercompany investments and the equity in the results, as well as intercompany assets, liabilities, income, expenses and unrealized gains arising from transactions between consolidated companies, have been eliminated. Minority interest in the equity and in the results of subsidiaries has been separately stated on the consolidated balance sheet and statement of operations, respectively.

      Minority interest corresponds to the respective participations of minority shareholders in all subsidiaries consolidated in these financial statements.

      For purposes of the financial statements, the cross-holding between the subsidiary Conepar and the Company, which arose from the corporate reorganization, has been recorded in the treasury share account within shareholders’ equity. The subsidiary Conepar holds 145,082,980 common shares and 72,541,480 class A preferred shares of the Company, representing 0.32% of the Company’s total share capital at December 31, 2003.

      Proportional consolidation is applied to all companies jointly controlled by the Company together with one or more other voting shareholders. Joint control does not require the participation of all other voting shareholders. Information concerning the balance sheets and statement of operations of the jointly-controlled entities, which are proportionally consolidated (or combined, as applicable), is summarized as follows:

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	Copesul(i)			Cetrel			Norcell		Codeverde(ii)		Politeno

	2003	2002	2001	2003	2002	2001	2002	2001	2003	2002	2003	2002	2001

Assets
Current assets	1,386.4	1,304.7		27.1	20.3		10.1		0.1	0.1	289.1	345.8
Long-term receivables	445.3	768.6		8.7	9.4		2.6		0.1	0.1	56.0	15.2
Permanent assets	1,230.3	1,435.3		107.2	107.8		114.6		96.4	95.7	199.3	198.8

Total assets	3,062.0	3,508.6		143.0	137.5		127.3		96.6	95.9	544.4	559.8
Liabilities
Current liabilities	1,052.2	1,713.1		20.0	15.2		3.1		0.1	0.1	87.3	99.7
Long-term liabilities	950.1	794.7		57.7	50.6		0.7		0.7	0.7	15.4	26.3
Deferred income	—	—		—	—		14.5		—	—	—	—
Minority interest	—	—		—	—		0.6		—	—	—	—
Shareholders’ equity	1,059.7	1,000.8		65.3	71.7		108.4		95.8	95.1	441.7	433.8

Total liabilities	3,062.0	3,508.6		143.0	137.5		127.3		96.6	95.9	544.4	559.8

Statement of operations
Net sales revenue	4,177.9	2,932.8	936.2	69.4	51.3	40.3	32.4	34.9	—	—	943.9	733.6	983.9
Cost of sales and services rendered	(3,773.1)	(2,536.7)	(815.5)	(57.0)	(45.6)	(36.1)	(28.5)	(28.7)	—	—	(749.0)	(592.2)	(786.0)

Gross profit	404.8	396.1	120.7	12.4	5.7	4.2	3.9	6.2	—	—	194.9	141.4	197.9

Operating income (expenses), net	(208.5)	(405.1)	(94.6)	(19.0)	(14.5)	(19.5)	2.3	(1.0)	—	—	(87.4)	(67.9)	(118.4)
Non-operating income (expenses), net	(0.9)	(54.3)	7.7	0.1	(0.8)	1.1	(8.1)	(8.5)	—	—	—	—	(6.5)

Income (loss) before social contribution and income tax and minority interest	195.4	(63.3)	33.8	(6.5)	(9.6)	(14.2)	(1.9)	(3.3)	—	—	107.5	73.5	73.0
Social contribution and income tax	(45.5)	31.2	(46.4)	—	—	—	(2.9)	(6.2)	—	—	(40.3)	(27.9)	(27.4)
Minority interest	—	—	—	—	—	—	0.1	0.6	—	—	—	—	1.6

Net income (loss) for the year/period	149.9	(32.1)	(12.6)	(6.5)	(9.6)	(14.2)	(4.7)	(8.9)	—	—	67.2	45.6	47.2

(i)	For purposes of proportional consolidation, exchange losses deferred in Copesul’s financial statements (as permitted by applicable CVM resolutions) have been recorded as incurred in accordance with the Company’s accounting policy.

(ii)	Pre-operating stage, consequently all pre-operational expenses are capitalized.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

5	Other Investments

	2003	2002

Current assets
Restricted cash equivalents	60.1	0.1
Investment fund (trading)	434.6	560.1
Swap contracts (trading)	—	59.1

	494.7	619.3

      The Company’s investment fund comprises quotas, with underlying U.S. dollar-denominated debt securities, of a majority-owned fund which is managed and controlled by a leading international bank.

6	Other Long-Term Investments

	2003	2002

Shares of associated company held for sale	19.6	18.9
Restricted cash equivalents	15.0	73.4
Swap contracts (trading)	—	33.8
Other	14.6	27.4

	49.2	153.5

      The shares in associated company held for sale refer to the book value of 20% of the capital of Borealis Brasil S.A. (“Borealis”).

7	Trade Accounts Receivable

	2003	2002

Customers
Domestic market	996.6	973.7
International market	418.3	579.9
Advances on foreign deliveries	(65.9)	(419.1)
Allowance for doubtful accounts	(105.7)	(133.2)

	1,243.3	1,001.3
Long-term receivables	(27.1)	(42.3)

Current assets	1,216.2	959.0

      The Company has been adopting a policy of realizing domestic trade accounts, consisting mainly of the sale of its receivables to a securitization entity which pays the Company earlier than the normal due date of these customer receivables.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The changes in allowance for doubtful accounts are as follows:

	2003	2002

At the beginning of the year	(133.2)	(50.6)
Additions charged to selling expenses	(24.2)	(92.0)
Write-off of uncollectible receivables	—	6.2
Recoveries	51.7	6.5
Foreign exchange variation	—	(3.3)

At the end of the year	(105.7)	(133.2)

     Advances for Purchase of Credit Rights

      On June 6, 2002, OPP Química and Trikem obtained funds from Multichem Trust S.A. (“Multichem”) in the amount of R$ 175.0, as an advance for a receivables securitization recorded as “Advances for purchase of credit rights”. The receivables securitization never was consummated and repayment of this advance began in the first quarter of 2003. The balance of R$ 113.4 at December 31, 2003, under this facility were exchanged for debentures of the Company in January 2004 (Note 28(b)).

8	Inventories

	2003	2002

Finished goods	475.8	373.5
Work in process	58.6	28.3
Raw material, production inputs and packaging	224.4	200.1
Maintenance materials	224.5	200.4
Advances to suppliers	170.4	80.8
Imports in transit and others	33.5	88.3

Total	1,187.2	971.4
Long-term maintenance materials(*)	(115.6)	(82.3)

Current assets	1,071.6	889.1

(*)	Based on management’s expectation of utilization, part of the maintenance materials inventory was reclassified to long-term.

      Advances to suppliers and expenditures for imports in transit are mainly related to the acquisition of naphtha, which is the Company’s main raw material.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

9	Judicial Deposits and Compulsory Loan

	2003	2002

Judicial deposits
Social Integration Program (“PIS”)/Contribution for Social Security Financing (“COFINS”) (Note 17(iii))	94.0	73.6
Educational and social security contribution	21.5	21.0
Work accident insurance	14.1	12.0
Labor claims	15.6	5.7
Other	27.1	23.4

Compulsory loan
Eletrobras compulsory loan	19.0	5.2

	191.3	140.9

10	Related Parties

	Balances at December 31, 2003

	Current
	Assets	Long-term			Long-term
		Receivables	Current Liabilities		Liabilities
	Trade
	Accounts	Related		Related		Related
	Receivable	Parties	Suppliers	Parties	Suppliers	Parties

Jointly-controlled entities
Copesul	2.6	—	259.3	—	—	157.4
Cetrel	—	0.3	0.1	—	—	—
Politeno	11.6	—	—	—	—	—
Associated company
Petroflex Indústria e Comércio S.A. (“Petroflex”)	18.1	—	—	—	—	—
Related parties
Refinaria Alberto Pasqualini — REFAP S.A. (related party of Copesul)	—	—	5.1	—	—	—
Ipiranga Petroquímica S.A. (related party of Copesul)	123.0	18.1	0.5	—	—	—
Natal Trading (related party of Copesul)	—	13.2	—	—	—	—
Nitroclor Produtos Químicos S.A. (related party of Braskem)	0.9	—	—	—	—	1.5
Petrobras	0.3	28.0	250.2	—	58.4	—
Pronor (related party of Cetrel)	—	—	—	—	—	3.1
Other	—	3.1	—	0.2	—	15.6

	156.5	62.7	515.2	0.2	58.4	177.6

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	Balances at December 31, 2002

	Current
	Assets	Long-term			Long-term
		Receivables	Current Liabilities		Liabilities
	Trade
	Accounts	Related		Related		Related
	Receivable	Parties	Suppliers	Parties	Suppliers	Parties

Jointly-controlled entities
Copesul	4.6	—	495.9	—	—	181.5
Politeno	50.9	—	—	—	—	—
Associated companies
Borealis	—	—	—	6.0	—	—
Related parties
Refinaria Alberto Pasqualini — REFAP S.A. (related party of Copesul)	—	—	39.2	—	—	—
Copener — Copene Florestal S.A. (related party of Braskem)	—	—	—	1.8	—	4.8
Ipiranga Petroquímica S.A. (related party of Copesul)	196.7	77.0	1.2	—	—	—
Petrobras	0.2	24.6	189.9	—	79.4	—
Other	—	15.4	0.6	0.4	—	3.0

	252.4	117.0	726.8	8.2	79.4	189.3

	Transactions

	2003			2002			2001

	Products	Utilities and	Interest	Products	Utilities and	Interest	Products	Utilities and	Interest
	Sales/	Raw Material	Income and	Sales/	Raw Material	Income and	Sales/	Raw Material	Income and
	Revenues	Purchases	(Expenses)	Revenues	Purchases	(Expenses)	Revenues	Purchases	(Expenses)

Jointly-controlled entities
Copesul	72.0	1,220.9	(80.2)	32.0	1,196.9	(58.7)	27.4	984.9	(23.2)
Cetrel	0.1	7.5	—	0.1	13.5	—	0.3	5.4	—
Polialden	—	—	—	—	—	—	127.1	—	—
Politeno	451.4	—	—	352.2	—	—	341.3	—	—
Associated companies
Borealis	107.6	—	(0.2)	62.9	—	—	50.4	—	—
Petroflex	331.3	—	—	216.9	—	3.6	177.6	—	3.5
Related parties
Refinaria Alberto Pasqualini — REFAP S.A.	—	163.8	—	1.3	290.7	—	236.6	—	—
Ipiranga Petroquímica S.A.	358.2	78.9	7.4	630.9	28.5	53.7	230.5	—	—
Petrobras(*)	14.1	4,546.9	2.8	14.0	2,801.1	—	55.6	2,978.3	5.7
Polibrasil	—	—	—	—	—	—	212.3	—	—
Pronor	—	—	—	—	—	—	54.2	—	(0.8)
Other	—	—	0.2	57.9	58.6	—	637.5	23.2	(6.4)

Year ended December 31	1,334.7	6,018.0	(70.0)	1,368.2	4,389.3	(1.4)	2,150.8	3,991.8	(21.2)

(*)	The Company is dependent on Petrobras for supply of raw materials.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Transactions with related parties are carried out at market prices.

11	Taxes Recoverable

	Reference		2003	2002

Value-added Tax on Sales and Services (ICMS) recoverable			213.4	182.2
Excise Tax (IPI) recoverable (regular operations)			68.2	156.3
Zero-rated IPI	(i	)	480.9	764.5
Presumed IPI credit			—	22.3
PIS			52.7	54.9
Income tax and social contribution			108.8	91.4
Income tax on net income (ILL)			67.0	62.1
Social Investment Fund — Finsocial			14.2	14.2
Other			31.3	53.5

			1,036.5	1,401.4
Current assets			(395.9)	(692.8)

Long-term receivables			640.6	708.6

(i)	Zero-rated IPI

      We brought a suit against the Brazilian government claiming that we had the right to IPI tax credits on our purchases of raw materials that are taxed at a zero rate. The Brazilian Federal Supreme Court ruled in favor of the Company. The Brazilian government has filed a special appeal requesting clarification of the calculation but not challenging its existence. This appeal will not affect the validity of this tax credit for which we have recorded an asset. Accordingly, we recognized a tax credit of R$1,030.1 in our 2002 combined statement of income. Of this total tax credit, R$265.6 and R$364.9 were used by the Company to offset federal tax assessments in the years ended December 31, 2002 and 2003, respectively, and the remainder of this tax credit will be used to offset federal tax assessments in the future based on our earnings and future results. Although the ruling of the Brazilian Federal Supreme Court only applies to our operations in the State of Rio Grande do Sul, we have also brought litigation against the federal government in respect of our purchases of raw materials in the States of São Paulo, Bahia and Alagoas seeking to obtain a similar tax credit (see Note 17(ii)).

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

12	Investments

(a) Goodwill, Net

						Negative
					Goodwill	Goodwill	2003	2002

	Polialden	Politeno	Copesul	Trikem	Other	Other	Total	Total

As of January 1	542.1	522.7	251.1	917.8	1.0	(78.7)	2,156.0	2,144.1
Goodwill (negative goodwill) on the acquisition of shares	—	—	—	10.8	6.8	—	17.6	344.1
Write-off due to exchange of shares	—	—	—	(10.2)	—	—	(10.2)	—
Negative goodwill on the acquisition of shares	(24.1)	—	—	(8.8)	—	—	(32.9)	—
Sale of investments	—	—	—	—	—	37.8	37.8	(37.8)
Amortization of (goodwill)/negative goodwill	(63.0)	(60.8)	(28.1)	(107.9)	(0.4)	4.6	(255.6)	(294.4)

As of December 31	455.0	461.9	223.0	801.7	7.4	(36.3)	1,912.7	2,156.0

(b) Associated companies

      The Company’s participation on associated companies is as follows:

		Interest in Total Capital (%)
	Head Office
	(Country)	2003	2002	2001

Associated companies
Rionil Compostos Vinílicos Ltda. (“Rionil”)	Brazil	33.33	33.33	33.33
Sansuy Indústrias Químicas S.A. (“Sansuy”)	Brazil	20.00	20.00	20.00
Petroflex	Brazil	20.12	20.12	20.12

	2003				2002

	Rionil	Sansuy	Petroflex	Total	Total

As of January 1	2.7	2.9	21.8	27.4	21.6
Equity in results	(0.7)	0.6	12.8	12.7	6.7
Dividends	—	—	(0.7)	(0.7)	—
Reversal of revaluation	—	(1.3)	—	(1.3)	—
Amortization of goodwill	—	—	(0.4)	(0.4)	(0.9)

As of December 31	2.0	2.2	33.5	37.7	27.4

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(c)	Information on investments in the main jointly-controlled companies, included in proportional consolidation under CVM 247

     Copesul

      Copesul is engaged in the manufacture, sale, import and export of basic petrochemical products and the production and supply of utilities, such as steam, water, compressed air, electrical energy, to the companies in the Triunfo Petrochemical Complex in the state of Rio Grande do Sul. Copesul also provides various other services to these companies.

     Politeno

      Politeno is engaged in the manufacture, processing, direct or indirect sale, consignment, export, import and transportation of polyethylene and by-products, as well as the participation in other companies. The main raw material for all of its products is ethylene, which is currently supplied by Braskem. Politeno operates an industrial plant in the Northeastern Complex.

     Cetrel

      The principal activity of Cetrel is to provide services related to environmental controls and protection to petrochemical companies.

13	Property, Plant and Equipment

	2003			2002
					Annual
		Accumulated			Depreciation
	Cost	Depreciation	Net	Net	Rates — %

Land	52.8	—	52.8	82.8	—
Buildings and improvements	759.9	(294.4)	465.5	492.0	2 to 10
Machinery, equipment and installations	7,150.7	(3,097.7)	4,053.0	4,231.2	3.3 to 20
Furniture and fixtures	35.3	(28.3)	7.0	7.9	10
Information technology	53.4	(43.5)	9.9	12.9	10
Construction-in-progress	405.4	—	405.4	379.7	—
Other	92.9	(54.5)	38.4	90.2	Up to 20

	8,550.4	(3,518.4)	5,032.0	5,296.7

      Construction in progress relates principally to projects for operating improvements to increase the useful life of the industrial units, as well as health, technology and security projects.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

14	Deferred Charges

	2003	2002

Costs
Pre-operating expenses	289.4	470.8
Rights to manufacturing processes	53.7	49.8
Organization and implementation expenses	239.9	192.4
Expenditures for structured operations	314.3	245.8
Goodwill on the acquisition of investments	885.8	835.1
Expenditures for programmed stoppages (major overhauls)	342.6	474.2
Research and development	86.2	104.5
Catalysts and other	57.1	87.9

	2,269.0	2,460.5
Accumulated amortization	(745.8)	(1,036.9)

	1,523.2	1,423.6

      Goodwill on acquisition of investments relates to the portion of goodwill from legally merged companies based on expected future profitability. Goodwill on acquisition of investments includes the amounts of R$ 834.7 and R$ 51.1 at December 31, 2003 arising from the merger of OPP Química and Proppet, respectively (2002 — R$ 773.2, R$ 51.1 and R$ 10.8 from the merger of OPP Química, Proppet and Odequi respectively). This goodwill is being amortized over up to ten years.

      On scheduled dates, varying from one to six years, the Company performs total or partial overhauls of its facilities. The costs associated with overhauls are deferred and amortized over the period until the beginning of the next corresponding overhaul.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

15	Loans and financings

	Annual Financial Charges	2003	2002

Foreign currency-denominated
Foreign notes payable (Eurobonds)(a)	9.00% to 11.50% (2002 — from 9.00% to 11.50%)	1,636.9	1,751.4
Advances on export contracts	6.25% to 12.30% (2002 — from 3.80% to 12.00%)	458.5	434.2
Export prepayment(b)	Note 15 (b)	1,182.5	1,939.1
Medium term notes(c)	Note 15 (c)	1,369.2	—
Raw material financing	Fixed interest of 4.11% to 8.26% — Braskem	13.2	48.1
Raw material financing	Jointly-controlled compay — Copesul (2.30% — 7.59%)	230.1	308.6
Fixed capital	0.50% above LIBOR	232.8	284.7
Fixed capital	Fixed interest from 3.38% to 8.64% (2002 — from 4.25% to 8.64%)	88.8	207.8
Working capital	6.25% (2002 — from 3.11% to 6.50%)	8.0	276.4
Local currency-denominated
Working capital	Average interest rate at year end was 32% (2002 — 29%)	556.0	694.8
FINAME(d)	9.35% to 11.00% + TJLP	32.0	19.5
BNDES(d)	6.50% to 11.00% + TJLP and UMBNDES (2002 — from 3.90% to 10.75%)	280.1	304.2
Acquisition of shares(e)	4.00% to 4.50% + TJLP or IGP-M	253.0	300.5
Vendor		0.7	68.4

		6,341.8	6,637.7
Less: current liabilities		(2,726.5)	(2,746.1)

Long-term liabilities		3,615.3	3,891.6

CDI	=	Interbank Certificate of Deposit Rate
UMBNDES	=	BNDES Monetary Unit
LIBOR	=	London Interbank Offered Rate
TJLP	=	Long-term Interest Rate, published by the Brazilian Central Bank

(a)	U.S. dollar-denominated notes payable

      In June 1997, the Company issued bonds in the amount of US$150.0 million, maturing in June 2007 and bearing annual interest of 9%, payable semiannually.

      The Company also has outstanding bonds originally issued through OPP Química as follows: (1) US$125.0 million thousand issued in February 1996, maturing in February 2004 and bearing annual interest of 11.5%, payable semiannually and (2) US$100.0 million thousand issued in October 1996, maturing in October 2004 and bearing annual interest of 11%, payable semiannually.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      In July 1997, Trikem issued bonds in the amount of US$250.0 million, maturing in July 2007 and bearing annual interest of 10.625%, payable semiannually. These notes grant exclusively to Trikem the right to repurchase the bonds on July 24 of each year as from July 2002.

(b)	Export prepayment

      On December 28, 2001, the Company obtained funds in the amount of US$250.0 million as a prepayment of exports. This loan was placed in two tranches and structured by a syndicate of banks led by ABN AMRO Real S.A. and Citibank N.A. The first tranche, in the amount of US$80.0 million, is payable in installments through December 2004 and bears interest of 3.75% per annum plus three-month LIBOR, payable quarterly. The second tranche, in the amount of US$170.0 million, is payable in installments through December 2006 and bears interest of 4.75% per annum plus three-month LIBOR, payable quarterly. The debt balance, including accrued interest, at December 31, 2003, is US$223.1 million — R$ 644.5 (2002 — US$250.1 million — R$ 883.5).

      In June 2000, OPP Petroquímica S.A. entered into an Export Prepayment in the amount of US$75.3 million bearing annual interest of 3.75% over six month LIBOR. This loan was fully paid in December 2003.

      In December 2002, OPP Química entered into an export prepayment, in the amount of US$97.2 million. The advance bears annual interest of 3.75% over six month LIBOR. This contract is guaranteed by a surety bond and is to be paid through shipments from June 2003 to June 2006. The debt balance, including accrued interest, at December 31, 2003 is US$96.7 million (R$ 279.3). The consolidated balance of prepayment of exports includes the balance of an advance of US$100.0 million made by a foreign customer of Trikem in August 1997. This advance bears annual interest of 6.73% maturing on June 1, 2004. The balance, including accrued interest at December 31, 2003 is US$47.2 million (R$ 136.4).

      The Company has other export prepayment obligations of export operations in the amount of US$42.3 million (R$ 122.3) which are repayable in installments through February 2006. The Company is subject to annual interest from 4.25% to 5.25%, above LIBOR.

Issuance	Description	Interest Rate Per Annum	2003	2002

December 2001	Prepayment of exports (1st tranche)	3.75% above LIBOR	206.2	282.7
December 2001	Prepayment of exports (2nd tranche)	4.75% above LIBOR	438.3	600.8
June 2000	Advance from foreign customer	3.75% above LIBOR	—	266.1
December 2002	Advance from foreign customer	3.75% above LIBOR	279.3	343.4
August 1997	Advance from foreign customer	6.73%	136.4	166.8
Various dates	Other export prepayments	4.25% - 5.25% above LIBOR	122.3	149.4
Various dates	Other export prepayments	2.88% - 4.75% above LIBOR	—	129.9

			1,182.5	1,939.1

(c)	Medium-term note (“MTN”) program

      In July 2003, Braskem established a MTN program providing for issuances of notes in an aggregate principal amount of up to US$500.0 million. On July 16, 2003, a first tranche of MTNs in the amount of US$75.0 million was issued and sold in the international capital markets, bearing annual interest of 10.5%

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

and maturing in one year. Further issues of the first tranche were made between August 1 and October 23, 2003, in the amount of US$46.0 million, with the same annual interest of 10.5% and maturing on July 16, 2004.

      On October 28, 2003, the Company issued and sold a second tranche of MTNs in the amount of US$65.0 million that bears annual interest of 9.25% and matures in two years.

      On November 5, 2003, the Company issued and sold a third tranche of MTNs in the amount of US$200.0 million that bears annual interest of 12.5% and matures in five years. On November 28, 2003 the Company issued and sold a further US$75.0 million under this third tranche, with the same annual interest of 12.5% and maturity date.

      The total of notes issued under the MTN program at December 31, 2003 is summarized as follows:

	Annual		Millions of
Issue	Interest %	Maturity	U.S. Dollars	R$

1st tranche	10.50	July 2004	121.0	349.6
2nd tranche	9.25	October 2005	65.0	187.8
3rd tranche	12.50	November 2008	275.0	794.6

Total issued			461.0	1,332.0
Interest accrued				37.2

Total			461.0	1,369.2

      The Company’s Board of Directors, at a meeting on December 16, 2003, authorized an increase in the MTN program up to an aggregate principal amount of US$1 billion and an extension in the term from five to ten years. In January 2004, a fourth tranche of MTNs in the amount of US$250.0 million was issued and sold (Note 28(b)).

(d) FINAME and BNDES

      The proceeds of the loans in reais from FINAME and BNDES were applied to increase in production capacity, implementation of environmental programs and construction of operating control centers and for laboratory and waste treatment stations. Principal and interest are payable monthly up to July 2007.

(e) Acquisition of Shares

      The loans for purchase of shares relate to:

(i) the acquisition from BNDESPAR of Conepar shares, in September 2001 by Nova Camaçari. The loan principal is payable in full on August 15, 2006. The principal bears annual interest of 4% plus TJLP, payable annually as from August 15, 2002. At December 31, 2003, including accrued interest was R$ 177.3; and

(ii) the acquisition by Odequi in September 1992 of the shares of the companies that subsequently merged to form OPP Química. This acquisition was financed by the Banco do Brasil S.A. for 12.5 years and the loan is restated by the IGP-M index plus annual interest of 4.5%. Interest is paid semiannually in March and September as from March 1993 and the principal is being repaid in 18 semiannual successive installments since April 1996. The balance at December 31, 2003 was R$ 75.7.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(f) Maturity and guarantees

      Long-term loans mature as follows:

	2003	2002

2004	—	1,250.5
2005	1,042.7	689.4
2006	503.4	507.7
2007	1,237.6	1,442.3
2008	831.6	1.7

	3,615.3	3,891.6

      In the case of short-term loans, the Company has given security in the form of trade bills receivable and promissory notes guaranteed by shares. Certain working capital borrowings are secured by letters of credit and bank guarantees.

      Long-term loans are secured by fixed assets, shares, guarantees of the shareholders and bank guarantees. Certain long-term borrowings are secured by mortgages on the Company’s industrial plants with a net book value of R$ 193.5. Additionally, certain loans related to the acquisition of fixed assets are secured by shares.

16	Debentures

      On October 1, 2001, the Company issued and sold two series of its 10th issue of non-convertible debentures, both with an initial 36 month interest holiday, in the total amount of R$ 625.0, secured by a floating lien and with repricing in October 2004. This issue was fully subscribed and sold in two series, as follows:

	1st Series (R$ 410.8)	2nd Series (R$ 214.2)

Final maturity date	October 1, 2006	October 1, 2006
Annual interest	110% – 118.3% of CDI	IGP-M + 13.25%
Payment frequency	Semi-annual, as from April 2002	Annual, as from October 2002

      On May 31, 2002, OPP PP issued R$ 591.9 of debentures convertible into preferred class A shares of the Company at any time at the option of the debentureholders. These debentures have the following characteristics:

Single Series

Final maturity date	July 31, 2007
Annual interest	TJLP variation, plus 5% p.a.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      These debentures are subordinated, and the payment of the principal and interest will be made on the final maturity date of July 31, 2007. There is no partial or total redemption clause allowing payments before this date. A summary of the debentures is as follows:

	2003	2002

As of January 1	1,222.3	499.9
Interest accrued	280.7	184.8
Issuance	—	591.9
Resale of debentures held by the Company	140.3	—
Interest payments	(151.3)	(54.3)

Balance at December 31	1,492.0	1,222.3
Less: current liabilities	(349.0)	(32.1)

Long-term liabilities	1,143.0	1,190.2

      The Extraordinary Shareholders Meeting held on November 19, 2003 approved the 11th public issue of non-convertible debentures, with a maturity of four years and a one-year grace period for the principal. On December 1, 2003, a single series of 12,000 debentures was issued in the total amount of R$ 1.2 billion and initially held in treasury. These debentures were sold in January and February 2004 (Note 28(b)).

17	Taxes and Contributions Payable — Long-term Liabilities

	Reference	2003	2002

Compensation of IPI credits
IPI — export credit	(i)	413.1	174.9
IPI — purchase of zero-rated materials	(ii)	307.0	286.3
IPI — consumable materials and equipment		31.9	25.4
Other taxes and contributions payable
PIS/ COFINS — Law 9718 of 1998	(iii)	284.9	308.0
Education contribution, SAT and INSS		26.5	28.2
Special Installment Program (PAES) — Law 10684/03	(iv)	56.3	—
Tax Recovery Program (REFIS) — Law 9964/00	(v)	9.2	10.6
Others		20.2	—

		1,149.1	833.4

      The Company has brought legal actions challenging certain alterations in the tax law and defending, among other things, the right to IPI credits on the purchase of raw materials and the export of products. In relation to offset of IPI credits, our challenges, if successful, will ultimately generate definitive IPI tax credits or benefits. However, for those contingent IPI tax credits which were used to offset other federal taxes payable we have recorded a liability in order to offset the contingent gain and have accrued interest on such liabilities using the SELIC interest rate. The Company has not recorded tax assets for uncompensated credits that have not been used to offset other tax obligations as they are considered contingent assets.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(i)	IPI — Export credit

      Relates to a legal action initiated by the merged company OPP Química and the subsidiary Trikem, requesting the legal recognition of the IPI credit, introduced by Decree Law 491/69 to provide incentives for exports of manufactured products. OPP Química obtained a preliminary injunction in this action, partially confirmed by a ruling, authorizing it to use the benefit calculated on the exports of the units located in Rio Grande do Sul to offset federal taxes due. The decision was revoked, against which special and extraordinary appeals were lodged by the Company.

      The subsidiary Trikem, in Alagoas, obtained a preliminary injunction, confirmed by a ruling, permitting it to use the benefit to offset federal taxes due. The Regional Federal Tribunal (“TRF”) maintained this decision.

      Braskem has a favorable ruling in this matter from the Federal Justice of Bahia.

      Based upon recent Federal Supreme Court jurisprudence and the legal opinions of its external legal advisors, the Company believes its chances of success with respect to these contingent assets, the export credit itself and the effects of monetary restatement (official monetary connection, additional inflation effects not officially recognized and SELIC interest), are good, but no asset was recorded. Based on a judicial order, the Company used credits relative to these proceedings to compensate IPI, PIS, COFINS and Federal Income tax payable on its operations. A liability is recorded in the amount of the potential contingent gain in respect of the utilization of the contingent IPI export credits tax, updated by the SELIC rate, amounting to R$ 413.1 at December 31, 2003 (2002 — R$ 174.9).

(ii)	IPI — Purchase of zero-rated materials

      Based on the favorable final ruling received in relation to recognition of IPI tax credits on the acquisition of raw materials in the State of Rio Grande do Sul (see Note 11(i)), claims for similar credits have been made in the States of São Paulo and Bahia, and by the subsidiaries Trikem and Polialden. The Company received an injunction to use the IPI tax credits but has not recorded an asset in relation to these credits. Through the injunction the Company is using IPI credits relative to these processes to offset IPI, PIS, COFINS and Federal Income Tax payable. In order to avoid recognition of contingent gains the Company has recorded a liability equal to the amount used to offset these other tax obligations, updated at the SELIC rate. This liability will be reversed if the Company receives final favorable decisions in these lawsuits.

(iii)	PIS/ COFINS — Law 9718 of 1998

      Effective as from February 1999, the basis and applicable rates for PIS and COFINS contributions were increased through Law 9718 of 1998.

      COFINS — Increase in the rate from 2% to 3% and expansion of the concept of billings to include in the contribution calculation practically all income earned by companies, in addition to the sales of products and services.

      PIS — Expansion of the calculation basis identical to COFINS.

      The Company, in different legal actions, has challenged the constitutionality of the expansion in the calculation basis for the period from February 1999 to November 2002. Based on a new PIS law issued in 2002, the expanded basis was applicable since December 2002, and is no longer questioned as from that date. The Company records provisions in accordance with amounts due under law 9718, and, based on the advice of its legal counsel, the Company believes that it is reasonably possible that the portion of the law

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

in respect of the expanded contribution base may be upheld as being constitutional. Provisions have been recorded based on amounts payable under the expanded basis and increased rates in accordance with law 9718, while awaiting a final decision in relation to constitutionality.

      The amounts set forth in Note 9 with respect to PIS and COFINS are judicial deposits made by the Company with respect to PIS and COFINS taxes calculated using the expanded basis under Law 9718 for the periods the law applied.

      The status of each of the actions is as follows:

Braskem continues its COFINS claim and deposits on the calculation expanded basis under Law 9718. PIS, on the same calculation basis, was deposited up to November 2002.

Based on a judicial order, OPP Química, up to August 2002, was not obliged to pay or deposit any of the increases introduced by Law 9718 in respect of COFINS. Also, based on a judicial order, OPP Química was not obliged to pay or deposit any of the increases in respect of PIS up to November 2002. As from December 2002, this contribution was paid on the expanded basis.

In August 2003, Trikem chose to desist from part of the proceedings with respect to the increase in rate and, through PAES (Note 17(iv)), settled the amount due in installments between February 1999 and February 2003.

With respect to PIS, the situation of Trikem is the same as OPP Química, as parties to the same legal process.

The subsidiary Polialden filed a legal action to pay COFINS at the rate of 2% and not 3%. In September 2001, the ruling rejecting the claim was published. Polialden lodged an appeal with the lower court, but this was rejected. An extraordinary appeal to the Federal Supreme Court (“STF”) against this ruling has been lodged.

(iv)	Special Installment Program (PAES) Law 10684/03

      On May 30, 2003, Law No. 10684 was published, introducing the PAES program, which offers taxpayers with liabilities to the Federal Revenue Office or the National Treasury (that have been confessed or are being challenged in the courts) the option of paying their overdue tax obligations at February 28, 2003, in up to 180 consecutive monthly installments.

      The legislation, among other benefits, provides for a 50% reduction in the fines on arrears as well as the utilization of the TJLP to update the installments due (replacing the usual SELIC rate which is more onerous).

      In August 2003, Trikem chose to desist from its legal action in relation to claims relating to the COFINS (Note 17(iii)) to take advantage of the favorable payment terms of the program. The amount due is being paid in 120 installments and the option was confirmed with payment of the first installment on August 31, 2003. At December 31, 2003 the total balance due is R$ 62.8, of which R$ 6.5 is classified within current liabilities.

(v)	REFIS — Law 9964/00

      On August 1, 1996, the Federal Revenue Office raised an assessment against Nitrocarbono, corresponding to the Social Contribution, not previously paid based on a prior ruling, that would have been due for 1992 through 1995.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      In December 2000, management chose to settle the assessed amount of R$ 14.8, through enrollment in the REFIS program (established by Law No. 9964/00). Under the REFIS program, Nitrocarbono began to pay the social contribution in accordance with current legislation. At December 31, 2003 the balance due was R$ 9.2 (2002 — R$ 10.6).

18	Income Tax and Social Contribution on Net Income

(a)	Income tax reconciliation

	2003	2002	2001

Income (loss) before income tax and minority interest	564.2	(1,477.9)	(238.0)
Income tax and social contribution benefit (expense) at statutory rate 34%	(191.8)	502.5	80.9
Income tax on equity in earnings of associates	24.5	(29.4)	(13.3)
Non-deductible amortization of goodwill	(87.0)	(100.1)	(54.8)
Exempt exchange gains (losses) on foreign currency	(43.2)	111.3	110.0
Income tax incentives (Note 19(a))	28.8	0.4	28.9
Other permanent differences	(23.4)	(12.7)	(11.5)
Tax effect of social contribution tax exemption ((c) below)	64.0	(128.6)	(55.6)
Net change in valuation allowance	109.6	(428.1)	(161.4)
Other	(4.4)	(5.1)	(0.8)

Income tax expense, per consolidated and combined statement of operations	(122.9)	(89.8)	(77.6)

(b)	Deferred Taxes

      In accordance with a pronouncement issued by the Brazilian Institute of Independent Accountants (“IBRACON”) on the accounting for income tax and social contribution, supplemented by CVM Instruction 371/02, the Company has recognized deferred tax assets, demonstrated as follows:

	2003	2002

Deferred tax assets
Net operating loss carryforwards	322.8	442.5
Goodwill and deferred charges	128.0	95.5
Non-deductible accrued expenses and other temporary differences	366.7	367.0

Gross deferred tax assets	817.5	905.0
Valuation allowance	(651.5)	(761.1)

Net long-term deferred tax assets	166.0	143.9

Deferred tax liabilities
Accelerated depreciation	(9.8)	(9.8)
Other temporary differences	—	(17.0)

Long-term deferred tax liabilities	(9.8)	(26.8)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The Company believes that it is more likely than not that the deferred tax asset, net of the valuation allowance, will be recovered within three to five years. Valuation allowances have been provided for deferred tax assets whose realization is considered not more likely than not.

      In addition to the expected positive impacts of the corporate reorganization described in Note 1(b), the expectation of generating taxable income is based on projections that are mainly influenced by price, foreign exchange rates, interest rates and market growth assumptions and other variables relevant to the Company.

(c)	Social Contribution

      The Company has not paid or recognized an expense in relation to social contribution taxes in any of the years presented.

      The subsidiary OPP Química obtained a final court decision which exempted it from the social contribution. In 1992, Braskem and its subsidiaries Trikem and Polialden also received final favorable decisions exempting them from the social contribution, but in 1997, the Superior Court of Justice overturned the 1992 decision. Since then the companies have filed several appeals to reverse this unfavorable decision.

      Based on the opinion of external legal counsel, the Company believes that it is reasonably possible that it will lose the appeals to maintain the Company’s exemption. If the appeals are not successful, the Company believes, based on the advice of its external legal counsel, that the loss of the exemption will be effective only as from the date of a final unfavorable decision and may not be applied retroactively. For this reason, no liability has been recorded. However, we believe that it is reasonably possible that we will be required to pay these taxes retroactively. If a retroactive claim were made by the government, the exposure to the Company would be approximately R$416.8, including interest but excluding fines.

19	Tax Incentives

(a)	Corporate income tax

      From 2002 to 2011, the Company has the right to reduce by 75% the income tax rate on profits arising from the sale of basic petrochemical products and utilities. The Camaçari polyethylene plant of the merged company OPP Química has the same right for the same period. The polyvinylchloride (“PVC”) plants of Trikem, in the States of Bahia and Alagoas, are exempt from Corporate Income Tax (“IRPJ”) calculated on the results of their industrial operations until 2004 and 2008, respectively. The subsidiary Polialden was exempt from income tax on the results of its industrial operations through 2003. As from 2004 and through 2012, Polialden will have the right to reduce by 75% the income tax rate that applies to its results from such operations.

      Production of caustic soda and ethylene dichloride by the subsidiary Trikem are not covered by these exemptions, but the income tax on the related profits may be reduced by the following percentages according to Law No. 9532/97 (Article 3, § 2 and § 3):

(i) 37.5% from January 1, 1998 to December 31, 2003; (ii) 25.0% from January 1, 2004 to December 31, 2008; (iii) 12.5% from January 1, 2009 to December 31, 2013; and (iv) zero, thereafter.

      At the end of each year, in the case of taxable profit resulting from the benefited operations, the amount of the income tax exemption or reduction is credited to a capital reserve, which can only be used

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

to increase capital or absorb losses. The incentive covered R$ 84.2 of the income tax of the Company in 2003.

(b)	Value-added tax (ICMS)

      The merged company OPP Química and the jointly-controlled company Copesul have ICMS tax incentives granted by the State of Rio Grande do Sul, through the Company Operation Fund — FUNDOPEM, with the purpose of providing incentives for the installation and expansion of industries in the State. This incentive is determined based on approved projects and in percentages on the amounts of tax payments expected. The amounts are recorded in shareholders’ equity as a capital reserve. The ICMS tax benefit for the year ended December 31, 2003 was R$ 31.7 (2002 — R$ 28.2).

20	Shareholders’ Equity

(a)	Capital

      The Company’s authorized share capital at December 31, 2003 consists of 43,920,000,000 common shares, 76,860,000,000 Class A preferred shares and 1,220,000,000 Class B preferred shares.

      The Extraordinary General Meeting held on October 20, 2003 approved the split of the Company’s shares, as proposed by management. All shares were split using the ratio of 20 shares of each type and class for each existing share. Accordingly, the relation between the Class A shares and the American Deposit Shares (“ADS”) was changed from 50 to 1,000 Class A preferred shares for each ADS. This 20-for-one share split has been retroactively applied to all periods presented in these financial statements.

      Under our by-laws, the general shareholders’ meeting may authorize the conversion of our preferred class A shares into common shares by means of the affirmative vote of shareholders representing the majority of our common shares, which will establish (i) the number of shares to be converted; (ii) the ratio of any such conversion; and (iii) the term during which any conversion must be performed.

      Holders of our Class B preferred shares are not permitted to convert their shares into common shares, but are permitted by our by-laws to convert their shares into our Class A preferred shares. The ratio for any such conversion is two Class B preferred shares for each Class A preferred share.

      At December 31, 2003, the Company’s outstanding share capital consisted of 69,053,909,060 shares, of which 25,608,113,580 were common shares, 43,216,640,680 were Class A preferred shares and 229,154,800 were Class B preferred shares.

      Preferred shares do not carry voting rights, but they have a priority right to a minimum non-cumulative annual dividend of 6% of their nominal value, depending on the availability of income for distribution. Only the Class A preferred shares have the right to participation equal to common shares in the remaining income for distributions exceeding the 6% minimum, and this right exists only after the payment of dividends to the holders of preferred shares. The Class A preferred shares also have equal rights with the common shares to receive share dividends arising from the capitalization of other reserves. Subsequent to the expiration of the period of non-transferability provided under applicable law, the Class B preferred shares may be converted into Class A preferred shares, at the ratio of two Class B preferred shares for one Class A preferred share.

      Shares paid up through the Northeast Investment Fund (“FINOR”) tax incentives (Class B preferred shares) do not have preferential rights in the event of new share subscriptions.

      In the event of dissolution of the Company, the Class A and B preferred shares have priority to capital reimbursement.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      All shareholders are entitled to an annual dividend of not less than 25% of the net income of each year if there are accumulated retained earnings, calculated in accordance with Brazilian Corporation Law.

      As described in the shareholders’ agreements and memorandum of understanding described in Note 1(b), the Company must distribute dividends in a percentage not less than 50% of available net income of each year, as long as remaining reserves are sufficient to maintain efficient operations and business development.

      According to the terms of the 10th issue of debentures (Note 16) and export prepayment facility described in the first paragraph of Note 15 (b), the payment of dividends, interest attributable to shareholders’ equity or any other participation in profits is limited to 50% of net income for the year or 6% of the nominal value of the Class A and B preferred shares, whichever is higher.

(b)	Shares Held in Treasury

      At December 31, 2002, the Company held in treasury 54,620,037 Class A preferred shares. With the reissuance of treasury shares related to the acquisition of minority interests in Nitrocarbono and Trikem (Note 1(b)) and the share split, in October 2003 (Note 20(a)), the number of Class A preferred shares held in treasury was 621,887,272 at December 31, 2003.

21	Contingencies

(a)	Collective Labor Agreement

      The chemical workers union in the Camaçari region (“SINDIQUÍMICA”) and the syndicate of chemical manufacturers in the same region (“SINPEQ”) are disputing in the courts whether the wage and salary indexation clause in their collective labor agreement was overruled by a 1990 economic policy law which restricted wage and salary increases. Braskem, Polialden, Nitrocarbono and Politeno operated plants in the region in 1990 and are members of SINPEQ. The workers’ union is requesting that salaries and wages be adjusted retroactively and cumulatively since 1990. The most recent ruling by the STF, in December 2002, was favorable to SINPEQ and established that the economic policy law overruled the collective labor agreement. Nevertheless, the decision is subject to reconsideration by the STF.

      Management, based on the opinion of its legal advisors, believes that it is reasonably possible that SINPEQ will lose these suits. As a result no loss has been accrued for this contingency.

(b)	Preferred Shareholders

      Class B preferred shareholders of Polialden are claiming that preferred shareholders do not have fixed dividends and therefore are entitled to participate in the distribution of profits on the same basis as common shareholders. Dividends amounting to R$4.9 in respect of one of these claims were declared but not paid and are recorded as a liability pending final decisions as to which shareholders should receive them. A judicial deposit of R$ 4.9 was also recorded in relation to that claim. Management, supported by the decision of its legal advisors, believes that the possibility of Polialden’s losing these lawsuits is remote.

(c)	Other Litigation of the Company

      Trikem has civil claims involving various matters totaling R$ 252.0. R$ 206.0 relates to an ex-distributor action, including claims for damages relating to the prior distribution agreement. Management, supported by the opinion of its external legal advisors, believe that an unfavorable decision is remote and, for this reason, no provisions have been established.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The Company is defending various claims filed by employees. A provision had been made for probable losses of R$ 9.3 relating to certain claims, while no provision was recorded for the remaining claims because, based on the advice of external legal advisors, these latter claims should be judged in favor of the Company.

22	Financial Instruments

(a)	Risk Management

      Because the Company operates in the international markets, obtaining funds for its operations and investments, it is exposed to market risks mainly arising from changes in the foreign exchange and interest rates. Bank accounts, financial investments and other accounts receivable are subject to credit risk. The Company has developed policies and procedures for risk evaluation, report preparation and monitoring of derivative activity.

      To cover the exposure to market risk, the Company utilizes various types of currency hedges, some involving the use of cash and others not. The most common cash-based currency hedges used by the Company, are financial instruments denominated in foreign currencies (certificates of deposit, foreign mutual funds, time deposits and overnight deposits) and put and call options. The non-cash types of currency hedges used by the Company are swaps of U.S. dollar obligations that bear interest at the CDI rate and forwards.

      To hedge its exposure to exchange risks and interest rate risks arising from loan and financing agreements, as well as to meet the requirements established in loan agreements, the Company adopted, at December 31, 2001, the following methodology: hedging of the principal and interest (on a consolidated basis), falling due in the next 12 months of, at least, (i) 60% of the debt linked to exports (trade finance), except for advances on exchange contracts of up to six months and advances on export contracts; and (ii) 75% of the debt not linked to exports (non-trade finance). Implementation of this policy is dependent upon market conditions, credit availability and cash balances.

(b)	Exposure to Foreign Exchange Risks

      The Company has long-term loans and financing to finance its operations, cash flows and modernization projects. A substantial part of long-term loans and financing is denominated in U.S. dollars (Note 15).

(c)	Exposure to Interest Rate Risks

      The Company is exposed to interest rate risks on its short-term and long-term debt. The debt in foreign currency, bearing floating interest rates, is mainly subject to LIBOR variation and the domestic debt, bearing floating interest rates, is mainly subject to fluctuations in the TJLP and the CDI rate.

(d)	Exposure to Commodities Risks

      The Company is exposed to fluctuations in the price of several petrochemical commodities, especially its main raw material, naphtha. Because the Company seeks to transfer to its own selling prices the effect of price changes in this raw material, arising from changes in the international market price for naphtha, financial instruments were not used to hedge the prices of this commodity, or any other petrochemical commodities sold by Braskem.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(e)	Exposure to Credit Risk

      The operations that subject the Company to concentration of credit risk are mainly bank accounts, financial investments and other accounts receivable. In order to manage the credit risk, the Company maintains its bank accounts and financial investments with large financial institutions.

      In relation to credit risk, the Company protects itself by performing detailed analyses before granting credit and by obtaining real and personal guarantees, when necessary.

(f)	Market Value

      To determine the estimated market value of its financial instruments, the Company uses public information available in the financial market and valuation methodologies generally accepted and used by the counterparties. These estimates do not necessarily guarantee that such operations could be realized in the market at the indicated amounts. The use of different market information and/or valuation methodologies could have a significant effect on the estimated market value.

      The following table provides information on the main derivative financial instruments, interest rate swaps and cross currency interest rate swaps, at December 31, 2003:

	Nominal Value —	Fair Market Value at
Type	US$ Thousand	December 31, 2003	Final Maturity

Interest rate derivatives (LIBOR)	16,292	(0.6)	June 1, 2004
Currency derivatives (R$ x US$)	141,200	(3.5)	July 20, 2004

	157,492	(4.1)

      In 2003, a loss on derivative transactions was recorded within “Financial income (expenses)” as “Losses with hedges and swap instruments” (Note 23).

23	Financial Income and Financial Expenses

      Financial income is comprised as follows:

	2003	2002	2001

Interest income	51.5	52.9	121.4
Monetary variation on financial investments, related parties and accounts receivables	33.4	209.7	38.7
Monetary variation on taxes recoverable	88.0	4.4	—
Gains from hedges and swaps instruments	24.0	194.0	—
Foreign exchange gains (losses)	(211.1)	137.5	92.8
Others	23.2	21.1	41.8

	9.0	619.6	294.7

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Financial expenses are comprised as follows:

	2003	2002	2001

Interest expenses on loans, financings and debentures	543.6	735.4	380.7
Monetary variation on loans, financings and debentures	293.1	319.2	17.9
Monetary variation and interest with suppliers	205.8	43.8	—
Monetary variation and interest with taxes and contributions	157.1	22.8	—
Losses from hedges and swaps instruments	63.6	56.7	1.1
Financial discounts	149.0	77.6	0.6
Foreign exchange losses (gains)	(969.4)	2,076.1	290.7
Taxes and charges on financial operations	105.2	48.2	16.0
Others	164.6	101.7	94.2

	712.6	3,481.5	801.2

24	Other Operating Income (Expenses) and Non-Operating Income (Expenses)

      Other operating income (expenses), net is comprised as follows:

	2003	2002	2001

Income (expenses)
Rental of installations	18.2	12.2	—
Recovery of taxes and compulsory deposits	22.8	60.9	29.4
Insurance recoveries	11.6	18.2	16.2
Other operating income, net	(2.9)	11.3	57.7

	49.7	102.6	103.3

      Non-operating income (expenses), net is comprised as follows:

	2003	2002	2001

Income (expenses)
Gain (loss) on participation in investments	(2.7)	7.8	—
Net book value of permanent assets disposal	(0.1)	(55.6)	(81.1)
Assets removal costs	(16.2)	—	—
Loss on disposal of investment	(3.8)	(41.5)	(0.9)
Other	18.0	(8.7)	(38.8)

	(4.8)	(98.0)	(120.8)

25	Insurance Coverage

      The Company has a broadly-based risk management program designed to provide coverage for all assets, as well as possible losses caused by production stoppages, through an “all-risks” insurance policy. This insurance policy establishes for maximum probable damage, which the Company considers sufficient to cover possible losses, taking into account the nature of its Company’s activities and the advice of

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

insurance consultants. At December 31, 2003, insurance coverage for inventories, property, plant and equipment and loss of profits amounted to approximately R$ 11,995.9.

26	Private Pension Plans

      The actuarial obligations relating to the pension and retirement plans are accrued in conformity with the procedures established by CVM Resolution 371 of December 13, 2000, except for ODEPREV — Odebrecht Previdência (“Odeprev”), for which such procedures are not applicable.

(a)	ODEPREV — Odebrecht Previdência

      The merged company OPP Química and the subsidiary Trikem have a defined-contribution plan for their employees. The plan is managed by Odeprev, which is sponsored by the Odebrecht Group as a closed private pension entity.

      Sponsor’s contributions for 2003 were R$ 1.1, and those of the participants in the plan were R$ 3.9.

(b)	Fundação PETROBRAS de Seguridade Social — PETROS (“Petros”)

      Braskem and its subsidiary Trikem sponsor a defined-benefit plan for certain employees. The plan is managed by Petros. Its main objectives are to (i) complement retirement benefits provided by the government; and (ii) implement social assistance programs with the support of the sponsoring companies. The sponsoring companies and their employees pay monthly contributions to Petros based on the employees’ remuneration.

      In accordance with the CVM Resolution, in relation to “Accounting for Employee Benefits”, actuarial calculations were made for the defined benefit under the projected unit method. The pension plan is sponsored by the Company. The initial unfunded status at December 31, 2001 was recorded directly against shareholders’ equity and the pension liability is recorded in long-term liabilities under “Other accounts payable”.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The amounts are as follows:

	2003	2002

(1) Present value of actuarial obligation at year end
Benefits to be granted (active employees)	127.1	88.2
Benefits granted (retired employees and pensioners)	253.6	231.6

	380.7	319.8
(2) Fair value of plan assets at year end	320.3	271.8

(3) Present value of obligations in excess of assets (1) - (2)	60.4	48.0
(4) Unrecognized net actuarial gain (loss)	(4.1)	6.2
Net actuarial liability (3) + (4)	56.3	54.2

Net Periodic Pension Cost
Service cost	8.8	6.4
Interest cost — benefits to be granted (active employees)	9.4	5.3
Interest cost — benefits granted (retired employees and pensioners)	17.2	13.8
Expected return on plan assets	(22.4)	(16.1)
Expected contributions of participants	(3.8)	(4.1)
Cost of amortization	0.5	0.9

	9.7	6.2

      Additional information on the pension plan managed by Petros:

Type of Plan	Defined-Benefit

Method of actuarial valuation	Projected Unit Method
Mortality table	GAM-71
Discount rate applied to the actuarial obligations	6% per year plus inflation
Rate of return expected on plan assets	6% per year plus inflation
Projected inflation rate	5% per year

      Sponsor’s contributions to this plan in 2003 were R$ 6.5 (2002 — R$ 6.1 and 2001 — R$ 5.3).

(c)	PREVINOR — Associação de Previdência Privada

      The Company, through the merged companies Nitrocarbono and Proppet and its subsidiary Polialden, has a defined-contribution plan for certain employees. The plan is managed by PREVINOR — Associação da Previdência Privada.

      Sponsor’s contributions for 2003 were R$ 1.5 (2002 — R$ 1.3, 2001 — R$ 0.8).

27	Commitments

Purchase Commitments

      The Company has electric power purchase contracts for the consumption of energy by its industrial plants located in the States of Alagoas, Bahia and Rio Grande do Sul. The minimum annual commitment under these contracts is approximately R$ 96.0 and the contracts extend for five years.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The Company purchases ethylene and propylene for its units in the Southern Petrochemical Complex from Copesul under a long-term contract that expires in 2014. The minimum annual purchase commitment is 268,200 metric tons of ethylene and 262,200 metric tons of propylene at December 31, 2003 market prices, amounts to R$ 693.0 (unaudited). If not purchased the Company must pay for the unpurchased amount at 40% of the current price, which, based on 40% of the December 31, 2003 prices, is R$ 277.2 per year (unaudited).

      Braskem purchases naphtha based under contracts with a total minimum annual purchase volume of metric tons equivalent to R$ 2,972.2, (unaudited) at December 31, 2003 market prices.

28	Subsequent Events

(a)	Upstream merger of Trikem

      At an extraordinary general meeting held on January 15, 2004, the Company’s shareholders approved the upstream merger of Trikem into Braskem. As a result of the upstream merger, the Company acquired minority interests representing 46.4% of the total share capital of Trikem. The Company’s capital was increased by R$ 304.6, through the issue of 8,136,165,484 Class A preferred shares to be delivered to other shareholders of Trikem. Common shares were increased by 0.5% through the conversion of 121,948,261 Class A preferred shares into common shares.

(b)	Issue of debentures and MTN program

      On January 16 and February 2, 2004, R$ 1.2 billion of the 11th series issue of non-convertible debentures was sold. These debentures have a final maturity of December 1, 2007 and annual interest at the rate of CDI plus 4.5% p.a. payable in 36 monthly, equal and consecutive installments, as from January 1, 2005. This issue refinanced the amounts outstanding at December 31, 2003 related to the advance for credit rights and the 10th series issue of debentures, except for R$ 329.8 of such debentures which was classified as short-term based on the Company’s decision.

      On January 22, 2004 the 4th tranche of notes under the MTN program was issued and sold in the amount of US$250.0 million (R$ 710.4), bearing annual interest of 11.75% and maturing in January 2014.

(c)	Monômeros

      Under an Agreement for Purchase and Sale of Shares, dated February 3, 2004, the Company purchased the outstanding minority shareholdings of Monômeros, becoming the owner of 100% of the shares of this subsidiary. The acquisition price totaled R$ 14.8, corresponding to the book value of the shares acquired as at December 31, 2003.

29	Summary of Principal Differences Between Brazilian GAAP and U.S. GAAP

(a)	Change in presentation of financial information

      As described in Note 2, the Company has changed the presentation of its financial statements for the purposes of filling under the U.S. Securities Act of 1933 from U.S. GAAP to Brazilian GAAP.

      A summary of the Company’s principal accounting policies that differ significantly from U.S. GAAP is set forth below.

(b)	Supplementary inflation restatement in 1996 and 1997 for US GAAP

      Under Brazilian GAAP, inflation accounting was discontinued effective January 1, 1996. Prior to that date, Brazilian GAAP statements included indexation adjustments which partially accounted for the effect

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

of inflation on property, plant and equipment, investments, deferred charges (together denominated “permanent assets”) and shareholders’ equity, and reported the net charge or credit in the statement of operations. However, under U.S. GAAP, Brazil ceased to be treated as a highly inflationary economy only as from January 1, 1998. Accordingly the financial information for purposes of U.S. GAAP should include additional inflation restatement adjustments for 1996 and 1997 made by applying the General Price Index — Internal Availability (“IGP-DI”) to permanent assets and shareholders’ equity. The IGP-DI index increased by 9.3% in 1996 and 7.5% in 1997.

      For purposes of the U.S. GAAP reconciliation, shareholders’ equity under U.S. GAAP was increased by R$ 798.9 and R$ 832.1, at December 31, 2003 and 2002, respectively, due to the additional inflation restatement adjustments, net of depreciation. These amounts generated increases in depreciation charges of R$ 33.2, R$ 36.8 and R$ 40.7 in 2003, 2002 and 2001, respectively.

(c)	Property, plant and equipment

(i)	Capitalized interest

      Under Brazilian GAAP, prior to January 1, 1997 there was no accounting standard requiring capitalization of interest as part of the cost of the related assets and, consequently, Braskem did not capitalize interest in this period. As from January 1, 1997, interest on loans identified to be used to finance assets under construction is required to be capitalized. Under U.S. GAAP, capitalization of the financial costs of borrowed funds, excluding foreign exchange losses, during construction of major facilities is recognized as part of the cost of the related assets.

(ii)	Impairment

      Under Brazilian GAAP, companies are required to determine if operating income is sufficient to absorb the depreciation or amortization of long-lived assets in order to assess potential asset impairment. In the event such operating income is insufficient to recover the depreciation, the assets, or groups of assets, are written down to recoverable values, preferably based on the projected discounted cash flows of future operations. In the event of a planned substitution of assets prior to the end of the original estimated useful life of the asset, depreciation of such asset is accelerated to ensure that the asset is depreciated according to the estimated net realizable values at the estimated date of substitution.

      Under U.S. GAAP, Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, requires companies to evaluate the carrying value of long-lived assets to be held and used, and for long-lived assets to be disposed of, when events and circumstances require such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from identified asset groups, representing the lowest level for which identifiable cash flow are largely independent of the cash flows of other groups of assets, is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets or discounted cash flows generated by the assets.

      For Braskem, there were no differences relating to impairment provisions, between Brazilian GAAP and U.S. GAAP for the years presented.

(d)	Deferred charges and other intangible assets

      Brazilian GAAP permits deferral of expenses, major overhaul costs, pre-operating expenses incurred in the construction or expansion of a facility before the facility begins operations, research and development expenditure and other items listed in Note 14.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      For purposes of the U.S. GAAP reconciliation, only costs relative to major overhauls meet the conditions established for deferral and, accordingly, all other Brazilian GAAP deferred costs, other than those reclassified to property, plant and equipment, and goodwill generated on common control transactions, which is eliminated, have been charged to income.

      For purposes of the U.S. GAAP reconciliation, deferred charges adjustments, net under U.S. GAAP amounted to R$ 7.5, R$ (78.9) and R$ (21.7) in 2003, 2002 and 2001, respectively.

      Under U.S. GAAP research and development costs are expensed as incurred and recorded in the statement of operations within general and administrative expense. Expenditure on research and development totaled R$ 35.5, R$ 20.1 and R$ 9.6, for the years ended December 31, 2003, 2002 and 2001, respectively.

(e)	Business combinations

      Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value (normally also the tax basis) of the net assets acquired. Goodwill is generally justified on the difference between the book value and the market value of assets acquired and/or based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to 10 years, respectively. Negative goodwill arises under Brazilian GAAP when the book value of assets acquired exceeds the purchase consideration. Negative goodwill is amortized over 10 years. Goodwill in a subsidiary subsequently merged into its parent is reclassified to deferred charges, or property, plant and equipment.

      Under U.S. GAAP, fair values are assigned to acquired assets and liabilities in business combinations, including intangible assets. The residual of consideration paid over the fair value of assets and liabilities is recorded as goodwill. Upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, as from January 1, 2002 goodwill is no longer amortized but is instead assigned to an entity’s reporting units and tested for impairment at least annually. Goodwill is not recorded on transactions between parties under common control; instead the difference between consideration and book value of the net assets acquired is recorded as a capital distribution or contribution. Under U.S. GAAP, goodwill generated after July 1, 2001 is not being amortized in 2001 and no goodwill amortization is recorded as from 2002. The differences in relation to Brazilian GAAP arise principally from (i) non-recognition of goodwill arising from transactions between parties under common control under U.S. GAAP (Note 29(f)); (ii) valuation of assets and liabilities acquired at their fair value at the date of acquisition; and (iii) difference between goodwill calculated under U.S. GAAP and under Brazilian GAAP.

      These adjustments can be summarized as follows:

	2003	2002

Fair value adjustments	(818.2)	(940.1)
Difference on goodwill with third parties	345.0	234.4

Total	(473.2)	(705.7)

      For Brazilian GAAP purposes, the balance of goodwill at December 31, 2003 was R$ 1,912.7 (2002 — R$ 2,156.0), which is being amortized to income over a period of up to 10 years for items reclassified to deferred charges, or the remaining useful lives of the underlying assets, for the items reclassified to property, plant and equipment. Negative goodwill at December 31, 2003 was R$ 8.7 (2002 — R$ 21.2).

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Under U.S. GAAP purposes, the net balance of goodwill at December 31, 2003 was R$ 818.2 (2002 — R$ 807.7). In the U.S. GAAP reconciliation, goodwill and negative goodwill amortization under Brazilian GAAP of R$ 256.0 in 2003, R$ 294.4 in 2002 and R$ 161.2 in 2001 have been reversed.

(f)	Transactions giving rise to distributions to shareholders under U.S. GAAP

      Transactions between parties under common control gave raise to goodwill under Brazilian GAAP, which is treated as capital distributions and contributions under U.S. GAAP:

	2003	2002

Acquisition of ESAE and related transactions	(363.1)	(363.2)
OPP PP transaction	(1,814.6)	(1,814.6)
Contributions from shareholders	15.1	—

Total	(2,162.6)	(2,177.8)

(i)	Acquisition of ESAE and Related Transactions (Note 1(b))

      Under Brazilian GAAP, the acquisition of ESAE was accounted for at book value. Under U.S. GAAP, the acquisition would be accounted for using the purchase method with the assets acquired and the liabilities assumed from third parties recorded at fair value. The portions of net assets that were already held by the Odebrecht Group would be maintained at their existing book values, and the excess of the proportional amount of the purchase price over these book values would be considered a distribution to the Odebrecht Group in the amount of R$ 363.1.

      Under U.S. GAAP, the acquisition of ESAE and related transactions were accounted for as follows:

	Purchase	Value of		Capital
Investment Acquired	Price	Investments	Goodwill	Distribution

30.99% of Politeno	739.4	141.9	373.8	223.7
42.64% of Polialden	658.4	157.3	387.8	113.3

Subtotal (100% of Conepar)	1,397.8	299.2	761.6	337.0
100% of Proppet	51.1	10.6	14.3	26.2

	1,448.9	309.8	775.9	363.2

(ii)	OPP PP Transaction (Note 1(b))

      Under Brazilian GAAP, since the terms of the exchange of Braskem and OPP PP shares were based on the appraised economic value of each company, the transaction was accounted for on that basis.

      Under U.S. GAAP, the common control transaction would be recorded at the book value of OPP PP’s consolidated net assets as of July 25, 2001. On that date the difference between consideration paid and the net liabilities of OPP PP under U.S. GAAP was R$ 1,814.6 and the issuance of Braskem shares to the Odebrecht Group would, therefore, be considered a distribution in that amount.

(g)	Pension benefits

      In determining the pension and other post-retirement benefit obligations for Brazilian GAAP purposes, Brazilian Accounting Standard NPC 26 is effective for financial statements beginning with the year ended December 31, 2001. As permitted by NPC 26, the transitional obligation, which is the

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

difference between a plan’s net assets and the projected benefit obligation at that date, was fully recognized as a direct charge to retained earnings. Under U.S. GAAP, SFAS No. 87, “Employer’s Accounting for Pensions”, is effective for fiscal years beginning after 1988. As from such date, when an initial transition obligation determined based on an actuarial valuation is recognized, actuarial gains and losses, as well as unexpected variations in plan assets and the projected benefit obligation and the effects of amendments, settlements and other events, would be recorded in accordance with these standards and therefore result in deferral differences. Through 1997, these amounts were treated as non-monetary and were indexed for inflation. U.S. GAAP also requires recognition of an additional minimum liability.

      Although the calculation of the funded status is the same since December 31, 2001, differences arise on (i) actuarial gains and losses as there is initially no actuarial gain or loss at December 31, 2001, (ii) recognition of the initial transition obligation and (iii) the minimum liability under U.S. GAAP.

      Based on the report of the Company’s independent actuaries, the funded status and amounts recorded in the U.S. GAAP condensed balance sheet as at December 31, 2003 and 2002 and the condensed statement of operations for 2003, 2002 and 2001 for our pension obligations to retirees in accordance with SFAS No. 132, “Employer’s Disclosures About Pensions and Other Post-Retirement Benefits”, as amended, are as follows:

	2003	2002

Change in benefit obligation
Net projected benefit obligation at beginning of year	(258.3)	(228.4)
Service cost	(4.6)	(5.1)
Interest cost	(14.1)	(13.7)
Actuarial loss	(44.5)	(26.9)
Gross benefits paid	16.3	15.8

Net projected benefit obligation at end of year	(305.2)	(258.3)

      The measurement date for the pension plan was November 30, 2003.

	2003	2002

Change in plan assets
Fair value of plan assets at beginning of year	214.2	172.7
Actual return on plan assets	30.6	49.0
Employer contributions	4.0	5.1
Employee contributions	2.7	3.2
Gross benefits paid	(16.3)	(15.8)

Fair value of plan assets at end of year	235.2	214.2

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	2003	2002

Prepaid pension cost
Unfunded status at end of year	(70.0)	(44.1)
Unrecognized net actuarial gain	124.1	103.4
Unrecognized net transition obligation	—	(2.6)

Prepaid pension cost	54.1	56.7

Additional minimum pension liability
Prepaid pension cost	59.6	62.1
Unrecognized pension obligation	—	(2.9)
Additional amount recognized in shareholders equity	(120.2)	(97.0)

Minimum pension liability	(60.6)	(37.8)

	%

	2003	2002

Weighted-average assumptions as of December 31
Discount rate	6.0	6.0
Expected return on plan assets	6.0	6.0
Rate of compensation increase	2.1	2.0
Projected annual inflation rate (added to the above percentages)	5.0	5.0

      The charge in the statement of operations is comprised as follows:

	2003	2002	2001

Components of net periodic benefit cost (credit)
Service cost	4.6	5.1	3.9
Interest cost	14.1	13.7	11.3
Expected return on assets	(11.5)	(10.1)	(11.4)
Amortization of:
Transition obligation	(2.6)	(2.6)	(2.6)
Actuarial loss	—	—	2.0
Employee contributions	(2.7)	(3.7)	(5.2)

Total net periodic benefit cost (credit)	1.9	2.4	(2.0)

	%

	Range of	Plan Assets at
	Allocation for 2004	December 31, 2003

Investments targets and composition of plan assets
Equity securities	20.0 to 30.0	20.7
Real estate	4.0 to 5.9	4.6
Fixed income	63.2 to 75.0	71.1
Loans	3.0 to 5.0	3.6

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Because the Company expects a continuing decrease in returns on fixed income investments, it has set new allocation targets for 2004 based on reductions of either federal government securities or fixed income investments and increases in private securities.

      Sponsor’s contributions in 2004 are estimated at R$ 4.9.

(h)	Earnings per share

      Under Brazilian GAAP, net income or loss per share is calculated based on the number of shares outstanding at the balance sheet date retroactively restated for the 20-for-one share split in October 2003 (Note 20(a)) for all periods. Information is disclosed per lot of one thousand shares, because generally this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

      Under U.S. GAAP, because the preferred and common shares have different voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method, pursuant to SFAS No. 128, “Earnings per Share”, which provides computation, presentation and disclosure requirements for earnings per share. The two-class method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings. Basic earnings per common share are computed by dividing net income by the weighted-average number of common and preferred shares outstanding during the year.

      The table below presents the determination of U.S. GAAP net income available to common and preferred shareholders and weighted average common and preferred shares outstanding used to calculate basic and diluted earnings per share for each of the years presented under U.S. GAAP.

      All references to the number of preferred and common shares and per share amounts have been restated to give retroactive effect to the October 2003 share split (Note 20(a)) for all periods presented.

	December 31, 2003

		Class A	Class B
	Common	Preferred	Preferred
	Share	Shares	Shares	Total

Basic numerator — undiluted
Minimum 6% dividend	42.0	70.9	0.4	113.3
Undistributed earnings allocation	98.5	166.3	—	264.8

Total undistributed earnings	140.5	237.2	0.4	378.1
Weighted average number of outstanding shares — undiluted (millions)	24,974.4	43,273.3	229.2	68,476.9

Basic earnings per thousand outstanding shares — U.S. GAAP (*) — (whole reais) — R$ — undiluted	5.63	5.48	1.74

Effect of conversion of class B preferred shares to class A preferred shares	(0.02)	(0.02)
Effect of conversion of debentures to class A preferred shares	(0.03)	—

Diluted earnings per thousand outstanding shares — U.S. GAAP (*) — (whole reais) — R$	5.58	5.46

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	December 31,	December 31,
	2002	2001

	Common	Common
	Shares	Shares

Basic numerator
Loss from continuing operations available to common shares(*)	(1,144.0)	(471.0)
Weighted average number of common shares (millions)	23,976.7	17,630.9

Basic earnings per thousand outstanding shares — U.S. GAAP(*) — (whole reais) — R$ — undiluted	(47.71)	(26.71)

(*) Common and preferred shareholders do not share in undistributed losses.

(i)	Comprehensive income

      Under Brazilian GAAP, the concept of comprehensive income is not recognized.

      Under U.S. GAAP, SFAS No. 130, “Reporting Comprehensive Income”, requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and other comprehensive income that include charges or credits directly to equity which are not the result of transactions with owners. For Braskem, the components of comprehensive income are its net income or loss and the changes in minimum pension liability (Note 29(t(iii))).

(j)	Income taxes

      Under Brazilian GAAP, the deferred income tax asset represents the estimated amount to be recovered.

      Under U.S. GAAP, deferred taxes are accrued on all temporary tax differences. Deferred tax assets and liabilities are classified as current or long-term based on the classification of the asset or liability underlying the temporary difference. Deferred income tax assets and liabilities in the same tax jurisdiction are netted rather than presented gross.

      For purposes of the U.S. GAAP reconciliation, the adjustment for deferred taxes relates to the U.S. GAAP adjustments. Additional income tax (charges) in the reconciliation benefits relating to other U.S. GAAP adjustments were recognized in the statement of operations under U.S. GAAP of R$ (20.6), R$ 12.5 and R$ (82.9) in 2003, 2002 and 2001, respectively.

(k)	Tax incentives

      Under Brazilian GAAP, the various tax incentives of the Company (in the form of tax reduction or exemption for defined periods) are accounted for directly in a capital reserve account in shareholders’ equity.

      For U.S. GAAP reconciliation purposes the amount of those incentives has been credited to the statement of operations instead of to a capital reserve.

(l)	Sales shipped but not delivered

      Under Brazilian GAAP, it is acceptable to record sales revenues either at the date of shipment or at the date that the product is delivered to and accepted by the customer, although the prevalent practice is to record sales at the date of shipment. In 2002, 2001 and 2000 Braskem adopted the shipment date and changed its practice in 2003 to the acceptance date, resulting in a reduction of R$3.9 in operating profit in 2003.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Under U.S. GAAP, and in accordance with SEC Staff Accounting Bulletin No. 101, sales are normally recorded when legal title passes to the buyer. Accordingly, for U.S. GAAP reconciliation purposes the amount of sales shipped but not delivered at December 31, 2002, 2001 and 2000 has been adjusted in the balance sheet at those dates, with corresponding effects on the results of each of the years presented.

(m) Consolidation of securitization funds and OPP Química

      In respect of the accounting treatment for the Braskem’s trade receivable securitization program, under Brazilian GAAP, the transfer of receivables to the fund is treated as a sale of receivables and the discount on the sale is immediately recorded in the statement of operations. Under U.S. GAAP, in accordance with FASB Interpretation No. 46 “Consolidation of Variable Interest Entities (revised December 2003)”, trade receivable securitization funds are variable interest entities and have been consolidated in all periods presented. Consolidation of these entities under U.S. GAAP differs from the previously disclosed U.S. GAAP presentation due to financial expenses related to the sale of trade receivables of R$ (0.6), R$ (0.2) and R$ (1.0) for the years ended December 31, 2003, 2002 and 2001, respectively.

      Under U.S. GAAP, OPP Química and Braskem were under common control as from July 2001 and OPP Química’s results for the first five months of 2002 have been included in the 2002 U.S. GAAP condensed income statement, the net effect of which had been recorded as a capital distribution under U.S. GAAP even though it was legally acquired by Braskem as from June 2002.

      In 2001 similar minor consolidation adjustments have been included in the U.S. GAAP statement of operations. The 2002 and 2001 US GAAP condensed statement of operations previously disclosed has been impacted as follows:

			Year Ended
			December 31,
			2002
	As
	Previously		As Presented
	Disclosed	Adjustments	Herein

Net sales revenue	6,073.4	998.4	7,071.8
Cost of sales	(5,135.2)	(785.6)	(5,920.8)
Gross profit	938.2	212.8	1,151.0
Operating income (expenses)	586.9	(164.6)	422.3
Non-operating income (expenses)	(2,454.0)	(408.9)	(2,862.9)
Income tax benefit (expense)	(54.0)	(0.5)	(54.5)
Equity in earnings (losses)	100.5	(92.9)	7.6
Minority interest	183.7	8.8	192.5
Net income (loss)	(698.7)	(445.3)	(1,144.0)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

			Year Ended
			December 31,
			2001
	As
	Previously		As Presented
	Disclosed	Adjustments	Herein

Net sales revenue	4,143.9	92.1	4,236.0
Cost of sales	(3,458.2)	(60.2)	(3,518.4)
Gross profit	685.7	31.9	717.6
Operating income (expenses)	(109.3)	(80.6)	(189.9)
Non-operating income (expenses)	(578.8)	(7.7)	(586.5)
Income tax benefit (expense)	(105.1)	(7.9)	(113.0)
Equity in earnings (losses)	(244.8)	60.6	(184.2)
Minority interest	(117.7)	2.7	(115.0)
Net income (loss)	(470.0)	(1.0)	(471.0)

      Additionally, the previously disclosed condensed U.S. GAAP balance sheet is impacted by the consolidation of securitization funds and reclassification of inventories as follows:

			At December 31,
			2003
	As
	Previously		As Presented
	Disclosed	Adjustments	Herein

Cash and cash equivalents	573.3	17.6	590.9
Trade account receivable, net	1,145.1	103.2	1,248.3
Taxes recoverable	347.9	5.7	353.6
Inventories	990.7	(149.8)	840.9
Advances to suppliers	—	149.8	149.8
Other receivables	114.2	0.2	114.4
Long-term investments	85.8	(24.9)	60.9
Taxes on income payable	17.0	0.1	17.1
Other payable	176.8	1.0	177.8
Quotas subject to mandatory redemption	—	100.0	100.0
Shareholders’ equity	7.1	0.7	7.8

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

			At December 31,
			2002
	As
	Previously		As Presented
	Disclosed	Adjustments	Herein

Cash and cash equivalents	133.8	104.6	238.4
Trade account receivable, net	895.8	65.4	961.2
Taxes recoverable	655.6	3.5	659.1
Inventories	810.3	(95.6)	714.7
Advances to suppliers	—	95.6	95.6
Other receivables	79.1	0.5	79.6
Long-term investments	119.7	(19.3)	100.4
Other taxes payable	310.6	0.6	311.2
Debentures	1,190.2	152.7	1,342.9
Shareholders’ equity	(416.5)	1.3	(415.2)

(n)	Proportional consolidation of jointly-controlled entities

      Under Brazilian GAAP, jointly-controlled entities must be consolidated using the proportional consolidation method. Proportional consolidation requires that the share of the assets, liabilities, income and expenses be combined on a line-by-line basis with similar items in the Company’s financial statements. Under U.S. GAAP, jointly-controlled entities are recorded under the equity method, except that joint ventures for which the principal financial and operational decisions are jointly controlled by all of the entities equity holders are permitted to be proportionally consolidated for U.S. GAAP reconciliation purposes. The pro-rated accounts of our jointly-controlled investees have not been proportionally consolidated in the condensed U.S. GAAP balance sheet and statements of operations, except for those of Politeno which meets the U.S. GAAP joint venture requirements.

      The following table presents summarized assets and liabilities of Politeno that are proportionally consolidated in the balance sheet in accordance with U.S. GAAP:

	At December 31

	2003	2002

Balance sheet
Total current assets	81.3	104.7
Property, plant and equipment	119.1	129.9
Total assets	232.5	260.7
Total current liabilities	21.1	19.4
Total long-term liabilities	5.2	9.1

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      The following table shows summarized income and expenses of Politeno that are proportionally consolidated in the statement of operations in accordance with U.S. GAAP:

	For the Year Ended
	December 31,

	2003	2002	2001

Statement of operations
Net sales	123.8	80.4	106.8
Operating income (loss)	4.2	25.3	12.5
Net income	30.6	15.7	6.7
Cash flows
Cash flow resulting from operating activities	34.0	13.5	49.3
Cash flow resulting from investing activities	(3.1)	(24.4)	(21.3)
Cash flow resulting from financing activities	(29.7)	(4.3)	(47.0)

(o)	Classification of statement of operations line items

      Under Brazilian GAAP, in addition to the issues noted above, the classification of certain income and expense items is presented differently from U.S. GAAP. We have recast our statement of operations under Brazilian GAAP to present a condensed statement of operations in accordance with U.S. GAAP (Note 29(t)(ii)). The reclassifications are summarized as follows:

(i) Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of operations presented in accordance with Brazilian GAAP. These amounts have been reclassified to non-operating income and expenses in the condensed statement of operations in accordance with U.S. GAAP;

(ii) Under Brazilian GAAP, gains and losses on the disposal or impairment of permanent assets are classified as non-operating income (expense). Under U.S. GAAP, gains and losses on the disposal or impairment of property, plant and equipment are classified as an adjustment to operating income;

(iii) Under Brazilian GAAP, charges arising from provision for contingencies are presented in a single line item in operating expense. Under U.S. GAAP, provisions for contingencies are recorded in the statement of operations based on the type of contingency;

(iv) Under Brazilian GAAP equity in income of associated companies, financial expenses and financial income are included in operating income. Under U.S. GAAP financial expenses and financial income are treated as non-operational items and equity in the income of associated companies is recorded net of income taxes after income taxes;

(v) Under Brazilian GAAP, foreign exchange gains and losses may be recorded as financial income or expenses. Under U.S. GAAP foreign exchange gains and losses are recorded as financial income and expenses, respectively; and

(vi) Under Brazilian GAAP shipping and handling costs are deducted from gross revenues, whereas under U.S. GAAP such costs are included in cost of sales.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(p)	Classification of balance sheet line items

      Under Brazilian GAAP, the classification of certain balance sheet items is presented differently from U.S. GAAP. We have recast our consolidated balance sheet under Brazilian GAAP to present a condensed consolidated balance sheet in accordance with U.S. GAAP (Note 29(t)(i)). The reclassifications are summarized as follows:

(i) Under U.S. GAAP, certain deferred charges were reclassified to property, plant and equipment, and goodwill on legally merged companies within deferred charges is reclassified to goodwill accordingly to their nature;

(ii) Under U.S. GAAP, certain property, plant and equipment were reclassified to intangible assets, according to their nature;

(iii) Under Brazilian GAAP, deferred income taxes are not netted and assets are shown separately from liabilities. For U.S. GAAP purposes, deferred tax assets and liabilities are netted and classified as current or non-current based on the classification of the underlying temporary difference;

(iv) Under Brazilian GAAP advances to suppliers are classified as inventories, such advances are classified as other current assets under U.S. GAAP;

(v) Under Brazilian GAAP, restricted cash equivalents are recorded based on the liquidity of the asset whereas under U.S. GAAP restricted assets are classified based on the classification of the related liability that has caused the restriction;

(vi) Under Brazilian GAAP, the Company’s majority owned independently controlled investment funds are classified separately within other investments whereas under U.S. GAAP the underlying debt securities held by these funds are consolidated, eliminating the entire fund balance against the Company’s long-term debt. The amounts consolidated are R$ 406.5 and R$ 468.1 at December 31, 2003 and 2002, respectively; and

(vii) Under Brazilian GAAP, investments in equity investees intended for sale are classified as long-term investments whereas under U.S. GAAP they are classified as investments in equity investees.

(q)	Segment reporting

      Under Brazilian GAAP, there is no requirement to present disaggregated information with respect to the business segments of an enterprise.

      Under U.S. GAAP, SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, requires that public enterprises disclose certain information about segments on the basis that top management uses to allocate resources among segments and evaluate their performance.

      Braskem has the following business segments:

•	Basic Petrochemicals — comprising basic petrochemical production activities and supply of electricity, steam and compressed air to second generation producers. This segment is dependent on Petrobras for supply of raw material.

•	Polyolefins — comprising activities related to the production of polyethylene and polypropylene.

•	Vinyls — comprising activities related is the production of PVC, caustic soda and chlorine. One client represents 11.4%, 10.8% and 19.2% of Vinyl revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

•	Business Development — comprises activities related to the production of other second generation petrochemical products. One client represents 30.9%, 28.8% and 30.1% of Business Development revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company evaluates and manages segment performance based on information generated from its statutory accounting records maintained in accordance with accounting practices adopted in Brazil and reflected in its consolidated and combined financial statements. However, management evaluates jointly controlled companies the purposes of its segment analysis under the equity method as the Company does not control these companies. Certain equity investments are not allocated to any segment.

      Information on total segment assets as at December 31, 2003 and 2002, under Brazilian GAAP, is as follows:

	December 31

	2003	2002

Basic Petrochemicals	5,871.1	6,329.8
Polyolefins	3,367.1	3,580.8
Vinyls	2,551.3	2,667.8
Business Development	598.0	677.3
Other	1,495.5	642.5

Total assets	13,883.0	13,898.2

      Allocation of investments by business segment was not significant in the periods presented.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

      Information on segment results for 2003, 2002 and 2001 is as follows:

	2003

	Business Segments						Braskem
						Eliminations	consolidated
			Basic	Business	Total	and	before		Braskem
	Vinyls	Polyolefins	Petrochemicals	Development	Segments	adjustments	CVM 247(*)	CVM 247	consolidated

Net sales revenue	1,371.8	3,386.8	4,765.3	455.3	9,979.2	(788.3)	9,190.9	944.9	10,135.8
Cost of sales	(1,007.0)	(2,719.7)	(4,111.5)	(416.8)	(8,255.0)	913.4	(7,341.6)	(747.7)	(8,089.3)

Gross profit	364.8	667.1	653.8	38.5	1,724.2	125.1	1,849.3	197.2	2,046.5

Operating expenses (income)
Selling, general and administrative	54.8	139.3	196.0	19.2	409.3	(7.8)	401.5	70.4	471.9
Depreciation and amortization	—	0.9	9.0	0.5	10.4	177.8	188.2	5.3	193.5
Other, net	(3.7)	(2.6)	(51.1)	(10.0)	(67.4)	16.2	(51.2)	1.5	(49.7)

	51.1	137.6	153.9	9.7	352.3	186.2	538.5	77.2	615.7

Operating income	313.7	529.5	499.9	28.8	1,371.9	(61.1)	1,310.8	120.0	1,430.8

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2003

	U.S.
	GAAP
	Differences	U.S. GAAP

Net sales revenue	(607.6)	9,528.2
Cost of sales	426.8	(7,662.5)

Gross profit	(180.8)	1,865.7

Operating expenses (income)
Selling, general and administrative	41.5	513.4
Depreciation and amortization	(179.7)	13.8
Other, net	(2.1)	(51.8)

	(140.3)	475.4

Operating income	(40.5)	1,390.3

(*)	“CVM 247” refers to proportional consolidation under Brazilian GAAP (Note 4) and “Braskem consolidated before CVM 247” includes depreciation at R$ 309.4 within cost of sales.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	2002

	Business Segments						Braskem
						Eliminations	consolidated
			Basic	Business	Total	and	before		Braskem
	Vinyls	Polyolefins	Petrochemicals	Development	Segments	adjustments	CVM 247(*)	CVM 247	consolidated

Net sales	1,117.8	2,482.3	3,499.1	290.8	7,390.0	(522.4)	6,867.6	709.0	7,576.6
Cost of sales	(804.7)	(2,062.4)	(3,006.3)	(246.1)	(6,119.5)	490.6	(5,628.9)	(546.6)	(6,175.5)

Gross profit	313.1	419.9	492.8	44.7	1,270.5	(31.8)	1,238.7	162.4	1,401.1

Operating expenses (income)
Selling, general and administrative	48.6	135.4	158.1	9.6	351.7	172.0	523.7	54.0	577.7
Depreciation and amortization	2.5	3.1	9.8	0.2	15.6	156.9	172.5	49.9	222.4
Other, net	(3.8)	(3.3)	(84.2)	(0.4)	(91.7)	(1,022.1)	(1,113.8)	(18.9)	(1,132.7)

	47.3	135.2	83.7	9.4	275.6	(693.2)	(417.6)	85.0	(332.6)

Operating income	265.8	284.7	409.1	35.3	994.9	661.4	1,656.3	77.4	1,733.7

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002

	U.S.
	GAAP	U.S.
	Differences	GAAP

Net sales	(504.8)	7,071.8
Cost of sales	254.7	(5,920.8)

Gross profit	(250.1)	1,151.0

Operating expenses (income)
Selling, general and administrative	(57.4)	520.3
Depreciation and amortization	(26.0)	196.4
Other, net	(6.3)	(1,139.0)

	(89.7)	(422.3)

Operating income	(160.4)	1,573.3

(*)	“CVM 247” refers to proportional consolidation under Brazilian GAAP (Note 4) and “Braskem consolidated before CVM 247” includes depreciation at R$ 241.2 within cost of sales.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	2001

	Business Segments						Braskem
						Eliminations	consolidated
			Basic	Business	Total	and	before
	Vinyls	Polyolefins	Petrochemicals	Development	Segments	adjustments	CVM 247(*)

Net sales	377.5	896.8	3,297.4	72.7	4,644.4	(507.9)	4,136.5
Cost of sales	(274.9)	(679.1)	(2,900.0)	(61.4)	(3,915.4)	532.0	(3,383.4)

Gross profit	102.6	217.7	397.4	11.3	729.0	24.1	753.1

Operating expenses (income)
Selling, general and administrative	5.2	85.8	116.4	2.0	209.4	(28.4)	181.0
Depreciation and amortization	1.5	3.1	6.8	—	11.4	102.6	114.0
Other, net	(45.8)	(10.4)	(24.9)	1.6	(79.5)	(23.1)	(102.6)

	(39.1)	78.5	98.3	3.6	141.3	51.1	192.4

Operating income	141.7	139.2	299.1	7.7	587.7	(27.0)	560.7

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001

			U.S.
		Braskem	GAAP
	CVM 247	consolidated	Differences	U.S. GAAP

Net sales	323.0	4,459.5	(223.5)	4,236.0
Cost of sales	(254.2)	(3,637.6)	119.2	(3,518.4)

Gross profit	68.8	821.9	(104.3)	717.6

Operating expenses (income)
Selling, general and administrative	29.3	210.3	(31.0)	179.3
Depreciation and amortization	(2.7)	111.3	4.2	115.5
Other, net	(0.7)	(103.3)	(1.6)	(104.9)

	25.9	218.3	(28.4)	189.9

Operating income	42.9	603.6	(75.9)	527.7

(*)	“CVM 247” refers to proportional consolidation under Brazilian GAAP (Note 4) and “Braskem consolidated before CVM 247” includes depreciation at R$ 34 within cost of sales.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	Years Ended December 31

	2003	2002	2001

Domestic sales	7,518.1	5,747.7	3,914.2
Exports from Brazil	2,617.7	1,828.9	545.3

Total net sales	10,135.8	7,576.6	4,459.5

      Information on the geographical composition of the Company’s sales is as follows:

	Years Ended December 31

	2003	2002	2001

Destination of exports from Brazil
Americas	1,413.6	987.6	358.9
Far East	575.9	402.4	92.3
Europe	523.5	365.8	62.1
Other	104.7	73.1	32.0

Total exports	2,617.7	1,828.9	545.3
Domestic sales	7,518.1	5,747.7	3,914.2

Total net sales	10,135.8	7,576.6	4,459.5

(r)	Recently issued accounting standards

      In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 — “Consolidation of Variable Interest Entities, (revised December 2003)” (“FIN 46R”). The primary objectives of FIN 46R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures regarding the nature, purpose, size and activities of the VIE and the enterprise’s maximum exposure to loss as a result of its involvement with the VIE.

      The implementation date of FIN 46R is the first period ending after December 15, 2003 for Special Purpose Entities (“SPEs”) and as from January 1, 2004 for previously existing variable interest entities which are not SPEs. FIN 46R may be applied prospectively with a cumulative adjustment as of the date on which it is first applied or by restating previously issued financing statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of FIN 46R resulted in the consolidation of trade receivable securitization funds (Note 29(m)).

      In May 2003 FASB issued SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The FASB decided to make this statement effective shortly after issuance for contracts created or modified after it is issued and for existing contracts at the beginning of the first interim period

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

beginning after June 15, 2003. The Company does not expect SFAS 150 to have a material impact on the financial statements.

(s)	Reconciliation of principal differences between Brazilian GAAP and U.S. GAAP

Net income (loss)

		Years Ended December 31

	Reference	2003	2002	2001

Net income (loss) under Brazilian GAAP		215.1	(1,378.7)	(424.5)

Depreciation of additional indexation of permanent assets for 1996 and 1997	29(b)	(33.2)	(36.8)	(40.7)
Capitalized interest	29(c)(i)	34.7	60.0	43.3
Amortization of capitalized interest	29(c)(i)	(38.9)	(38.6)	(35.7)
Deferred charges, net	29(d)	7.5	(78.9)	(21.7)
Business combination adjustments	29(e),(f)	260.1	290.0	75.7
Pension plan	29(g)	(2.2)	(2.6)	5.3
Tax incentives	29(k)	28.8	0.4	28.9
Sales shipped but not delivered	29(l)	3.9	(2.9)	(1.0)
Consolidation of variable interest entities	29(m)	(0.6)	(0.2)	(1.0)
Effects of U.S. GAAP adjustments on equity investees		(44.8)	37.6	(14.0)
Deferred income tax on adjustments above		(20.6)	12.5	(82.9)
Minority interest on adjustments above		(31.7)	(5.8)	(2.7)

Net income (loss) under U.S. GAAP		378.1	(1,144.0)	(471.0)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

Shareholders’ equity

		December 31

	Reference	2003	2002

Shareholders’ equity under Brazilian GAAP		2,112.6	1,821.8

Additional indexation of permanent assets for 1996 and 1997	29(b)	1,135.8	1,138.9
Depreciation of additional indexation of permanent assets for 1996 and 1997	29(b)	(336.9)	(306.8)
Capitalized interest	29(c)(i)	451.9	417.3
Amortization of capitalized interest	29(c)(i)	(254.5)	(215.6)
Deferred charges, net	29(d)	(382.0)	(389.6)
Business combination adjustments	29(e)	(473.2)	(705.7)
Distributions to shareholders	29(f)	(2,162.6)	(2,177.8)
Pension plan	29(g)	(9.7)	15.3
Sales shipped but not delivered	29(l)	—	(3.9)
Consolidation of variable interest entities	29(m)	0.7	1.3
Equity investees		(43.9)	0.7
Deferred income tax adjustments		(151.2)	(163.6)
Minority interest on adjustments above		120.8	152.5

Shareholders’ equity under U.S. GAAP		7.8	(415.2)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(t)	U.S. GAAP condensed financial information

      Based on the reconciling items and discussion above, Braskem’s consolidated balance sheet, statement of operations and statement of changes in shareholders’ equity under U.S. GAAP have been recast in condensed format as follows:

(i)	Condensed balance sheet under U.S. GAAP

	2003	2002

Assets
Current assets
Cash and cash equivalents	590.9	238.4
Short-term investments	30.8	18.0
Trade accounts receivable, net	1,248.3	961.2
Taxes recoverable	353.6	659.1
Inventories	840.9	714.7
Dividends receivable	7.1	17.6
Prepaid expenses	82.6	102.2
Advances to suppliers	149.8	95.6
Other receivables	114.4	79.6

	3,418.4	2,886.4

Investments	363.1	472.0

Goodwill, net	818.2	807.7

Property, plant and equipment	4,936.4	5,095.6

Other noncurrent assets
Receivables from related parties	32.1	32.4
Long term investments	60.9	100.4
Prepaid expenses	82.1	35.1
Inventories, net	115.6	82.2
Intangible assets	19.3	57.2
Deferred charges, net	246.6	131.6
Other taxes recoverable	626.5	675.6
Deferred income tax, net	105.1	—
Restricted deposits for legal proceedings	181.2	136.4
Other receivables	52.7	19.1

	1,522.1	1,270.0

Total assets	11,058.2	10,531.7

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

	2003	2002

Liabilities and shareholders’ equity
Current liabilities
Suppliers	1,124.6	1,604.3
Payroll and related charges	70.3	63.9
Fair market value of derivative financial instruments	4.1	21.1
Taxes on income payable	17.1	1.1
Other taxes payable	108.9	311.2
Short-term debt, including current portion of long-term debt	2,515.3	2,405.7
Debentures	349.0	32.1
Related parties	10.9	8.2
Advances for credits rights	—	61.6
Advances from customers	192.4	96.4
Dividends payable	8.8	16.9
Other	177.8	106.1

	4,579.2	4,728.6

Long-term liabilities
Long-term debt	2,826.1	3,199.9
Debentures	1,143.0	1,342.9
Advances for credits rights	113.4	113.4
Quotas subject to mandatory redemption	100.0	—
Related parties	266.1	264.7
Deferred income tax	—	45.5
Minimum pension liability	60.6	40.7
Taxes and contributions payable	1,145.3	829.0
Other	198.9	102.1

	5,853.4	5,938.2

Minority interest	617.8	280.1

Shareholders’ equity	7.8	(415.2)

Total liabilities and shareholders’ equity	11,058.2	10,531.7

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(ii)	Condensed statement of operations under U.S. GAAP

	2003	2002	2001

Gross sales	11,487.0	8,833.8	5,480.2
Value-added and other taxes, discounts and returns	(1,958.8)	(1,762.0)	(1,244.2)

Net sales revenue	9,528.2	7,071.8	4,236.0
Cost of sales	(7,662.5)	(5,920.8)	(3,518.4)

Gross profit	1,865.7	1,151.0	717.6
Operating income (expenses)
Selling, general and administrative	(513.4)	(520.3)	(179.3)
Depreciation and amortization	(13.8)	(196.4)	(115.5)
Zero-rated tax credit	—	1,030.1	—
Other, net	51.8	108.9	104.9

Operating income	1,390.3	1,573.3	527.7

Non-operating income (expenses)
Financial income	58.7	565.1	267.8
Financial expenses	(770.8)	(3,354.0)	(737.1)
Other	27.8	(74.0)	(117.2)

Income (loss) before income tax, equity in results of associated companies and minority interest	706.0	(1,289.6)	(58.8)

Income tax benefit (expense)
Current	(42.9)	(67.0)	(32.7)
Deferred	(120.9)	12.5	(80.3)

Income (loss) before equity in results of associated companies and minority interest	542.2	(1,344.1)	(171.8)

Equity in earnings (losses) of associated companies	36.7	7.6	(184.2)
Minority interest	(200.8)	192.5	(115.0)

Net income (loss) for the year	378.1	(1,144.0)	(471.0)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

at December 31, 2003, 2002 and 2001
All amounts in millions of reais, unless otherwise indicated

(iii)	Condensed changes in shareholders’ equity under U.S. GAAP

	Years Ended
	December 31

	2003	2002

At beginning of the year	(415.2)	291.3
Net income (loss)	378.1	(1,144.0)
Changes in minimum pension liability	(17.1)	10.2

Total comprehensive income	361.0	(1,133.8)
Capital increase	39.7	643.8
Contributing from (distribution to) shareholders	15.1	(214.6)
Sales (acquisitions) of treasury shares	7.2	17.5
Dividends	—	(19.4)

At end of the year	7.8	(415.2)

BRASKEM S.A. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

at March 31, 2004 (Unaudited) and December 31, 2003
In millions of reais

	March 31,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	1,836.9	689.6
Other investments	28.8	494.7
Trade accounts receivable	1,228.2	1,216.2
Taxes recoverable	680.1	395.9
Inventories	1,189.5	1,071.6
Dividends receivable	0.4	1.1
Other receivables	136.6	121.4
Prepaid expenses	58.3	87.0

	5,158.8	4,077.5

Long-term assets
Trade accounts receivable	1.9	27.1
Related companies	48.8	62.7
Other investments	502.6	49.2
Judicial deposits and compulsory loan	194.5	191.3
Deferred income tax	166.0	166.0
Taxes recoverable	345.5	640.6
Inventories	120.4	115.6
Other assets	9.9	12.9

	1,389.6	1,265.4

Permanent assets
Investments
Goodwill, net	1,073.9	1,912.7
Associated companies	41.8	37.7
Other investments	34.5	34.5
Property, plant and equipment	5,281.2	5,032.0
Deferred charges	2,172.6	1,523.2

	8,604.0	8,540.1

Total assets	15,152.4	13,883.0

BRASKEM S.A. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

at March 31, 2004 (Unaudited) and December 31, 2003
In millions of reais

	March 31,	December 31,
	2004	2003

	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Suppliers	1,598.6	1,081.9
Loans and financing	2,427.8	2,726.5
Debentures	462.9	349.0
Salaries and payroll charges	62.6	81.7
Taxes and social contributions payable	208.7	152.4
Dividends proposed	7.5	7.3
Advances from customers	100.2	256.4
Related companies	—	0.2
Insurance premiums payable	0.4	72.6
Other liabilities	35.5	76.3

	4,904.2	4,804.3

Long-term liabilities
Suppliers	62.5	61.3
Loans and financing	4,120.5	3,615.3
Debentures	1,880.4	1,143.0
Advances for purchase of credit rights	—	113.4
Related companies	182.8	177.6
Deferred income tax	11.0	9.8
Taxes and contributions payable	1,181.0	1,149.1
Other liabilities	135.8	133.5

	7,574.0	6,403.0

Deferred income
Negative goodwill on investments in subsidiary companies	8.7	8.7

Minority interest	237.0	554.4

Shareholders’ equity
Capital	2,192.0	1,887.4
Capital reserves	746.0	744.3
Treasury shares	(23.2)	(23.2)
Retained earnings (accumulated deficit)	(486.3)	(495.9)

	2,428.5	2,112.6

Total liabilities and shareholders’ equity	15,152.4	13,883.0

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three-month Periods Ended March 31, 2004 and 2003 (Unaudited)
In millions of reais, except amounts per thousand shares

	2004	2003

Gross sales
Domestic market	2,646.4	2,549.0
Foreign markets	449.4	567.2
Taxes, freights and return on sales	(714.7)	(656.9)

Net sales revenue	2,381.1	2,459.3
Cost of sales and services rendered	(1,762.2)	(1,947.4)

Gross profit	618.9	511.9

Operating expenses (income)
Selling	46.0	23.5
General and administrative	84.0	66.0
Investment in associated companies
Equity in the results	(5.0)	(3.9)
Amortization of goodwill (negative goodwill), net	37.1	65.2
Foreign exchange variation	1.1	(8.2)
Tax incentives and other	(11.1)	(60.8)
Depreciation and amortization	73.1	41.9
Financial expenses	469.3	90.9
Financial income	(100.9)	9.5
Other operating income, net	(20.5)	9.5

	(573.1)	(233.6)

Operating income	45.8	278.3
Non-operating income (expenses), net	2.0	(1.8)

Income before income tax and social contribution	47.8	276.5

Income tax and social contribution
Current	(27.7)	(59.3)
Deferred	(5.2)	0.1

Income before minority interest	14.9	217.3
Minority interest	(5.3)	(86.7)

Net income for the period	9.6	130.6

Net income per thousand shares outstanding at the end of the period — R$ (considering the retroactive effect of share split for 2003)	0.13	1.95

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Three-month Periods Ended March 31, 2004 and 2003 (Unaudited)
In millions of reais, except amounts per thousand shares

		Capital Reserves				Retained
						Earnings
		Capital	Tax		Treasury	(accumulated
	Capital	Restatement	Incentives	Other	Shares	deficit)	Total

At December 31, 2002	1,845.4	2.3	714.9	0.6	(30.4)	(711.0)	1,821.8
Capital increase (unaudited)	—	—	—	—	—	—	—
Tax incentives (unaudited)	—	—	2.4	—	—	—	2.4
Treasury share exchange (unaudited)	—	—	—	—	(13.1)	—	(13.1)
Net income for the period (unaudited)	—	—	—	—	—	130.6	130.6

At March 31, 2003 (Unaudited)	1,845.4	2.3	717.3	0.6	(43.5)	(580.4)	1,941.7

At December 31, 2003	1,887.4	—	743.7	0.6	(23.2)	(495.9)	2,112.6
Capital increase (unaudited)	304.6	—	—	—	—	—	304.6
Tax incentives (unaudited)	—	—	1.7	—	—	—	1.7
Net income for the period (unaudited)	—	—	—	—	—	9.6	9.6

At March 31, 2004 (Unaudited)	2,192.0	—	745.4	0.6	(23.2)	(486.3)	2,428.5

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three-month Periods Ended March 31 (Unaudited)
All amounts in millions of reais, unless otherwise indicated

	2004	2003

Net income for the period	9.6	130.6
Adjustment to reconcile net income to cash provided by operating activities
Depreciation, amortization and depletion	169.4	137.1
Amortization of goodwill (negative goodwill), net	37.1	65.2
Equity in earnings of associated companies	(5.0)	(3.9)
Foreign exchange variation on investments	1.1	(8.2)
Tax incentives and other effects of investments in associated companies	(11.1)	(60.8)
Gain on permanent assets disposed of	0.1	1.3
Interest and monetary and exchange variations	319.7	70.1
Deferred tax expense (benefit)	5.2	(0.1)
Minority interest	5.3	86.7
Other	(5.5)	(3.6)
Decrease (increase) in assets:
Other investments	15.4	97.9
Trade accounts receivable	(167.3)	(490.4)
Fair market value of derivative financial instruments	(4.1)	5.2
Inventories	(114.4)	(365.4)
Dividends received	0.7	(2.0)
Taxes recoverable	31.5	2.4
Prepaid expenses	28.6	23.3
Other receivables	(65.4)	(135.3)
Increase (decrease) in liabilities:
Suppliers	682.1	362.3
Taxes, charges and contributions	48.1	128.3
Tax incentives	13.2	15.6
Advances from customers	(132.1)	191.9
Other payables	(239.0)	200.2

Net cash provided by operating activities	623.2	448.4

Proceeds from sale of permanent assets	0.1	—
Additions to property, plant and equipment	(45.6)	(38.9)
Additions to investments	(14.8)	(1.8)
Additions to deferred charges	(231.0)	(16.5)

Net cash used in investing activities	(291.3)	(57.2)

Short-term debt, net	(926.1)	(391.4)
Long-term debt
Issuances	1,716.0	209.3
Repayments	—	(193.2)
Related companies
Issuances	31.4	168.9
Repayments	(12.1)	(119.6)
Dividends paid to shareholders and minority interest	0.2	—
Other	6.0	(1.3)

Net cash provided by (used in) financing activities	815.4	(327.3)

Increase in cash and cash equivalents	1,147.3	63.9

Represented by
Cash and cash equivalents, at the beginning of the period	689.6	201.7
Cash and cash equivalents, at the end of the period	1,836.9	265.6

Increase in cash and cash equivalents	1,147.3	63.9

Major non-cash transactions:
Issuance of shares for acquisition of minority interests (Note 1(i)).
Exchange of debt amounting to R$243.0 and debentures of 10th issue amounting to R$380.0 for the 11th issue of debentures (Note 15).

The accompanying notes are an integral part of these financial statements.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION

For the Three-month Periods Ended March 31, 2004 and 2003 (Unaudited)
All amounts in millions of reais, unless otherwise indicated

1     Operations

      Braskem S.A (“Braskem”) and its subsidiaries (together “we”, “us”, “our” or “the Company”) is the only integrated petrochemical cracker and thermoplastics producer in Brazil, and produces a diversified portfolio of petrochemical products. Braskem’s principal corporate objective is manufacturing, selling, importing and exporting chemical and petrochemical products and fuels, as well as producing and supplying utilities to companies in the Camaçari Petrochemical Complex (the “Northeastern Complex”) in Bahia, Brazil, and rendering services to those companies.

(i)	Upstream Merger of Trikem

      At an extraordinary general meeting held on January 15, 2004, the Company’s shareholders approved the upstream merger of Trikem S.A. (“Trikem”) into Braskem. As a result of the upstream merger, the Company acquired minority interests representing 46.4% of the total share capital of Trikem. The Company’s capital was increased by R$304.6 through the issue of 8,136,165,484 Class A preferred shares to be delivered to other shareholders of Trikem. Common shares were increased by 0.5% through the conversion of 121,948,261 Class A preferred shares into common shares.

(ii)	Monômeros

      Under an Agreement for Purchase and Sale of Shares, dated February 3, 2004, the Company purchased the outstanding minority shareholdings of Copene Monômeros Especiais S.A. (“Monômeros”), becoming the owner of 100% of the shares of this subsidiary. The acquisition price totaled R$14.8, corresponding to the book value of the shares acquired as at December 31, 2003.

2	Significant Accounting Policies

      All majority-owned subsidiaries in which we have both share and management control are consolidated, with elimination of all significant intercompany accounts and transactions. Investments in jointly-controlled entities are proportionately consolidated. Investments in unconsolidated affiliates are reported at cost less amortized goodwill plus our equity in undistributed earnings or losses.

      The accounting policies used in the preparation of the condensed consolidated financial statements are consistent with those utilized in the preparation of the audited consolidated financial statements at and for the year ended December 31, 2003.

3	Presentation of the Financial Statements

      The unaudited condensed consolidated quarterly information has been prepared in accordance with the accounting practices adopted in Brazil (“Brazilian GAAP”), which are based on:

•	Brazilian Law No. 6,404/76, as amended by Brazilian Law 9,457/97 and Brazilian Law No. 10,303/01;

•	the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”); and

•	the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil).

      The Company’s condensed consolidated interim financial information as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 is unaudited. However, in our opinion, such condensed consolidated interim financial information includes all adjustments necessary for a fair

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

presentation of the results for interim periods. The results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2004.

      The condensed interim financial information should be read in conjunction with the Company’s audited consolidated financial information at and for the year ended December 31, 2003.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

4	Consolidated Financial Statements

      The consolidated financial statements include the financial statements of the Company and its subsidiaries and jointly-controlled entities, in which it has direct or indirect share control, as shown below:

		Interest in Total Capital — %

	Head Office	March 31,	December 31,	March 31,
	(Country)	2004	2003	2003

		(Unaudited)		(Unaudited)
Subsidiaries
Companhia Alagoas Industrial — CINAL	Brazil	63.03	32.98	47.06
Monômeros(i)	Brazil	—	87.24	87.24
Copene Participações S.A.	Brazil	100.00	100.00	100.00
CPC Cayman Ltd.	Cayman Islands	100.00	52.33	42.12
CPN Distribuidora de Combustíveis Ltda.	Brazil	100.00	100.00	100.00
CPN Incorporated Ltd.	Cayman Islands	100.00	100.00	100.00
CPP — Companhia Petroquímica Paulista	Brazil	90.71	90.71	90.71
Investimentos Petroquímicos Ltda.	Brazil	100.00	100.00	100.00
Lantana Trading Company Inc.	Bahamas	100.00	100.00	100.00
Odebrecht Mineração e Metalurgia Ltda.	Brazil	100.00	52.33	42.12
Odebrecht Química S.A.	Brazil	100.00	100.00	100.00
Odequi Investments Ltd.	Bahamas	100.00	100.00	100.00
Odequi Overseas Inc.	Cayman Islands	100.00	100.00	100.00
OPE Investimentos S.A.	Brazil	100.00	100.00	100.00
OPP Finance Ltd.	Cayman Islands	100.00	100.00	100.00
OQPA Administração e Participações Ltda.	Brazil	100.00	100.00	100.00
Polialden America Inc.	U.S.A	56.27	56.27	42.64
Polialden Petroquímica S.A. (“Polialden”)	Brazil	56.27	56.27	42.64
Proppet Overseas Ltd. (ii)	Bahamas	—	100.00	100.00
Tegal Terminal de Gases Ltda. (iii)	Brazil	92.50	89.43	88.78
Trikem (iv)	Brazil	—	52.33	42.12
TRK Brasil Trust S.A.	Brazil	100.00	52.33	42.12
Jointly-controlled entities proportionally consolidated (under CVM 247)
CETREL S.A. (“Cetrel”)	Brazil	41.02	33.92	27.08
Codeverde Companhia de Desenvolvimento Rio Verde	Brazil	35.44	35.44	35.42
COPESUL — Companhia Petroquímica do Sul (“Copesul”)	Brazil	29.46	29.46	29.46
Norcell S.A. (v)	Brazil	—	—	86.15
Politeno Indústria e Comércio S.A. (“Politeno”)	Brazil	33.88	33.88	34.66

      The indirect holdings included in the consolidation are as follows:

(i)	Company merged on March 31, 2004 (Note 1(ii)).

(ii)	Wound-up in the first quarter of 2004.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

(iii)	Participation increased due to the acquisition of minority interests of Trikem.

(iv)	Company merged in January 15, 2004 (Note 1(i)).

(v)	Investment sold in July 2003.

5	Other Investments

	March 31,	December 31,
	2004	2003

	(Unaudited)
Current assets
Restricted cash equivalents	24.5	60.1
Investment fund (trading)	1.5	434.6
Swap contracts (trading)	2.8	—

	28.8	494.7

Other long-term investments
Shares of associated company held for sale (equity investee)	20.5	19.6
Investment fund (held to maturity)	400.4	—
Restricted cash equivalents	60.2	15.0
Others (available-for-sale)	21.5	14.6

	502.6	49.2

      The shares of associated company held for sale refer to the book value of 20% of the capital of Borealis Brasil S.A. (“Borealis”).

6	Trade Accounts Receivable

	March 31,	December 31,
	2004	2003

	(Unaudited)
Customers
Domestic market	924.2	996.6
Foreign markets	471.0	418.3
Advances on foreign deliveries	(57.7)	(65.9)
Allowance for doubtful accounts	(107.4)	(105.7)

	1,230.1	1,243.3
Long-term receivables	(1.9)	(27.1)

Current assets	1,228.2	1,216.2

      The Company has been adopting a policy of realizing domestic trade accounts, consisting of the sale of its receivables to a credit right investment fund, which pays the Company earlier than the normal maturity of these customer receivables.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

      The changes in allowance for doubtful accounts are as follows:

	March 31,	December 31,
	2004	2003

	(Unaudited)
At the beginning of the year	(105.7)	(133.2)
Additions charged to selling expenses	(6.4)	(24.2)
Recoveries	4.7	51.7

At the end of period	(107.4)	(105.7)

Advances for purchase of credit rights

      On June 6, 2002, OPP Química S.A. (“OPP Quimica”) and Trikem obtained funds from Multichem Trust S.A., in the amount of R$175.0, as an advance for a receivable securitization recorded as “Advances for purchase of credit rights”. The securitization of receivables was never consummated and the repayment by the Company began in the first quarter of 2003. The principal amount of R$107.7, at January 16, 2004 under this facility were exchanged for debentures of the Company in January 2004 (Note 15).

7	Inventories

	March 31,	December 31,
	2004	2003

	(Unaudited)
Finished goods	590.2	475.8
Work in process	28.0	58.6
Raw materials, production inputs and packaging	228.3	224.4
Maintenance materials	233.8	224.5
Advances to suppliers	194.0	170.4
Imports in transit and others	35.6	33.5

Total	1,309.9	1,187.2
Long-term maintenance materials(i)	(120.4)	(115.6)

Current assets	1,189.5	1,071.6

(i)	Based on utilization, part of the maintenance materials inventory was classified as long-term.

      Advances to suppliers and expenditures for imports in transit are mainly related to the acquisition of petrochemical naphtha, which is the Company’s main raw material.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

8	Judicial Deposits and Compulsory Loan

	March 31,	December 31,
	2004	2003

	(Unaudited)
Judicial deposits
Social Integration Program (PIS)/ Social Contribution for Social Security Financing (COFINS)	98.5	94.0
Education and Social Security Contribution	25.2	21.5
Work accident insurance	14.1	14.1
Labor claims	17.2	15.6
Other	15.6	22.2
Dividends	4.9	4.9
Compulsory loan (Eletrobrás)	19.0	19.0

	194.5	191.3

9	Related Parties

	Current
	Assets	Long-term			Long-term
		Receivables	Current Liabilities		Liabilities
	Trade
	Accounts	Related		Related		Related
	Receivable	Parties	Suppliers	Parties	Suppliers	Parties

Jointly-controlled entities
Cetrel	0.1	—	0.7	—	—	—
Copesul	14.0	—	452.2	—	—	163.8
Politeno	14.4	—	—	—	—	—

Associated company
Petroflex Indústria e Comércio S.A. (“Petroflex”)	27.7	—	—	—	—	—

Related parties
Petrobras	—	28.9	272.7	—	36.4	1.6
Petrobras Distribuidora S.A.	0.1	—	6.1	—	24.6	—
Refinaria Alberto Pasqualini — REFAP S.A.	—	—	0.4	—	—	—
Ipiranga Petroquímica S.A.	8.1	—	1.6	—	—	—
Natal Trading	—	13.6	—	—	—	—
Other	—	6.3	—	—	—	17.4

At March 31, 2004 (Unaudited)	64.4	48.8	733.7	—	61.0	182.8

At December 31, 2003	156.5	62.7	515.2	0.2	58.4	177.6

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

		Raw Materials,
	Product	Services and	Financial	Financial
	Sales	Utilities Purchases	Income	Expenses

Jointly-controlled entities
Cetrel	0.1	3.2	—	—
Copesul	0.4	326.5	—	5.9
Politeno	102.8	—	—	—

Associated companies
Borealis	31.2	—	—	—
Petroflex	66.0	—	—	—

Related parties
Petrobras	—	861.9	0.8	—
Alberto Pasqualini — REFAP S.A.	—	28.4	—	—
Ipiranga Petroquímica S.A.	104.9	5.6	0.9	—
Natal Trading	—	—	0.4	—
Petrobras Distribuidora S.A.	1.1	47.1	—	—

At March 31, 2004 (Unaudited)	306.5	1,272.7	2.1	5.9

At March 31, 2003 (Unaudited)	242.9	1,516.3	3.9	12.2

10	Taxes Recoverable

	March 31,	December 31,
	2004	2003

	(Unaudited)
Value-added Tax on Sales and Services (ICMS) recoverable	283.3	213.4
Excise Tax (IPI) recoverable (regular operations)	69.9	68.2
Zero-rated IPI	402.8	480.9
PIS	52.4	52.7
Income tax and social contribution	92.3	108.8
Income tax on net income (ILL)	67.4	67.0
Social Investment Fund — Finsocial	14.2	14.2
Other	43.3	31.3

	1,025.6	1,036.5
Current assets	(680.1)	(395.9)

Long-term receivables	345.5	640.6

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

11	Investments

(a)	Goodwill, Net

							2004	2003
						Negative
	Polialden	Politeno	Copesul	Trikem	Other	Goodwill	Total	Total

							(Unaudited)	(Unaudited)
As of January 1	455.0	461.9	223.0	801.7	7.4	(36.3)	1,912.7	2,156.0
Sale of investments	—	—	—	—	—	—	—	37.8
Reduction of goodwill due to spun-off portion	—	—	—	(801.7)	—	—	(801.7)	—
Amortization of (goodwill)/negative goodwill	(15.8)	(15.2)	(7.0)	—	(0.2)	1.1	(37.1)	(65.2)

As of March 31	439.2	446.7	216.0	—	7.2	(35.2)	1,073.9	2,128.6

(b)	Associated companies

	Associated Companies

				2004	2003

	Rionil	Sansuy	Petroflex	Total	Total

				(Unaudited)	(Unaudited)
As of January 1	2.0	2.2	33.5	37.7	27.4
Equity in the results	(0.1)	0.1	4.1	4.1	3.9
Amortization of goodwill	—	—	—	—	(0.2)
Reversal of revaluation	—	—	—	—	(1.2)

As of March 31	1.9	2.3	37.6	41.8	29.9

12	Property, Plant and Equipment

	March 31, 2004
				December 31, 2003	Annual
		Accumulated			Depreciation
	Cost	Depreciation	Net	Net	Rates %

	(Unaudited)
Land	55.7	—	55.7	52.8
Buildings and improvements	939.7	(390.4)	549.3	465.5	2 to 10
Machinery, equipment and installations	7,363.3	(3,081.5)	4,281.8	4,053.0	3.3 to 20
Furniture and fixtures	44.8	(35.5)	9.3	7.0	10
Information technology	58.4	(45.8)	12.6	9.9	10
Construction-in-progress	345.7	—	345.7	405.4
Other	71.4	(44.6)	26.8	38.4	Up to 20

	8,879.0	(3,597.8)	5,281.2	5,032.0

      At March 31, 2004, property, plant and equipment includes goodwill (net of amortization) arising from legally merged companies, in the amount of R$1,038.4 (unaudited) (December 2003 — R$717.5).

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

13	Deferred Charges

	March 31,	December 31,
	2004	2003

	(Unaudited)
Costs
Pre-operating expenses	278.4	289.4
Rights to manufacturing processes	54.9	53.7
Organization and implementation expenses	270.2	239.9
Expenditures for structuring operations	378.7	314.3
Goodwill on acquisition of investments	1,364.1	885.8
Expenditures for programmed stoppages (major overhauls)	500.8	342.6
Research and development	87.8	86.2
Catalysts and other	65.5	57.1

	3,000.4	2,269.0
Accumulated amortization	(827.8)	(745.8)

	2,172.6	1,523.2

      Goodwill on acquisition of investments includes the amounts of R$832.7 (unaudited) and R$480.3 (unaudited) at March 31, 2004, arising from the merger of OPP Química and Trikem, respectively (Note 1(i)). This goodwill is based on expected future profitability and is being amortized over up to ten years.

14	Debt

	March 31,	December 31,
	2004	2003

	(Unaudited)
Foreign currency — denominated
Foreign notes payable (Eurobonds)	1,492.3	1,636.9
Advances on exports contracts(i)	450.7	458.5
Export prepayment	1,037.5	1,182.5
Medium-term notes(ii)	2,142.4	1,369.2
Raw material financing(iii)	444.1	243.3
Fixed capital	90.2	321.6
Working capital(iv)	107.9	8.0
Local currency — denominated
Working capital(v)	330.0	556.0
FINAME	3.2	32.0
BNDES	260.2	280.1
Acquisition of shares	183.3	253.0
Other	6.5	0.7

	6,548.3	6,341.8
Less: current liabilities	(2,427.8)	(2,726.5)

Long-term liabilities	4,120.5	3,615.3

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

(i)	The advances obtained during the first quarter of 2004 bear annual financial charges from 4.29% to 15.0%.

(ii)	On January 22, 2004, the Company issued a fourth tranche medium-term notes in an aggregate principal amount of US$250 million bearing interest at 11.75% per annum and maturing in ten years.

(iii)	The funds obtained during the first quarter of 2004 bear annual financial charges of 2.00% above LIBOR or fixed interest from 4.75% to 8.26%.

(iv)	Working capital obtained in the first quarter of 2004 bears annual financial charges from 4.25% to 8.20%.

(v)	Working capital obtained during the first quarter of 2004 bears financial charges from 4.25% to 6.5% above the dollar exchange rate variation or SELIC and CDI (Interbank Certificate of Deposit) or fixed interest of 25.19%.

15	Debentures

      The Company’s debenture position is summarized as follows:

	March 31,	December 31,
	2004	2003

	(Unaudited)
Balance at the beginning of period	1,492.0	1,222.3
Interest accrued	111.7	280.7
Issuance(i)	1,207.7	—
Repurchase of debentures of 10th series, held by the Company in treasury	(372.9)	—
Resale of debentures held by the Company	—	140.3
Interest payments	(95.2)	(151.3)

Balance at the end of the period	2,343.3	1,492.0
Less: current liabilities	(462.9)	(349.0)

Long-term liabilities	1,880.4	1,143.0

(i)	Includes conversion of advance for purchases of credit rights in the amount of R$107.7 in January 2004 and R$135.3 of other short term debt.

      The Company issued the 11th series of its debentures in the aggregate principal amount of R$1,207.7. These debentures are not convertible into shares and have a final maturity date of December 1, 2007. These debentures are repayable in 36 monthly equal, successive installments, as of January 1, 2005, and bear interest at the rate of CDI + 4.5% per annum.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

16	Taxes and Contributions Payable — Long-term Liabilities

	March 31,	December 31,
	2004	2003

	(Unaudited)
Compensation of IPI credits
IPI — export credit	427.2	413.1
IPI — purchase of zero-rated materials	317.6	307.0
IPI — consumable materials and equipment	32.3	31.9
Other taxes and contributions payable
PIS/ COFINS — Law 9718 of 1998	289.9	284.9
Education contribution, SAT and INSS	28.9	26.5
Special Installment Program (PAES) — Law 10684/03	54.6	56.3
Tax Recovery Program (REFIS) — Law 9964/00	8.7	9.2
Others	21.8	20.2

	1,181.0	1,149.1

17	Income Tax and Social Contribution on Net Income

(a)	Income Tax Reconciliation

	March 31, 2004	March 31, 2003

	(Unaudited)	(Unaudited)
Income (loss) before income tax and minority interest	47.8	276.5

Income tax and social contribution benefit (expense) at statutory rate 34%	(16.3)	(94.0)
Income tax on equity in earnings of associates	(4.8)	(3.2)
Non-deductible amortization of goodwill	(6.6)	(18.6)
Exempt exchange gains (losses) on foreign currency	(0.1)	0.5
Income tax incentives	3.7	9.0
Other permanent differences	(8.2)	(12.0)
Tax effect of social contribution tax exemption	2.8	29.9
Loss of tax losses on legal merger of subsidiaries (principally Trikem)	(58.1)	—
Net change in valuation allowance	56.3	32.3
Other	(1.6)	(3.1)

Income tax expense, per statement of operations	(32.9)	(59.2)

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

(b)	Deferred income tax

      The Company has recognized deferred tax assets, as follows:

	March 31,	December 31,
Deferred tax assets	2004	2003

	(Unaudited)
Net operating loss carryforwards	260.7	322.8
Goodwill and deferred charges	154.4	128.0
Non-deductible accrued expenses and other temporary differences	346.1	366.7

Gross deferred tax assets	761.2	817.5
Asset not recorded, based on the Company’s projections of the offset of tax losses	(595.2)	(651.5)

Net long-term deferred tax assets	166.0	166.0

Deferred tax liabilities
Accelerated depreciation	(11.0)	(9.8)

Long-term deferred tax liabilities	(11.0)	(9.8)

(c)	Social Contribution

      The Company has not paid or recognized expense in relation to social contribution taxes in any of the periods presented.

      The subsidiary OPP Química obtained a final court decision which exempted it from social contribution. In 1992, Braskem and its subsidiaries Trikem and Polialden also received final favorable decisions exempting them from social contribution, but in 1997, the Superior Court of Justice overturned the 1992 decision. Since then, the companies have filed several appeals to reverse this unfavorable decision.

      Based on the opinion of external legal counsel the Company believes that it is reasonably possible that it will lose the appeals to maintain the Company’s exemption. If the appeals are not successful, the Company believes, based on the advice of its external legal counsel, that the loss of the exemption would be effective only as from the date of a final unfavorable decision and may not be applied retroactively. For this reason, no liability has been recorded. However, we believe that it is reasonably possible that we will be required to pay these taxes retroactively. If a retroactive claim were made by the government, the exposure to the Company would be, at March 31, 2004, approximately R$476.0, including interest but excluding fines.

18	Shareholders’ Equity

(a)	Capital

      The authorized capital at March 31, 2004 consists of 43,920,000,000 common shares, 76,860,000,000 Class A preferred shares and 1,220,000,000 Class B preferred shares.

      At March 31, 2004, subscribed and paid-up capital social amounts to R$2,192.0 (unaudited) and is divided into 77,190,074,544 shares, of which 25,730,061,841 are common shares, 51,230,857,903 are Class A preferred shares and 229,154,800 are Class B preferred shares.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

      As a result of the merger of Trikem, in January 2004, the Company’s capital was increased by R$304.6 (unaudited), through the issue of 8,136,165,484 Class A preferred shares, to R$2,192.0 (unaudited).

19	Contingencies

(a)	Collective labor agreement

      The chemical workers union in the Camaçari region (“SINDIQUÍMICA”) and the syndicate of chemical manufacturers in the same region (“SINPEQ”) are disputing in the courts whether the wage and salary indexation clause in their collective labor agreement was overruled by a 1990 economic policy law which restricted wage and salary increases. Braskem, Polialden, Nitrocarbono and Politeno operated plants in the region in 1990 and are members of SINPEQ. The union is requesting that salaries and wages be adjusted retroactively and cumulatively since 1990. The most recent ruling by the Federal Supreme Court (STF), in December 2002, was favorable to SINPEQ and established that the economic policy law overruled the collective labor agreement. Nevertheless, the decision is subject to reconsideration by the STF.

      Management, based on the opinion of its external legal counsel, believes that the SINPEQ position will prevail. As a result, no loss has been accrued for this contingency.

(b) Preferred shareholders

      Class B preferred shareholders of Polialden are claiming that preferred shareholders do not have fixed dividends and, therefore, are entitled to participate in the distribution of profits on the same basis as common shareholders. A judical deposit of R$4.9 was recorded in relation to these claims. Management, supported by the opinion of its external legal counsel, recorded a provision against shareholders’ equity for declared dividends for probable losses related to these claims in an amount equal to the judicial deposit.

20	Subsequent Event

(a) Global Offering (Initial Public Offering)

      On April 1, 2004, the Company’s Board of Directors approved an initial public offering of the Company’s Class A preferred shares to be concurrently conducted in Brazil and in international markets, in an amount of up to R$900.0 through an increase in Company’s capital within the authorized capital limit. This transaction is in the process of registration with the CVM and the U.S. Securities and Exchange Commission.

(b) Dividends to preferred shareholders of Polialden

      The preferred shareholders of Polialden made a new claim for a larger proportion of the approved dividends at the general shareholders meeting of April 30, 2004, on terms similar to those already disclosed in Note 19(b). These preferred shareholders are claiming that they do not have fixed dividends and, therefore, are entitled to participate in the distribution of profits on the same basis as common shareholders. The Company has not paid the disputed amount of the approved dividends claimed by the preferred shareholders pending a final court decision.

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

21	Financial income and financial expenses

      Financial income is comprised as follows:

	March 31, 2004	March 31, 2003

	(Unaudited)	(Unaudited)
Interest income	15.9	17.9
Monetary variation on financial investments, related parties and accounts receivables	36.1	(8.4)
Monetary variation on taxes recoverable	10.3	27.3
Gains from hedges and swaps instruments	11.5	20.9
Foreign exchange gains (losses)	2.0	(83.6)
Others	25.1	16.4

	100.9	(9.5)

      Financial expenses are comprised as follows:

	March 31,	March 31,
	2004	2003

	(Unaudited)	(Unaudited)
Interest expenses on loans, financings and debentures	177.7	128.5
Monetary variation on loans, financings and debentures	99.6	110.7
Monetary variation and interest with suppliers	5.4	40.6
Monetary variation and interest with taxes and contributions	19.1	3.1
Losses from hedges and swaps instruments	16.6	20.3
Financial discounts	15.1	8.6
Foreign exchange losses (gains)	77.0	(276.7)
Taxes and charges on financial operations	21.7	26.1
Others	37.1	29.7

	469.3	90.9

22	Differences between Brazilian GAAP and U.S. GAAP

      Note 29 to the Company’s audited consolidated financial statements at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 sets forth a summary, including a quantitative reconciliation, of the principal differences between Brazilian GAAP and accounting principles generally accepted in the United States (“U.S. GAAP”). The same differences between Brazilian GAAP and U.S. GAAP apply to the condensed interim consolidated financial statements at March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003, except that the following additional difference was identified in the three-month period ended March 31, 2004 relating to the acquisition of the minority interests in Trikem in January 2004.

Purchase price under Brazilian GAAP (based on Trikem Brazilian GAAP book value)	304.6
Purchase price under U.S. GAAP (based on fair value of shares issued)	644.0

Increase in purchase price under U.S. GAAP	339.4

BRASKEM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED QUARTERLY INFORMATION — (Continued)

      The initial fair value allocation of this acquisition was as follows:

Current assets	413.8
Long-term assets	1,338.8
Property, plant and equipment	1,879.4
Current liabilities	584.2
Long-term liabilities	1,395.0
Shareholders’ equity	1,652.8
Participation acquired	767.4
Purchase price	644.0

      This additional U.S. GAAP difference generated an increase in property, plant and equipment at March 31, 2004 of R$324.1 and an increase in depreciation for the three-month period then ended of R$2.7. These adjustments have no net effect on deferred taxes or minority interests.

* * *

[MAP TO COME]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

      Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

      The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the Registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant.

      This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 7.	Recent Sales of Unregistered Securities

      The following is a summary of transactions, adjusted to reflect the Registrant’s share split, by the Registrant during the past three years involving sales and issuances of the Registrant’s securities that were not registered under the U.S. Securities Act of 1933, or Securities Act:

		Principal Amount
		Issued and
		Offering Price/	Securities
		Number of	Act	Underwriting
Date of Issuance	Securities Issued	Shares Issued	Exemption	Discount/Fees	Underwriters/Purchasers

October 1, 2001	Debentures	R$625.0 million	Regulation S(11)	R$7.8 million	Banco ABN AMRO Real S.A.
					Banco Citibank S.A.
					Banco Santander Brasil S.A.
					ING Barings Corretora de Câmbio e Títulos S.A.
					BB Banco de Investimento S.A.
					Banco Votorantim S.A.
May 31, 2002	Subordinated convertible debentures	R$591.9 million	Regulation S(11)	—	Odebrecht S.A.
August 16, 2002	Common shares(1)	10,715,261,540	Regulation S(11)	—	Brazilian entities that were members of the Odebrecht Group.
	Class A preferred shares(1)	18,983,847,740	Regulation S(11)	—	Brazilian entities that were members of the Odebrecht Group.
	Common shares(2)	872,968,180	Regulation S(11)	—	Pronor Petroquímica S.A.
	Class A preferred shares(2)	1,546,128,340	Regulation S(11)	—	Pronor Petroquímica S.A.

		Principal Amount
		Issued and
		Offering Price/	Securities
		Number of	Act	Underwriting
Date of Issuance	Securities Issued	Shares Issued	Exemption	Discount/Fees	Underwriters/Purchasers

February 13, 2003	Class A preferred shares(3)	32,243,380	Regulation S(11)	—	Holders of common shares of Nitrocarbono
March 31, 2002	Class A preferred shares(4)	1,353,960	Regulation S(11) Section 4(2)(12)	—	Holders of common and preferred shares of Nitrocarbono
July 16, 2003	10.5% Notes due 2004	US$75.0 million	Regulation S Rule 144A(13)	US$562,500	Credit Suisse First Boston
					Unibanco Securities Limited
					Pactual Overseas Corporation
July 31, 2003	Common shares(5)	1,086,290,620	Regulation S(11)	—	Nissho Iwai
August 11 through October 23, 2003 (various dates)	10.5% Notes due 2004	US$46.0 million	Regulation S Rule 144A(13)	US$345,000	Credit Suisse First Boston
October 28, 2003	9.25% Notes due 2005	US$65.0 million	Regulation S Rule 144A(13)	US$520,000	UBS Investment Bank
November 5, 2003	12.5% Notes due 2008	US$200.0 million (6)	Regulation S Rule 144A(13)	US$3.5 million	Credit Suisse First Boston
					UBS Investment Bank
November 26, 2003	12.5% Notes due 2008	US$75.0 million (7)	Regulation S Rule 144A(13)	US$1,312,500	Credit Suisse First Boston
December 4, 2003	Class A preferred shares(8)	438,270,001	Regulation S(11)	—	Holders of common shares of Trikem
January 15, 2004	Common shares(9)	121,948,261	Section 3(a)(9)(14)	—	Odebrecht
					Norquisa
					Petroquisa
	Class A preferred shares(10)	8,136,165,484	Regulation S Section 4(2)(12)	—	Holders of common and preferred shares of Trikem
January 16 and February 4, 2004	Debentures	R$1,200.0 million	Regulation S(11)	R$21.2 million	UNIBANCO — União de Bancos Brasileiros S.A.
					Banco ABN Amro Real S.A.
					Banco Bradesco S.A.
					BB — Banco de Investimentos S.A.
January 22, 2004	11.75% Notes due 2014	US$250.0 million	Regulation S Rule 144A(13)	US$2,812,500	Credit Suisse First Boston
					UBS Investment Bank

(1)	These shares were issued in connection with the merger of OPP Produtos with and into the Registrant as consideration for all of the outstanding shares of OPP Produtos.

(2)	These shares were issued in connection with the merger of 52114 Participações with and into the Registrant as consideration for all of the outstanding shares of 52114 Participações.

(3)	These shares were sold in a public tender offer in Brazil carried out through the trading floor of the São Paulo Stock Exchange in exchange for 2,257,935 common shares of Nitrocarbono. These shares were sold from treasury.

(4)	These shares were issued in connection with the merger of Nitrocarbono with and into the Registrant as consideration for all of the outstanding shares of Nitrocarbono not then owned by the Registrant.

(5)	These shares were issued in connection with the merger of NI Participações Ltda. with and into the Registrant as consideration for all of the outstanding shares of NI Participações Ltda.

(6)	The aggregate offering price for these notes was US$198,192,000.

(7)	The aggregate offering price for these notes was US$74,322,000.

(8)	These shares were sold in a public tender offer in Brazil carried out through the trading floor of the São Paulo Stock Exchange in exchange for 1,522,330,867 common shares of Trikem. These shares were sold from treasury.

(9)	These shares were issued in exchange for 121,948,261 of the Registrant’s class A preferred shares.

(10)	These shares were issued in connection with the merger of Trikem with and into the Registrant as consideration for all of the outstanding shares of Trikem not then owned by the Registrant.

(11)	These securities were offered and sold exclusively in Brazil, no directed selling efforts were made in the United States by the Registrant, a distributor, any of their respective affiliates or any person acting on behalf of any of them and, at the time of sale, there was no substantial U.S. market interest in these securities.

(12)	Securities sold pursuant to Regulation S were offered and sold exclusively to other investors outside the United States, no directed selling efforts were made in the United States by the Registrant, a distributor, any of their respective affiliates or any person acting on behalf of any of them and, at the time of sale, there was no substantial U.S. market interest in these securities. Securities sold in a private placement in the United States pursuant to Section 4(2) of the Securities Act (1) were offered and sold exclusively to a small number of accredited investors (as defined in Rule 502(c) under the Securities Act) and other persons with the requisite knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the investment, (2) without any form of general solicitation or advertising by the Registrant or any person acting on behalf of the Registrant and (3) were not sold to persons that purchased these securities with a view to, or that offered and sold these securities for the Registrant in connection with, a distribution of the securities in the United States.

(13)	Securities sold pursuant to Rule 144A were offered and sold exclusively to qualified institutional buyers in the United States. Securities sold pursuant to Regulation S were offered and sold exclusively to other investors outside the U.S., no directed selling efforts were made in the United States by the Registrant, a distributor, any of their respective affiliates or any person acting on behalf of any of them and, at the time of sale, there was no substantial U.S. market interest in these securities.

(14)	Securities exchanged pursuant to Section 3(a)(9) of the Securities Act by the Registrant with its existing security holders without payment of a commission or other remuneration for soliciting such exchange.

Item 8.	Exhibits and Financial Statement Schedules

      (a) Exhibits:

Exhibit
Number	Description

1.01	Form of Underwriting Agreement.*
2.01	Agreement for Purchase and Sale of Shares, dated July 25, 2001, between Banco Econômico S.A. and Nova Camaçari Participações S.A. (English translation) (incorporated by reference to Exhibit 2.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).
2.02	Protocol and Justification of the Operation of Incorporation of OPP Produtos Petroquímicos S.A. by the Registrant, dated July 26, 2002 (English translation) (incorporated by reference to Exhibit 4.04 to Form 20-F of Braskem S.A. filed on June 30, 2003).
2.03	Protocol and Justification of the Operation of Incorporation of 52114 Participações S.A. by the Registrant, dated July 26, 2002 (English translation) (incorporated by reference to Exhibit 4.05 to Form 20-F of Braskem S.A. filed on June 30, 2003).
2.04	Protocol and Justification of the Operation of Incorporation of Nitrocarbono S.A. by the Registrant, dated March 10, 2003 (English translation) (incorporated by reference to Exhibit 4.06 to Form 20-F of Braskem S.A. filed on June 30, 2003).

Exhibit
Number	Description

2.05	Share Purchase and Sale Agreement, dated as of July 14, 2003, between Odebrecht S.A., Braskem S.A., and Mitsubishi Chemical Corporation (English translation). (incorporated by reference to Exhibit 2.05 to Form F-1 of Braskem S.A. filed on April 6, 2004).
2.06	Protocol and Justification of the Operation of Incorporation of NI Participações Ltda. by the Registrant, dated July 15, 2003 (English translation) (incorporated by reference to Exhibit 99.5 to Form 6-K of Braskem S.A. filed on July 21, 2003).
2.07	Protocol and Justification of the Operation of Incorporation of Trikem S.A. by the Registrant, dated December 8, 2003 (English translation) (incorporated by reference to Exhibit 99.10 to Form 6-K of Braskem S.A. filed on December 23, 2003).
3.01	By-laws, as amended through January 15, 2004 (English translation) (incorporated by reference to Exhibit 3.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).
4.01	Amended and Restated Deposit Agreement, dated as of September 17, 2003, among Braskem S.A., The Bank of New York and all holders and beneficial owners of ADSs evidenced by ADRs issued thereunder.
4.02	Form of Certificate representing American Depositary Shares.
5.01	Opinion of Pinheiro Neto Advogados, as to the legality of the class A preferred shares.*
8.01	Opinion of White & Case LLP, as to tax matters.
8.02	Opinion of Pinheiro Neto Advogados, as to tax matters.
10.01	Shareholders Agreement, dated as of July 27, 2001, between Odebrecht Química and Petroquímica da Bahia S.A. (English translation) (incorporated by reference to Exhibit 3.01 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.02	First Amendment to Shareholders Agreement, dated as of July 29, 2002, between Odebrecht Química and Petroquímica da Bahia S.A. (English translation) (incorporated by reference to Exhibit 3.02 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.03	Memorandum of Understanding Regarding Shareholders Agreement, dated as of July 3, 2001, among Odebrecht Química S.A., Petroquímica da Bahia S.A. and Petrobras Química S.A. (English translation) (incorporated by reference to Exhibit 3.03 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.04	First Amendment to Memorandum of Understanding Regarding Shareholders Agreement, dated July 26, 2002, among Odebrecht S.A and Petrobras Química S.A., acknowledged by Petroquímica da Bahia S.A., Nordeste Química S.A. and the Registrant. (English translation) (incorporated by reference to Exhibit 3.04 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.05	Memorandum of Understanding Regarding Shareholders Agreement, dated July 20, 2001, among Odebrecht Química S.A., Petroquímica da Bahia S.A., Petros — Fundação Petrobras de Seguridade Social and Previ — Caixa de Previdência dos Funcionários do Banco do Brasil (English translation) (incorporated by reference to Exhibit 3.05 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.06	Naphtha and Gas Oil Purchase and Sale Contract, dated as of June 22, 1978, between Petróleo Brasileiro S.A. and the Registrant (English translation) (incorporated by reference to Exhibit 10.06 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.07	First Amendment to Naphtha and Gas Oil Purchase and Sale Contract, dated as of February 8, 1993, between Petróleo Brasileiro S.A. and the Registrant (English translation) (incorporated by reference to Exhibit 10.07 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.08	Second Amendment to Naphtha and Gas Oil Purchase and Sale Contract, dated as of February 24, 2003, between Petróleo Brasileiro S.A. and the Registrant. (English translation) (incorporated by reference to Exhibit 10.08 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.09	Reserve Power and Electricity Supply Contract dated June 2, 1998, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.09 to Form F-1 of Braskem S.A. filed on April 6, 2004).

Exhibit
Number	Description

10.10	First Amendment to the Potency Reserve and Power Supply Contract, dated March 8, 1999, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.10 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.11	Second Amendment to the Potency Reserve and Power Supply Contract, dated December 31, 1999, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.11 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.12	Third Amendment to the Potency Reserve and Power Supply Contract, dated January 31, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.12 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.13	Fourth Amendment to the Potency Reserve and Power Supply Contract, dated February 4, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.13 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.14	Fifth Amendment to the Potency Reserve and Power Supply Contract, dated February 29, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.14 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.15	Sixth Amendment to the Potency Reserve and Power Supply Contract, dated June 28, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.15 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.16	Seventh Amendment to the Potency Reserve and Power Supply Contract, dated September 17, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.16 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.17	Eighth Amendment to the Potency Reserve and Power Supply Contract, dated July 30, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.17 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.18	Ninth Amendment to the Potency Reserve and Power Supply Contract, dated December 3, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.18 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.19	Tenth Amendment to the Potency Reserve and Power Supply Contract, dated November 27, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.19 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.20	Eleventh Amendment to the Potency Reserve and Power Supply Contract, dated December 4, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.20 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.21	Twelfth Amendment to the Potency Reserve and Power Supply Contract, dated December 20, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.21 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.22	Thirteenth Amendment to the Potency Reserve and Power Supply Contract, dated January 21, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.202 to Form F-1 of Braskem S.A. filed on April 6, 2004).

Exhibit
Number	Description

10.23	Fourteenth Amendment to the Potency Reserve and Power Supply Contract, dated February 1, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation).
10.24	Raw Materials Supply Contract (RS — 486/82) dated December 8, 1982, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.24 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.25	First Amendment to the Raw Materials Supply Contract (RS — 486/82), dated December 8, 1982, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.25 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.26	Second Amendment to the Raw Materials Supply Contract (RS — 486/82), dated December 8, 1986, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.26 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.27	Third Amendment to the Raw Materials Supply Contract (RS — 486/82), dated March 7, 1988, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.27 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.28	Fourth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated June 14, 1995, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.28 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.29	Fifth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated August 19, 1995, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.29 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.30	Sixth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated May 22, 2001, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (incorporated by reference to Exhibit 10.30 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.31	Raw Materials Supply Contract (RS — 789/95) dated August 30, 1995, between Copesul — Companhia Petroquímica do Sul and OPP Polietilenos S.A. (English translation) (incorporated by reference to Exhibit 10.31 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.32	First Amendment to the Raw Materials Supply Contract (RS — 789/95), dated May 22, 2001, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.32 to Form F-1 of Braskem S.A. filed on April 6, 2004).
11.01	Statement regarding computation of per share earnings (incorporated by reference to note 29(h) to our consolidated and combined financial statements included in this prospectus).
21.01	List of subsidiaries (incorporated by reference to note 4 to our consolidated and combined financial statements included in this prospectus).
23.01	Consent of PricewaterhouseCoopers Auditores Independentes.
23.02	Consent of Pinheiro Neto Advogados (incorporated by reference to Exhibit 8.02 hereof).
23.03	Consent of White & Case LLP (incorporated by reference to Exhibit 8.01 hereof).
24.01	Powers of attorney of certain officers and directors of Braskem S.A. (included in signature pages hereto and incorporated by reference to Exhibit 24.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).

*	To be filed by amendment.

      There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain instruments and agreements with respect to the long-term debt of the Registrant, none of which authorizes securities in a total amount that exceeds 10% of the Registrant’s total assets. The Registrant hereby agrees to furnish to the Securities and Exchange Commission copies of any such instruments or agreements as the Commission may request.

(b)	Financial Statement Schedules.

          None.

Item 9.	Undertakings

      Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In that event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on June 7, 2004.

BRASKEM S.A.

By:	/s/ JOSÉ CARLOS GRUBISICH FILHO

Name: José Carlos Grubisich Filho
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed on June 7, 2004 by the following persons in the capacities indicated.

Signature	Title

* José Carlos Grubisich Filho	Chief Executive Officer (Principal Executive Officer)	June 7, 2004

/s/ PAUL ELIE ALTIT Paul Elie Altit	Vice President Executive Officer and Chief Financial Officer (Principal Financial Officer)	June 7, 2004

* Joel Benedito Junior	Accounting Manager (Principal Accounting Officer)	June 7, 2004

* Pedro Augusto Ribeiro Novis	Director and President of the Board	June 7, 2004

* Alvaro Fernandez da Cunha Filho	Director and Vice President of the Board	June 7, 2004

* José de Freitas Mascarenhas	Director	June 7, 2004

* Luiz Fernando Cirne Lima	Director	June 7, 2004

* Newton Sergio de Souza	Director	June 7, 2004

* Alvaro Pereira Novis	Director	June 7, 2004

Francisco Teixeira de Sá	Director	June , 2004

Signature	Title

* Fernando de Castro Sá	Director	June 7, 2004

Carlos Alberto de Meira Fontes	Director	June , 2004

Margareth Feijó Brunnet	Director	June , 2004

Cezar dos Santos	Director	June , 2004

Andre Tapajós Cunha	Director	June , 2004

/s/ PAUL ELIE ALTIT Paul Elie Altit	Attorney-in-Fact	June 7, 2004

      KNOW ALL PERSONS BY THESE PRESENTS, that the authorized representative in the United States of the company whose signature appears below constitutes and appoints, each of José Carlos Grubisich Filho and Paul Elie Altit, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including post-effective amendments, and supplements to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed on June 7, 2004 by the following person in the capacity indicated.

Authorized Representative in the United States

PUGLISI AND ASSOCIATES

By	/s/ DONALD J. PUGLISI

Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Exhibit
Number	Description

1.01	Form of Underwriting Agreement.*
2.01	Agreement for Purchase and Sale of Shares, dated July 25, 2001, between Banco Econômico S.A. and Nova Camaçari Participações S.A. (English translation) (incorporated by reference to Exhibit 2.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).
2.02	Protocol and Justification of the Operation of Incorporation of OPP Produtos Petroquímicos S.A. by the Registrant, dated July 26, 2002 (English translation) (incorporated by reference to Exhibit 4.04 to Form 20-F of Braskem S.A. filed on June 30, 2003).
2.03	Protocol and Justification of the Operation of Incorporation of 52114 Participações S.A. by the Registrant, dated July 26, 2002 (English translation) (incorporated by reference to Exhibit 4.05 to Form 20-F of Braskem S.A. filed on June 30, 2003).
2.04	Protocol and Justification of the Operation of Incorporation of Nitrocarbono S.A. by the Registrant, dated March 10, 2003 (English translation) (incorporated by reference to Exhibit 4.06 to Form 20-F of Braskem S.A. filed on June 30, 2003).
2.05	Share Purchase and Sale Agreement, dated as of July 14, 2003, between Odebrecht S.A., Braskem S.A., and Mitsubishi Chemical Corporation (English translation). (incorporated by reference to Exhibit 2.05 to Form F-1 of Braskem S.A. filed on April 6, 2004).
2.06	Protocol and Justification of the Operation of Incorporation of NI Participações Ltda. by the Registrant, dated July 15, 2003 (English translation) (incorporated by reference to Exhibit 99.5 to Form 6-K of Braskem S.A. filed on July 21, 2003).
2.07	Protocol and Justification of the Operation of Incorporation of Trikem S.A. by the Registrant, dated December 8, 2003 (English translation) (incorporated by reference to Exhibit 99.10 to Form 6-K of Braskem S.A. filed on December 23, 2003).
3.01	By-laws, as amended through January 15, 2004 (English translation) (incorporated by reference to Exhibit 3.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).
4.01	Amended and Restated Deposit Agreement, dated as of September 17, 2003, among Braskem S.A., The Bank of New York and all holders and beneficial owners of ADSs evidenced by ADRs issued thereunder.
4.02	Form of Certificate representing American Depositary Shares.
5.01	Opinion of Pinheiro Neto Advogados, as to the legality of the class A preferred shares.*
8.01	Opinion of White & Case LLP, as to tax matters.
8.02	Opinion of Pinheiro Neto Advogados, as to tax matters.
10.01	Shareholders Agreement, dated as of July 27, 2001, between Odebrecht Química and Petroquímica da Bahia S.A. (English translation) (incorporated by reference to Exhibit 3.01 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.02	First Amendment to Shareholders Agreement, dated as of July 29, 2002, between Odebrecht Química and Petroquímica da Bahia S.A. (English translation) (incorporated by reference to Exhibit 3.02 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.03	Memorandum of Understanding Regarding Shareholders Agreement, dated as of July 3, 2001, among Odebrecht Química S.A., Petroquímica da Bahia S.A. and Petrobras Química S.A. (English translation) (incorporated by reference to Exhibit 3.03 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.04	First Amendment to Memorandum of Understanding Regarding Shareholders Agreement, dated July 26, 2002, among Odebrecht S.A and Petrobras Química S.A., acknowledged by Petroquímica da Bahia S.A., Nordeste Química S.A. and the Registrant. (English translation) (incorporated by reference to Exhibit 3.04 to Form 20-F of Braskem S.A. filed on June 30, 2003).

Exhibit
Number	Description

10.05	Memorandum of Understanding Regarding Shareholders Agreement, dated July 20, 2001, among Odebrecht Química S.A., Petroquímica da Bahia S.A., Petros — Fundação Petrobras de Seguridade Social and Previ — Caixa de Previdência dos Funcionários do Banco do Brasil (English translation) (incorporated by reference to Exhibit 3.05 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.06	Naphtha and Gas Oil Purchase and Sale Contract, dated as of June 22, 1978, between Petróleo Brasileiro S.A. and the Registrant (English translation) (incorporated by reference to Exhibit 10.06 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.07	First Amendment to Naphtha and Gas Oil Purchase and Sale Contract, dated as of February 8, 1993, between Petróleo Brasileiro S.A. and the Registrant (English translation) (incorporated by reference to Exhibit 10.07 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.08	Second Amendment to Naphtha and Gas Oil Purchase and Sale Contract, dated as of February 24, 2003, between Petróleo Brasileiro S.A. and the Registrant. (English translation) (incorporated by reference to Exhibit 10.08 to Form 20-F of Braskem S.A. filed on June 30, 2003).
10.09	Reserve Power and Electricity Supply Contract dated June 2, 1998, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.09 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.10	First Amendment to the Potency Reserve and Power Supply Contract, dated March 8, 1999, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.10 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.11	Second Amendment to the Potency Reserve and Power Supply Contract, dated December 31, 1999, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.11 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.12	Third Amendment to the Potency Reserve and Power Supply Contract, dated January 31, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.12 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.13	Fourth Amendment to the Potency Reserve and Power Supply Contract, dated February 4, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.13 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.14	Fifth Amendment to the Potency Reserve and Power Supply Contract, dated February 29, 2000, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.14 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.15	Sixth Amendment to the Potency Reserve and Power Supply Contract, dated June 28, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.15 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.16	Seventh Amendment to the Potency Reserve and Power Supply Contract, dated September 17, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.16 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.17	Eighth Amendment to the Potency Reserve and Power Supply Contract, dated July 30, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.17 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.18	Ninth Amendment to the Potency Reserve and Power Supply Contract, dated December 3, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.18 to Form F-1 of Braskem S.A. filed on April 6, 2004).

Exhibit
Number	Description

10.19	Tenth Amendment to the Potency Reserve and Power Supply Contract, dated November 27, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.19 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.20	Eleventh Amendment to the Potency Reserve and Power Supply Contract, dated December 4, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.20 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.21	Twelfth Amendment to the Potency Reserve and Power Supply Contract, dated December 20, 2001, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.21 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.22	Thirteenth Amendment to the Potency Reserve and Power Supply Contract, dated January 21, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation) (incorporated by reference to Exhibit 10.202 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.23	Fourteenth Amendment to the Potency Reserve and Power Supply Contract, dated February 1, 2002, between Companhia Hidroelétrica do São Francisco — CHESF and Trikem S.A. (English translation).
10.24	Raw Materials Supply Contract (RS — 486/82) dated December 8, 1982, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.24 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.25	First Amendment to the Raw Materials Supply Contract (RS — 486/82), dated December 8, 1982, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.25 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.26	Second Amendment to the Raw Materials Supply Contract (RS — 486/82), dated December 8, 1986, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.26 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.27	Third Amendment to the Raw Materials Supply Contract (RS — 486/82), dated March 7, 1988, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.27 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.28	Fourth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated June 14, 1995, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.28 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.29	Fifth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated August 19, 1995, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.29 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.30	Sixth Amendment to the Raw Materials Supply Contract (RS — 486/82), dated May 22, 2001, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (incorporated by reference to Exhibit 10.30 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.31	Raw Materials Supply Contract (RS — 789/95) dated August 30, 1995, between Copesul — Companhia Petroquímica do Sul and OPP Polietilenos S.A. (English translation) (incorporated by reference to Exhibit 10.31 to Form F-1 of Braskem S.A. filed on April 6, 2004).
10.32	First Amendment to the Raw Materials Supply Contract (RS — 789/95), dated May 22, 2001, between Copesul — Companhia Petroquímica do Sul and Poliolefinas S.A. (English translation) (incorporated by reference to Exhibit 10.32 to Form F-1 of Braskem S.A. filed on April 6, 2004).
11.01	Statement regarding computation of per share earnings (incorporated by reference to note 29(h) to our consolidated and combined financial statements included in this prospectus).

Exhibit
Number	Description

21.01	List of subsidiaries (incorporated by reference to note 4 to our consolidated and combined financial statements included in this prospectus).
23.01	Consent of PricewaterhouseCoopers Auditores Independentes.
23.02	Consent of Pinheiro Neto Advogados (incorporated by reference to Exhibit 8.02 hereof).
23.03	Consent of White & Case LLP (incorporated by reference to Exhibit 8.01 hereof).
24.01	Powers of attorney of certain officers and directors of Braskem S.A. (included in signature pages hereto and incorporated by reference to Exhibit 24.01 to Form F-1 of Braskem S.A. filed on April 6, 2004).

*	To be filed by amendment.

      There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain instruments and agreements with respect to the long-term debt of the Registrant, none of which authorizes securities in a total amount that exceeds 10% of the Registrant’s total assets. The Registrant hereby agrees to furnish to the Securities and Exchange Commission copies of any such instruments or agreements as the Commission may request.